Filed Pursuant to Rule 424(b)(3)
Registration No. 333-174723
PROSPECTUS
WESTMORELAND COAL COMPANY
WESTMORELAND PARTNERS
Offer to Exchange
$150,000,000 10.75% Senior Secured Notes due 2018
for $150,000,000 10.75% Senior Secured Notes due 2018
that have been registered under the Securities Act of 1933
Terms of the Exchange Offer
•	We are offering to exchange up to $150,000,000 of our outstanding unregistered 10.75% Senior Notes due 2018 (“Restricted Notes”) for Exchange Notes with substantially identical terms that have been registered under the Securities Act of 1933, as amended (“Exchange Notes”).
•	The exchange offer expires at 5:00 p.m., New York City time, on August 29, 2011, unless we decide to extend the expiration date.
•	We will exchange for an equal principal amount of Exchange Notes all Restricted Notes that you validly tender and do not validly withdraw before the exchange offer expires.
•	Tenders of Restricted Notes may be withdrawn at any time prior to the expiration date of the exchange offer.
•	The exchange of Exchange Notes for Restricted Notes should generally not be a taxable event for U.S. federal income tax purposes.
•	The terms of the Exchange Notes are identical to the terms of the Restricted Notes, except that the Exchange Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and there are certain differences relating to transfer restrictions, registration rights and payment of additional interest in case of non-registration. We will not list the Exchange Notes on any securities exchange.
     You should carefully consider the risk factors beginning on page 7 of this prospectus before participating in the exchange offer.
     Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities if such broker-dealer indicates in the letter of transmittal that it will do so. We have agreed to make this prospectus available until the earlier of 180 days from the completion date of this exchange offer or such time as such broker-dealers no longer hold any Restricted Notes, to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated August 4, 2011

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of its date. We are not making this exchange offer to, nor will we accept surrenders for exchange from, holders of restricted Notes in any jurisdiction in which the exchange offer would violate securities or blue sky laws or where it is otherwise unlawful.
     In order to ensure timely delivery of the requested documents, requests should be made no later than five business days before the expiration date of this exchange offer. In the event that we extend the exchange offer, we urge you to submit your request at least five business days before the expiration date, as extended. You will not be charged for any of the documents that you request.
Industry and Market Data
     The industry and market data contained in this offering memorandum is based either on our management’s own estimates or on independent industry publications, reports by market research firms or other published independent sources that we believe to be reliable. However, certain industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Accordingly, you should be aware that the industry and market data contained in this offering memorandum, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained in this offering memorandum concerning the industry in general is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data. Industry ranking and market data involve risks and uncertainties and are subject to change based on various factors, including those discussed in “Risk Factors.”

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Cautionary Note Regarding Forward-Looking Statements
     This prospectus contains “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “anticipate,” “intend,” “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions are intended to identify such statements. Forward-looking statements included in this prospectus relate to, among other things, the percentage of 2011 coal tons under currently-existing contracts that will remain under contract through 2019, the estimated life of permitted reserves at each of our mines, expected tons of coal to be delivered pursuant to specified contracts and company-wide, the matters discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Significant Anticipated Variances Between 2010 and 2011 and Related Uncertainties,” and statements concerning future cash flows from operations and liquidity. Although we believe that the expectations reflected in such forward-looking statements are reasonable, those expectations may prove to be incorrect. Disclosure of important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are included under the heading “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2010, a document we refer to as our 2010 10-K. Certain cautionary statements are also included elsewhere in this prospectus including, without limitation, in conjunction with the forward-looking statements. All forward-looking statements speak only as of the date of this prospectus. All forward-looking statements attributable to us, or persons acting on our behalf, including subsequent written and oral forward-looking statements, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement. Factors that could cause actual results to differ materially from our expectations include, among others, those factors referenced in the “Risk Factors” section of this prospectus, our 2010 10-K and such things as:
•	changes in our postretirement medical benefit and pension obligations and the impact of the recently enacted healthcare legislation;
•	changes in our black lung obligations, changes in our experience related to black lung claims, and the impact of the recently enacted healthcare legislation;
•	our potential inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits;
•	our potential inability to maintain compliance with debt covenant and waiver agreement requirements;
•	the potential inability of our subsidiaries to pay dividends to us due to restrictions in our debt arrangements, reductions in planned coal deliveries or other business factors;
•	risks associated with the structure of ROVA’s contracts with its lenders, coal suppliers and power purchaser, which could dramatically affect the overall profitability of ROVA;
•	the effect of Environmental Protection Agency inquiries and regulations on the operations of ROVA;
•	the effect of prolonged maintenance or unplanned outages at our operations or those of our major power generating customers, including the effects of the dispatch of other forms of power, such as hydro;
•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; and

•	other factors, many of which are beyond our control.

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PROSPECTUS SUMMARY
     The following summary contains basic information about us and this exchange offer. It is likely that this summary does not contain all of the information that is important to you. You should read the entire prospectus, including the risk factors and the financial statements and related notes included elsewhere herein, before making an investment decision. In addition, certain statements include forward-looking information that involves risks and uncertainties. In this prospectus, “Westmoreland,” the “company,” “we,” “our” and “us” refer to Westmoreland Coal Company and its subsidiaries collectively, unless otherwise indicated or the context otherwise requires.
Our Company
     We are an energy company employing approximately 1,100 employees with operations that include five surface coal mines in Montana, North Dakota and Texas and two coal-fired power generating units with a total gross capacity of 230 megawatts, or MW, in North Carolina. On a consolidated basis, we generated sales and Adjusted EBITDA of $506.1 million and $81.6 million, respectively, for the twelve months ended December 31, 2010, and $127.8 million and $23.3 million, respectively, for the three months ended March 31, 2011. For a reconciliation of Adjusted EBITDA to net income (loss), see “— Selected Historical Financial Data.”
     Our four segments include two principal operating segments, coal and power, and two non-operating segments, heritage and corporate:
Coal Segment: For the twelve months ended December 31, 2010, we sold 25.4 million tons of coal and, as of December 31, 2010, we owned or controlled approximately 389.9 million tons of proven or probable coal reserves. We generated revenue of $418.1 million and Adjusted EBITDA of $81.7 million related to the sale of coal for the twelve months ended December 31, 2010, and generated revenue of $104.1 million and Adjusted EBITDA of $21.3 million related to the sale of coal for the three months ended March 31, 2011. We conduct our coal operations primarily through Westmoreland Resources Inc., or WRI, and Westmoreland Mining LLC, or WML, and their respective subsidiaries. We sell substantially all of the coal that we produce to plants that generate electricity. Our mines and coal reserves are strategically located in close proximity to our customers, which reduces transportation costs and thus provides us with a significant competitive advantage with respect to those customers. Three of our five mines are mine mouth operations (where our mine is adjacent to the customer’s property) with conveyor belt delivery systems direct to the customer’s facilities. The remaining two mines utilize efficient rail and truck delivery, on a Free On Board, or FOB, basis. We typically enter into long-term contracts that provide for sales to customers for periods that range from three to 35 years. Our current coal sales contracts have a weighted average remaining term of six years. For the twelve months ended December 31, 2010, approximately 99% of our tons of coal sold were sold under long-term contracts.
Power Segment: For the twelve months ended December 31, 2010, we produced 1.6 million MW hours at our Roanoke Valley facilities and had an average capacity factor of 88%. We generated revenues of $88.0 million and Adjusted EBITDA of $22.7 million related to power sales for the twelve months ended December 31, 2010 and generated revenue of $23.6 million and Adjusted EBITDA of $7.4 million related to power sales for the three months ended March 31, 2011. We conduct our power operations through our subsidiary Westmoreland Energy LLC, or WELLC, and its subsidiaries, which we refer to collectively as ROVA. We purchase coal for ROVA under long-term contracts from coal suppliers located in Central Appalachia that expire in 2014 and 2015. We supply power to Dominion Virginia Power, or Dominion, under long-term contracts that expire in 2019 and 2020. We can extend, by mutual consent, the contracts with Dominion for an additional five-year period on terms to be mutually agreed upon. For the twelve months ended December 31, 2010, the sale of power to Dominion accounted for substantially all of the revenues in our power segment.
Heritage and Corporate Segments: Our heritage segment primarily includes the costs of benefits we provide to former mining operation employees. These costs consist primarily of payments for medical benefits to our retired workers, workers’ compensation benefits, black lung benefits and combined benefit fund premiums to plans for United Mine Workers of America, or UMWA, retirees required by statute. These obligations are funded by Westmoreland Coal Company through distributions it receives from our operating subsidiaries. We have been working over the past several years to reduce our heritage obligations and corresponding expenses. In 2009, we changed our health provider network for our retiree population, resulting in substantial savings and corresponding reduction in heritage liability, eliminated postretirement medical benefits for our non-represented retiree population and entered into an agreement with the UMWA to modernize the method by which prescription drugs are provided to retirees of our former operations. Our efforts to reduce our heritage obligations have resulted, as of the end of fiscal year 2009, in substantial reductions in our postretirement medical benefit obligation.

     Our corporate segment consists primarily of corporate expenses. In addition, the corporate segment contains our captive insurance company through which we have elected to retain some of our operating risks. Westmoreland Risk Management Ltd., a Bermuda corporation, or WRM, provides our primary layer of property and casualty insurance. By using this insurance subsidiary, we have reduced the cost of our property and casualty insurance premiums and retained some economic benefits due to our excellent loss record. We reduce our major exposure by insuring for losses in excess of our retained limits with a number of third-party insurance companies.
Our Executive Offices
     We are a corporation organized under the laws of the State of Delaware in 1910. Our principal executive offices are located at 2 North Cascade Avenue, 2nd Floor, Colorado Springs, Colorado 80903. The telephone number of our principal executive offices is (719) 442-2600. Our Internet address is http://www.westmoreland.com. Information on our website or available by hyperlink from our website does not constitute part of this prospectus.
Summary of the Terms of the Exchange Offer
     We are offering to exchange $150 million aggregate principal amount of our Exchange Notes for $150 million aggregate principal amount of our Restricted Notes. The following is a brief summary of the terms and conditions of the exchange offer. For a more complete description of the exchange offer, you should read the discussion under the heading “The Exchange Offer.”

Exchange Offer	We are offering to exchange $2,000 principal amount of our 10.75% Senior Secured Notes due 2018 registered under the Securities Act, which we refer to as “Exchange Notes,” for each $2,000 principal amount of our outstanding 10.75% Senior Secured Notes due 2018 issued on February 4, 2011 in a private offering, which we refer to as “Restricted Notes,” and integral multiples of $1,000 in excess of the $2,000. In order to exchange a Restricted Note, you must follow the required procedures and we must accept the Restricted Note for exchange. We will exchange all Restricted Notes validly offered for exchange, or “tendered,” and not validly withdrawn. As of the date of this prospectus, there is $150,000,000 aggregate principal amount of Restricted Notes outstanding.

Expiration Date	The exchange offer expires at 5:00 p.m. New York City time, on August 29, 2011, unless we decide to extend the expiration date.

Resale of the Exchange Notes	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the Exchange Notes issued pursuant to the exchange offer in exchange for Restricted Notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the Exchange Notes in the ordinary course of your business;

•     at the time of the commencement and consummation of the exchange offer, you have not entered into any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act; and

• you are not acting on behalf of any person who could not truthfully make the foregoing representations.

If you are a broker-dealer and receive Exchange Notes for your own account in exchange for Restricted Notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.” However, by so acknowledging and by delivering this prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. During the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, you may use this prospectus for an offer to sell, a resale or other retransfer of Exchange Notes received in exchange for Restricted Notes that you acquired through market-making activities or other trading activities if you indicate in the letter of transmittal that you will do so.

Any holder of Restricted Notes who:

• is our affiliate;

• does not acquire Exchange Notes in the ordinary course of its business; or

• tenders its Restricted Notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

Consequences If You Do Not Exchange Your Restricted Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Restricted Notes pursuant to the terms of the exchange offer, we and the guarantors will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the Restricted Notes under the circumstances described in the registration rights agreement. If you do not tender your Restricted Notes in the exchange offer, you will continue to be entitled to all of the rights and limitations applicable to the Restricted Notes as set forth in the Indenture, except we and the guarantors will not have any further obligation to you to provide for the exchange and registration of the Restricted Notes under the registration rights agreement.

All untendered Restricted Notes will continue to be subject to the restrictions on transfer set forth in the Restricted Notes and in the Indenture. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we and the guarantors do not currently anticipate that we will register the outstanding Notes under the Securities Act. If you do not participate or properly tender your Restricted Notes in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your Restricted Notes could be adversely affected.

Conditions	The exchange offer is subject to certain customary conditions, which we may waive, as described below under “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Restricted Notes	If you wish to accept the exchange offer, the following must be delivered to the exchange agent:

• your Restricted Notes by timely confirmation of book-entry transfer through The Depository Trust Company (the “DTC”);

• an agent’s message from the DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer; and

• all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer.

You must comply with DTC’s standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

Withdrawal of Tenders	You may withdraw your tender of Restricted Notes under the exchange offer at any time prior to the expiration date.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the Exchange Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Tax Consequences	The exchange of Exchange Notes for Restricted Notes in the exchange offer should generally not be a taxable event for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent in connection with the exchange offer. You should direct questions and requests for assistance, for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: Attn: Wells Fargo Bank, National Association, Corporate Trust Operations, MAC N 9303-121, Sixth & Marquette Ave. Minneapolis Minnesota, 52479, telephone number 800-334-5128.
Summary of the Terms of the Exchange Notes
     This exchange offer applies to any and all outstanding Restricted Notes. The terms of the Exchange Notes will be essentially the same as the Restricted Notes, except that (1) the Exchange Notes will not be subject to the restrictions on transfer that apply to the Restricted Notes, (2) the Exchange Notes will not be subject to the registration rights relating to the Restricted Notes, and (3) the Exchange Notes will not contain provisions for payment of additional interest in case of non-registration. The Exchange Notes issued in this exchange offer will evidence the same debt as the Restricted Notes and both series of Notes will be entitled to the benefits of the same indenture and treated as a single class of debt securities. In this document, we sometimes refer to the Restricted Notes and the Exchange Notes together as the “Notes.”

Issuers	Westmoreland Coal Company; Westmoreland Partners.

Securities	$150,000,000 in aggregate principal amount of 10.750% Senior Secured Notes due 2018.

Maturity	February 1, 2018.

Interest	We will pay interest in cash on the principal amount of the Notes semiannually at the rate of 10.750% per year, on February 1st and August 1st of each year, beginning on August 1, 2011.

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by WELLC and WRI, their respective subsidiaries (other than Absaloka Coal, LLC, or Absaloka Coal) and by certain of our other subsidiaries. Not all of our subsidiaries will be subsidiary guarantors. In particular, WML and its subsidiaries, Absaloka Coal and WRM will be restricted subsidiaries, but do not guarantee the Notes. Basin Resources, Inc. will be an unrestricted subsidiary, but the indenture governing the Notes contains a covenant limiting its activities. Westmoreland Terminal Co., Eastern Coal & Coke Co. and Criterion Coal Co. are unrestricted subsidiaries. These entities have no or nominal assets, conduct no operations and are in the process of dissolution.

Security	The Exchange Notes and the guarantees will be secured by (i) first-priority liens on substantially all of our, the guarantors’ and Absaloka Coal’s tangible and intangible assets, (ii) a first-priority lien on certain amounts paid by WML to us, and (iii) a first-priority lien on the equity of WRM, in each case subject to permitted liens and certain exclusions. Subject to certain conditions, we will have the ability to enter into a new revolving credit facility, which we refer to as the Revolving Credit Facility, without the consent of holders of the Notes following this offering (see “— Revolving Credit Facility”). If we do so, the Revolving Credit Facility will be secured by a first-priority lien on our, the guarantors’ and Absaloka Coal’s inventory, accounts receivable and proceeds thereof, or the Revolving Facility First-Priority Collateral, and the Notes will then be secured by a second priority lien on that collateral. Some of our assets are excluded from the collateral as described in “Description of the Notes— Security.”

Ranking	The Exchange Notes and the guarantees will be our and the guarantors’ senior secured obligations and:

• will rank equally in right of payment with all of our and the guarantors’ respective existing and future senior indebtedness;

• will rank effectively senior in right of payment to all of our, the guarantors’ and Absaloka Coal’s respective existing and future unsecured indebtedness;

•   will be effectively subordinated to indebtedness under the Revolving Credit Facility, if we enter into such a facility, to the extent of the value of the Revolving Facility First-Priority Collateral; and

•   will be structurally subordinated to all of the existing and future liabilities (including trade payables but excluding intercompany liabilities) of each of our subsidiaries that does not guarantee the Notes.

As of March 31, 2011, we had (i) $125.0 million of outstanding indebtedness under WML’s existing credit agreements, including its term debt agreement, and (ii) $23.1 million of undrawn availability under WML’s revolving credit facility.

Optional Redemption	On or after February 1, 2015, we may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth under “Description of the Exchange Notes.”

Prior to February 1, 2015, we may redeem up to 35% of the aggregate principal amount of Exchange Notes at the redemption price set forth under “Description of the Exchange Notes” with the net cash proceeds of certain equity offerings.

Change of Control Offer	If we experience a change of control (as defined in the indenture), the holders of the Exchange Notes will have the right to require us to purchase their Exchange Notes at a price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any, to the date of purchase. See “Description of the Exchange Notes.”

Asset Sale Offer or Event of Loss Offer	We may be required to offer to use a portion of the net proceeds of certain asset sales and events of loss to purchase some of the Exchange Notes at 100% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any, to the date of purchase. See “Description of the Exchange Notes.”

Excess Cash Flow Offer	We may be required to offer to use 75% of our Excess Cash Flow, as defined under “Description of the Exchange Notes,” for each fiscal year, beginning with the fiscal year ended December 31, 2011, to purchase some of the Exchange Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See “Description of the Exchange Notes.”

Rights Offering	After June 30, 2015, if the Total Leverage Ratio (as defined in “Description of the Exchange Notes”) equals or exceeds 3.5 to 1.0, we will be required, subject to certain conditions, to provide holders of the Exchange Notes with the right to purchase additional Notes, with the proceeds of such sales to be used to repurchase and/or redeem WML’s term debt.

Certain Covenants	The indenture governing the Exchange Notes contains covenants that will restrict our ability and the ability of the co-issuer and our restricted subsidiaries to, among other things:

• incur additional indebtedness and issue preferred stock;

• pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

• enter into agreements that restrict distributions from restricted subsidiaries;

• enter into transactions with affiliates;

• create or incur liens;

• sell or otherwise dispose of assets;

• enter into sale and leaseback transactions;

• sell or issue capital stock of the co-issuer or the restricted subsidiaries; or

• merge or consolidate with or into other companies.

These covenants are subject to important exceptions and qualifications that are described in “Description of the Exchange Notes.”

Absence of a Public Market for the Exchange Notes	The Exchange Notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or for the quotation of the Exchange Notes in any automated dealer quotation system.

Risk Factors	You should refer to the section of this prospectus entitled “Risk Factors” for a discussion of the factors you should carefully consider before deciding to invest in the Notes, including factors affecting forward-looking statements.

RISK FACTORS
     In addition to the other information set forth elsewhere in this prospectus the following factors relating to the exchange offer and the Notes should be considered carefully in deciding whether to participate in the exchange offer.
Risks Related to the Exchange Offer
If you fail to exchange the Restricted Notes, they will remain subject to transfer restrictions, and it may be harder for you to resell and transfer your Restricted Notes.
     The Restricted Notes were not registered under the Securities Act or under the securities laws of any state. Any Restricted Notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. Thus, you may not resell the Restricted Notes, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your Restricted Notes for Exchange Notes by this exchange offer, or if you do not properly tender your Restricted Notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer your Restricted Notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. After this exchange offer, holders of Restricted Notes will not have any further rights to have their Restricted Notes exchanged for Exchange Notes registered under the Securities Act. The liquidity of the market for Restricted Notes that are not exchanged could be adversely affected by this exchange offer and you may be unable to sell your Restricted Notes.
Late deliveries of Restricted Notes and other required documents could prevent a holder from exchanging its Restricted Notes.
     Holders are responsible for complying with all exchange offer procedures. The issuance of Exchange Notes in exchange for Restricted Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Restricted Notes who wish to exchange them for exchange Notes should allow sufficient time for completion of the exchange procedure. Neither we nor the exchange agent is obligated to extend the offer or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.
Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the Exchange Notes.
     We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued pursuant to our exchange offer in exchange for the outstanding Notes may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act except that broker-dealers receiving the Exchange Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned in the section. “The Exchange Offer—Terms of the Exchange Offer” below, and you transfer any Exchange Note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of Exchange Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Exchange Notes. If such a holder transfers any Exchange Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

There may not be a public market for the Exchange Notes, and you may find it difficult to sell your Notes.
     You may find it difficult to sell your Notes because an active trading market for the Notes may not develop. We do not intend to apply for listing on any securities exchange for the Exchange Notes. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be.
     If a market for the Exchange Notes does develop, it is possible that you will not be able to sell your Notes at a particular time or that the prices that you receive when you sell will be unfavorable. It is also possible that any trading market that does develop for the Notes will not be liquid. Future trading prices of the Notes will depend on many factors, including:
•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of companies in the coal and power industries generally;

•	our ability to complete the offer to exchange the Restricted Notes for the Exchange Notes;

•	the interest of securities dealers in making a market for the Notes;

•	prevailing interest rates; and

•	the market for similar securities.
     Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. If a market for the Exchange Notes develops, it is possible that the market for the Exchange Notes will be subject to disruptions and price volatility. Any disruptions may have a negative effect on holders of the Exchange Notes, regardless of our operating performance, financial condition and prospects.
Risks Related to the Notes and the Collateral
We have a substantial amount of indebtedness, which may adversely affect our cash flow, our ability to operate our business and our ability to satisfy our obligations under the restricted Notes and the exchange Notes.
     We have a significant amount of indebtedness. As of March 31, 2011, we had $294.4 million of indebtedness outstanding and had approximately $23.1 million available for borrowings under WML’s revolving credit facility. Our substantial amount of indebtedness could have important consequences for you. For example, it could:
•	increase our vulnerability to adverse economic, industry or competitive developments;

•	result in an event of default if we fail to satisfy our obligations with respect to the Notes or other debt or fail to comply with the financial and other restrictive covenants contained in the indenture governing the Notes or agreements governing our other indebtedness, which event of default could result in all of our debt becoming immediately due and payable and could permit our lenders to foreclose on our assets securing such debt;

•	require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	make it more difficult for us to satisfy our obligations with respect to the Notes;

•	increase our cost of borrowing;

•	restrict us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limit our ability to service our indebtedness, including the Notes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore may be able to take advantage of opportunities that our leverage prevents us from exploiting; and

•	prevent us from raising the funds necessary to repurchase all Notes tendered to us upon the occurrence of certain changes of control, which failure to repurchase would constitute a default under the indenture governing the Notes.
The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects or ability to satisfy our obligations under the Notes.
We may not be able to generate sufficient cash to service the Notes or our other indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
     Our ability to make scheduled payments on our indebtedness, including the Notes, and to fund our operations will depend on our ability to generate cash in the future. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations, and will depend upon general economic conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on the Notes or our other indebtedness.
     If our cash flows and capital resources are insufficient to meet our indebtedness service obligations or to fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the Notes, before maturity, seek additional equity capital, reduce or delay scheduled expansions and capital expenditures or sell material assets or operations. We cannot assure you that we would be able to refinance or restructure our indebtedness, obtain equity capital or sell assets or operations on commercially reasonable terms or at all. In addition, the terms of existing or future debt instruments, including the indenture governing the Notes, may limit or prevent us from taking any of these actions. Our inability to take these actions and to generate sufficient cash flow to satisfy our debt service and other obligations could have a material adverse effect on our business, results of operation and financial condition, as well as on our ability to satisfy our obligations in respect of the Notes.
The Notes will be structurally subordinated to indebtedness and other liabilities of our non-guarantor subsidiaries.
     Our operating subsidiaries owned by WML have not guaranteed the Notes. Those non-guarantor subsidiaries had $414.0 million in total assets as of March 31, 2011, representing approximately 53% of our consolidated total assets, $344.6 million in net sales for the year ended December 31, 2010, representing 68% of our consolidated net sales. As of March 31, 2011, those non-guarantor subsidiaries had $446.1 million of indebtedness and other liabilities. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, effectively rank senior and have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including holders of the Notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In addition, the indenture under which the exchange Notes will be issued permits WML to incur additional debt under its existing revolver.
You generally will be required to accrue taxable income attributable to original issue discount on the Notes before you receive cash attributable to such original issue discount. You may be required to continue to accrue such taxable income even if we become unable to satisfy our payment obligations under the Notes. Additionally, in the event we enter into bankruptcy, you may not have a claim for all or a portion of any unamortized amount of the original issue discount on the Notes.
     The restricted Notes were issued with original issue discount for U.S. federal income tax purposes. Accordingly, if you are an individual or entity subject to U.S. tax, you will be required to accrue interest in the form of original issue discount on a current basis in respect of the Notes, including such accrued interest in income and pay tax accordingly, even before you receive cash attributable to that income and regardless of your method of accounting. Additionally, a bankruptcy court may not allow a claim for all or a portion of any unamortized amount of the original issue discount on the Notes.

We are a holding company, and therefore our ability to repay our indebtedness, including the Notes, is dependent on the cash flow generated by our subsidiaries and their ability to make distributions to us.
     We are a holding company with no significant operations or material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness, including the Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise.
The indenture governing the Notes contains various covenants limiting the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking some corporate actions.
     The indenture governing the Notes imposes significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our ability and the ability of our subsidiaries to:
•	incur additional indebtedness;

•	issue certain preferred stock or redeemable stock;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell, transfer or otherwise convey certain assets;

•	create or incur liens;

•	designate our subsidiaries as unrestricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into a new or different line of business; and

•	enter into certain transactions with our affiliates.
     A breach of any of the foregoing covenants under our indenture could result in a default. In addition, any debt agreements we enter into in the future may further limit our ability to enter into certain types of transactions.
     The covenants described above are subject to important exceptions and qualifications and, with respect to the Notes, are described under the heading “Description of the Exchange Notes” in this prospectus. Our ability to comply with these covenants may be affected by events beyond our control, including those described in this “Risk Factors” section. As a result, we cannot assure you that we will be able to comply with these covenants.
Notwithstanding our current indebtedness levels and restrictive covenants, we may still be able to incur substantial additional debt or make certain restricted payments, which could exacerbate the risks described above.
     We may be able to incur additional debt in the future. Although the indenture governing the Notes contains restrictions on our ability to incur indebtedness, those restrictions are subject to a number of exceptions. In particular, we may be able to borrow up to $20.0 million from time to time under the Revolving Credit Facility permitted by the Indenture, and expect that WML may be able to borrow up to $25.0 million under its revolving credit facility. Also, we expect to be able to issue additional Notes under the indenture in some circumstances. In addition, if we are able to designate some of our restricted subsidiaries under the indenture as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture governing the Notes and engage in other activities in which restricted subsidiaries may not engage. We may also consider investments in joint ventures or acquisitions that may increase our indebtedness. Also, although the indenture contains restrictions on our ability to make restricted payments, we will be able to make restricted payments in certain circumstances. Adding new debt to current debt levels or making otherwise restricted payments could intensify the related risks that we and our subsidiaries now face.

Certain of our assets may be subject to senior priority security interests on collateral that secure the Notes on a junior basis. Therefore, your ability to receive payments on the Notes would be subject to the prior satisfaction of all such obligations, to the extent of the value of such collateral.
     Subject to certain conditions, we have the ability to enter into a new revolving credit facility, which we refer to as the Revolving Credit Facility, without the consent of holders of the Notes. If we do so, the Revolving Credit Facility will be secured by a first-priority lien on our, the guarantors’ and Absaloka Coal’s inventory, accounts receivable and proceeds thereof, and the Notes will then be secured by a second priority lien on that collateral. See “Description of the Exchange Notes—Security for the Notes.” Should we enter into the Revolving Credit Facility, any rights to payment and claims by the holders of the Notes will, therefore, be subject to the rights to payment or claims by our lenders under the Revolving Credit Facility with respect to distributions of such collateral. Only when our obligations under the Revolving Credit Facility are satisfied in full will the proceeds of certain assets be available to repay the Notes. As a result, the Notes are effectively subordinated in right of payment to indebtedness under the Revolving Credit Facility, to the extent of the realizable value of such collateral. Furthermore, the collateral securing the Notes and the guarantees will be subject to liens permitted under the terms of the indenture governing the Notes, whether arising before or after the date the Notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the Notes and the guarantees, as well as the ability of the collateral trustee to realize or foreclose on such collateral.
There may not be sufficient collateral to pay all or any of the Notes.
     The exchange Notes and the guarantees will be secured by (i) first-priority liens on substantially all of our, the guarantors’ and Absaloka Coal’s tangible and intangible assets, (ii) a first-priority lien on certain amounts paid by WML to us, and (iii) a first-priority lien on the equity of WRM, in each case subject to permitted liens and certain exclusions. Subject to certain conditions, we will have the ability to enter into a new revolving credit facility without the consent of holders of the Notes. If we do so, the Revolving Credit Facility will be secured by a first-priority lien on our, the guarantors’ and Absaloka Coal’s inventory, accounts receivable and proceeds thereof, or the Revolving Facility First-Priority Collateral, and the Notes will then be secured by a second priority lien on that collateral.
     In the event of a foreclosure on the Revolving Facility First-Priority Collateral (or a distribution in respect thereof in a bankruptcy or insolvency proceeding), the proceeds from such Revolving Facility First-Priority Collateral on which the Notes have a second priority lien may not be sufficient to satisfy the Notes because such proceeds would, under an intercreditor agreement, first be applied to satisfy our obligations under the Revolving Credit Facility. Only after all of our obligations under the Revolving Credit Facility have been satisfied will proceeds from the Revolving Facility First-Priority Collateral on which the Notes have a second priority lien be applied to satisfy our obligations under the Notes. To prevent foreclosure, we may be motivated to commence voluntary bankruptcy proceedings, or the holders of the Notes and/or various other interested persons may be motivated to institute bankruptcy proceedings against us. The commencement of such bankruptcy proceedings would expose the holders of the Notes to additional risks, including additional restrictions on exercising rights against collateral. Furthermore, the collateral securing the Notes are subject to liens permitted under the terms of the credit agreement governing the Revolving Credit Facility and the indenture governing the Notes. The existence of any permitted liens (whether senior to or on parity with the liens securing the Notes) could adversely affect the value of the collateral securing the Notes, as well as the ability of the collateral trustee to realize or foreclose on such collateral. In addition, not all of our and the guarantors’ assets secure the Notes. See “Description of the Exchange Notes—Security for the Notes.” To the extent that the claims of the holders of the Notes exceed the value of the assets securing those Notes and other liabilities, those claims will rank equally with the claims of the holders of our outstanding unsecured indebtedness and other obligations ranking pari passu with the Notes. As a result, if the value of the assets pledged as security for the Notes and other liabilities is less than the value of the claims of the holders of the Notes and other liabilities, those claims may not be satisfied in full.
     The collateral may be subject to exceptions, defects, encumbrances, liens and other imperfections. Further, we have not conducted appraisals of all of our or the guarantors’ assets constituting collateral securing the Notes to determine if the value of such collateral upon foreclosure or liquidation equals or exceeds the amount of the Notes or such other obligations secured by such collateral. Accordingly, we cannot assure you that the remaining proceeds from the sale of the collateral would be sufficient to repay holders of Notes all amounts owed under the Notes. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers, our failure to implement our business strategy and similar factors. The amount received upon a sale of the collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral securing our obligations under the Revolving Credit Facility on a first priority basis will be sufficient to pay our obligations under the Notes, in full or at all, after first satisfying our obligations in full under the Revolving Credit Facility. In such an event, we cannot assure you that the collateral securing our obligations with respect to the Notes on a first priority basis, either alone or with any remaining collateral securing our obligations under the Revolving Credit Facility after satisfying the obligations thereunder, will be sufficient to pay our obligations under the Notes in full. There also can be no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Notes.
Noteholders cannot rely on assets of WML and its subsidiaries to satisfy obligations under the Notes.
     If we repay or refinance the WML term debt (the debt represented by the WML Notes) prior to its scheduled maturity in March 2018 and at a time when the Notes are outstanding, we will be required under the terms of the indenture governing the Notes to cause WML and its subsidiaries to become guarantors of the Notes and to pledge their assets to secure the Notes on a first-priority basis. This requirement will not apply to the WML revolving credit agreement, which WML is permitted to refinance by any means otherwise permitted under the indenture governing the Notes; indebtedness under the WML revolving credit agreement will continue to be secured on a first-priority basis by all of the assets of WML and its subsidiaries. Since the WML term debt matures after the Notes, holders of the Notes will not have access to the WML assets as collateral for the Notes unless the WML term debt is refinanced or repaid prior to its maturity and at a time when the Notes are outstanding. Neither we nor WML has any obligation to prepay the WML term debt prior to its maturity, and we currently have no intention of doing so. Further, such a prepayment would require a make-whole payment to the holders of the WML term debt. Accordingly, holders of the Notes should not rely on the availability of WML assets to satisfy obligations under the Notes.
We may be unable to repay or repurchase the Notes at maturity.
     At maturity, the entire principal amount of the Notes, together with accrued and unpaid interest, will become due and payable. We may not have the ability to repay or refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the Notes, we would try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay the Notes.
Some of our indebtedness is subject to floating interest rates, which would result in our interest expense increasing if interest rates rise.
     Indebtedness under WML’s revolving credit facility bears interest at floating interest rates, as may indebtedness under the Revolving Credit Facility if we enter into such a facility. Accordingly, we may experience a negative impact on earnings as a result of interest rate fluctuations. The actual impact of those fluctuations would depend on the amount of floating rate debt outstanding, which will vary from time to time. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing funds available for operations or other purposes.
If we are unable to enter into the Revolving Credit Facility at a time when we require additional financing, our business, financial position, results of operations and liquidity could be negatively impacted.
     The indenture governing the Notes permits us, subject to certain conditions, to enter into the Revolving Credit Facility without the consent of holders of the Notes. The maximum borrowing availability under such facility as permitted by the indenture governing the Notes is $20.0 million. There can be no assurance that we will be able to obtain such a facility on terms acceptable to us or at all. Our ability to enter into the Revolving Credit Facility on acceptable terms would be dependent upon a number of factors, including our future operating performance, general economic and competitive conditions, our ability to provide adequate collateral to secure the facility and financial, business, and other factors, many of which we cannot control or predict. Also, in order to enter into the Revolving Credit Facility, either (i) the lender(s) under the facility would be required to enter into an intercreditor agreement in the form described in “Description of the Notes — Security — Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility” in all material respects or (ii) we would be required to obtain the approval of at least a majority of the holders of the Notes for changes to the form as described, and it is possible that we will not be able to satisfy either condition at the time we seek to enter into such a facility. If we are unable to enter into the Revolving Credit Facility at a time when we require additional financing, our operations, financial condition and liquidity could be materially adversely impacted, and we would be forced to attempt to secure other types of financing. In addition, our borrowing availability under the Revolving Credit Facility may be substantially less than the maximum amount permitted under the indenture governing the Notes and could decline if the value of our borrowing base (which we expect would be calculated based on a percentage of our inventory and accounts receivable) declines. The borrowing base could decline if the value of our inventory or accounts receivable declines due to economic or market conditions, working capital practices or otherwise. If our borrowing availability is less than our outstanding borrowings under the Revolving Credit Facility, we could be required to repay borrowings and/or cash collateralize letters of credit sufficient to eliminate the deficit. A reduction in the borrowing base under the Revolving Credit Facility would adversely affect our liquidity. Also, our liquidity would also be adversely affected if the lender under the Revolving Credit Facility became unwilling or unable to fund amounts under that facility. A similar issue would arise for WML and us if lenders under WML’s revolving credit facility became unwilling or unable to fund amounts under that facility.
U.S. federal and state fraudulent transfer laws may permit a court to void, subordinate or limit the Notes, the guarantees and/or the grant of collateral and, if that occurs, you may not receive any payments on the Notes.
     U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes and the incurrence of the guarantees of the Notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Notes or the guarantees thereof (or the grant of collateral securing any such obligations) could be voided, subordinated or limited as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (i) issued the Notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors, or (ii) received less than reasonably equivalent value or fair consideration in return for either issuing the Notes or incurring the guarantees and, in the case of (ii) only, one of the following is also true at the time thereof:
•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes or the incurrence of the guarantees;

•	the issuance of the Notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on its business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.
     As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such guarantor did not obtain a reasonably equivalent tangible benefit directly or indirectly from the issuance of the Notes.
     We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the Notes or the guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:
•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.
     If a court were to find that the issuance of the Notes, the incurrence of a guarantee or the grant of security was a fraudulent transfer or conveyance, the court could void the payment obligations under the Notes or such guarantee or void the grant of collateral or subordinate or limit the Notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the Notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes or guarantees. Further, the avoidance of the Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.
     Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.
     Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the Notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of Notes engaged in some type of inequitable conduct, (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of Notes and (iii) equitable subordination is not inconsistent with the provisions of the bankruptcy code.
We may not be able to repurchase the Notes upon a change of control.
     Upon the occurrence of specific kinds of change of control events, we are required to offer to repurchase all of the outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. The Revolving Credit Facility, and other future debt agreements may contain restrictions on our ability to comply with this requirement. In addition, we may have insufficient financial resources to allow us to repurchase the Notes at the required time. Any failure to comply with the repurchase requirement would constitute a default under the indenture governing the Notes, which, in turn, could result in amounts outstanding under other debt agreements being declared due and payable. In the event a change of control occurs at a time when we are prohibited from, or otherwise unable to, offer to purchase the Notes, we could seek consent to offer to purchase the Notes or attempt to refinance the borrowings that contain the relevant prohibition, but such efforts may be unsuccessful. In order to avoid the obligation to repurchase the Notes, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.
     The definition of “Change of Control” under the indenture governing the Notes includes certain events defined as “Prepayment Events” in the WML credit agreements. Those agreements require WML to offer to prepay indebtedness under the agreements in specified circumstances, including events relating to a change of control of us, WML or WML’s subsidiaries. The offer price for the indebtedness would be the principal amount of such indebtedness plus, in the case of the WML term debt, a make-whole amount determined in accordance with the terms of the agreement governing that debt. To the extent accepted, such an offer would reduce the amount of assets available to us to satisfy our obligations with respect to a change of control offer or our other obligations under the indenture governing the Notes.
     In addition, certain important corporate events, such as acquisitions, reorganizations and leveraged recapitalizations, may not, under the indenture governing the Notes, constitute a “change of control” that would require us to repurchase the Notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our ability to satisfy our obligations under the Notes.

     In addition, in a recent decision, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.
Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.
     The definition of change of control in the indenture governing the Notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all our assets to another person may be uncertain.
In the event of a bankruptcy of us or any of the guarantors, holders of the Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the Notes exceed the fair market value of the collateral securing the Notes.
     In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession, competing creditors or other parties in interest will assert that the fair market value of the collateral with respect to the Notes is less than the then-current principal amount of the Notes. Upon a finding by the bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim in an amount equal to the collateral and an unsecured claim in an amount equal to the excess of the principal amount of the Notes over the value of the collateral, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of holders of the Notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the Notes to receive certain or any “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes.
The collateral securing the Notes may be diluted under certain circumstances.
     Some of the collateral that will secure the Notes will also secure our obligations under the Revolving Credit Facility if we enter into such a facility. This and other collateral may also secure additional senior indebtedness, including additional Notes, that we incur in the future, subject to restrictions on our ability to incur debt and liens under the indenture governing the Notes and other debt obligations. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.
If we enter into the Revolving Credit Facility, the rights of holders of the Notes to the Revolving Facility First-Priority Collateral, in which such holders will have a second-priority lien, will be materially limited by an intercreditor agreement.
     If we enter into the Revolving Credit Facility, the rights of the holders of the Notes with respect to the Revolving Facility First-Priority Collateral will be reduced from a first-priority lien to a second-priority lien on such collateral and will be limited pursuant to the terms of an intercreditor agreement between the collateral agent on behalf of the holders of the Notes and a representative of the holders of a majority of the principal amount outstanding under the Revolving Credit Facility. Under an intercreditor agreement with the terms contemplated in “Description of the Notes — Security — Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility,” any actions that could be taken in respect of the Revolving Facility First-Priority Collateral (including the ability to commence enforcement proceedings against the Revolving Facility First-Priority Collateral and to control the conduct of such proceedings, and to approve amendments to, releases of that collateral from the lien of, and waivers of past defaults under, the collateral documents) would be at the direction of the holders of a majority of the principal amount outstanding under the Revolving Credit Facility. Under those circumstances, the collateral agent on behalf of the holders of the Notes, with limited exceptions, would not have the ability to control or direct such actions, even if an event of default under the indenture governing the Notes has occurred or if the rights of the holders of the Notes were adversely affected.
     Under an intercreditor agreement with the terms contemplated in “Description of the Notes — Security — Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit

Facility”, any release by the lender(s) under the Revolving Credit Facility of the Revolving Facility First-Priority Collateral (other than a termination of the Revolving Credit Facility) on a first-priority basis would also release the second-priority lien securing the Notes on the same collateral (subject to the interest of the holders of the Notes in the proceeds of that collateral), and holders of the Notes would have no control over such release. In addition, because the holders of the indebtedness secured by first-priority liens control the disposition of such collateral, such holders could decide not to proceed against such collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the Notes. In such event, the only remedy available to the holders of the Notes would be recourse to collateral for the Notes which is secured on a first-priority basis and to sue for payment on the Notes and the related guarantees. In addition, the proposed intercreditor agreement would give the holders of first-priority liens on the Revolving Facility First-Priority Collateral the right to access and use such collateral to allow those holders to protect such collateral and to process, store and dispose of such collateral.
The waiver in the proposed intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the Notes in a bankruptcy or foreclosure scenario.
     If we enter into the Revolving Credit Facility, the Notes and the guarantees will be secured on a second-priority lien basis by the Revolving Facility First-Priority Collateral. An intercreditor agreement with the terms contemplated in “‘Description of the Notes — Security — Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility” would provide that, at any time holders of the Notes hold a second-priority lien on the Revolving Facility First-Priority Collateral where a first-priority lien on such collateral exists, the trustee under the indenture governing the Notes and the Notes collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder as against the holders of such indebtedness secured by first-priority liens in the Revolving Facility First-Priority Collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the Revolving Facility First-Priority Collateral would likely be required to liquidate collateral on which the Notes did not have a lien, if any, prior to liquidating the Revolving Facility First-Priority Collateral, thereby maximizing the proceeds of the Revolving Facility First-Priority Collateral that would be available to repay our obligations under the Notes. As a result of this waiver, the proceeds of sales of the Revolving Facility First-Priority Collateral could be applied to repay any indebtedness secured by first-priority liens in the Revolving Facility First-Priority Collateral before applying proceeds of other collateral securing such indebtedness, and the holders of Notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the Notes.
Certain assets will be excluded from the collateral. In order to grant a security interest in certain collateral, the consents of third parties (including the Crow Tribe) may be required and we may be unable to obtain those consents.
     Certain assets will be excluded from the collateral securing the Notes as described under “Description of the Notes — Collateral” including, among other things, any assets held by non-U.S. subsidiaries, as well as other typical exclusions, such as a contract or license if the grant of a lien would violate a contract, license or agreement. Furthermore, in certain instances, in order to grant a security interest in certain collateral to the collateral agent for the benefit of the holders of the Notes, we may be required to obtain the consent of third parties. While we have agreed to attempt to obtain such consents, we may not be able to do so. Failure to obtain such a consent may result in the failure to create a security interest in the relevant collateral by the collateral agent on your behalf, or the inability to enforce such security interest.
     We currently lease, and in the future we may lease certain new facilities or coal estates, or portions thereof, from third party lessors (including the Crow Tribe). The invalidity of, or default or termination under, any such leases may interfere with our ability to use and operate all or a portion of certain of our facilities or mines, which may have an adverse impact on our operations and results.
Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.
     Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as rights in real property, can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-

acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the Notes against third parties. Failure to perfect any such security interest could result in the loss of such security interest or the priority of the security interest in favor of the Notes against third parties. In addition, under certain circumstances, we may not be required to grant or perfect security interests in assets acquired after the issue date that are excluded from the collateral securing the Notes as described under “Description of the Notes — Collateral.”
Rights of holders of the Notes in the collateral may be adversely affected by the failure to create or perfect security interests in certain collateral on a timely basis, and a failure to create or perfect such security interests on a timely basis or at all may result in a default under the indenture and other agreements governing the Notes. Furthermore, certain liens may be avoidable by a trustee in bankruptcy.
     We have agreed to secure the Notes and the guarantees by granting first-priority liens, subject to permitted liens and certain excluded property, on our, Absaloka Coal’s and the subsidiary guarantors’ principal assets, and to take other steps to assist in perfecting the security interests granted in the collateral. See “Description of the Notes — Collateral.” A failure, for any reason, that is not permitted or contemplated under the security agreement and related documents, to perfect the security interest in the properties included in the collateral package may result in a default under the indenture and other agreements governing the Notes. Additionally, if we, Absaloka Coal or any subsidiary guarantor were to become subject to a bankruptcy proceeding, any liens recorded or perfected after the issue date would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. Liens recorded or perfected after the issue date may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by a bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if we or a subsidiary guarantor were to file for bankruptcy protection, or if an involuntary bankruptcy proceeding were brought against us or a subsidiary guarantor, after the issue date of the outstanding Notes and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, or not yet perfected at all, the liens securing the Notes may be especially subject to challenge as a result of having not been perfected before the issue date. To the extent that such challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide and the Notes and the guarantees will effectively rank equally with the unsecured unsubordinated indebtedness of us and the guarantors.
There are circumstances other than repayment or discharge of the Notes under which the collateral securing the Notes and guarantees will be released automatically, without your consent or the consent of the trustee.
     Under various circumstances, collateral securing the Notes will be released automatically, including:
•	a sale, transfer or other disposal or liquidation of such collateral in a transaction not prohibited under the indenture governing the Notes;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee (and its guarantee of any other indebtedness secured equally and ratably with the Notes) in accordance with the indenture governing the Notes, and

•	with respect to collateral that will secure the Revolving Credit Facility on a first-priority basis (if we enter into such a facility), upon any release, sale or disposition (other than in connection with a cancellation or termination of the Revolving Credit Facility) of such collateral pursuant to the terms of the Revolving Credit Facility resulting in the release of the lien on such collateral securing the Revolving Credit Facility.
     In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale of such subsidiary guarantor in a transaction permitted under the indenture governing the Notes. The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the Notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be automatically released under the indenture governing the Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the Notes.”
We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the Notes and the guarantees.
     The indenture governing the Notes and/or the security documents will allow us to remain in possession of, retain exclusive control over, and to freely operate the collateral securing the Notes and the guarantees. Furthermore, so long as no default or event of default under the indenture or other loan agreement to which we may become a party would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the collateral agents, conduct ordinary course activities with respect to collateral, such as selling, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including for the scheduled repayment of indebtedness). With respect to such releases, we must deliver to the collateral agents from time to time an officer’s certificate to the effect that all releases and withdrawals occurring during the preceding six-month period (or since the issue date, in the case of the first such certificate) were not prohibited by the indenture governing the Notes.
The collateral is subject to condemnation risks, which may limit the ability of the holders of the Notes to recover as secured creditors for losses to the collateral consisting of real property, and which may have an adverse impact on our operations and results.
     It is possible that all or a portion of the real property securing the Notes and the guarantees may become subject to a condemnation proceeding. In such event, we may be compensated for any total or partial loss of property but it is possible that such compensation will be insufficient to fully compensate us for our losses. In addition, a total or partial condemnation may interfere with our ability to use and operate all or a portion of the affected mine or other operation, which may have an adverse impact on our operations and results.
The collateral is subject to casualty risks and potential environmental liabilities.
     We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. For example, some types of environmental losses are generally not insurable. In addition, insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the Notes and the guarantees.
     Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the Notes.
Rights of holders of the Notes in the collateral may be adversely affected by bankruptcy proceedings.
     The ability of holders of the Notes to repossess, dispose of and realize upon the collateral securing the Notes will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect which, among other things, stays:
•	the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•	any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•	any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

•	any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.
     Thus, upon the commencement of a bankruptcy case, secured creditors are prohibited from, among other things, repossessing their collateral from a debtor, or from disposing of such collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable U.S. federal bankruptcy laws generally permit the debtor to continue to use, sell or lease collateral (and the proceeds, products, rents or profits thereof) in the ordinary course of its business even though the debtor is in default under the applicable debt instruments. Upon request from a secured creditor, the bankruptcy court will prohibit or condition such use, sale or lease of collateral as is necessary to provide adequate protection of the secured creditor’s interest in the collateral. Furthermore, as part of a bankruptcy plan, under certain circumstances, a bankruptcy court may, over the objection of secured creditors, alter the post-bankruptcy timing of payments on account of creditors’ secured claims, and the rate of interest thereon, upon a finding that holders would realize the “indubitable equivalent” of their secured claims and that such treatment would be fair and equitable and would not discriminate unfairly against secured creditors.
     The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines any diminution in the value of the collateral occurs as a result of the debtor’s use, sale or lease of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the Notes would be made following commencement of and during a bankruptcy case, whether or when the trustee or collateral agent under the indenture governing the Notes could foreclose upon or sell the collateral or whether or to what extent holders of Notes would be compensated for any delay in payment or loss of value as a result of the use, sale or lease of their collateral through the requirement of adequate protection. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would have unsecured “deficiency claims” as to the difference. Upon a showing of “cause,” a creditor may seek relief from the stay from the bankruptcy court to take any of the acts described above that would otherwise be prohibited by the automatic stay. The U.S. bankruptcy court has broad discretionary powers in determining whether to grant a creditor relief from the stay.
The value of the collateral securing the Notes may not be sufficient to secure post-petition interest.
     In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the Notes will only be entitled to post-petition interest under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the Notes that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. We cannot assure you that the value of the holders’ interest in the collateral equals or exceeds the principal amount of the Notes.
Risks Related to our Business
Risks associated with being highly leveraged.
     We have outstanding indebtedness of approximately $294.4 million as of March 31, 2011. We may incur additional indebtedness in the future, including indebtedness under our existing revolving credit facility at WML and/or enter into a parent-level revolver collateralized by the accounts receivable and inventory of ROVA and the Absaloka Mine. As a result of our significant indebtedness, we are highly leveraged. Westmoreland’s leverage position may, among other things:
•	limit our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions, or other general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service, reducing the availability of cash flow for other purposes; or

•	increase our vulnerability to economic downturns, limit our ability to capitalize on significant business opportunities, and restrict our flexibility to react to changes in market or industry conditions.

     In addition, there can be no assurance that rating agencies will not downgrade the credit rating on the Notes, which could impede our ability to refinance existing debt or secure new debt or otherwise increase our future cost of borrowing and could create additional concerns on the part of our customers, partners, investors and employees about our financial condition and results of operations.
We may not generate sufficient cash flow at our operating subsidiaries to pay our operating expenses, meet our debt service costs and pay our heritage and corporate costs.
     As a result of significant increases in our operating profits, a decrease in our heritage health benefit costs and the receipt of proceeds from the Notes, we anticipate that our cash from operations, cash on hand and available borrowing capacity through the WML revolver and a potential parent-level revolver will be sufficient to meet our cash requirements for the foreseeable future. However, our expectations in this regard are subject to numerous uncertainties, including uncertainties relating to our operating performance and general market conditions. In addition, our capital needs may be greater than we currently expect if we were to pursue one or more significant acquisitions.
     WML, which owns the Rosebud, Jewett, Beulah and Savage Mines, is subject to a credit facility that limits the ability of the subsidiary to dividend funds to us. Accordingly, WML may not be able to pay dividends to us in the amounts and in the time required for us to pay our heritage health benefit costs and corporate overhead expenses. Ultimately, if WML’s operating cash flows are insufficient to support their operations and provide dividends to us in the amounts and time required to pay our expenses, we would be required to expend cash on hand or further leverage our operations through a parent-level revolver to fund our heritage liabilities and corporate overheard and, if necessary, support activities at our Absaloka Mine. Should we be required to expend cash on hand to fund such activities, such funds would be unavailable to grow the business through strategic acquisitions or ventures or support the business through reclamation bonding, capital and reserve acquisition.
Our dependence on a small group of customers could adversely affect our revenues if such customers reduce or suspend their coal purchases or if they become unable to pay for our coal.
     In 2010, approximately 65% of our total revenues were derived from coal sales to four power plants: Colstrip Units 3&4 (24% of our 2010 revenues), Limestone Generating Station (16%) and Colstrip Units 1&2 (13%) and Sherburne County Station (12%). Interruption in the purchases of coal from our operations by our principal customers could significantly affect our revenues. Unscheduled maintenance outages at our customers’ power plants, unseasonably moderate weather, higher-than-anticipated hydro season or increases in the production of alternative clean-energy generation such as wind power could cause our customers to reduce their purchases. In addition, new environmental regulations could compel our customer of the Jewett Mine to purchase more compliance coal, reducing or eliminating our sales to them. Four of our five mines are dedicated to supplying customers located adjacent to or near the mines, and these mines may have difficulty identifying alternative purchasers of their coal if their existing customers suspend or terminate their purchases. The reduction in the sale of our coal would adversely affect our operating results. In addition, if any of our major customers became unable to pay for contracted amounts of coal, our results of operation and liquidity would be adversely affected.
     Similarly, interruption in the purchase of power by Dominion could also negatively affect our revenues. In 2010, the sale of power by ROVA to Dominion accounted for approximately 17% of our consolidated revenues. Although ROVA supplies power to Dominion under long-term power purchase agreements, if demand for electricity from Dominion’s customers was materially reduced or if Dominion was to become insolvent or otherwise unable or unwilling to pay for the power produced by ROVA in a timely manner, it could have a material adverse effect on our results of operations, financial condition, and liquidity.
If our assumptions regarding our future expenses related to employee benefit plans are incorrect, then expenditures for these benefits could be materially higher than we have assumed. In addition, we may have exposure under those plans that extend beyond what our obligations would be with respect to our own employees.
     We provide various postretirement medical benefits, black lung and worker’s compensation benefits to current and former employees and their dependents. We calculate the total accumulated benefit obligations according to guidance provided by GAAP. We estimate the present value of our postretirement medical, black lung and worker’s compensation benefit obligations to be $210.9 million, $14.1 million and $10.4 million, respectively, at December 31, 2010. We have estimated these unfunded obligations based on actuarial assumptions described in the Notes to our consolidated financial statements. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher.
     Moreover, regulatory changes could increase our obligations to provide these or additional benefits. Certain of our subsidiaries participate in defined benefit multi-employer funds that were established in connection with the Coal Industry Retiree Health Benefit Act of 1992, or Coal Act, which provides for the funding of health and death benefits for certain UMWA retirees. Our contributions to these funds totaled $3.1 million for the year ended December 31, 2009 and $3.0 million for the year ended December 31, 2010. Our contributions to these funds could increase as a result of a shrinking contribution base due to the insolvency of other coal companies that currently contribute to these funds, lower than expected returns on fund assets or other funding deficiencies.
     We could also have obligations under the Tax Relief and Health Care Act of 2006, or 2006 Act. The 2006 Act authorized up to a maximum of $490 million in federal contributions to pay for certain benefits, including the healthcare costs under certain funds created by the Coal Act for “orphans,” i.e. retirees from companies that subsequently ceased operations, and their dependents. However, if Congress were to amend or repeal the 2006 Act or if the $490 million authorization were insufficient to pay for these healthcare costs, we, along with other contributing employers and certain affiliates, would be responsible for the excess costs.
     We also contribute to a multi-employer defined benefit pension plan, the Central Pension Fund of the Operating Engineers, or Central Pension Fund, on behalf of employee groups at our Rosebud, Absaloka and Savage mines that are represented by the International Union of Operating Engineers. The Central Pension Fund is subject to certain funding rules contained in the Pension Protection Act of 2006, or PPA. Under the PPA, if the Central Pension Plan fails to meet certain minimum funding requirements, it would be required to adopt a funding improvement plan or rehabilitation plan. If the Central Pension Fund adopted a funding improvement plan or rehabilitation plan, we could be required to contribute additional amounts to the fund. As of January 31, 2011, its last completed fiscal year, the Central Pension Fund reported that it was underfunded. If we were to partially or completely withdraw from the fund at a time when the Central Pension Fund were underfunded, we would be liable for a proportionate share the fund’s unfunded vested benefits, and this liability could have a material adverse effect on our financial position.
Recent healthcare legislation contains amendments to the Black Lung Benefits Act that could adversely affect our financial condition and results of operations.
     In March 2010, the Patient Protection and Affordable Care Act, or PPACA, was enacted. PPACA contains an amendment to the Black Lung Benefits Act, or BLBA, that has the effect of reinstating provisions that were removed from the BLBA in 1981. The amendment provides that eligible miners can be awarded total disability benefits if they can prove they worked 15 or more years in or around coal mines and have a totally disabling respiratory impairment. In addition, the amendment also provides for an automatic survivor benefit to be paid upon the death of a miner with an awarded federal black lung claim without the requirement to prove that the miner’s death was due to black lung disease. Both amendments are retroactive and applicable to claims filed as of January 1, 2005 and have and may continue to result in currently pending claimants being awarded benefits back to a start date that may be as far back as January 2, 2005. Through the first nine months of the amendment’s effectiveness, we have experienced an increase in black lung claims over similar periods. However, at a minimum, it takes several months to several years for a claim to be awarded or denied and any liability to be determined. In addition, through the first nine months, we have accepted several survivors’ claims. Given the relatively small number of survivors’ claims and the lack of final adjudication of black lung claims, we have very limited experience from which to determine the overall effect, if any, this increase in claims will have on our costs and liability. In addition, we have incomplete information to determine whether this increase in claims constitutes a one-time spike in claims, or represents a future trend in black lung claims and eventual awards. We believe these amendments could give rise to increases in liabilities for claims from prior periods of time for retroactive costs, an increase in the number of claimants who are awarded benefits resulting in an increase in future funding requirements and an increase in administrative fees, including legal expenses, as a result of reviewing and defending an increased number of benefit claims. In addition, while we periodically perform evaluations of our black lung liability, using assumptions regarding rates of successful claims, discount factors, benefit increases and mortality rates, among others, the limited claims experience from the first nine months of amendment effectiveness is insufficient to determine the potential change in black lung liability due to the application of these new amendments. If the number or severity of claims increases, or we are required to accrue or pay additional amounts because the claims prove to be more severe than our current assumptions, our results of operations and liquidity could be immediately impacted.
Inaccuracies in our estimates of our coal reserves could result in decreased profitability from lower than expected revenues or higher than expected costs.
     Our future performance depends on, among other things, the accuracy of our estimates of our proven and probable coal reserves. Our reserve estimates are prepared by our engineers and geologists or by third-party engineering firms and are updated periodically. There are numerous factors and assumptions inherent in estimating the quantities and qualities of, and costs to mine, coal reserves, including many factors beyond our control, including the following:
•	quality of the coal;

•	geological and mining conditions, which may not be fully identified by available exploration data and/or may differ from our experiences in areas where we currently mine;

•	the percentage of coal ultimately recoverable;

•	the assumed effects of regulation, including the issuance of required permits, taxes, including severance and excise taxes and royalties, and other payments to governmental agencies;

•	assumptions concerning the timing for the development of the reserves; and

•	assumptions concerning equipment and productivity, future coal prices, operating costs, including for critical supplies such as fuel, tires and explosives, capital expenditures and development and reclamation costs.
     As a result, estimates of the quantities and qualities of economically recoverable coal attributable to any particular group of properties, classifications of reserves based on risk of recovery, estimated cost of production, and estimates of future net cash flows expected from these properties may vary materially due to changes in the above factors and assumptions. Any inaccuracy in our estimates related to our reserves could result in decreased profitability from lower than expected revenues and/or higher than expected costs.
If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, we could be required to expend greater amounts than anticipated.
     The Surface Mining Control and Reclamation Act of 1977, or SMCRA, establishes operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of deep mining. We calculated the total estimated reclamation and mine-closing liabilities according to the guidance provided by Generally Accepted Accounting Principles, or GAAP, and current industry practice. Estimates of our total reclamation and mine-closing liabilities are based upon permit requirements and our engineering expertise related to these requirements. If our estimates are incorrect, we could be required in future periods to spend materially different amounts on reclamation and mine-closing activities than we currently estimate. Likewise, if our customers, some of whom are contractually obligated to pay certain reclamation costs, default on the unfunded portion of their contractual obligations to pay for reclamation, we could be forced to make these expenditures ourselves and the cost of reclamation could exceed any amount we might recover in litigation.
     We estimate that our gross reclamation and mine-closing liabilities, which are based upon projected mine lives, current mine plans, permit requirements and our experience, were $241.6 million (on a present value basis) at December 31, 2010. Of these December 31, 2010 liabilities, our customers have assumed $95.5 million by contract. In addition, we held final reclamation deposits, received from customers, of approximately $72.3 million at December 31, 2010 to provide for these obligations. We estimate that our obligation for final reclamation that was not the contractual responsibility of others or covered by offsetting reclamation deposits was $73.9 million at December 31, 2010. This $73.9 million must be recovered in the price of coal sold. Responsibility for the final reclamation amounts may change in certain circumstances.
     Although our estimated costs are updated annually, our recorded obligations may prove to be inadequate due to changes in legislation, standards and the emergence of new restoration techniques. Furthermore, the expected timing of expenditure could change significantly due to changes in commodity prices that might curtail the life of an operation. These recorded obligations could prove insufficient compared to the actual cost of reclamation. Any underestimated or unidentified close down, restoration and environmental rehabilitation costs could have an adverse effect on our reputation as well as our asset values, results of operations and liquidity.
If the cost of obtaining new reclamation bonds and renewing existing reclamation bonds continues to increase or if we are unable to obtain additional bonding capacity, our operating results could be negatively affected.
     Federal and state laws require that we provide bonds to secure our obligations to reclaim lands used for mining. We must post a bond before we obtain a permit to mine any new area. These bonds are typically renewable on a yearly basis and have become increasingly expensive. Bonding companies are requiring that applicants collateralize increasing portions of their obligations to the bonding company. In 2010, we paid approximately $2.6 million in premiums for reclamation bonds and were required to use $1.7 million in cash to collateralize 47% of the face amount of the new bonds obtained in 2010. We anticipate that, as we permit additional areas for our mines in 2011 and 2012, our bonding and collateral requirements will increase significantly. Any capital that we provide to collateralize our obligations to our bonding companies is not available to support our other business activities. If the cost of our reclamation bonding premiums and collateral requirements were to increase, our results of operations could be negatively affected. Additionally, if we are unable to obtain additional bonding capacity due to cash flow constraints, we will be unable to begin mining operations in newly permitted areas, which could hamper our ability to efficiently meet our current customer contract deliveries, expand operations, and increase revenues.
Our coal mining operations are subject to external conditions that could disrupt operations and negatively affect our profitability.
     Our coal mining operations are all surface mines. These mines are subject to conditions or events beyond our control that could disrupt operations, affect production, and increase the cost of mining at particular mines for varying lengths of time. These conditions or events include: unplanned equipment failures, which could interrupt production and require us to expend significant sums to repair our equipment, which is integral to the mining of coal; geological conditions such as variations in the quality of the coal produced from a particular seam, variations in the thickness of coal seams and variations in the amounts of rock and other natural materials that overlie the coal that we are mining; and weather conditions. For example, in our recent past, we have endured: a major blizzard at the Beulah Mine, which interrupted operations; a fire on the trestle at the Beulah Mine that interrupted rail shipment of our coal; and an unanticipated replacement of boom suspension cables on one of our draglines that caused a multi-week interruption of mining. Major disruptions in operations at any of our mines over a lengthy period could adversely affect the profitability of our mines.
     In addition, unplanned outages of draglines and extensions of scheduled outages due to mechanical failures or other problems occur from time to time and are an inherent risk of our coal mining business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenues as a result of selling fewer tons of coal. If properly maintained, a dragline can operate for 40 years or longer. The average age of our draglines is 28 years. The dragline at our Absaloka Mine was erected in 1980. As our draglines and other major equipment ages, we may experience unscheduled maintenance outages or increased maintenance costs, which would adversely affect our operating results.
Our operations are vulnerable to natural disasters, operating difficulties and infrastructure constraints, not all of which are covered by insurance, which could have an impact on its productivity.
     Mining and power operations are vulnerable to natural events, including blizzards, earthquakes, drought, floods, fire, storms and the possible effects of climate change. Operating difficulties such as unexpected geological variations could affect the costs and viability of our operations. Our operations also require reliable roads, rail networks, power sources and power transmission facilities, water supplies and IT systems to access and conduct operations. The availability and cost of infrastructure affects our capital expenditures, operating costs, and planned levels of production and sales. Our insurance does not cover every potential risk associated with our operations. Adequate coverage at reasonable rates is not always obtainable. In addition, our insurance may not fully cover our liability or the consequences of any business interruptions such as equipment failure or labor dispute. The occurrence of a significant event not fully covered by insurance could have an adverse effect on our business, results of operations, financial condition and prospects.

Health, safety, environment and other regulations, standards and expectations evolve over time and unforeseen changes could have an adverse effect on our results of operations and liquidity.
     We operate in an industry that is subject to numerous health, safety and environmental laws, regulations and standards as well as community and stakeholder expectations. We are subject to extensive governmental regulations in all jurisdictions in which we operate. Operations are subject to general and specific regulations governing mining and processing, land tenure and use, environmental requirements (including site-specific environmental licenses, permits and statutory authorizations), workplace health and safety and taxation. Evolving regulatory standards and expectations can result in increased litigation and/or increased costs, all of which can have an adverse effect on our results of operations and liquidity.
Should our Indian Coal Tax Credit transaction be audited by the Internal Revenue Service, or IRS, and the tax results contemplated thereby disallowed, the financial benefits of the transaction would be reduced and we may be required to return payments received from a third party investor.
     In 2008, WRI entered into a series of transactions with an unaffiliated investor, including the formation of Absaloka Coal, in order to take advantage of certain available tax credits for the production of coal on Indian lands and the sale of that coal. We requested and have received a private letter ruling, or PLR, from the IRS providing that certain requirements for the availability of the tax credits have been met under the specific scenario described in the PLR. Even though we have received the PLR, there are certain issues that may be raised by the IRS in a subsequent audit of tax returns of Absaloka Coal. In the event that a subsequent audit results in the disqualification of the tax credits or the disallowance of the allocations of the tax credits, various remedies would minimize the financial benefits of the transaction and we could be required to return to the investor previously received payments. We pay to the Crow Tribe 33% of the expected payments we receive from the investor. The Crow Tribe is only required to reimburse us under very limited circumstances. As a result, in the event that the IRS disallows or disqualifies the tax credits, we would likely be unable to recoup payments already paid to the Crow Tribe.
     Furthermore, the transactions described above will expire in 2012 unless renewed. Renewal would require, among other things, an amendment to the relevant section of the Internal Revenue Code. While we expect to seek to renew the transactions if the relevant section of the Internal Revenue Code is amended, there can be no assurance that we will be successful in doing so or that the relevant section of the Internal Revenue Code will be amended.
Our future success depends upon our ability to continue acquiring and developing coal reserves that are economically recoverable and to raise the capital necessary to fund our expansion.
     Our recoverable reserves will decline as we produce coal. We have not yet applied for the permits required or developed the mines necessary to use all of the coal deposits under our mineral rights, and those permits may not be granted in a timely manner or at all. Furthermore, we may not be able to mine all of our coal deposits as efficiently as we do at our current operations. Our future success depends upon conducting successful exploration and development activities and acquiring properties containing economically recoverable coal deposits. Our current strategy includes increasing our coal reserves through acquisitions of other mineral rights, leases, or producing properties and continuing to use our existing properties. Our ability to further expand our operations may be dependent on our ability to obtain sufficient working capital, either through cash flows generated from operations, or financing activities, or both. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. These factors could have a material adverse affect on our mining operations and costs, and our customers’ ability to use the coal we mine.
Union represented labor creates an increased risk of work stoppages and higher labor costs.
     At December 31, 2010, either the International Union of Operating Engineers Local 400 or the UMWA represented approximately 52% of our total workforce. Our unionized workforce is spread out amongst four of our surface mines. As a majority of our workforce is unionized, there may be an increased risk of strikes and other labor disputes, and our ability to alter labor costs is subject to collective bargaining. In March 2009, during negotiation over a collective bargaining agreement, our employees at the Rosebud Mine imposed a sixteen-day work stoppage. In April 2009, we entered into a new four-year agreement with the union and the Rosebud Mine resumed full operation. The impact on our operations was minimal as we continued to make most of our scheduled coal deliveries. If our Jewett Mine operations were to become unionized, we could be subject to additional risk of work stoppages, other labor disputes and higher labor costs, which could adversely affect the stability of production and our results of operations. The collective bargaining agreement relating to the represented workforce at the Absaloka Mine expires in mid-2011. When the collective bargaining agreement expired in 2008, the represented workforce at Absaloka imposed a 10-day work stoppage before accepting a new agreement. It is possible that a work stoppage could occur in connection with these negotiations with the represented workforce. While strikes are generally a force majeure event in long-term coal supply agreements, thereby exempting the mine from its delivery obligations, the loss of revenue for even a short time could have a material adverse effect on our financial results.
     Legislation has been proposed to enact a law allowing workers to choose union representation solely by signing election cards, which would eliminate the use of secret ballots to elect union representation. While the impact is uncertain, if this proposal is enacted into law, it will be administratively easier for unions to unionize coal mines and may lead to more coal mines becoming unionized.
Our revenues could be affected by unscheduled outages or if scheduled maintenance outages last longer than anticipated.
     Unplanned outages of and extensions of scheduled outages due to mechanical failures or other problems at our mines, our power plants, or the power plants of our customers occur from time-to-time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenues as a result of selling less tons of coal or fewer megawatt hours. While we maintain insurance, the proceeds of such insurance may not be adequate to cover our lost revenues, increased expenses or liquidated damages payments should we experience equipment breakdown. Any unexpected failure, including failure associated with breakdowns, forced outages or any unanticipated capital expenditures could have an adverse affect on our results of operations and liquidity.
The profitability of ROVA could be severely affected beginning in 2014 due to differences in the termination dates of our coal supply agreements and power purchase agreements.
     We entered into a coal supply agreement for our larger plant on June 21, 1993, and a coal supply agreement for our smaller plant on December 1, 1993, which provide for ROVA’s coal needs for a twenty-year period, terminating on May 29, 2014 and June 1, 2015, respectively. We also entered into power sales agreements with Dominion Virginia Power that provide for the sale of power for a twenty-five year term through May 29, 2019, for our larger ROVA plant and June 1, 2020, for the smaller ROVA plant. The coal supply agreements provide for coal at a price per ton that is significantly less than today’s open market price for Central Appalachia coal. Upon the termination of the coal supply agreements beginning in 2014, we will be required to renegotiate our current contract or find a substitute supply of coal, more than likely at a cost per ton far greater than the price we are paying today. However, the power sales agreements do not provide for a price increase related to an increase in the cost per ton of delivered coal and Dominion Virginia Power’s payment for power after 2014 will not escalate with our increased coal costs. Due to the change in the economics of ROVA at such time, it is projected that ROVA will begin incurring losses in 2014 and may be unable to pay its obligations as they become due. Should ROVA renegotiate its future coal supply contracts prior to 2014 in a manner that results in higher coal prices, reduced margins and an inability to pay obligations could be accelerated.
Permitting issues in Central Appalachia could put ROVA’s coal supply at risk.
     ROVA purchases coal under long-term contracts from coal suppliers with identified reserves located in Central Appalachia. While our coal supply has been relatively stable since the inception of the contracts, potential permitting issues pertaining to the reserves identified as our source of coal in our coal contracts could prove problematic in the coming years. Should regulatory/legal action prevent our coal supplier from continuing to mine the reserves identified as our source of coal or to mine other reserves that could be identified as potential sources of coal, we could be forced to find an alternative source of coal at higher prices. While the cost of cover for substitute coal should be covered by our coal contracts, we would be forced to initially incur the higher costs to secure a coal supply to provide for the continued operations at ROVA. In addition, should issues arise under our coal contracts relating to the cost of cover for substitute coal, the coal suppliers’ guarantee or any other issue, we could be forced to incur significant legal expenses and, potentially, may never recoup our incremental coal or related legal costs.

We face intense competition to attract and retain employees. Further, managing Chief Executive Officer and key executive succession and retention is critical to our success.
     We are dependent on retaining existing employees and attracting additional qualified employees to meet current and future needs and achieving productivity gains from our investments in technology. We face intense competition for qualified employees, and there can be no assurance that we will be able to attract and retain such employees or that such competition among potential employers will not result in increasing salaries. An inability to retain existing employees or attract additional employees could have a material adverse effect on our business, cash flows, financial condition and results of operations.
     We would be adversely affected if we fail to adequately plan for succession of our Chief Executive Officer and senior management or fail to retain key executives. While we have succession plans in place, these plans do not guarantee that we will not face operational risk upon the exit of our Chief Executive Officer or members of our senior management.
SELECTED HISTORICAL FINANCIAL DATA
     The following table sets forth our summary historical consolidated financial information as of and for the periods ended on the dates indicated below. The historical financial information for each of the years in the five-year period ended December 31, 2010 was derived from our audited financial statements. The audited financial statements for each of the years in the three-year period ended December 31, 2010 are included elsewhere in this prospectus.
     The summary historical consolidated financial information as of March 31, 2011 and for the three-month periods ended March 31, 2011 and 2010 has been derived from our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, or the First Quarter 2011 10-Q, which is included elsewhere in this prospectus. Our unaudited financial statements were prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance, and our results of operations for the three-month period ended March 31, 2011, are not necessarily indicative of the operating results to be expected for the full 2011 fiscal year.
     We urge you to read the selected financial information set forth below in conjunction with the audited financial statements included in this prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

			Year Ended			Three Months Ended
			December 31,			March 31,
	2006	2007	2008	2009	2010	2010	2011
			(Dollars in thousands)
Consolidated Statement of Operations Data:
Revenues
Coal	$393,482	$418,870	$419,806	$361,206	$418,058	$103,550	$104,136
Power	50,925	85,347	89,890	82,162	87,999	22,889	23,628

Total revenues	444,407	504,217	509,696	443,368	506,057	126,439	127,764
Cost and expenses:
Cost of sales	340,005	400,346	409,795	373,070	394,827	97,677	97,510
Depreciation, depletion, and amortization	29,340	38,123	41,387	44,254	44,690	11,392	11,245
Selling and administrative	42,409	44,813	40,513	40,612	39,481	9,976	9,305
Heritage health benefit expenses	32,821	27,589	33,452	28,074	14,421	3,915	3,778
Restructuring charges	—	4,523	2,009	—	—	—	—
Gain (loss) on sale of assets	(4,785)	(5,295)	(1,425)	191	226	71	83
Other operating income	—	—	—	(11,059)	(8,109)	(1,906)	(1,597)

	439,790	510,099	525,731	475,142	485,536	121,125	120,324

Operating income (loss)	4,617	(5,882)	(16,035)	(31,774)	20,521	5,314	7,440
Other income (expense):
Interest expense	(19,234)	(24,638)	(23,130)	(23,733)	(22,992)	(5,723)	(6,967)
Interest expense attributable to beneficial conversion feature	—	—	(8,146)	—	—	—	—
Loss on extinguishment of debt	—	—	(5,178)	—	—	—	(17,030)
Interest income	6,089	8,152	5,125	3,218	1,747	410	382
Other income (loss)	73	243	(284)	5,991	(2,587)	(3,836)	(3,017)

	(13,072)	(16,243)	(31,613)	(14,524)	(23,832)	(9,149)	(26,632)

Loss from continuing operations before income taxes	(8,455)	(22,125)	(47,648)	(46,298)	(3,311)	(3,835)	(19,192)
Income tax (benefit) expense from continuing operations	2,405	(8,895)	919	(17,136)	(141)	(90)	(460)

Loss from continuing operations	(10,860)	(13,230)	(48,567)	(29,162)	(3,170)	(3,745)	(18,732)
Income from discontinued operations, net of income tax expense	406	1,725	—	—	—	—	—

Net loss	(10,454)	(11,505)	(48,567)	(29,162)	(3,170)	(3,745)	(18,732)
Less net income (loss) attributable to noncontrolling interest	2,244	1,194	—	(1,817)	(2,645)	(890)	(1,121)

Net loss attributable to Parent Company	(12,698)	(12,699)	(48,567)	(27,345)	(525)	(2,855)	(17,611)
Less preferred stock dividend requirements	1,585	1,360	1,360	1,360	1,360	340	340
Less premium on exchange of preferred stock for common stock	791	—	—	—	—	—	—

Net loss attributable to common shareholders	$(15,074)	$(14,059)	$(49,927)	$(28,705)	$(1,885)	$(3,195)	$(17,951)
Other Consolidated Financial Data:
Cash flows provided by (used in):
Operating activities	29,434	82,516	55,245	29,448	45,353	13,296	16,182
Investing activities	(33,922)	(43,259)	(6,588)	(38,597)	(29,180)	(3,941)	(5,884)
Financing activities	20,010	(46,259)	(28,452)	(20,273)	(20,917)	(2,114)	28,911
Capital expenditures	20,852	(30,412)	(31,320)	(34,546)	(22,814)	(4,337)	(2,923)
Adjusted EBITDA(2)	40,482	41,737	38,795	30,301	81,616	21,228	23,284
Ratio of Total Debt to Adjusted EBITDA	7.6x	6.5x	6.9x	8.4x	3.0x	11.9x	12.6x
Other Operating Data:
Tons sold by mine:
Absaloka	7,079	7,347	6,418	5,911	5,467	1,293	1,399
Rosebud	12,430	12,583	13,026	10,332	12,231	3,139	2,361
Jewett	6,798	6,781	6,494	5,080	4,203	906	918
Beulah	2,702	2,946	3,046	2,585	2,898	832	782
Savage	376	354	359	344	353	91	98
Power production:
Megawatt hours (000s)	1,639	1,590	1,641	1,486	1,620	435	435
Capacity Factor	92%	86%	89%	81%	88%	95%	96%

		Year Ended December 31,				As of March 31,
	2006	2007	2008	2009	2010	2011
		(Dollars in thousands)				(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$26,738	$19,736	$39,941	$10,519	$5,775	$44,984
Working capital(3)	(66,773)	(94,674)	(24,152)	(74,976)	(35,793)	(1,024)
Property, plant and equipment, net	431,452	442,426	443,400	456,184	416,955	408,381
Total assets	761,382	782,528	812,967	772,728	750,306	787,987
Total debt(1)	306,007	271,448	269,153	254,695	242,104	294,362
Shareholders’ deficit	(180,431)	(177,257)	(217,598)	(141,799)	(162,355)	(173,927)

(1)	Total debt includes revolving lines of credit, long-term debt and current maturities of long-term debt excluding trade and other debt and is shown net of unamortized discounts.

(2)	Adjusted EBITDA is defined as net income (loss) before the items set forth in the table below. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of high yield issuers, many of which present Adjusted EBITDA when reporting their operating results. This item should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with GAAP. Management uses Adjusted EBITDA as an internal measure of operating performance, to establish operational goals, to allocate resources and to analyze business trends and financial performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

(3)	Working capital is current assets minus current liabilities.

			Year Ended			Three Months Ended
			December 31,			March 31,
	2006	2007	2008	2009	2010	2010	2011
			(Dollars in thousands)
Consolidated EBITDA and Adjusted EBITDA Reconciliation:
Net loss	$(10,454)	$(11,505)	$(48,567)	$(29,162)	$(3,170)	$(3,745)	$(18,732)
Income from discontinued operations, net of income tax expense	(406)	(1,725)	—	—	—	—	—
Income tax (benefit) expense from continuing operations	2,405	(8,895)	919	(17,136)	(141)	(90)	(460)
Other (income) loss	(73)	(243)	284	(5,991)	2,587	3,836	3,017
Interest income	(6,089)	(8,152)	(5,125)	(3,218)	(1,747)	(410)	(382)
Loss on extinguishment of debt	—	—	5,178	—	—	—	17,030
Interest expense attributable to beneficial conversion feature	—	—	8,146	—	—	—	—
Interest expense	19,234	24,638	23,130	23,733	22,992	5,723	6,967
Depreciation, depletion and amortization	29,340	38,123	41,387	44,254	44,690	11,392	11,245
Accretion of ARO and receivable	7,854	9,844	9,528	9,974	11,540	3,003	2,700
Amortization of intangible assets and liabilities, net	493	(2,043)	598	279	590	85	163

EBITDA	42,304	40,042	35,478	22,733	77,341	19,794	21,548
Restructuring charges	—	4,523	2,009	—	—	—	—
Customer reclamation claim(1)	—	—	—	4,825	—	—	—
(Gain)/loss on sale of assets	(4,785)	(5,295)	(1,425)	191	226	71	83
Share-based compensation	2,963	2,467	2,733	2,552	4,049	1,363	1,653

Adjusted EBITDA	$40,482	$41,737	$38,795	$30,301	$81,616	$21,228	$23,284

(1)	As a result of a contract dispute at Colstrip Unit 3&4 which occurred in 2008, in the fourth quarter of 2009, we recorded a reduction in revenues by $6.5 million and an offsetting $1.7 million reduction in cost of sales for this claim.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our ratio of earnings to fixed charges for the periods indicated (in thousands):

		Year Ended December 31,				Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
Deficiency of Earnings to Fixed Charges	$8,455	$22,125	$47,648	$46,298	$3,311	$3,835	$19,192
     For purposes of calculating the ratio of earnings to fixed charges:
•	“earnings” consist of loss from continuing operations before income taxes and fixed charges; and

•	“fixed charges” consist of interest (expensed), amortization of premiums, discounts and deferred financing costs, and an estimate of the interest expense within rental expense.
USE OF PROCEEDS
     We will not receive any proceeds from the exchange offer. In consideration for issuing the Exchange Notes, we will receive Restricted Notes from you in the same principal amount. The Restricted Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our indebtedness.
THE EXCHANGE OFFER
     The following summary of the registration rights agreement and letter of transmittal is not complete and is subject to, and is qualified in its entirety by, all of the provisions of the registration rights agreement and the letter of transmittal, each of which is filed as an exhibit to the registration statement of which this prospectus is part. We urge you to read the entire registration rights agreement carefully.
Purpose and Effect of the Exchange Offer
     In connection with the issuance of the Restricted Notes, we entered into a registration rights agreement with respect to the Notes. Pursuant to the registration rights agreement, we and the subsidiary guarantors agreed that we will, subject to certain exceptions,
•	by June 4, 2011 (120 days after February 4, 2011), file a registration statement (the “exchange offer registration statement”), with the SEC with respect to a registered exchange offer to exchange each Restricted Note for a new Exchange Note having terms substantially identical in all material respects to such Restricted Note;

•	use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act by September 2, 2011 (210 days after February 4, 2011);

•	promptly after the effectiveness of the exchange offer registration statement, offer the Exchange Notes in exchange for the Restricted Notes; and

•	keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the Notes.
     We have also agreed to include in the exchange offer registration statement a prospectus for use in any resales by any holder of Restricted Notes that is a broker-dealer and to keep such exchange offer registration statement effective for a period beginning when Exchange Notes are first issued in the exchange offer and ending upon the earlier of 180 days from the completion date of this exchange offer or such time as such broker-dealers no longer hold any Restricted Notes.

            In the event that:
•	any change in law or in applicable interpretations thereof by the staff of the SEC does not permit us to effect the exchange offer; or

•	or if for any reason the exchange offer is not consummated within 255 calendar days after February 4, 2011, then, we will, as promptly as practicable, cause to be filed a shelf registration statement under the Securities Act on or prior to the earliest to occur of:
•	the later of (in the case of change in law or interpretation) (x) the 60th day after the date on which we are no longer permitted to file the exchange offer registration statement and (y) July 4, 2011;

•	in the case the exchange offer is not consummated by October 18, 2011; and

•	in the case such holder is prohibited from participating in the exchange offer, such holder may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales, or such holder is a broker-dealer and holds Restricted Notes acquired directly from us, the 45th day after the date on which we receive notice from a holder.
We will use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the later of the 75th day after the shelf registration statement filing obligation arises and September 2, 2011. In addition, we will use our commercially reasonable efforts to keep the shelf registration statement effective until one year from February 4, 2011 (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto or in certain other circumstances).
           We will pay, as liquidated damages, additional cash interest on the applicable Restricted Notes and Exchange Notes, subject to certain exceptions:
•	if the exchange offer registration statement is not filed with the SEC on or prior to June 4, 2011; or

•	if the exchange offer registration statement is not declared effective on or prior to September 2, 2011; or

•	if the exchange offer is not consummated on or prior to October 18, 2011; or

•	if a shelf registration statement is not filed or declared effective when required; or

•	if a registration statement is declared effective as required but thereafter fails to remain effective or usable in connection with resales for more than 30 calendar days; or

•	holders are unable to sell under Rule 144 as a result of our failure to meet the adequate current public information requirement of Rule 144(c)(1).
The additional interest will accrue at a per annum rate of 0.25% for the first 90 days of the registration default period, at a per annum rate of 0.50% for the second 90 days of the registration default period, at a per annum rate of 0.75% for the third 90 days of the registration default period and at a per annum rate of 1.0% thereafter for the remaining portion of the registration default period. We will pay such additional interest on regular interest payment dates.
           We may require each person requesting to be named as a selling security holder to furnish to us such information regarding the person and the distribution of the Notes by the person as we may from time to time reasonably require for the inclusion of the person in the shelf registration statement, including requiring the person to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any person as a selling security holder who fails to provide us with such information.

Terms of the Exchange Offer
     Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, for each $2,000 principal amount of Restricted Notes properly tendered and not withdrawn before the expiration date of the exchange offer, we will issue $2,000 principal amount of Exchange Notes. Holders may tender some or all of their Restricted Notes pursuant to the exchange offer in denominations of $2,000 and integral multiples of $1,000 thereof. The exchange offer is not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered.
     The form and terms of the Exchange Notes will be the same as the form and terms of the Restricted Notes except that:
•	the Exchange Notes will have a different CUSIP number from the Restricted Notes;

•	the Exchange Notes will be registered under the Securities Act and, therefore, the global securities representing the Exchange Notes will not bear legends restricting the transfer of interests in the Exchange Notes;

•	the Exchange Notes will not be subject to the registration rights relating to the Restricted Notes; and

•	the Exchange Notes will not contain provisions for payment of additional interest in case of non-registration.
     The Exchange Notes will evidence the same indebtedness as the Restricted Notes they replace, and will be issued under, and be entitled to the benefits of, the same indenture governing the issuance of the Restricted Notes. As a result, the Restricted Notes and the Exchange Notes will be treated as a single series of Notes under the indenture.
     No interest will be paid in connection with the exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Restricted Notes or, if no interest has been paid on the Restricted Notes, from the date of original issue of the Restricted Notes. Accordingly, the holders of Restricted Notes that are accepted for exchange will not receive accrued but unpaid interest on Restricted Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Restricted Notes on the first interest payment date after the expiration date.
     Under existing SEC interpretations, the Exchange Notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the Exchange Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, you must meet the following conditions in order to receive freely transferable Exchange Notes:
•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act (or if you are such an “affiliate”, you must comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable);

•	you are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of Exchange Notes to be issued in the exchange offer;

•	you acquired the Exchange Notes issued in the exchange offer in the ordinary course of your business;

•	you are not a broker-dealer that acquired the Restricted Notes from us or in market-making transactions or other trading activities; and

•	you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.
     By tendering your Restricted Notes as described in “—Procedures for Tendering,” you will be representing to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:
•	you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.
     The SEC considers broker-dealers that acquired Restricted Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the Exchange Notes if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.
     A broker-dealer that has bought Restricted Notes for market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any Exchange Notes it receives for its own account in the exchange offer. Broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the Exchange Notes if they indicate in the letter of transmittal that they will do so. We have agreed in the registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus until the earlier of 180 days from the completion date of this exchange offer or such time as such broker-dealers no longer hold any Restricted Notes.
     Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of Exchange Notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of Restricted Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.
     Holders of Notes do not have appraisal or dissenters’ rights under state law or under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Expiration Date
     The exchange offer will expire at 5:00 p.m. New York City time on August 29, 2011, unless, in our sole discretion, we extend the expiration date. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.
Extensions, Delays in Acceptance, Termination or Amendment
     We reserve the right, in our sole discretion to:
•	delay accepting for exchange any Restricted Notes,

•	extend the exchange offer,

•	terminate the exchange offer, or

•	to amend the terms of the exchange offer in any way we determine.

     We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of Restricted Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of Restricted Notes of the amendment or waiver, and extend the offer if required by law.
     We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer prior to 9 a.m., Denver time, on the next business day after the previously scheduled expiration date.
Conditions to the Exchange Offer
     We will not be required to accept for exchange, or to exchange Exchange Notes for, any Restricted Notes, and we may terminate the exchange offer as provided in this prospectus at or before the expiration date, if:
•	any law, statute, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;
•	any action or proceeding is instituted or threatened in any court or by or before the SEC or any other governmental agency with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;
•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus;
•	any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the exchange offer;
•	any other change or development shall have occurred, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, the market price of the Exchange Notes or the Restricted Notes or the value of the exchange offer to us; or
•	there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.
     The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.
     If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:
•	refuse to accept any Restricted Notes and return all tendered Restricted Notes to the tendering holders and terminate the exchange offer;
•	extend the exchange offer and retain all Restricted Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Restricted Notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Restricted Notes which have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will disclose this change by means of a prospectus supplement that will be distributed to the registered holders of the Restricted Notes. If the exchange offer would otherwise expire, we will extend the exchange offer for five to ten business days, depending on how significant the waiver is and the manner of disclosure to registered holders.
     Any determination by us concerning the above events will be final and binding.
     In addition, we reserve the right in our sole discretion to:
•	purchase or make offers for any Restricted Notes that remain outstanding subsequent to the expiration date; and
•	purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise.
     The terms of any such purchases or offers may differ from the terms of the exchange offer.
Procedures for Tendering
     Except in limited circumstances, only a participant with The Depository Trust Company (the “DTC”) listed on a DTC securities position listing with respect to the Restricted Notes may tender Restricted Notes in the exchange offer. To tender Restricted Notes in the exchange offer:
•	you must instruct DTC and a DTC participant by completing the form “Instructions to DTC Participant From Beneficial Owner” accompanying this prospectus of your intention to tender your Restricted Notes for Exchange Notes; and
•	DTC participants in turn need to follow the procedures for book-entry transfer as set forth below under “—Book-Entry Transfer” and in the letter of transmittal.
     By tendering, you will make the representations described below under “—Representations on Tendering Restricted Notes.” In addition, each broker-dealer that receives Exchange Notes for its account in the exchange offer, where the Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.” The tender by a holder of Restricted Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
     The method of delivery of the form “Instructions to DTC Participant From Beneficial Owner” or transmission of an agent’s message and all other required documents, as described under "—Book-Entry Transfer,” to the exchange agent is at the election and risk of the tendering holder of Restricted Notes. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Restricted Notes, and our determination shall be final and binding on all parties. We reserve the absolute right to reject any and all Restricted Notes not properly tendered or any Restricted Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Restricted Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of Restricted Notes within a period we determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Restricted Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of Restricted Notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any Restricted Notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.
Book-Entry Transfer
     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Restricted Notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Restricted Notes by causing DTC to transfer such Restricted Notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of Exchange Notes for tendered Restricted Notes will only be made after timely:
•	confirmation of book-entry transfer of the Restricted Notes into the exchange agent’s account; and
•	receipt by the exchange agent of an “agent’s message” and all other required documents specified in the letter of transmittal.
     The confirmation, agent’s message and any other required documents must be received at the exchange agent’s address listed below under “—Exchange Agent” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.
     As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
     The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering Restricted Notes stating:
•	the aggregate principal amount of Restricted Notes that have been tendered by the participant;
•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and
•	that we may enforce such agreement against the participant.
     Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under “Representations on Tendering Restricted Notes” are true and correct.
Representations on Tendering Restricted Notes
     To exchange your Restricted Notes for transferable Exchange Notes in the exchange offer, you will be required to represent to the effect that you:
•	are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act (or if you are such an “affiliate”, you must comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable);
•	are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of Exchange Notes to be issued in the exchange offer;
•	acquired the Exchange Notes issued in the exchange offer in the ordinary course of your business;
•	are not a broker-dealer that acquired the Restricted Notes from us or in market-making transactions or other trading activities; and

•	are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.
     If you are a broker-dealer and you will receive Exchange Notes for your own account in exchange for Restricted Notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. The letter of transmittal states that, by complying with their obligations, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See also “Plan of Distribution.” If you fail to indicate in the letter of transmittal or otherwise inform us that you are a broker-dealer, you will be deemed to have represented to us that you are not a broker-dealer.
Withdrawal of Tenders
     Your tender of Restricted Notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of Restricted Notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
     For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.
     Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Exchange Notes will be issued with respect to them unless the Restricted Notes so withdrawn are validly re-tendered. Any Restricted Notes which have been tendered but which are withdrawn or not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described above under “—Procedures For Tendering” at any time prior to the expiration date.
Fees and Expenses
     We will bear the expenses of soliciting tenders with respect to the exchange offer. The principal solicitation is being made by mail; however, we may make additional solicitation by telephone or in person by our officers and regular employees and those of our affiliates.
     We have not retained any dealer manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out of pocket expenses.
     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:
•	SEC registration fees;
•	fees and expenses of the exchange agent and trustee;
•	accounting and legal fees and printing costs; and
•	related fees and expenses.
Transfer Taxes
     Holders who tender their Restricted Notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of Restricted Notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.
Accounting Treatment
     We will record the Exchange Notes in our accounting records at the same carrying value as the Restricted Notes. This carrying value is the aggregate principal amount of the Restricted Notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.
Consequences of Failure to Properly Tender Restricted Notes in the Exchange
     We will issue the Exchange Notes in exchange for Restricted Notes under the exchange offer only after timely confirmation of book-entry transfer of the Restricted Notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and all other required documents specified in the letter of transmittal. Therefore, holders of the Restricted Notes desiring to tender Restricted Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Restricted Notes for exchange or waive any such defects or irregularities. Restricted Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act.
     Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will generally not be required to register the remaining Restricted Notes. Remaining Restricted Notes will continue to be subject to the following restrictions on transfer:
•	holders may resell Restricted Notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and
•	the remaining Restricted Notes will bear a legend restricting transfer in the absence of registration or an exemption.
     To the extent that Restricted Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Restricted Notes could be adversely affected.
     Neither we nor our board of directors make any recommendation to holders of Restricted Notes as to whether to tender or refrain from tendering all or any portion of their Restricted Notes pursuant to the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of Restricted Notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of Restricted Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     We are exposed to market risk, which includes adverse changes in commodity prices and interest rates.
Commodity Price Risk
     We manage our price risk for coal sales, electricity and steam production through the use of long-term agreements, rather than through the use of derivatives. We estimate that almost 100% of our coal and our electricity production are sold under long-term agreements. These coal contracts typically contain price escalation and adjustment provisions, pursuant to which the price for our coal may be periodically revised. The price may be adjusted in accordance with changes in broad economic indicators such as the consumer price index, commodity-specific indices such as the PPI-light fuel oils index, and/or changes in our actual costs.

     For our contracts which are not cost plus, we have exposure to price risk for supplies that are used in the normal course of production such as diesel fuel and explosives. We manage these items through strategic sourcing contracts in normal quantities with our suppliers and may use derivatives from time to time. At March 31, 2011, we had fuel supply contracts outstanding with a minimum purchase requirement of 4.1 million gallons of diesel fuel per year. These contracts qualify for the normal purchase normal sale exception under hedge accounting.
Interest Rate Risk
     Our exposure to changes in interest rates results from our debt obligations shown in the table below that are indexed to either the prime rate or LIBOR. Based on balances outstanding as of March 31, 2011, a change of one percentage point in the prime interest rate or LIBOR would increase or decrease interest expense on an annual basis by the amount shown below:

Effect of 1% increase
or 1% decrease
(In thousands)
WML’s revolving line of credit	$—
BUSINESS, PROPERTIES AND LEGAL PROCEEDINGS
Overview
     Westmoreland Coal Company began mining in Westmoreland County, Pennsylvania in 1854 as a Pennsylvania corporation. In 1910, we incorporated in Delaware and continued our focus on underground coal operations in Pennsylvania and the Appalachian Basin. We moved our headquarters from Philadelphia, Pennsylvania to Colorado Springs, Colorado in 1995 and fully divested ourselves of all Eastern coal operations.
     Today, Westmoreland Coal Company is an energy company employing 1,081 employees whose operations include five surface coal mines in Montana, North Dakota and Texas, and two coal-fired power generating units with a total capacity of approximately 230 megawatts in North Carolina. We sold 25.2 million tons of coal in 2010. Our two principal operating segments are our coal and power segments. Our two non-operating segments are heritage and corporate. Our heritage segment primarily includes the costs of benefits we provide to former mining operation employees and our corporate segment consists primarily of corporate administrative expenses.
     We are subject to two major debt arrangements: (1) $125.0 million senior secured notes at Westmoreland Mining, LLC, or WML, that is collateralized by all assets of WML, Westmoreland Savage Corporation, or WSC, Western Energy Company, or WECO, and Dakota Westmoreland Corporation, or DWC, referred to herein as the WML Notes; and (2) $150.0 million senior secured notes (issued February 4, 2011) at the parent level that are largely collateralized by the assets of the parent, the Absaloka Mine and the ROVA power facility, referred to herein as the Parent Notes.
Coal Segment
     General
     Our coal segment’s focus is on niche coal markets where we take advantage of customer proximity and rail transportation advantages. Approximately two-thirds of our coal production is mine mouth, governed by long-term coal contracts with neighboring power plants. The remaining coal production is sold in the open market where we take advantage of being the closest coal producer to our open market customers via rail transportation. Currently, two-thirds of our produced coal is non-compliance sub-bituminous coal from the Northern Powder River Basin, while the remaining third is lignite. We project that almost 50% of our contracted tons in 2011 will remain under contract through 2019. Our relationship with the Crow Tribe allows us to, among other things, continue to monetize certain Indian Coal Tax Credits as described below in “Properties.”

In 2010, we sold 25.2 million tons of coal compared to 24.3 million in 2009. Our increase in tons sold resulted from 2009 customer shutdowns at our Rosebud and Beulah Mines, whereas comparable shutdowns did not occur during 2010.
     The following table provides summary information regarding our principal mining operations as of December 31, 2010:

							Total Cost of
				Tons Sold			Property, Plant and
Mining				(In thousands)			Equipment	Employees/Labor
Operation	Prior Operator	Manner of Transport	Machinery	2008	2009	2010	($ in millions)	Relations(1)	Coal Seam
MONTANA
Rosebud	Entech, Inc., a	• Conveyor belt	• 4 drag-lines	13,026	10,332	12,231	$140.9	383 employees;	• Rosebud
	subsidiary of	• BNSF Rail	• Load-out facility					297 represented
	Montana Power,	• Truck						by Local 400 of
	Purchased 2001							the IUOE
Absaloka	Washington Group	• BNSF Rail	• 1 drag-line	6,418	5,911	5,467	$135.1	170 employees; 131	• Rosebud-McKay
	International, Inc.	• Truck	• Load-out facility					represented by Local
	as contract							400 of the IUOE
	operator, Ended
	contract in 2007
Savage	Knife River	• Truck	• 1 dragline	359	344	353	$4.6	13 employees; 11	• Pust
	Corporation, a							represented by Local
	subsidiary of MDU							400 of the IUOE
	Resources Group,
	Inc., Purchased
	2001
TEXAS
Jewett	Entech, Inc., a	• Conveyor belt	• 4 drag-lines	6,494	5,080	4,203	$32.1	327 employees	• Wilcox Group
	subsidiary of
	Montana Power,
	Purchased 2001
NORTH DAKOTA
Beulah	Knife River	• Conveyor belt	• 2 drag-lines	3,046	2,585	2,898	$61.8	149 employees; 118	• Schoolhouse
	Corporation, a	• BNSF Rail	• Load-out facility					represented by Local	• Beulah-Zap
	subsidiary of MDU							1101 of the UMWA
	Resources Group,
	Inc., Purchased
	2001
TOTALS
				29,343	24,252	25,152	$374.5	1,042 employees

(1)	557 employees, or approximately 52% of our total employees, are represented by collective bargaining agreements. The labor agreement at the Absaloka Mine, which covers 12% of our workforce, expires during 2011.
Properties
     We had an estimated 389.9 million tons of proven and probable coal reserves as of December 31, 2010. Montana, Texas, and North Dakota each use a permitting process approved by the Office of Surface Mining. Our mines have chosen to permit coal reserves on an incremental basis and given the current rates of mining and demand, have sufficient permitted coal to meet production for the periods shown in the table below. We secure all of our final reclamation obligations by bonds as required by the respective state agencies. We perform contemporaneous reclamation activities at each mine in the normal course of operations and coal production.
     Our mines control coal reserves and deposits through long-term leases. Coal reserves are that part of a mineral deposit that can be economically and legally extracted at the time of the reserve determination. Coal deposits do not qualify as reserves until we conduct a final comprehensive economic evaluation and conclude it is legally and economically feasible to mine the coal. We base our estimate of the economic recoverability of our reserves upon a comparison of potential reserves to reserves currently in production in a similar geologic setting to determine an estimated mining cost. We compare these estimated mining costs to existing market prices for the anticipated quality of coal. We only include reserves expected to be economically mined in our reserve estimates.

     Our engineers and geologists generally prepare our reserve estimates. We periodically engage independent mining and geological consultants to review the models and procedures we use in preparing our internal estimates of coal reserves according to standard classifications of reliability. Norwest Corporation, a third-party consultant, was retained to provide an estimate of our reserves as of September 30, 2010. Reserves shown in the table below reflect the conclusions set forth in Norwest’s report, updated to reflect internal estimates of the effect of fourth quarter 2010 activity and other adjustments. Total recoverable reserve estimates change over time to reflect mining activity, analysis of new engineering and geological data, information obtained from our ongoing drilling program, changes in reserve holdings and other factors. We compile data from individual drill holes in a database from which the depth, thickness and the quality of the coal are determined. We classify reserves as either proven or probable based on the density result of the drill pattern.
     The following table provides information about our mines as of December 31, 2010:

	Absaloka Mine	Rosebud Mine	Jewett Mine	Beulah Mine	Savage Mine
Owned by	Westmoreland	Western Energy	Texas Westmoreland	Dakota Westmoreland	Westmoreland Savage
	Resources, Inc.	Company	Coal Co.	Corporation	Corporation
Location		Rosebud and	Leon, Freestone and
		Treasure Counties,	Limestone Counties,	Mercer and Oliver
	Big Horn County, MT	MT	TX	Counties, ND	Richland County, MT
Coal reserves (thousands of tons)(1)
Proven	66,976	200,333	44,842	45,248	13,117
Probable	—	—	—	19,394	—
Permitted reserves (thousands of tons)	61,290	115,642	44,842	21,682	1,023
2010 production (thousands of tons)	5,466	12,254	4,171	2,895	352
Estimated life of permitted reserves(2)	2020	2019	2022	2015	2013
Lessor	• Crow Tribe	• Federal Government	• Private parties	• Private parties	• Federal Government
	• Private parties	• State of MT	• State of TX	• State of ND	• Private parties
		• Great Northern		• Federal Government
		Properties
Lease term	Through exhaustion	Varies	Varies	Varies	Varies
Current production capacity (thousands of tons)	7,500	13,300	7,000	3,400	400
Coal type	Sub-bituminous	Sub-bituminous	Lignite	Lignite	Lignite
Major customers	• Xcel Energy	• Colstrip 1&2 owners	• NRG Texas Power LLC	• Otter Tail	• MDU
	• Western Fuels Assoc.	• Colstrip 3&4 owners		• MDU	• Sidney Sugars
	• Midwest Energy			• Minnkota
	• Rocky Mountain Power			• Northwestern
				Public Service
Delivery method	Rail / Truck	Truck / Rail / Conveyor	Conveyor	Conveyor / Rail	Truck
Approx. heat content (BTU/lb.)(3)	8,571	8,534	6,652	7,002	6,380
Approx. sulfur content (%)(4)	0.66	0.64	0.78	0.76	0.50
Year current complex opened	1974	1968	1985	1963	1958
Total tons mined since inception (thousands of tons)	172,602	431,931	183,263	102,251	14,493

(1)	The SEC Industry Guide 7 defines reserves as that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination. Proven and probable coal reserves are defined by SEC Industry Guide 7 as follows:

Proven (Measured) Reserves — Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so close and the geographic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Probable (Indicated) Reserves — Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

(2)	Approximate year in which permitted reserves would be exhausted, based on current mine plan and production rates. Our Jewett Mine’s permit is expected to be renewed in 2011 while the other permit expires in 2014, but effectively they cover all of the Mine’s reserves for the entire life of the mine. The Absaloka Mine permits expire in 2013 and 2014.

(3)	Approximate heat content applies to the coal mined in 2010.

(4)	Approximate sulfur content applies to the tons mined in 2010.
     With the exception of the Jewett Mine, where we control some reserves through fee ownership, we lease all of our coal properties. We are a party to coal leases with the federal government, state governments, and private parties at our Rosebud, Beulah, Savage and Jewett Mines. Each of the federal and state government leases continue indefinitely provided there is diligent development of the property and continued operation of the related mines. Federal statute generally sets production royalties on federal leases at 12.5% of the gross proceeds of coal mined and sold for surface mines. At the Beulah and Savage Mines, we have received reductions in the federal royalty rate due to the quality of the lignite coal mined. Our private leases run for an average term of twenty years and have options for renewal. We believe that we have satisfied all lease conditions in order to retain the properties and keep the leases in force.
     We are a party to two leases with the Crow Tribe covering 18,406 acres of land at our Absaloka Mine. In 2008, and in order to take advantage of certain available tax credits for the production of coal on the leased Crow Tribe land, Westmoreland Resources, Inc., or WRI, entered into a series of transactions, including the formation of Absaloka Coal, LLC with an unaffiliated investor. In 2010, the tax credit was equal to $2.20 per ton and will increase annually based on an inflation-adjustment factor. We received a private letter ruling from the IRS providing that the Indian Coal Tax Credits are available to us. As part of such transaction, WRI subleased its leases with the Crow Tribe to Absaloka Coal, LLC, granting it the right to mine specified quantities of coal through September 2013, with WRI as contract miner. We will pay to the Crow Tribe 33% of the expected payments we will receive from the investor. All of WRI’s property has been fully encumbered by a first lien under the Parent Notes agreement completed in February 2011. The Parent Notes allow us to enter into a revolving line of credit collateralized, in part, by the accounts receivable and inventory at WRI. In addition, WML fully encumbered all of its property at our Rosebud, Beulah and Savage mines pursuant to the WML Notes and revolving line of credit.
     Customers
     We sell almost all of the coal that we produce (99% in 2010) to plants that generate electricity. In 2010, we derived approximately 65% of our total revenues from coal sales to four power plants: Colstrip Units 3&4 (24% of our 2010 revenues), Limestone Generating Station (16%), Colstrip Units 1&2 (13%) and Sherburne County Station (12%). We sell more than 80% of our tons under contracts with remaining supply obligation terms of three years or more. We provide transportation for our mine-mouth customers, but sell coal and lignite on a Free On Board, or FOB, basis to our other customers. The purchaser of coal normally bears the cost of transportation and risk of loss from load out to its final destination. Our coal revenues include amounts earned by our coal sales company from sales of coal produced by mines other than ours. In 2010, 2009, and 2008, such amounts were $0.4 million, $0.8 million, and $1.2 million, respectively.
     Rosebud. The Rosebud Mine has two contracts with the adjacent Colstrip Station power generating facility. Effective January 1, 2010, a new cost-plus agreement commenced with Colstrip Units 1&2 with a projected term through at least 2019 and expected tons of 3.0 million per year. A second agreement at Units 3&4 covers approximately 7.0 million tons per year and is set to expire at the end of 2019. This contract is also cost-plus, but with provisions for specific returns on capital investment.
     Absaloka. The Absaloka Mine operates primarily in the open market and has several three- to five-year contracts with various parties that totaled roughly 5.5 million tons in 2010 and decline to zero by the end of 2015. Approximately 80% of all tons sold in 2010 were to the rail-served Sherburne County Station in Minnesota under multiple contracts.
     Savage. The Savage Mine supplies approximately 0.3 million tons per year to the local Lewis & Clark Station under an agreement that expires at the end of 2012. Prices under this agreement are based upon certain actual mine costs and certain inflation indices for such items as diesel fuel.

     Jewett. The Jewett Mine has a cost-plus agreement with NRG Texas Power’s adjacent Limestone Generating Station, which commenced January 1, 2008, and replaced various prior agreements in place since 1985. NRG Texas Power is obligated to pay all mine costs of production plus a margin and the mine’s capital and reclamation expenditures. The agreement has a term through 2018, which may be extended by NRG Texas Power for up to an additional ten years or until the mine’s reserves are exhausted. NRG has the option to determine volumes to be delivered, which currently average approximately 4.2 million tons per year, and to terminate the agreement at its discretion.
     Beulah. The Beulah Mine supplies approximately 2.5 million tons per year to the adjacent Coyote Station via conveyor belt under an agreement that expires in May 2016. It also supplies approximately 0.5 million tons per year to the rail-served Heskett Station under an agreement that expires during 2011. Prices under these agreements are based upon certain actual mine costs and certain inflation indices for such items as diesel fuel.
     Competition
     While the coal industry is intensely competitive, we focus on niche coal markets where we take advantage of long-term coal contracts with neighboring power plants and rail transportation. For our open market coal sales, we compete with many other suppliers of coal to provide fuel to power plants. Additionally, coal competes for electrical power generation with other fuels such as nuclear energy, natural gas, hydropower, petroleum and wind. Costs and other factors such as safety, environmental and regulatory considerations relating to these alternative fuels affect the overall demand for coal as a fuel.
     We believe that our mines have a competitive advantage based on three factors:
•	all of our mines are the most economic suppliers to each of their respective principal customers, a result of a transportation advantage over our competitors in that market;
•	nearly all of the power plants we supply were specifically designed to use our coal; and
•	the plants we supply are among the lowest cost producers of electric power in their respective regions and are among the cleaner producers of power from solid fossil fuels.
•	As a result of the foregoing, we believe that our current customers are more likely to be dispatched to produce power and to continue purchasing coal extracted from our mines.
     The principal customers of the Rosebud, Jewett, and Beulah Mines are located adjacent to the mines; the coal for these customers is delivered by conveyor belt instead of more expensive means such as truck or rail. The customers of the Savage Mine are located approximately 20 to 25 miles from the mine so that coal can be transported most economically by truck.
     The Absaloka Mine faces a different competitive situation. The Absaloka Mine sells its coal in the rail market to utilities located in the northern tier of the United States that are served by BNSF. These utilities may purchase coal from us or from other producers. We compete with other producers on the basis of price and quality, with the purchasers also taking into account the cost of transporting the coal to their plants. The Absaloka Mine enjoys an approximately 300-mile rail advantage over its principal competitors from the Southern Powder River Basin in supplying customers located in the northern tier. Rail rates have increased over the last several years by 50 to 100%, which increases our competitive advantage. We also believe that the next most economic suppliers to Absaloka’s northern tier customers could be our other mines.
     Material Effects of Regulation
     We are subject to extensive regulation with respect to environmental and other matters by federal, state and local authorities. Federal laws to which we are subject include the Surface Mining Control and Reclamation Act of 1977, or SMCRA, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right to Know Act and the Resource Conservation and Recovery Act. The United States Environmental Protection Agency, or EPA, and/or other authorized federal or state agencies administer and enforce these laws. Non-compliance with these laws and regulations could subject us to material administrative, civil or criminal penalties or other liabilities, including suspension or termination of operations. In addition, we may be required to make large and unanticipated capital expenditures to comply with applicable laws. Our reclamation obligations under applicable environmental laws will be substantial. Our coal sales agreements contain government impositions provisions that allow the pass-through of compliance costs in some circumstances. The following summarizes certain legal and regulatory matters that we believe may significantly affect us.
     Mine Safety and Health. One of our core values is uncompromised safety. We work towards this core value through: constant training of employees in safe work practices; establishing, following and improving safety standards; participating in mine rescue performance evaluations and other company and industry-sponsored mine safety activities and conferences; and recording, reporting and investigating all accidents, incidents and losses to avoid reoccurrence. A portion of the annual performance incentives for mine supervisory employees at our mines is tied to their safety performance.
     We received state and industry safety awards during the year, including both the large and small mine Governor’s Safety and Health Award from the state of Montana. During 2010, we continued to maintain reportable and lost time incident rates significantly below national averages as indicated in the table below.

	2010
	Lost Time Rate	Reportable Rate

WCC Mines	0.88	1.31
National Surface Mines	1.23	1.83
     Following passage of The Mine Improvement and New Emergency Response Act of 2006 (The Miner Act), the U.S. Mine Safety and Health Administration (MSHA), significantly increased the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. There has also been a dramatic increase in the dollar penalties assessed for citations issued over the past two years. Most of the states in which we operate have inspection programs for mine safety and health. Collectively, federal and state safety and health regulations in the coal mining industry are perhaps the most comprehensive and pervasive systems for protection of employee health and safety affecting any segment of U.S. industry.
     Surface Mining Control and Reclamation Act. SMCRA establishes minimum national operational, reclamation and closure standards for all surface coal mines. SMCRA requires that comprehensive environmental protection and reclamation standards be met during the course of and following completion of coal mining activities. Permits for all coal mining operations must be obtained from the Federal Office of Surface Mining Reclamation and Enforcement, or OSM, or, where state regulatory agencies have adopted federally approved state programs under SMCRA, the appropriate state regulatory authority. States that operate federally approved state programs may impose standards that are more stringent than the requirements of SMCRA and OSM’s regulations and, in many instances, have done so. Permitting under SMCRA has generally become more difficult in recent years, which adversely affect the cost and availability of coal purchased by ROVA, especially in light of significant permitting issues affecting the Central Appalachia region. This difficulty in permitting also affects the availability of coal reserves at our coal mines.
     We do not believe there are any matters that pose a material risk to maintaining our existing mining permits or materially hinder our ability to acquire future mining permits. It is our policy to comply in all material respects with the requirements of the SMCRA and the state and tribal laws and regulations governing mine reclamation.
     Clean Air Act and Related Regulations. The federal Clean Air Act and similar state laws and regulations affect coal mining, coal handling and processing and energy production primarily through permitting and/or emissions control requirements. For example, regulations relating to fugitive dust and coal combustion emissions could restrict our ability to develop new mines or require us to modify our operations. The Clean Air Act also extensively regulates the air emissions of coal fired electric power generating plants such as ROVA and plants operated by our coal customers. Coal contains impurities, such as sulfur, mercury and other constituents, many of which are released into the air when coal is burned. The Clean Air Act and similar legislation regulate these emissions and therefore affect demand for our coal. In particular, our mines do not produce “compliance coal” for purposes of the Clean Air Act. Compliance coal is coal containing 1.2 pounds or less of sulfur dioxide per million British thermal unit, or Btu. This restricts our ability to sell coal to power plants that do not utilize sulfur dioxide emission controls and otherwise leads to a price discount based, in part, on the market price for sulfur dioxide emission allowances under the Clean Air Act. Our coal also contains about fifty percent more ash content than our primary competitors, which can translate into a cost disadvantage where post-combustion coal ash must be land filled.
     While new regulations under the Clean Air Act or similar statutes could increase market prices for sulfur dioxide emission allowances and therefore the price discount applied to our coal, they could also cause power plants to retrofit sulfur dioxide emission controls, therefore expanding our market potential. Higher costs for complying with coal ash regulations could also result in a higher price discount for our open market coal.
     We are at particular risk of changes in applicable environmental laws with respect to the Jewett Mine, whose customer, the NRG Texas Power-Limestone Station, blends our lignite with compliance coal from Wyoming. Tightened nitrogen oxide and new mercury emission standards could result in an increased blend of the Wyoming coal to reduce emissions. Further, increased market prices for sulfur dioxide emissions and increased coal ash costs could also favor an increased blend of the lower ash Wyoming compliance coal. In such a case, NRG Texas Power has the option to increase its purchases of other coal, reduce purchases of our coal, or to terminate our contract. If NRG terminates the contact, sales of lignite would end and the Jewett Mine would commence final reclamation activities. NRG would pay for all reclamation work plus a margin.
     Bonding Requirements. Federal and state laws require mine operators to assure, usually through the use of surety bonds, payment of certain long-term obligations, including the costs of mine closure and the costs of reclaiming the mined land. The costs of these bonds have fluctuated in recent years, and the market terms of surety bonds have generally become more unfavorable to mine operators. Surety providers are requiring greater percentages of collateral to secure a bond, which has required us to provide increasing quantities of cash to collateralize bonds to allow us to continue mining. These changes in the terms of the bonds have been accompanied, at times, by a decrease in the number of companies willing to issue surety bonds. As of December 31, 2010, we have posted an aggregate of $230.4 million in surety bonds for reclamation purposes, with approximately $27.5 million of cash collateral.
     Resource Conservation and Recovery Act. We may generate wastes, including ''solid’’ wastes and ''hazardous’’ wastes that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, although certain mining and mineral beneficiation wastes and certain wastes derived from the combustion of coal currently are exempt from regulation as hazardous wastes under RCRA. The EPA has limited the disposal options for certain wastes that are designated as hazardous wastes under RCRA. Furthermore, it is possible that certain wastes generated by our operations that currently are exempt from regulation as hazardous wastes may in the future be designated as hazardous wastes, and therefore be subject to more rigorous and costly management, disposal and clean-up requirements.
     Comprehensive Environmental Response, Compensation, and Liability Act. Under the Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or Superfund, and similar state laws, responsibility for the entire cost of cleanup of a contaminated site, as well as natural resource damages, can be imposed upon current or former site owners or operators, or upon any party who released one or more designated ''hazardous substances’’ at the site, regardless of the lawfulness of the original activities that led to the contamination. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to public health or the environment and to seek to recover from the potentially responsible parties the costs of such action. In the course of our operations, we may have generated and may generate wastes that fall within CERCLA’s definition of hazardous substances. We may also be an owner or operator of facilities at which hazardous substances have been released by previous owners or operators. We may be responsible under CERCLA for all or part of the costs of cleaning up facilities at which such substances have been released and for natural resource damages. We have not, to our knowledge, been identified as a potentially responsible party under CERCLA, nor are we aware of any prior owners or operators of our properties that have been so identified with respect to their ownership or operation of those properties. We also must comply with reporting requirements under the Emergency Planning and Community Right-to-Know Act and the Toxic Substances Control Act.
     Climate Change Legislation and Regulations. Numerous proposals for federal and state legislation have been made relating to greenhouse gas, or GHG, emissions (including carbon dioxide) and such legislation could result in the creation of substantial additional costs in the form of taxes or required acquisition or trading of emission allowances. Many of the federal and state climate change legislative proposals use a “cap and trade” policy structure, in which GHG emissions from a broad cross-section of the economy would be subject to an overall cap. Under the proposals, the cap would become more stringent with the passage of time. The proposals establish mechanisms for GHG sources such as power plants to obtain “allowances” or permits to emit GHGs during the course of a year. The sources may use the allowances to cover their own emissions or sell them to other sources that do not hold enough emissions for their own operations.
     In addition, the EPA has issued a notice of finding and determination that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment, which allows the EPA to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has begun to implement GHG-related reporting and permitting rules.
     The impact of GHG-related legislation and regulations, including a “cap and trade” structure, on us will depend on a number of factors, including whether GHG sources in multiple sectors of the economy are regulated, the overall GHG emissions cap level, the degree to which GHG offsets are allowed, the allocation of emission allowances to specific sources and the indirect impact of carbon regulation on coal prices. We may not recover the costs related to compliance with regulatory requirements imposed on us from our customer due to limitations in our agreements.
     Passage of additional state or federal laws or regulations regarding GHG emissions or other actions to limit carbon dioxide emissions could result in fuel switching from coal to other fuel sources by electricity generators and thereby reduce demand for our coal or indirectly the prices we receive in general. In addition, political and regulatory uncertainty over future emissions controls have been cited as major factors in decisions by power companies to postpone new coal-fired power plants. If these or similar measures, such as controls on methane emissions from coal mines, are ultimately imposed by federal or state governments or pursuant to international treaties, our operating costs may be materially and adversely affected. In addition, alternative sources of power, including wind, solar, nuclear and natural gas could become more attractive than coal in order to reduce carbon emissions, which could result in a reduction in the demand for coal and, therefore, our revenues. Similarly, some of our customers, in particular smaller, older power plants, could be at risk of significant reduction in coal burn or closure as a result of imposed carbon costs. The imposition of a carbon tax or similar regulation could, in certain situations, lead to the shutdown of coal-fired power plants, which would materially and adversely affect our coal and power plant revenues.
Power Segment
     General
     We own two coal-fired power-generating units in Weldon, North Carolina with a total capacity of approximately 230 megawatts, which we refer to collectively as ROVA. ROVA, which commenced operations in 1994, was built as a Public Utility Regulatory Policies Act co-generation facility with long-term power purchase agreements with Dominion Virginia Power. While we initially structured the project as a joint venture where we owned a 50% interest in the partnership that owned ROVA, we acquired the other 50 percent partnership interest in ROVA in 2006, bringing our ownership interest in the ROVA project to 100 percent. ROVA was reclassified as an Electric Wholesale Generator, a Federal Energy Regulatory Commission classification created by the Energy Policy Act of 1992. Westmoreland Partners has fully encumbered all property pursuant to the Parent Notes. The Parent Notes also allow us to enter into a revolving line of credit collateralized, in part, by the accounts receivable and inventory at ROVA.
     The following table shows megawatt hours produced and average annual capacity factors achieved at ROVA for the last three years:

Year	Megawatt Hours	Capacity Factor
2010	1,620,000	88%
2009	1,486,000	81%
2008	1,641,000	89%

     In 2009, ROVA experienced a planned major maintenance outage, which occurs every five years.
     Coal Supply
     ROVA purchases coal under long-term contracts from coal suppliers with identified reserves located in Central Appalachia, with contracts expiring in 2014 and 2015.
     Customer
     ROVA supplies power to Dominion Virginia Power under long-term contracts, which expire in 2019 and 2020. We can extend, by mutual consent, the contracts with Dominion Virginia Power for five-year terms at mutually agreeable pricing. In 2010, the sale of power to Dominion Virginia Power accounted for approximately 17% of our consolidated revenues.
     Material Effects of Regulation
     For a thorough discussion of the extensive regulation with respect to environmental and other matters by federal, state and local authorities affecting our power segment, see Item 1 under “Coal Segment -Material Effects of Regulation.”
     With respect to our power segment, ROVA is among the newer and cleaner coal-fired power plants in the United States. Under Title IV of the Clean Air Act, it is exempted from, but may opt-in to receive allocations of sulfur dioxide emission allowances. The plants are among the lowest coal-fired emitters of mercury in the country. We are evaluating whether ROVA could be a net consumer or seller of mercury allowances under new and pending regulations. Currently, ROVA is a consumer of sulfur dioxide allowances and nitrogen oxide credits, and we expect an increase in costs associated with nitrogen oxide allowances at ROVA. With regard to coal ash regulations, ROVA both remarkets and landfills its combustion waste. Landfills are lined and meet strict North Carolina Department of Solid Waste regulations.
     An important factor relating to the impact of GHG-related legislation and regulations on our power segment will be our ability to recover the costs incurred to comply with any regulatory requirements that are ultimately imposed. We may not recover the costs related to compliance with regulatory requirements imposed on us due to limitations in our power purchase agreements. If we are unable to pass through such costs incurred by ROVA to Dominion Virginia Power or recoup them in another manner such as through allowances, it could have a material adverse effect on our results of operations at ROVA.
Heritage Segment
     Our heritage segment costs consist primarily of payments for various types of postretirement medical benefits. Distributions from our operating subsidiaries fund these collective heritage obligations.
     As we modernized in 2010 how we provide prescription drug benefits to retirees, we significantly reduced our heritage health benefit expenditures.
     We continue to explore ways to further reduce or eliminate other portions of our benefits costs incurred as a consequence of our former operations.
Corporate Segment
     The corporate segment consists primarily of costs for our corporate administrative expenses. In addition, the corporate segment contains our captive insurance company.
     We have elected to retain some of the risks associated with operating our company through a wholly owned, consolidated insurance subsidiary, Westmoreland Risk Management Ltd., or WRM. WRM, a Bermuda corporation, provides our primary layer of property and casualty insurance. By using this insurance subsidiary, we have reduced the cost of our property and casualty insurance premiums and retained some economic benefits due to our excellent loss record. We reduce our major exposure by insuring for losses in excess of our retained limits with a number of third-party insurance companies. In January 2011, the board of directors of the captive voted to redomesticate the captive to the state of Montana. We are currently in the process of completing such redomestication.

     Except for the assets of WRM, all of our assets are located in the United States. We had no export sales and derived no revenues from outside the United States during the five-year period ended December 31, 2010.
Legal Proceedings
     We are subject, from time-to-time, to various proceedings, lawsuits, disputes, and claims (“Actions”) arising in the ordinary course of our business. Many of these Actions raise complex factual and legal issues and are subject to uncertainties. We cannot predict with assurance the outcome of Actions brought against us. Accordingly, adverse developments, settlements, or resolutions may occur and negatively impact income in the quarter of such development, settlement, or resolution. However, we do not believe that the outcome of any current Action would have a material adverse effect on our financial results.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including “Selected Historical Financial Data.” The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All references to years relate to the calendar year ended December 31 of the particular year.
Overview
     Westmoreland Coal Company is an energy company employing 1,081 employees whose operations include five surface coal mines in Montana, North Dakota and Texas and two coal-fired power-generating units with a total capacity of approximately 230 megawatts in North Carolina. We sold 25.2 million tons of coal in 2010. Our two principal operating segments are our coal segment and our power segment, in addition to two non-operating segments.
     We are a holding company and conduct our operations through subsidiaries, which generally have obtained separate financing. As a holding company, we have significant cash requirements to fund our ongoing heritage health benefit costs, pension contributions, and corporate overhead expenses. The principal sources of cash flow to us are distributions from our principal operating subsidiaries. Following the Parent Notes offering discussed below, we now have cash on hand in excess of $45 million. The Parent Notes offering permits us to enter into a revolving credit facility at the Parent.
Recent Developments
     In February 2011, we completed a private placement of $150.0 million of senior secured notes due in 2018. The net proceeds from the offering of the Parent Notes were used to pay all dividend arrearages on our Series A preferred stock, to repay all outstanding term and revolving line of credit debt at ROVA and WRI, to retire approximately $2.5 million of the outstanding principal owed on the senior secured convertible notes (the remaining principal balance of the senior secured convertible notes was converted to common stock) and for general corporate purposes.
Legislation Enacted
     On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act. The legislation, among other matters, requires mining companies to provide specific detailed information on health and safety violations on a mine-by-mine basis, and will require disclosure of payments made to foreign governments and the Federal Government to further the commercial development of minerals. Regulations regarding government payment disclosures have not yet been adopted.
Healthcare Reform
     In March 2010, the Patient Protection and Affordable Care Act, or PPACA was enacted, potentially impacting our costs to provide healthcare benefits to our active and retired employees and benefits related to black lung. The PPACA has both short-term and long-term implications on healthcare benefit plan standards. Implementation of this legislation is planned to occur in phases, with plan standard changes taking effect beginning in 2010, but to a greater extent with the 2011 benefit plan year and extending through 2018. Beginning in 2018, the PPACA will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds. As a result, we have increased our postretirement medical benefit obligation at December 31, 2010 by $6.9 million with a corresponding increase in Accumulated other comprehensive loss.
     The PPACA reduces the tax benefits available to an employer that receives the Medicare Part D subsidy beginning in years ending after December 31, 2010. As a result of the PPACA, employers that receive the Medicare Part D subsidy will recognize the deferred tax effects of the reduced deductibility of the postretirement prescription drug coverage in the period in which the PPACA was enacted. Also in March 2010, a companion bill, the Reconciliation Act, was signed into law. The Reconciliation Act reduces the effect of the PPACA on affected employers by deferring for two years (until years ending after December 31, 2012) the reduced deductibility of the postretirement prescription drug coverage. Accounting for income taxes requires that the effect of adjusting the deferred tax asset for the elimination of this deduction be included in income from continuing operations. However, entities that have a full valuation allowance for this deferred tax asset would recognize a related decrease in the valuation allowance. As we have a full valuation allowance against the related deferred tax asset, this change in tax law regarding the Medicare Part D subsidy will not have an effect on our income from continuing operations. In addition, this change in the tax deduction does not affect the pre-tax expense or corresponding liability for postretirement prescription drug benefits.
     The PPACA also amended previous legislation related to black lung disease, providing automatic extension of awarded lifetime benefits to surviving spouses and providing changes to the legal criteria used to assess and award claims. Since the legislation passed on March 23, 2010, we have experienced a significant increase in claims filed compared to the corresponding period in prior years. However, we have not been able to determine what, if any, additional impact may result from these claims due to lack of claims experience under the new legislation and court rulings interpreting the new provisions.
We will continue to evaluate the impact of the PPACA in future periods as additional information, interpretations, guidance and claims experience becomes available.
Results of Operations — Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
Items that Affect Comparability of Our Results
     For the three months ended March 31, 2011 and 2010, our results have included items that do not relate directly to ongoing operations. The expense components of these items were as follows:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Loss on extinguishment of debt	$(17,030)	$—
Fair value adjustment on derivatives and related amortization of debt discount	(3,215)	(4,824)

Impact	$(20,245)	$(4,824)

     Items recorded in the three months ended March 31, 2011
•	As a result of the Parent Notes offering, we recorded $17.0 million of loss on extinguishment of debt. The loss included a $9.1 million make-whole payment for ROVA’s debt and $7.9 million of non-cash write-offs of unamortized discount on debt and related capitalized debt costs and convertible debt conversion expense.

•	Upon the retirement of our convertible debt, we recorded an expense of $3.1 million resulting from the mark-to-market accounting for the conversion feature in the notes with $0.1 million of interest expense of a related debt discount.

     Items recorded in the three months ended March 31, 2010
•	We recorded an expense of $4.5 million resulting from the mark-to-market accounting of the conversion feature in our convertible notes with $0.3 million of interest expense of a related debt discount.
Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
     Summary
     Our first quarter 2011 revenues increased to $127.8 million compared with $126.4 million in the first quarter of 2010. This increase was partly driven by an increase in our coal segment revenues due to stronger tonnage sales at our Absaloka Mine which offset the expiration of an unprofitable coal contract at our Rosebud Mine. In addition, our power segment revenues increased primarily from contractual price increases.
     Our first quarter 2011 net loss applicable to common shareholders increased to $18.0 million compared with a $3.2 million loss in the first quarter of 2010. Excluding $20.2 million of first quarter 2011 expenses and $4.8 million of first quarter 2010 expenses discussed in Items that Affect Comparability of Our Results, our net loss decreased by $0.6 million. The primary factors, in aggregate, driving this decrease in net loss were:

Three Months
Ended
March 31, 2011
(In millions)
Increase in our coal segment operating income primarily driven by the expiration of an unprofitable coal contract at our Rosebud Mine	$1.5

Increase in interest expense primarily due to higher overall debt levels resulting from the Parent Notes offering	(1.4)

Decrease in other income primarily due to gains on sales of securities during the first quarter of 2010	(0.6)

Increase in our power segment operating income resulting primarily from contractual price increases	0.4

Increase in income tax benefit related to lower taxable income	0.4

Increase due to other factors	0.3

$0.6

     Coal Segment Operating Results
     The following table shows comparative coal revenues, operating income (loss) and sales volume and percentage changes between periods:

		Three Months Ended March 31,
			Increase / (Decrease)
	2011	2010	$	%

Revenues (in thousands)	$104,136	$103,550	$586	0.6%
Operating income (in thousands)	8,819	7,352	1,467	20.0%
Adjusted EBITDA (in thousands)[1]	21,285	20,237	1,048	5.2%
Tons sold — millions of equivalent tons	5.6	6.3	(0.7)	(11.1)%
Operating income per ton sold	$1.57	$1.17	$0.40	$34.9%

1)	Adjusted EBITDA is defined and reconciled to net loss at the end of this “Results of Operations” section.
     Our first quarter 2011 coal segment revenues increased to $104.1 million compared with $103.6 million in the first quarter of 2010. This $0.6 million increase was primarily due to stronger tonnage sales at our Absaloka Mine which offset the expiration of an unprofitable coal contract at our Rosebud Mine.
     Our coal segment operating income was $8.8 million in the first quarter of 2011 compared to $7.4 million in the first quarter of 2010. This $1.5 million increase was primarily driven by the expiration of an unprofitable coal contract at our Rosebud Mine discussed above.
     We expect that coal tons delivered over the remainder of 2011 may decrease as a result of favorable hydropower condition, which may displace our customers’ coal-generated power.
     Power Segment Operating Results
     The following table shows comparative power revenues, operating income, production and percentage changes between periods:

	Three Months Ended March 31,
			Increase / (Decrease)
	2011	2010	$	%
	(In thousands)
Revenues	$23,628	$22,889	$739	3.2%
Operating income	4,619	4,172	447	10.7%
Adjusted EBITDA[1]	7,352	6,881	471	6.8%
Megawatts hours	435	435	—	—

1)	Adjusted EBITDA is defined and reconciled to net loss at the end of this “Results of Operations” section.
     Our first quarter 2011 power segment revenues increased to $23.6 million compared to $22.9 million in first quarter 2010. This $0.7 million increase is primarily from contractual price increases.
     Our power segment operating income increased to $4.6 million in the first quarter of 2011 compared to $4.2 million in the first quarter of 2010. This $0.4 million increase was primarily from the contractual price increases discussed above.

     Heritage Segment Operating Results
     The following table shows comparative detail of the heritage segment’s operating expenses and percentage changes between periods:

	Three Months Ended March 31,
			Increase / (Decrease)
	2011	2010	$	%
		(In thousands)
Health care benefits	$2,454	$2,676	$(222)	(8.3)%
Combined benefit fund payments	686	756	(70)	(9.3)%
Workers’ compensation benefits	158	136	22	16.2%
Black lung benefits	480	347	133	38.3%

Total heritage health benefit expenses	3,778	3,915	(137)	(3.5)%

Selling and administrative costs	392	340	52	15.3%

Heritage segment operating loss	$4,170	$4,255	$(85)	(2.0)%

     Our first quarter 2011 heritage operating expenses of $4.2 million was comparable to $4.3 million in the first quarter of 2010.
     Corporate Segment Operating Results
     Our corporate segment operating expenses for the first quarter of 2011 of $1.8 million was comparable to $1.9 million in the first quarter of 2010.
     Nonoperating Results (including interest expense, other income (expense) and income tax benefit)
     Our interest expense for the first quarter of 2011 increased to $7.0 million compared with $5.7 million for the first quarter of 2010. This increase was primarily due to the higher overall debt levels resulting from the Parent Notes offering.
     Our other expense for the first quarter of 2011 decreased to $3.0 million compared with $3.8 million of expense for the first quarter of 2010. Excluding the $1.4 million impact of the fair value adjustment on derivatives discussed in Items that Affect Comparability of Our Results, our other expense increased $0.6 million primarily due to gains on sales of securities during the first quarter of 2010.
     Our income tax benefit for the first quarter of 2011 increased to $0.5 million compared with $0.1 million for the first quarter of 2010. This increase was due to lower taxable income.
     Reconciliation of Adjusted EBITDA to Net Loss
     The discussion in “Results of Operations” in 2011 and 2010 includes references to our Adjusted EBITDA results. EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are key metrics used by us to assess our operating performance and we believe that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:
•	are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•	help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results.

     Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing our operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:
•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.
     In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that we do, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.
     The tables below show how we calculate EBITDA and Adjusted EBITDA, including a breakdown by segment for Adjusted EBITDA.

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Reconciliation of Adjusted EBITDA to net loss
Net loss	$(18,732)	$(3,745)

Income tax benefit from continuing operations	(460)	(90)
Other loss	3,017	3,836
Interest income	(382)	(410)
Loss on extinguishment of debt	17,030	—
Interest expense	6,967	5,723
Depreciation, depletion and amortization	11,245	11,392
Accretion of ARO and receivable	2,700	3,003
Amortization of intangible assets and liabilities	163	85

EBITDA	21,548	19,794

Loss on sale of assets	83	71
Share-based compensation	1,653	1,363

Adjusted EBITDA	$23,284	$21,228

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Adjusted EBITDA by Segment
Coal	$21,285	$20,237
Power	7,352	6,881
Heritage	(4,170)	(4,255)
Corporate	(1,183)	(1,635)

Total	$23,284	$21,228

Results of Operations — Years Ended December 31, 2010, 2009 and 2008
     Items that Affect Comparability of Our Results
     For 2010 and each of the prior two years, our results have included items that do not relate directly to ongoing operations. The income (expense) components of these items were as follows:

Year Ended December 31,	2010	2009	2008
		(In thousands)
Fair value adjustment on derivative and related amortization of debt discount	$(4,840)	$5,076	$—
Heritage legal claim settlement	—	756	—
Reclamation claim	—	(4,825)	—
Beneficial conversion feature interest expense	—	—	(8,146)
Loss on extinguishment of WML debt	—	—	(3,834)
Loss on extinguishment of ROVA debt	—	—	(1,344)
Settlement of coal royalty dispute	—	—	(2,635)
Gain on sale of interest in Ft. Lupton power project	—	—	876
Restructuring charges	—	—	(2,009)

Impact (pre-tax)	$(4,840)	$1,007	$(17,092)

Tax effect of other comprehensive income gains	$—	$17,062	$—

     Items recorded in 2010
•	We recorded expense of $3.4 million resulting from the mark-to-market accounting of the conversion feature in our convertible notes, primarily due to an increase in our stock price during 2010, with $1.4 million of interest expense of a related debt discount.
     Items recorded in 2009
•	We recorded an income tax benefit of $17.1 million related to a tax effect of other comprehensive income gains, primarily related to a decrease in our postretirement medical obligations.

•	We recorded income of $6.1 million resulting from the mark-to-market accounting of the conversion feature in our convertible notes and a decrease in the value of our warrant offset with $1.0 million of interest expense of a related debt discount.

•	We recorded a gain of $0.8 million related to a settlement of past heritage claims, as a result of efforts to reduce our heritage costs.

•	We recorded $4.8 million in net expense related to the settlement of the reclamation claim at our Rosebud Mine. This included a $6.5 million reduction in revenue, offset with a $1.7 million reduction in cost of sales.
     Items recorded in 2008
•	We recorded $8.1 million of expense related to the beneficial conversion feature in the convertible notes we issued in March 2008, as the conversion price was lower than the fair market value of our common stock at the time of issuance.

•	We refinanced both our WML and ROVA debt during 2008 and as a result recorded losses of $3.8 million and $1.3 million, respectively, for the extinguishment of debt.

•	We recorded $2.6 million in net expense related to two coal royalty claims as we reached an agreement with the U.S. Minerals Management Service and the Montana Department of Revenue

to settle two long-standing disputes. This included $12.8 million of cost of sales, offset with $10.2 million of revenue.

•	On July 2, 2008, we received $0.9 million for our royalty interest in the gas-fired Ft. Lupton project and recognized a gain of $0.9 million on the sale.

•	In 2007, we initiated a restructuring plan in order to reduce the overall cost structure of the Company. As a result, in 2008 we recorded restructuring charges of $2.0 million. Most of the restructuring charges related to termination benefits, outplacement costs, and lease costs related to the consolidation of corporate office space.
     2010 Compared to 2009
     Summary
     Our revenues for 2010 increased to $506.1 million compared with $443.4 million in 2009. This increase was primarily driven by a $56.9 million increase in our coal segment revenues due to price increases under existing coal supply agreements and the commencement of new agreements including the new cost-plus contract with our Rosebud Mine’s Unit 1&2 buyers. Additionally in 2009, we experienced customer shutdowns at our Rosebud and Beulah Mines, whereas comparable shutdowns did not occur during 2010. We refer to these shutdowns as “the 2009 customer shutdowns.” In addition, our power segment revenues increased $5.8 million related to an increase in megawatt hours sold as a result of a planned major maintenance outage, which occurs every five years, and a significant unplanned outage, both of which occurred in 2009. No comparable outages occurred in 2010.
     Our net loss applicable to common shareholders for 2010 decreased to $1.9 million compared with a $28.7 million loss in 2009. Excluding the $4.8 million of expense in 2010 and the $18.1 million of income in 2009 discussed in Items that Affect Comparability of Our Results, our net loss decreased by $49.7 million during 2010. The primary factors, in aggregate, driving this decrease in net loss were:

2010
(In millions)
Increase in coal segment operating income driven by price increases, new agreements, 2009 customer shutdowns, and strong cost management performance at several mines	$27.6
Decrease in heritage segment operating costs primarily due to the agreement we entered into to modernize how we provide prescription drug benefits to retirees	16.6
Increase in our power segment operating income due to increased megawatt hours sold and decreased maintenance expenses due to planned and unplanned maintenance outages, with no comparable outages occurring in 2010	4.0
Increase in the noncontrolling interest adjustment to reduce losses from a partially owned consolidated coal segment subsidiary	0.8
Gain on sale of securities	0.7

Total	$49.7

     Coal Segment Operating Results
     The following table shows comparative coal revenues, operating income and sales volume, and percentage changes between periods:

	Year Ended December 31,
			Increase / (Decrease)
	2010	2009	$	%
	(In thousands)
Revenues	$418,058	$361,206	$56,852	15.7%
Operating income	32,922	476	32,446	6816.4%
Adjusted EBITDA(1)	81,681	51,207	30,474	59.5%
Tons sold — millions of equivalent tons	25.2	24.3	0.9	3.7%
Operating income per ton sold	$1.31	$0.02	$1.29	6568.9%

(1)	Adjusted EBITDA is defined and reconciled to net loss at the end of this “Results of Operations” section.
     Our coal segment revenues for 2010 increased to $418.1 million compared with $361.2 million in 2009. This $56.9 million increase occurred primarily from the 0.9 million increase in tons sold due to the 2009 customer shutdowns, price increases under existing coal supply agreements, and the start of new agreements including the new cost-plus contract with our Rosebud Mine’s Unit 1&2 buyers.
     Our coal segment operating income increased to $32.9 million in 2010 compared to $0.5 million in 2009. Excluding the $4.8 million related to the 2009 reclamation claim discussed in Items that Affect Comparability of Our Results, our coal segment operating income increased by $27.6 million. This increase was primarily driven by the factors increasing revenue described above as well as strong cost management performance by several of our mines.
     Power Segment Operating Results
     The following table shows comparative power revenues, operating income and production and percentage changes between periods:

	Year Ended December 31,
			Increase / (Decrease)
	2010	2009	$	%
	(In thousands)
Revenues	$87,999	$82,162	$5,837	7.1%
Operating income	11,721	7,672	4,049	52.8%
Adjusted EBITDA(1)	22,664	18,117	4,547	25.1%
Megawatts hours	1,620	1,486	134	9.0%

(1)	Adjusted EBITDA is defined and reconciled to net loss at the end of this “Results of Operations” section.
     Our power segment revenues for 2010 increased to $88.0 million compared to $82.2 million in 2009. This $5.8 million increase occurred primarily from an increase in megawatt hours sold as a result of a planned major maintenance outage, which occurs every five years, and a significant unplanned outage, both of which occurred in 2009. No comparable outages occurred in 2010.
     Our power segment operating income increased to $11.7 million in 2010 compared to $7.7 million in 2009. This $4.0 million increase was primarily from increased megawatt hours sold and decreased maintenance expenses as a result of the planned and unplanned maintenance outages discussed above.

     Heritage Segment Operating Results
     The following table shows comparative detail of the heritage segment’s expenses and percentage changes between periods:

	Year Ended December 31,
			Increase / (Decrease)
	2010	2009	$	%
	(In thousands)
Health care benefits	$9,927	$22,490	$(12,563)	(55.9)%
Combined benefit fund payments	2,953	3,132	(179)	(5.7)%
Workers’ compensation benefits (credits)	81	(485)	566	116.7%
Black lung benefits	1,460	2,937	(1,477)	(50.3)%

Total heritage health benefit expenses	14,421	28,074	(13,653)	(48.6)%

Selling and administrative costs	1,547	3,696	(2,149)	(58.1)%

Heritage segment operating loss	$15,968	$31,770	$(15,802)	(49.7)%

     Our heritage segment operating expenses for 2010 were $16.0 million compared to $31.8 million in 2009. Excluding the heritage legal claim settlement of $0.8 million in 2009 discussed in Items that Affect Comparability of Our Results, our heritage segment operating expenses decreased by $16.6 million. This decrease was primarily due to the agreement we entered into to modernize how we provide prescription drug benefits to our retirees. In addition, while we continue to work towards further heritage cost reductions, selling and administrative costs decreased due to reduced cost containment expenses. Finally, we experienced a favorable change in the valuation of our Black Lung liabilities due to changes in discount rates.
     Corporate Segment Operating Results
     Our corporate segment operating expenses for 2010 remained consistent with expenses for 2009.
Nonoperating Results (including other income (expense), income tax benefit, and net loss attributable to noncontrolling interest)
     Our other expense for 2010 increased to $23.8 million compared with $14.5 million of expense for 2009. This is primarily due to the $9.9 million impact of the fair value adjustment on derivatives and related amortization of debt discount discussed in Items that Affect Comparability of Our Results.
     Our income tax benefit was $0.1 million in 2010 compared with $17.1 million in 2009. Excluding the $17.1 million tax effect of other comprehensive income gains discussed in Items that Affect Comparability of our Results, our income tax benefit remained consistent with 2009.
     Our net loss attributable to noncontrolling interest in 2010 was $2.6 million compared to $1.8 million in 2009. This increase was due to an increase in the noncontrolling interest adjustment to reduce losses from a partially owned consolidated coal segment subsidiary.
     2009 Compared to 2008
     Summary
     Our revenues for 2009 decreased to $443.4 million compared with $509.7 million in 2008. This decrease was primarily driven by a $58.6 million decrease in our coal segment revenues, which includes approximately $41.9 million as a result of reduced tonnages sold due to the customer outages and unfavorable current energy market conditions, approximately $6.5 million of revenue reversed related to a reclamation claim, and approximately $10.2 million of 2008 revenue recognized related to the settlement of coal royalty claims. In addition, our power segment revenues decreased $7.7 million related to a decrease in megawatt hours sold.

     Our net loss applicable to common shareholders for 2009 decreased to $28.7 million compared with a $49.9 million loss in 2008. Excluding $18.1 million of income in 2009 and the $17.1 million of expenses in 2008 discussed in Items that Affect Comparability of Our Results, our net loss increased by $13.9 million. The primary factors, in aggregate, driving this increase in net loss were:

2009
(In millions)
Decrease in coal segment operating income driven by reduced tonnages sold due to the 2009 customer shutdowns and unfavorable energy market conditions, partially offset with income from Indian Coal Tax Credit monetization transaction, and losses from a partially owned consolidated subsidiary	$(12.7)
Decrease in our power segment operating income due to reduced megawatt hours sold, increased maintenance expenses due to a planned major maintenance outage and a significant 2009 unplanned outage	(8.3)
Decrease in heritage costs due to elimination of postretirement medical benefits for non-represented employees’ costs in the third quarter of 2009, reduced workers compensation expenses due to changes in interest rates and favorable claims experience, offset by an increase in cost containment efforts and unfavorable changes in the valuation of Black Lung benefit’s trust assets and liabilities due to changes in interest rates	2.9
Decrease in corporate expenses due to cost control efforts and a reduction in stock compensation expense	2.7
Favorable noncontrolling interest adjustment due to losses from a partially owned consolidated subsidiary	1.8
Decrease in interest income partially offset with a decrease in interest expense due to debt refinancing and an increase in other income	(1.3)
Decrease in income taxes driven by lower state taxable income due to customer outages	1.0

Total	$(13.9)

     Coal Segment Operating Results
     The following table shows comparative coal revenues, operating income and sales volume, and percentage changes between periods:

	Year Ended December 31,
			Increase / (Decrease)
	2009	2008	$	%
	(In thousands)
Revenues	$361,206	$419,806	$(58,600)	(14.0)%
Operating income	476	15,211	(14,735)	(96.9)%
Adjusted EBITDA(1)	51,207	57,743	(6,536)	(11.3)%
Tons sold — millions of equivalent tons	24.3	29.3	(5.0)	(17.1)%
Operating income per ton sold	$0.02	$0.52	$(0.50)	(96.2)%

(1)	Adjusted EBITDA is defined and reconciled to net loss at the end of this “Results of Operations” section.
     Our coal revenues for 2009 decreased to $361.2 million, compared with $419.8 million in 2008. This decrease occurred primarily from a decrease of 5.0 million tons sold as a result of the customer outages, the reclamation claim recorded in 2009 and settlement of coal royalty claims recorded in 2008. Additionally, due to unfavorable current economic and energy market conditions, our Absaloka and Jewett Mine’s deliveries decreased in 2009.
     Our coal segment’s operating income decreased to $0.5 million in 2009, compared to $15.2 million in 2008. Excluding the $4.8 million related to the anticipated settlement of the reclamation claim, the $2.6 million coal royalty dispute settlement and $0.2 million of restructuring charges discussed in Items that Affect Comparability of Our Results, our coal segment operating income decreased by $12.7 million. Of this decrease, approximately $20.3 million was due to reduced tonnages sold as a result of the customer outages and unfavorable current economic and energy market conditions. This decrease was partially offset with approximately $7.6 million of earnings recognized from our Indian Coal Tax Credit monetization transaction.
     Power Segment Operating Results
     The following table shows comparative power revenues, operating income and production and percentage changes between periods:

	Year Ended December 31,
			Increase / (Decrease)
	2009	2008	$	%
	(In thousands)
Revenues	$82,162	$89,890	$(7,728)	(8.6)%
Operating income	7,672	16,920	(9,248)	(54.7)%
Adjusted EBITDA(1)	18,117	26,493	(8,376)	(31.5)%
Megawatts hours	1,486	1,641	(155)	(9.4)%

(1)	Adjusted EBITDA is defined and reconciled to net loss at the end of this “Results of Operations” section.
     Our power segment revenues for 2009 decreased to $82.2 million compared to $89.9 million in 2008. This decrease was primarily driven by decreased megawatt hours sold as a result of a planned major maintenance outage, which occurs every five years, and a significant unplanned outage, both of which occurred in the fourth quarter of 2009.
     Our power segment’s operating income decreased to $7.7 million in 2009 compared to $16.9 million in 2008. Excluding the 2008 gain on sale of interest in the Ft. Lupton power project of $0.9 million discussed in Items that Affect Comparability of Our Results, our power segment operating income decreased by $8.3 million. This decrease was primarily from reduced megawatt hours sold and increased maintenance expenses as a result of a planned major maintenance outage, which occurs every five years, and a significant unplanned outage, both of which occurred in the fourth quarter of 2009.
     Heritage Segment Operating Results
     The following table shows comparative detail of the heritage segment’s expenses and percentage changes between periods:

	Year Ended December 31,
			Increase / (Decrease)
	2009	2008	$	%
	(In thousands)
Health care benefits	$22,490	$25,588	$(3,098)	(12.1)%
Combined benefit fund payments	3,132	3,470	(338)	(9.7)%
Workers’ compensation benefits (credits)	(485)	4,417	(4,902)	(111.0)%
Black lung benefits (credits)	2,937	(23)	2,960	12,869.6%

Total heritage health benefit expenses	28,074	33,452	(5,378)	(16.1)%

Selling and administrative costs	3,696	2,045	1,651	80.7%
Gain on sale of assets	—	(25)	25	(100.0)%

Heritage segment operating loss	$31,770	$35,472	$(3,702)	(10.4)%

     Our heritage expenses for 2009 were $31.8 million compared to $35.5 million in 2008. Excluding the heritage legal claim settlement of $0.8 million in the second quarter of 2009 discussed in Items that Affect Comparability of Our Results, our heritage segment expenses decreased by $2.9 million. This decrease was primarily driven by a revaluation due to the elimination of postretirement medical benefits for our non-represented employees during the third quarter of 2009 and reduced workers compensation expenses due to changes in interest rates and favorable claims experience. These decreases were partially offset with an increase in cost containment expenditures and unfavorable changes in the valuation of our Black Lung benefit’s trust assets and liabilities due to changes in interest rates.

     Corporate Segment Operating Results
     Our corporate segment’s operating expenses totaled $8.1 million in 2009 compared to $12.7 million in 2008. Excluding the restructuring charge of $2.0 million in 2008 discussed in Items that Affect Comparability of Our Results, our corporate segment operating expenses decreased by $2.7 million. This decrease related to cost control efforts and a reduction in our stock compensation expense.
Nonoperating Results (including other income (expense), income tax benefit (expense), and net loss attributable to noncontrolling interest)
     Our other expense for 2009 decreased to $14.5 million compared with $31.6 million of expense in 2008. Excluding the $5.1 million impact of the fair value adjustment on derivative and related amortization of debt discount, $8.1 million of interest on the beneficial conversion feature associated with our convertible debt issued in 2008, the $3.8 million loss on the extinguishment of our WML debt, and the $1.3 million loss on the extinguishment of our power debt discussed in Items that Affect Comparability of Our Results, our other expense increased $1.3 million. This increase was driven by a $1.9 million decrease in interest income, which was partially offset with a $0.4 million decrease in interest expense as a result of our debt refinancing and a $0.2 million increase in other income.
     Our 2009 income tax benefit was $17.1 million compared with $0.9 million of expense in 2008. Excluding the $17.1 million tax effect of other comprehensive income gains discussed in Items that Affect Comparability of our Results, the remaining $1.0 million decrease resulted primarily from lower state taxable income primarily driven by the customer outages.
     Reconciliation of Adjusted EBITDA to Net Loss
     The discussion in “Results of Operations” in 2010, 2009 and 2008 includes references to our Adjusted EBITDA results. EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are key metrics used by us to assess our operating performance and we believe that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:
•	are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•	help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results.
     Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing our operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:
•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

     In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that we do, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.
     The tables below show how we calculated Adjusted EBITDA and includes a breakdown by segment.

	December 31,
	2010	2009	2008
	(In thousands)
Reconciliation of Adjusted EBITDA to Net Loss
Net Loss	$(3,170)	$(29,162)	$(48,567)

Income tax (benefit) expense from continuing operations	(141)	(17,136)	919
Other (income) loss	2,587	(5,991)	284
Interest income	(1,747)	(3,218)	(5,125)
Loss on extinguishment of debt	—	—	5,178
Interest expense attributable to beneficial conversion feature	—	—	8,146
Interest expense	22,992	23,733	23,130
Depreciation, depletion and amortization	44,690	44,254	41,387
Accretion of ARO and receivable	11,540	9,974	9,528
Amortization of intangible assets and liabilities	590	279	598

EBITDA	77,341	22,733	35,478

Restructuring charges	—	—	2,009
Customer reclamation claim	—	4,825	—
(Gain)/loss on sale of assets	226	191	(1,425)
Share-based compensation	4,049	2,552	2,733

Adjusted EBITDA	$81,616	$30,301	$38,795

	December 31,
	2010	2009	2008
	(In thousands)
Adjusted EBITDA by Segment
Coal	$81,681	$51,207	$57,743
Power	22,664	18,117	26,493
Heritage	(15,968)	(31,770)	(35,497)
Corporate	(6,761)	(7,253)	(9,944)

Total	$81,616	$30,301	$38,795

Significant Anticipated Variances between 2010 and 2011 and Related Uncertainties
     We expect a number of factors to result in differences in our results of operation, financial condition and liquidity in 2011 relative to 2010:
•	We expect significantly higher overall levels of cash and liquidity throughout 2011 as a result of the issuance of the Parent Notes, as well as increased coal operating profits and decreased heritage health benefit expenditures;

•	We expect to take a charge to our earnings in 2011 of approximately $20.0 million as a result of the issuance of the Parent Notes and the mark-to-market accounting of the conversion feature in our convertible notes;

•	We expect an increase in the repayments of long-term debt resulting from our WML Notes as well as from the various debt paid off with the proceeds of the Parent Notes;

•	We expect significantly higher overall levels of debt and interest expense throughout 2011 as a result of the issuance of the Parent Notes;

•	We expect to pay approximately $21.0 million of preferred stock dividends in 2011;

•	We expect our overall coal tons delivered to decrease due to the December 31, 2010 expiration of a long-term coal supply contract at our Rosebud Mine. While this decrease will drive a decrease in overall tonnage sold, we expect the expiration of the contract to increase our profits and cash flow as our cost per ton sold was significantly greater than the fixed price per ton we were receiving under the contract;

•	We expect our power operating profit to increase slightly due to the significant maintenance expenses incurred in 2010 relating to a planned maintenance shutdown. In addition, the ROVA credit agreements required us to perform certain maintenance procedures that were not otherwise required. As a result, we expect the termination of those agreements in connection with the completion of the Parent Notes offering will result in further reductions in 2011 maintenance expenses;

•	We expect an increase in our depreciation, depletion, and amortization expense in 2011 due to increases in our asset reclamation obligation studies driving increased depletion expense as well as slightly increased capital spending levels in 2011;

•	We expect to make additional capital investments during 2011 in the range of $40.0 to $50.0 million to improve our mining operations, decrease our equipment maintenance costs, and increase our coal reserves. We expect these capital investments to be funded through our mine’s operating cash flows or, if necessary, WML’s existing credit facility or capital leases; and

•	We expect an increase in our investments in bond collateral in the range of $9.0 to $12.0 million primarily as a result of securing reclamation bonds for new mining areas in 2011.
     We believe the net effect of the foregoing factors will result in an increase in cash flows in 2011 relative to 2010. Excluding the expected charge to our earnings in 2011 of approximately $20.0 million explained above, we expect an overall increase in our results of operations due to increased coal operating profits. Our outlook for 2011 is based on the information we currently have available and contains certain assumptions regarding future economic conditions. Differences in actual economic conditions compared with our assumptions could have a material impact on our results in 2011 and in subsequent years.
Liquidity and Capital Resources
     At March 31, 2011, we had $45.0 million of cash and cash equivalents and $23.1 million of available borrowing capacity under our Westmoreland Mining LLC, or WML, revolving line of credit. We anticipate that our cash flows from operations, cash on hand and available borrowing capacity will be sufficient to meet our investing, financing, and working capital requirements for the next several years.
     Parent Notes Offering and Use of Proceeds
     On February 4, 2011, we issued the Parent Notes, which are $150.0 million of 10.750% senior secured notes. Our subsidiary, Westmoreland Partners, was a co-issuer of the notes. Interest is due at an annual fixed rate of 10.750% and will be paid in cash semi-annually, in arrears, on February 1 and August 1 of each year beginning August 1, 2011. The Parent Notes mature February 1, 2018. They are fully and unconditionally guaranteed by Westmoreland Energy LLC and WRI and their respective subsidiaries (other than Absaloka Coal, LLC) and by certain other subsidiaries.
     We received net proceeds from the sale of the Parent Notes in the offering of approximately $135.0 million after deducting the Initial Purchaser’s discount of $7.5 million and offering costs of $7.5 million. We repaid existing outstanding debt with those proceeds as follows: $52.7 million to repay all outstanding term and revolving line of credit at ROVA, including a make-whole payment of $9.1 million; $20.1 million to repay all outstanding term and revolving line of credit at WRI; and $2.5 million to retire certain of our convertible notes. The holder of our convertible notes agreed to convert the convertible notes not retired into shares of our common stock. In addition, we used $19.9 million of the net proceeds to pay all dividend arrearages on our preferred stock. We will use the remaining net proceeds from the offering for general corporate purposes including the possible acquisition of new reserves. The indenture governing the Parent Notes requires us to offer to redeem the notes on an annual basis with certain Excess Cash Flow (as defined in the indenture), and amounts used for such redemptions will not be available for other purposes.
     In connection with the Parent Notes offering, we terminated the WRI and ROVA revolving credit agreements. The WML Credit Agreements remained in place following the offering. Following the Parent Notes offering, we are able to enter into a parent-level revolving credit facility without the consent of the holders of the notes, subject to certain conditions.
     Liquidity Limitations and Requirements
     The cash at WML is available to us through quarterly distributions. The WML credit agreement requires a debt service account and imposes timing and other restrictions on the ability of WML to distribute funds to us. Cash available from WML is affected beginning in June of this year by payments due in respect of principal on the WML Notes. Following the February 4, 2011 Parent Notes offering, we expect that distributions from ROVA and WRI will comprise a significant source of liquidity for us. The cash at WRM is also available to us through dividends, subject to maintaining a statutory minimum level of capital, which was $0.1 million at March 31, 2011.
     Our liquidity continues to be affected by our heritage health and pension obligations as follows:

		2011 Remaining
	Year-to-date	Expected
	2011 Actual	Amounts
	(In millions)
Postretirement medical benefits	$3.3	$10.3
Pension contributions	0.9	9.3
CBF premiums	0.7	2.0
Workers’ compensation benefits	0.2	0.8
     In addition to the Parent Notes mentioned above, WML has $125.0 million of fixed rate term debt outstanding at March 31, 2011. Principal on the notes is scheduled to be paid as follows: $7.5 million in 2011, $14.0 million in 2012, $18.0 million in 2013, $18.0 million in 2014, $20.0 million in 2015, $20.0 million in 2016, $22.0 million in 2017 and the remaining $5.5 million in 2018. The revolving credit facility has a borrowing limit of $25.0 million and matures in June 2013. At March 31, 2011, WML had no outstanding balance under the revolving credit facility and a letter of credit of $1.9 million supported by the revolving credit facility, leaving it with $23.1 million of unused borrowings. WML’s revolving line of credit is only available to fund the operations of its subsidiaries.
     WML’s credit agreement contains various affirmative and negative covenants. Operational covenants in the agreements prohibit, among other things, WML from incurring or guaranteeing additional indebtedness, creating liens on its assets, making investments or engaging in asset sales or transactions with affiliates, in each case subject to specified exceptions. Financial covenants in the agreements impose requirements relating to specified debt service coverage and leverage ratios. The debt service coverage ratio must meet or exceed a specified minimum. The leverage ratio covenant requires that WML not permit the ratio of total debt at the end of each quarter to EBITDA (both as defined) for the four quarters then ended to be greater than a specified amount. WML met all of its covenant requirements as of March 31, 2011 and expects to meet all covenant requirements for the foreseeable future.
     WML’s term debt and revolving credit facility are secured by substantially all of the assets of WML and its subsidiaries (other than Texas Westmoreland Coal Co., or TWCC), our membership interests in WML, including certain dividends and other proceeds from such interests, and substantially all of the stock of WML’s subsidiaries other than TWCC.

Historical Sources and Uses of Cash for Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

The following is a summary of cash provided by or used in each of the indicated types of activities:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Cash provided by (used in):
Operating activities	$16,182	$13,296
Investing activities	(5,884)	(3,941)
Financing activities	28,911	(2,114)
     Cash provided by operating activities increased $2.9 million in the three months ended March 31, 2011 compared to the three months ended March 31, 2010 primarily due to an increase in operating income.
     Cash used in investing activities increased $1.9 million in the three months ended March 31, 2011 compared to the three months ended March 31, 2010. We received $1.5 million less of proceeds from the sale of assets and investments in the three months ended March 31, 2011 compared to the same period in 2010.
     Cash provided by financing activities increased by $31.0 million for the three months ended March 31, 2011 compared to the three months ended March 31, 2010, primarily as a result of the Parent Notes offering.
     Our working capital deficit at March 31, 2011 decreased by $34.8 million to $1.0 million compared to a $35.8 million deficit at December 31, 2010 primarily as a result of a $39.2 million increase in cash and cash equivalents mostly due to the Parent Notes offering.
Historical Sources and Uses of Cash for Year Ended December 31, 2010 Compared to Year Ended December 31, 2009
     The following is a summary of cash provided by or used in each of the indicated types of activities:

	Years Ended December 31,
	2010	2009
	(In thousands)
Cash provided by (used in):
Operating activities	$45,353	$29,448
Investing activities	(29,180)	(38,597)
Financing activities	(20,917)	(20,273)
     Cash provided by operating activities increased $15.9 million in 2010 compared to 2009 primarily as a result of a $26.0 million reduction in net loss in 2010. The increase in operating cash flows was partially offset by the $17.9 million decrease in cash receipts due to a contractually scheduled decrease in the payments ROVA collects from its customer.
     Cash used in investing activities decreased $9.4 million in 2010 compared to 2009 primarily as a result of the reduction in our capital spending in 2010. Additions to property, plant and equipment were $22.8 million in 2010 compared to $34.5 million in 2009.
     Cash used in financing activities in 2010 remained consistent with 2009.
     Our working capital deficit at December 31, 2010 decreased by $39.2 million to approximately $35.8 million compared to a $75.0 million deficit at December 31, 2009 primarily as a result of a decrease in current installments of long-term debt and also a decrease in Other current liabilities due to the payment of a settlement for reclamation claims.

          Contractual Obligations and Commitments
          The following table presents information about our contractual obligations and commitments as of December 31, 2010, and the effects such obligations are expected to have on liquidity and cash flow in future periods. Some of the amounts below are estimates.

			Payments Due by Period
	Total	2011	2012	2013	2014	2015	After 2015
	(In thousands)
Long-term debt obligations(1) (principal and interest)	$279,738	51,731	40,076	61,264	38,008	35,880	52,779
Capital lease obligations (principal and interest)	30,293	8,714	8,319	7,077	4,461	1,617	105
Operating lease obligations	18,311	6,665	4,243	2,827	2,233	1,625	718
Purchase obligations(2)	105,534	28,552	28,552	28,552	17,077	2,801	—
Other long-term liabilities(3)	1,096,065	44,442	41,937	42,308	54,298	42,763	870,317

Totals	$1,529,941	140,104	123,127	142,028	116,077	84,686	923,919

ProForma long-term debt obligations(4) (principal and interest)	$435,022	26,098	39,661	43,918	40,898	41,355	243,092

(1)	On February 4, 2011, we refinanced our convertible notes, WRI’s term and revolving line of credit and ROVA’s term debt.

(2)	Our purchase obligations relate to coal supply agreements for our power plants.

(3)	Represents benefit payments for our postretirement medical benefits, black lung, workers’ compensation, and combined benefit fund plans, as well as contributions for our defined benefit pension plans and final reclamation costs.

(4)	Amounts shown are subsequent to the Parent Notes offering in February 2011.
Critical Accounting Policies
          Postretirement Medical Benefits
     We have an obligation to provide postretirement medical benefits to our former employees and their dependents.
     Our liability for our employees’ postretirement medical benefit costs is recorded on our consolidated balance sheets in amounts equal to the actuarially determined liability, as this obligation is not funded. We use various assumptions including the discount rate and future cost trends, to estimate the cost and obligation for this item. Our discount rate for postretirement medical benefit is determined by utilizing a hypothetical bond portfolio model, which approximates the future cash flows necessary to service our liability. This model is calculated using a yield curve that is developed using the average yield for bonds in the tenth to ninetieth percentiles, which excludes bonds with outlier yields.
     We make assumptions related to future trends for medical care costs in the estimates of retiree health care obligations. Our medical trend assumption is developed by annually examining the historical trend of our cost per claim data and projecting forward the participant claims and our current benefit coverage. These projections include the continuation of cost savings we achieved in 2010 from the modernization of how we provide prescription drug benefits to retirees. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could differ materially from our current estimates. Moreover, regulatory changes could increase our obligation to satisfy these or additional obligations.
     The PPACA could potentially impact these benefits. The PPACA has both short-term and long-term implications on healthcare benefit plan standards. Implementation of this legislation is planned to occur in phases, with plan standard changes taking effect beginning in 2010, but to a greater extend with the 2011 benefit plan year and extending through 2018. We will continue to evaluate the impact of the PPACA in future periods as additional information, interpretations and guidance becomes available.

     Below we have provided a sensitivity analysis to demonstrate the significance of the health care cost trend rate assumptions in relation to reported amounts.

	Postretirement Medical Benefits
Health Care Cost Trend Rate	1% Increase	1% Decrease
	(In thousands)
Effect on service and interest cost components	$1,282	$(1,079)
Effect on postretirement medical benefit obligation	$22,565	$(19,116)
     Asset Retirement Obligations, Final Reclamation Costs and Reserve Estimates
     Our asset retirement obligations primarily consist of cost estimates for final reclamation of surface land and support facilities at both surface mines and power plants in accordance with federal and state reclamation laws. Asset retirement obligations are based on projected pit configurations at the end of mining and are determined for each mine using estimates and assumptions including estimates of disturbed acreage as determined from engineering data, estimates of future costs to reclaim the disturbed acreage, the timing of these cash flows, and a credit-adjusted, risk-free rate. As changes in estimates occur such as mine plan revisions, changes in estimated costs, or changes in timing of the final reclamation activities, the obligation and asset are revised to reflect the new estimate after applying the appropriate credit-adjusted, risk-free rate to the changes. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could be materially different from currently estimated. Moreover, regulatory changes could increase our obligation to perform final reclamation and mine closing activities.
     Certain of our customers have either agreed to reimburse us for final reclamation expenditures as they are incurred or have pre-funded a portion of the expected reclamation costs.
     Income Taxes and Deferred Income Taxes
     As of March 31, 2011, we had significant deferred tax assets. Our deferred tax assets include federal and state regular net operating losses, or NOLs, alternative minimum tax, or AMT, credit carryforwards, Indian Coal Tax Credits, or ICTC, carryforwards, and net deductible reversing temporary differences related to on-going differences between book and taxable income.
     We believe we will be taxed under the AMT system for the foreseeable future due to the significant amount of statutory tax depletion in excess of book depletion expected to be generated by our mining operations. As a result, we have determined that a valuation allowance is required for all of our regular federal net operating loss carryforwards and AMT credit carryforwards since they are only available to offset future regular taxes.
     We have recorded a full valuation allowance for all but $2.9 million of our state NOLs since we believe they will not be realized. No valuation allowance is being provided on $2.9 million of deferred tax assets because we believe that these NOLs will be used to offset our liabilities relating to our uncertain tax positions.
     We have determined that a full valuation allowance is required for all of our ICTC carryforward. The ICTC can generally be used to offset AMT liability. We do not believe we have sufficient positive evidence to substantiate that our deferred tax asset for the ICTC carryforward is realizable at a more-likely-than-not level of assurance. As a result, we will continue to record a full valuation allowance on our ICTC carryforward; reversing valuation allowance only if utilized in a future year.
     We have determined that since our net deductible temporary differences will not reverse for the foreseeable future, and we are unable to forecast when we will have regular taxable income when they do reverse, a full valuation allowance is required for these deferred tax assets, other than the deferred tax asset relating to our uncertain tax positions.
     The tax effect of pretax income or loss from continuing operations is generally determined by a computation that does not consider the tax effects of items that are not included in continuing operations. The exception to that incremental approach is that all items (for example, items recorded in other comprehensive income, extraordinary items, and discontinued operations) be considered in determining the amount of tax benefit that results from a loss from continuing operations and that shall be allocated to continuing operations.
Recent Accounting Pronouncements
     In January 2010, the FASB issued authoritative guidance, which requires additional disclosures and clarifies certain existing disclosure requirements regarding fair value measurements. Portions of this guidance are effective for interim and annual reporting periods beginning after December 15, 2009 while other portions are effective for interim and annual reporting periods beginning after December 15, 2010. We adopted this guidance effective January 1, 2010 by making the applicable disclosures.
     On January 1, 2009, we adopted accounting guidance that clarifies how to determine whether certain instruments or features are indexed to an entity’s own stock. This guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We recorded a cumulative effect of change in accounting principles upon adoption of this guidance.
     On January 1, 2009, we adopted accounting guidance that establishes accounting and reporting standards for (1) noncontrolling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. This guidance requires noncontrolling interests (minority interests) to be reported as a separate component of equity. The amount of net income or loss attributable to the noncontrolling interests will be included in consolidated net income or loss on the face of the income statement. In addition, this guidance requires that a parent recognize a gain or loss in net income or loss when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. This guidance also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. We recorded $2.6 million and $1.8 million, respectively, of net loss attributable to noncontrolling interest for the years ended December 31, 2010 and December 31, 2009, which is reflected in our consolidated financial statements.
Off-Balance Sheet Arrangements
     In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include financial instruments with off-balance sheet risk such as bank letters of credit and performance or surety bonds. Surety bonds and letters of credit are issued by financial institutions to third parties to assure the performance of our obligations relating to reclamation, workers’ compensation obligations, postretirement medical benefit obligations, and other obligations. These arrangements are not reflected in our consolidated balance sheets, and we do not expect any material adverse effects on our financial condition, results of operations or cash flows to result from these off-balance sheet arrangements.
     We use a combination of surety bonds and letters of credit to secure our financial obligations for reclamation, workers’ compensation, postretirement medical benefit and other obligations as follows as of December 31, 2010:

			Post
		Workers’	Retirement
	Reclamation	Compensation	Medical Benefit
	Obligations	Obligations	Obligations	Other	Total
			(In thousands)
Surety bonds	$230,367	$10,303	$9,432	$4,245	$254,347
Letters of credit	—	—	—	8,556	8,556

	$230,367	$10,303	$9,432	$12,801	$262,903

     There were no material changes to our off-balance sheet arrangements during the three months ended March 31, 2011.

CHANGE IN AUDITORS
Change in Independent Public Accounting Firm
     On January 6, 2009, we notified KPMG LLP that, upon completion of the 2008 audit engagement and the filing of the Form 10-K for the year ending December 31, 2008, it would be dismissed as our independent registered public accounting firm. The decision to change accounting firms was approved by our Audit Committee. On March 13, 2009, KPMG completed its audit services for the Company for the fiscal year ended December 31, 2008.
     During the years ended December 31, 2008 and 2007 and the subsequent period through the date of the filing of the Form 8-K/A on March 23, 2009, we had no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement; or (2) reportable events, except as described below. Our management has authorized KPMG to respond fully to the inquiries of the new independent registered public accounting firm regarding all matters.
     KPMG’s reports on our consolidated financial statements as of and for the years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of KPMG on the consolidated financial statements of Westmoreland and subsidiaries for the year ended December 31, 2008 expressed the opinion that various factors raised substantial doubt about our ability to continue as a going concern. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2008 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report indicated that we did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contained an explanatory paragraph that stated that: “Management identified and included in its assessment material weaknesses related to electronic spreadsheets that impact the Company’s financial reporting, census data used to calculate postretirement medical benefit obligations, and the accounting for one of the Company’s stock based compensation plans.”
     We requested and obtained from KPMG a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of KPMG’s letter, dated March 16, 2009, is filed as Exhibit 16.1 to our Current Report on Form 8-K/A filed March 23, 2009.
Engagement of Ernst & Young LLP
     On January 8, 2009, our Audit Committee approved the engagement of Ernst & Young LLP as our new independent registered public accounting firm beginning with fiscal year 2009, and to perform procedures related to the financial statements to be included in our quarterly report on Form 10-Q, beginning with, and including, the quarter ending March 31, 2009. We did not consult with Ernst & Young during the fiscal years ended December 31, 2007 and December 31, 2008, or during any subsequent period prior to its appointment as our auditor with respect to any of the matters or events listed in Regulations S-K 304(a)(2)(i) and (ii).
DESCRIPTION OF THE EXCHANGE NOTES
You can find the definitions of certain terms used in this description under “— Certain Definitions” below. Certain defined terms used in this description, but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the Indenture.
In this description, the term “Company” refers only to Westmoreland Coal Company, a Delaware corporation, and not to any of its subsidiaries. The Company and Westmoreland Partners (the “Co-Issuer”) issued the Restricted Notes and will issue the Exchange Notes under the indenture (the “Indenture”), dated February 4, 2011, among the Company, Co-Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “trustee”). The term “Notes” refers to the Restricted Notes, the Exchange Notes and any other Notes issued under the Indenture. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture pursuant to the Trust Indenture Act.
The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as a holder of the Notes. Anyone who receives this prospectus may obtain a copy of the Indenture from the Company without charge upon request.
The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.
Principal, Maturity and Interest
     The Notes will mature on February 1, 2018. The Notes will bear interest at the rate shown on the cover page of this offering memorandum, payable on February 1st and August 1st of each year, commencing on August 1, 2011, to Holders of record at the close of business on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest (including post-petition interest in any proceedings under bankruptcy law) on overdue principal and (to the extent permitted by law) on overdue installments of interest and Additional Interest will accrue at 2% per annum in excess of such rate without regard to any applicable grace period.
     The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
     An aggregate principal amount of Notes equal to $150.0 million is being issued in this offering. The Issuer and the Co-Issuer may issue additional Notes having identical terms and conditions to the Notes, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the “Additional Notes”), subject to compliance with the covenant described under “— Certain Covenants —Limitations on Additional Indebtedness and Preferred Stock;” provided, that the Co-Issuer shall not be permitted to issue Additional Notes independently of the Issuer. Any Additional Notes will be part of the same issue as the Notes being issued hereby and will be treated as one class with the Notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. For purposes of this “Description of the Exchange Notes,” except for references to Additional Notes in the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness and Preferred Stock,” references to the Notes include Additional Notes, if any, and Exchange Notes when issued.
Methods of Receiving Payments on the Notes
     If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions to an account in the United States. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.
Note Guarantees
     The obligations of the Issuer and the Co-Issuer under the Notes, the Indenture and other related documents will be jointly and severally guaranteed (the “Note Guarantees”), on a senior secured basis, by each Restricted Subsidiary that the Issuer shall cause to become a Guarantor pursuant to the terms of the Indenture. The Guarantors will initially consist of WRI, Westmoreland Power Inc., Westmoreland Energy LLC and its direct and indirect Subsidiaries other than the Co-Issuer, Westmoreland Mining Services, Inc., Westmoreland Coal Sales Co., WCC Land Holding Company, Inc. and WRI Partners Inc. In the event all of the outstanding obligations under the WML Notes are repaid in full or refinanced (the date of such repayment or refinancing, the “WML Repayment Date”), the Issuer shall be required to cause WML and its Subsidiaries to become guarantors of the Notes on the terms applicable to the other Subsidiary Guarantors. The Note Guarantees will be secured as described in “— Security — General.” Not all of our subsidiaries will guarantee the Notes. See “— Non-Guarantor Subsidiaries.”

     The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as will result in those obligations not constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to (i) all other contingent and fixed liabilities of the Guarantor (including, without limitation, any guarantees under any future revolving credit agreement permitted under the Indenture) and (ii) any collections from or payments made by or on behalf of any other Guarantor in respect of its contribution obligations under the Indenture. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor determined in accordance with GAAP.
     Any Restricted Subsidiary of the Issuer, Co-Issuer or of a Guarantor created or acquired after the Issue Date, or any Unrestricted Subsidiary that becomes a Restricted Subsidiary after the Issue Date, will be required to guarantee the Notes pursuant to a supplemental indenture on a senior secured basis, except that a newly created Subsidiary of WML or its Subsidiaries is prohibited from being a Guarantor until the WML Notes are repaid or refinanced.
     A Guarantor shall be automatically released from its obligations under its Note Guarantee and the Indenture, and any of its assets that constitute Collateral will be released from the Liens created by the Security Documents:
     (1) in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by the Issuer, Co-Issuer or any Restricted Subsidiary; provided, that in the case of a sale or disposition constituting an Asset Sale, the Net Available Proceeds of such sale or other disposition are applied in accordance with the provisions under the heading “— Certain Covenants — Limitations on Asset Sales”;
     (2) if such Guarantor is designated as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, upon effectiveness of such designation; or
     (3) if the Notes are discharged or defeased in accordance with the procedures described below under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge” below.
Non-Guarantor Subsidiaries
     Certain of the Issuer’s Restricted Subsidiaries will not be Guarantors of the Notes. These Restricted Subsidiaries are WML and its Subsidiaries, Absaloka and WRM. In addition, WML and its Subsidiaries will not provide any Security for the Notes, provided, that the Notes will be secured by the Note First-Priority Lien on the WML Payments Collateral. The Issuer’s non-guarantor Subsidiaries comprise a significant portion of its overall business. For the twelve months ended December 31, 2010, the Issuer’s non-guarantor Subsidiaries represented $416.4 million, or approximately 82%, of our revenues. As of March 31, 2011, our non-guarantor Subsidiaries represented $407.4 million, or 52%, of our total assets and $485.3 million, or approximately 53%, of our total liabilities and WML would have had the ability to incur an additional $23.1 million of Indebtedness under the WML Credit Agreements, to which liabilities and other Indebtedness the Notes would be structurally subordinated. In the twelve months ended December 31, 2010, WML and its Subsidiaries distributed $33.7 million in management fees and other distributions to the Issuer. The WML Credit Agreements contain limitations on WML’s ability to pay dividends and make other payments to the Issuer, as described in “Description of Other Indebtedness—WML Credit Agreements.”
     In addition, WML has $125.0 million of fixed rate term debt (represented by the WML Notes) outstanding at June 2, 2011, which bears interest at 8.02% per annum, payable quarterly. The term debt, by its terms, is payable in full on March 31, 2018. WML also has a revolving credit facility with a borrowing limit of $25.0 million and a maturity date of June 26, 2013. The interest rate under this revolving credit facility at June 2, 2011, was 3.75% per annum. At June 2, 2011, WML had a letter of credit of $1.9 million under its revolving credit facility, but no other borrowings thereunder. The WML term debt represented by the WML Notes and the WML credit agreement are collectively referred to as the “WML Credit Agreements.”
     The Notes will be structurally subordinated to all existing and future liabilities and preferred stock of the nonguarantor Subsidiaries, including, with respect to WML, indebtedness under the WML Credit Agreements. This means that in the event of a bankruptcy, liquidation or reorganization of any of these entities, or if an event of default occurs under financing arrangements obtained by these entities, they will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to the Issuer. See “Risk Factors —Risks Related to the Notes and the Collateral — The Notes will be structurally subordinated to indebtedness and other liabilities of our non-guarantor subsidiaries.”
     In addition, the WML Credit Agreements contain terms of which you should be aware. In particular, those agreements require WML to maintain its status as a “single purpose entity” by, among other things, maintaining its own separate books and records, holding its assets and credit out as separate from those of any other person, including the Issuer, and conducting its day-to-day operations with a significant degree of independence from the Issuer. The terms of the Notes reflect the requirements of the WML Credit Agreements. For example, the definition of Permitted Liens under the Indenture encompasses liens WML and its Subsidiaries would be allowed to create as permitted liens under the WML Credit Agreements, and the definition of Permitted Investments under the Indenture includes investments permitted under the WML Credit Agreements.
Restricted and Unrestricted Subsidiaries
     As of the date of the Indenture, all of the Subsidiary Guarantors, WML and its Subsidiaries, WRM and Absaloka will be “Restricted Subsidiaries.” Our Subsidiary, Basin Resources Inc. will be an Unrestricted Subsidiary and will not guarantee the Notes. Under the circumstances described below under the subheading “— Certain Covenants —Limitations on Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate certain other Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:
•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee, the Indenture and the Security Documents, and any of its assets that constitute Collateral will be released from the Liens of the Security Documents; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer and Co-Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.
Ranking
Senior Notes
     The Notes will be general senior secured obligations of the Issuer, the Co-Issuer and the Subsidiary Guarantors that will rank equally in right of payment with all existing and future Senior Indebtedness of the Issuer, the Co-Issuer and the Subsidiary Guarantors. The Notes will effectively rank senior to all Unsecured Indebtedness of the Issuer, the Co-Issuer, the Subsidiary Guarantors and Absaloka to the extent of the value of the Note Collateral securing such obligations. Under the terms of the Indenture, the Issuer, the Co-Issuer, the Subsidiary Guarantors and Absaloka will be permitted following the Issue Date to enter into or guarantee the Revolving Credit Facility with a maximum availability of up to $20.0 million that may be secured by the Revolving Facility First-Priority Liens on the Revolving Facility First-Priority Collateral. Concurrent with the Revolving Credit Facility, an intercreditor agreement would be entered into between the Note Collateral Agent and the collateral agent under the Revolving Credit Facility providing: (i) that the Notes will have a second-priority Lien in the accounts receivable and inventory, and proceeds and products thereof, (ii) identifying the rights of the respective lenders in the event of default under either the Notes or the Revolving Credit Facility or a bankruptcy, liquidation, reorganization or other winding up, or sale, of the Issuer, the Co-Issuer or any Guarantor or Absaloka, and (iii) providing other terms of the intercreditor relationship. See “— Security —Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility.” In any of such events, the assets of the Issuer, the Co-Issuer, the Subsidiary Guarantors and Absaloka that secure the Revolving Credit Facility will only be available to pay obligations on the Notes and the Note Guarantees in accordance with the terms and conditions of such intercreditor agreement.

Ranking of Note Guarantees
     The Guarantors will, jointly and severally, fully and unconditionally guarantee on a senior secured basis the due and punctual payment of principal of, premium, if any, and interest on, the Notes. See “— Security —General” for a description of the assets securing the guarantees.
     Under certain circumstances described under “— Certain Covenants —Additional Note Guarantees,” we are required to cause the execution and delivery of additional Note Guarantees by Restricted Subsidiaries.
Optional Redemption
     The Notes may not be redeemed prior to February 1, 2015. At any time or from time to time on or after February 1, 2015, upon not less than 30 nor more than 60 days notice, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the twelve-month period beginning February 1 of the years indicated:

Optional
Year	Redemption Price
2015	103.583%
2016	101.792%
2017 and thereafter	100.000%
Redemption with Proceeds from Qualified Equity Offerings
     At any time or from time to time prior to February 1, 2015, the Issuer, at its option, may redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture but without duplication with respect to Exchange Notes) with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 110.75% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, that (1) at least 65% of the aggregate principal amount of Notes (including the principal amount of any Additional Notes issued under the Indenture but without duplication with respect to Exchange Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 60 days of the date of the closing of any such Qualified Equity Offering.
     The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.
Selection and Notice of Redemption
     If the Issuer makes a partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method that complies with applicable legal and securities exchange requirements, if any; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part and Notes shall be redeemed in higher integral multiples of $1,000. In addition, if a partial redemption is made pursuant to the provisions described under “— Optional Redemption — Redemption with Proceeds from Qualified Equity Offerings,” selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.
     Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption and redeemed Notes will be cancelled as of the redemption date so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.
Security
General
     The Notes and the Note Guarantees will be secured by:
     (i) the Note First-Priority Liens granted by the Issuer, the Co-Issuer and the Subsidiary Guarantors on substantially all of the tangible and intangible assets of the Issuer, the Co-Issuer and the Subsidiary Guarantors (whether now owned or hereinafter arising or acquired) pursuant to one or more First Lien Security Documents among the Issuer, the Co-Issuer, the Subsidiary Guarantors and the Note Collateral Agent and, with respect to assets consisting of Real Property and fixtures (whether now owned or hereinafter arising or acquired), pursuant to mortgages, deeds of trust or deeds to secure debt (the foregoing being the “First Lien Collateral”);
     (ii) the Note First-Priority Lien on 100% of all management fees, dividends, and distributions payable by WML to the Issuer, subject to the prior Lien under the WML Credit Agreements and related WML Security Agreements, but only to the extent that such Lien affects such management fees, dividends, and distributions (the foregoing being the “WML Payments Collateral”);
     (iii) the Note First-Priority Lien on all of the common shares of WRM held by the Issuer (the foregoing being the “WRM Collateral”); and
     (iv) the Note First-Priority Lien on any assets owned by Absaloka (the “Absaloka Collateral”);
provided, that the First Lien Collateral, the WML Payments Collateral, the WRM Collateral and the Absaloka Collateral will be subject to Permitted Liens and will not include any Excluded Property; and provided, further, that, in the event the Issuer, the Co-Issuer, the Subsidiary Guarantors and Absaloka enter into the Revolving Credit Facility secured by a first-priority Lien on the Revolving Facility First-Priority Collateral, the Note First-Priority Liens will, pursuant to the terms of an intercreditor agreement between the Note Collateral Agent and the collateral agent under the Revolving Credit Facility, become a second-priority Lien on such Revolving Facility First-Priority Collateral (the “Second Lien Collateral”). The First Lien Collateral, the WML Payments Collateral, the WRM Collateral and the Absaloka Collateral and, if the Issuer, the Co-Issuer, the Subsidiary Guarantors and Absaloka enter into a secured Revolving Credit Facility in the future, the Second Lien Collateral, are, subject to Permitted Liens and the exclusion of Excluded Property, collectively, the “Note Collateral.”
     On the WML Repayment Date, the Issuer shall cause WML and its Subsidiaries to grant a Lien (the “WML Lien”) in all of the WML Collateral existing on the WML Repayment Date or any assets acquired thereafter in favor of the Trustee and the Holders of the Notes subject to Permitted Liens and to the extent such WML Collateral does not constitute Excluded Property. The WML Collateral shall be “Note Collateral,” and the WML Lien shall be a “Note First-Priority Lien,” and shall be subject to the same terms, conditions and provisions described herein and in the Indenture and the Security Documents with respect to the Note Collateral and the Note First-Priority Liens.
     The Issuer, the Co-Issuer, the Subsidiary Guarantors and Absaloka will be required to perfect on the Issue Date the security interests in the Note Collateral solely to the extent they can be perfected by the filing of UCC-1 financing statements or the delivery of capital stock or instruments. To the extent any such security interest cannot be perfected by filing or the delivery of capital stock, the Issuer, the Co-Issuer, the Subsidiary Guarantors and Absaloka will be required to have all security interests and Liens that are contemplated by the Indenture and the Security Documents to be in place and perfected as soon as practicable following the Issue Date, but in any event no later than (A) 90 days after the Issue Date, (B) such later date as the Trustee agrees that the security interests and Liens in favor of the Holders of the Notes are required to be in place or (C) 90 days after an asset ceases to be an Excluded Property. If the Issuer, the Co-Issuer, any Subsidiary Guarantor or Absaloka were to become subject to a bankruptcy proceeding, any Liens recorded or perfected after the Issue Date would face a greater risk of being invalidated than if they had been recorded or perfected on the Issue Date. Security in real property will be granted as described in “— Security — General — Certain Covenants with Respect to the Note Collateral —Real estate mortgages and filings.”

     From and after the Issue Date, if the Issuer, the Co-Issuer, any Subsidiary Guarantor or Absaloka creates any additional Lien upon any property to secure the Revolving Credit Facility Obligations, it must concurrently grant a Note Second-Priority Lien upon such property (subject to Permitted Liens) as security for the Notes substantially concurrently with granting any such additional Lien.
     The Liens in the Note Collateral securing the Notes and the Note Guarantees under the Security Documents will rank (i) equally in priority with the security interest and Liens in and on the Note Collateral securing any Senior Indebtedness and (ii) senior to any Unsecured Indebtedness. In addition, the Notes will not be secured by any of the assets of any Subsidiary that is not a Guarantor other than Absaloka. See “Risk Factors — Risks Related to the Notes and the Collateral — The Notes will be structurally subordinated to indebtedness and other liabilities of our non-guarantor subsidiaries.”
Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility
     After the Issue Date, the Issuer, the Co-Issuer, the Subsidiary Guarantors and Absaloka will be permitted to enter into or guarantee the Revolving Credit Facility, which may be secured by the Revolving Facility First-Priority Collateral. Notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing the Notes, the Liens of the Notes on the Revolving Facility First-Priority Collateral shall rank junior to the Revolving Facility First-Priority Liens under the Revolving Credit Facility. Concurrent with the Revolving Credit Facility, an intercreditor agreement will be entered into between the Note Collateral Agent, the collateral agent under the Revolving Credit Facility (the “Revolving Collateral Agent”) and the relevant borrowers and guarantors parties thereto on the terms described in this section in all material respects (the “Intercreditor Agreement”). Compliance with this provision shall be evidenced by an Officers’ Certificate delivered to the Trustee.
     Prior to the discharge of the Revolving Facility First-Priority Liens, the Revolving Collateral Agent will determine whether, and if so, the time and method by which to enforce its Revolving Facility First-Priority Lien in the Revolving Facility First-Priority Collateral. Neither the Note Collateral Agent nor the Revolving Collateral Agent will be permitted (whether directly or indirectly) to enforce the security interests and other rights related to any Collateral upon which it does not have a first-priority Lien or take any enforcement action against or in respect of the Note Collateral in which it does not have a first-priority Lien, even if an Event of Default has occurred and the Notes have been accelerated, except (i) in any insolvency or liquidation proceeding of the Issuer, the Co-Issuer or any Significant Subsidiary, the Note Collateral Agent may file a proof of claim with respect to the Notes or any Note Guarantee and (ii) exercise such rights as described in the following paragraphs and certain other limited rights.
     After the discharge of the Revolving Facility First-Priority Liens, the Note Collateral Agent, acting at the instruction of the Holders of a majority in principal amount of the Notes, voting as one class, in accordance with the provisions of the Indenture and the Security Documents, will determine the time and method by which its liens in the Second Lien Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Second Lien Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Notes.
     The Note Collateral Agent may exercise rights and remedies with respect to the security interests in the Second Lien Collateral after the passage of a period of 180 days from the first date on which the Note Collateral Agent has notified the Revolving Collateral Agent that (i) an Event of Default consisting of nonpayment of any principal or interest then due under the Notes has been declared, or (ii) an Event of Default other than an Event of Default consisting of nonpayment of any principal or interest then due under the Notes has been declared and the repayment of all the principal amount under the Notes has been demanded. However, the Note Collateral Agent is only permitted to exercise remedies to the extent that the Revolving Collateral Agent, or the secured parties, under the Revolving Credit Facility Obligations are not diligently pursuing the exercise of its rights and remedies with respect to a material portion of the Second Lien Collateral.
     The rights of the Holders of the Notes with respect to the Second Lien Collateral securing the Notes and the Note Guarantees will be materially limited pursuant to the terms of the Intercreditor Agreement. Under the terms of such intercreditor agreement, the Note Second-Priority Liens in the Revolving Facility First-Priority Collateral securing the Notes will rank junior to the Revolving Facility First-Priority Liens. Any proceeds received upon a realization of the Revolving Facility First-Priority Collateral securing the Revolving Credit Facility Obligations and the Notes will be applied as follows:

     (1) first, to the Revolving Collateral Agent to be applied as required under the Revolving Credit Facility until the payment and discharge of the Revolving Credit Facility Obligations has occurred; and
     (2) second, to the Trustee to be applied ratably to the Holders of the Notes and in such order as specified in the Indenture and the Security Documents (with the Note Collateral Agent entitled to apply any proceeds in respect of the Notes to its costs and expenses prior to principal and interest being paid to the Holders of the Notes).
     In the event of any release of the Note Collateral under the Indenture or Revolving Credit Facility, as the case may be, (i) in connection with an exercise of remedies (even if, with respect to the Revolving Facility First-Priority Collateral, such release violates the Indenture but complies with the Intercreditor Agreement) or (ii) that does not cause an express Default under the Indenture, the Note Liens on the Note Collateral and the Revolving Facility First-Priority Collateral will be automatically released and the Agents will be required to take any action (and be deemed to have authorized such action) as necessary to effect such release.
     Upon the occurrence of any acceleration under the Revolving Credit Facility Obligations, the Holders shall have the right to buy-out all of the Revolving Credit Facility Obligations as described below. In addition, upon any acceleration of the Revolving Credit Facility Obligations, no action to enforce remedies may be taken by any lender under the Revolving Credit Facility (“Revolving Lender”) or the Revolving Collateral Agent with respect to the Revolving Credit Facility Obligations for a period of (i) initially, 30 days from the date of the acceleration notice given by the Revolving Lenders to the Issuer and (ii) if the Holder Buy-out Right (as defined below) is exercised prior to the conclusion of such 30-day period, an additional 10 days (such period, the “Standstill Period”); provided, that actions to prepare for sale of or other enforcement against the Collateral, including notifying account debtors to make payments to the Revolving Lenders, that do not result in any disposition of the Collateral shall be deemed not to violate the foregoing.
     Each Holder shall have the right (but not the obligation) to purchase (or to designate an Affiliate or other party to purchase) all of the rights and obligations of the Revolving Lenders, including all of the commitments or Revolving Credit Facility Obligations owing to them (the “Holder Buy-out Right”) for an aggregate purchase price equal to the sum of (x) the then outstanding principal amount of such Revolving Credit Facility Obligations, plus (y) all accrued and unpaid interest thereon, plus (z) all other amounts accrued and unpaid in respect thereof (the “Revolving Buy-out Price”).
     The Holder Buy-out Right may be exercised by Holders upon written notice thereof to the administrative agent under the Revolving Credit Facility (the “Administrative Agent”) and the Issuer within 30 days of public notice of any event of default or acceleration of the Revolving Credit Facility Obligations committing to the purchase of 100% of the Revolving Credit Facility Obligations; provided, that so long as 100% of the Revolving Credit Facility Obligations are committed to be purchased, such Revolving Credit Facility Obligations shall be allocated as described below. Such written notice shall identify the Holder or Holders exercising such Holder Buy-out Right and contain no conditions other than the satisfaction of the requirements of the Revolving Credit Facility as to the assignment of Revolving Credit Facility Obligations to a Holder purchasing such Revolving Credit Facility Obligations. Each Holder exercising its Holder Buy-Out Right shall be entitled to a share of the Revolving Credit Facility Obligations based on its pro-rata share of the aggregate amount of outstanding Notes, subject to increases by a pro-rata share of Notes allocable to Holders that do not elect to purchase their pro rata share. Such notice shall constitute an irrevocable commitment by (x) the delivering Holders to the Revolving Lenders to purchase the Revolving Credit Facility Obligations for the Revolving Buy-out Price no later than the last day of the Standstill Period and (y) the Revolving Lenders to sell the Revolving Credit Facility Obligations to the Holders upon delivery of the Revolving Buy-out Price to the Administrative Agent. The Holders and Revolving Lenders shall timely execute all necessary transfer documentation.
     The Revolving Buy-out Price shall be paid in immediately available funds to the Administrative Agent on behalf of the Revolving Lenders, and the Administrative Agent shall promptly pay the proceeds thereof to such Revolving Lenders in accordance with their interests. If the Revolving Buy-out Price is not received by the Administrative Agent in accordance with the foregoing, the Administrative Agent may enforce such commitment on behalf of the Revolving Lenders and may exercise all other remedies hereunder, including enforcement of all remedies against the Collateral.

     In the event a bankruptcy proceeding shall be commenced by or against the Issuer, the Co-Issuer, any Subsidiary Guarantor or Absaloka, and the Note Collateral Agent, at the institution of the majority of the Holders of Notes, and the Revolving Collateral Agent shall desire to permit the Issuer, the Co-Issuer, any Subsidiary Guarantor or Absaloka the use of cash collateral which constitutes Collateral or to enter into a debtor-in-possession financing (a “DIP Financing”) in such proceeding, (i) the Note First-Priority Liens on the Note Collateral other than the Revolving Facility First-Priority Collateral and (ii) the Note Second-Priority Liens on the Revolving Facility First-Priority Collateral may, in each case be made junior and subordinated to Liens granted to secure such DIP Financings. The use of cash collateral or the provision of DIP Financing will require the approval of the governmental authority having jurisdiction over such bankruptcy proceeding, to the extent required by law. To the extent the first-priority Liens securing the Revolving Credit Facility Obligations are subordinated to or pari passu with such DIP Financing, the Note Collateral Agent (a) will subordinate or make pari passu its Note Second-Priority Liens in the Revolving Facility First-Priority Collateral to the same extent that the Revolving Credit Facility Obligations are subordinated or pari passu to (x) the Liens securing such DIP Financing (and all obligations relating thereto), (y) adequate protection provided to the representative for, or holders of, the Revolving Credit Facility Obligations, and (z) any “carve-out” agreed by the representative for, or holders of, the Revolving Credit Facility Obligations and (b) will not request adequate protection or any other relief in connection with the Note Second-Priority Liens (other than as described below).
     The Agents will only be permitted to seek adequate protection without the consent of the Holders of the Notes or the Revolving Collateral Agent, as applicable, (i) in the form of the benefit of additional or replacement Liens on the Note Collateral (including Proceeds thereof arising after the commencement of any insolvency or liquidation proceeding), or additional or replacement collateral to secure the Notes or the Revolving Credit Facility Obligations, as long as the Trustee and the Revolving Collateral Agent, as applicable, are also granted such additional or replacement Liens or additional or replacement collateral and such additional or replacement Liens are in the case of the Revolving Facility First-Priority Collateral, subordinated to the Liens securing the Revolving Credit Facility Obligations to the same extent as the Note Second-Priority Liens on the Revolving Facility First-Priority Collateral are subordinated to the Revolving Facility First-Priority Liens and (ii) to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to the Trustee or the representative of the Revolving Credit Facility Obligations, as applicable. The Intercreditor Agreement will limit the right of the Agents to seek relief from the “automatic stay” and will provide that neither Agent may assert any right of marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Note Collateral.
     In no event will the Intercreditor Agreement or the Revolving Credit Facility require or permit a Lien of any priority on the Note Collateral other than the Revolving Facility First-Priority Liens, nor impair or condition any right of the Trustee, the Note Collateral Agent or the Holders of the Notes with respect to the Note Collateral, other than the Revolving Facility First-Lien Collateral on the terms described herein and in the Intercreditor Agreement, nor impair or condition any other rights of the Trustee, the Note Collateral Agent or the Holders of the Notes with respect to the relevant borrowers and guarantors under the Revolving Credit Facility or their Subsidiaries.
     To the extent that the Intercreditor Agreement contains terms that are in addition to those specified herein, the Issuer shall be authorized to determine such terms, which shall be customary terms not inconsistent with the terms set forth herein and not materially adverse to the Holders. If the Issuer and the Revolving Credit Lenders are unable to agree on an Intercreditor Agreement on the terms set forth herein in all material respects, the terms of any proposed intercreditor agreement shall be required to be approved by holders of a majority of the outstanding principal amount of the Notes.
Sufficiency of collateral in the event of foreclosure
     In the event of foreclosure on the Note Collateral, there can be no assurance that the proceeds from the sale of the Note Collateral in whole or in part pursuant to the Security Documents would be sufficient to satisfy payments due on the Notes. The fair market value of the Note Collateral is subject to fluctuations based on factors that include, among others, the ability to sell the Note Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Note Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Note Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Note Collateral may be illiquid and may have no readily ascertainable market value or may require consents or approvals to transfer that are not obtainable. In particular, some assets constituting Note Collateral (including contracts and intellectual property) are more illiquid than other assets constituting Note Collateral (such as accounts receivable and inventory). Accordingly, there can be no assurance that all of the Note Collateral can be sold in a short period of time or in an orderly manner. See “Risk Factors—Risks Related to the Notes and the Collateral — There may not be sufficient collateral to pay all or any of the Notes.” Liquidating the collateral securing the Notes may not produce proceeds in an amount sufficient to pay any amounts due on the Notes. In addition, in the event of a bankruptcy, the ability of the holders to realize upon any of the Note Collateral may be subject to certain bankruptcy law limitations as described below under “— Certain bankruptcy limitations.”
Certain Covenants with Respect to the Note Collateral
     The Note Collateral will be pledged pursuant to the Security Documents, which contain provisions relating to the administration, preservation and disposition of the Note Collateral. The following is a summary of some of the covenants and provisions set forth in the Security Documents and the Indenture as they relate to the Note Collateral.
Maintenance of collateral
     The Indenture and/or the Security Documents will provide that the Issuer and the Co-Issuer will, and will cause each of the Subsidiary Guarantors and Absaloka to (i) at all times maintain, preserve and protect all property material to the conduct of its business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business); (ii) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; (iii) keep its insurable property adequately insured at all times by financially sound and reputable insurers; and (iv) maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations.
Permitted ordinary course activities with respect to collateral
     Notwithstanding the foregoing, so long as no Default or Event of Default under the Indenture would result therefrom and such transaction would not violate the Trust Indenture Act, the Issuer, the Co-Issuer and the Subsidiary Guarantors and Absaloka may, among other things, without any release or consent by the Trustee or the Agents, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents; (iii) surrendering or modifying any license or permit subject to the Lien of the Indenture or any of the Security Documents which it may own or under which it may be operating; (iv) granting a license of any intellectual property; (v) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vi) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (vii) making cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Note Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and (viii) abandoning any intellectual property which is no longer used or useful in the Issuer’s, the Co-Issuer’s or Subsidiary Guarantor’s business. The Issuer and the Co-Issuer must deliver to the Agents, within thirty (30) calendar days following the end of each six month period beginning on January 1 and July 1 of any year, an officers’ certificate to the effect that none of the releases and withdrawals occurring during the preceding six month period (or since the Issue Date, in the case of the first such certificate) were prohibited by the Indenture.
After-acquired property
     If the Issuer, the Co-Issuer, a Subsidiary Guarantor or Absaloka acquires property that is not automatically subject to a perfected security interest or Lien under the Security Documents and such property would be of the type that would constitute Collateral, or a Subsidiary becomes a Guarantor, then the Issuer, the Co-Issuer, such Guarantor or Absaloka will provide security interests in and Liens on such property (or, in the case of a new Guarantor, all of its assets constituting Collateral) in favor of the Agents for their benefit and the benefit of the Trustee, the Holders of the Notes and, if the Revolving Credit Facility has been entered into, the holders of the Revolving Credit Facility Obligations (with respect to the Revolving Facility First-Priority Collateral) and deliver certain joinder agreements and certificates in respect thereof as required by the Indenture and the Security Documents.
Further assurances
     Subject to the limitations described above under “— General,” the Security Documents and the Indenture will provide that the Issuer, the Co-Issuer, the Subsidiary Guarantors and Absaloka shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Note Collateral for the benefit of the Holders of the Notes, the Trustee and, if the Revolving Credit Facility has been entered into, the holders of the Revolving Credit Facility Obligations (with respect to the Revolving Facility First-Priority Collateral) and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents.
Real estate mortgages and filings
     Subject to the limitations described above under “— General,” and provided that the following does not grant any real estate security interests beyond that which is required pursuant to the Indenture, with respect to any fee interest in certain Real Property identified in a schedule to the Indenture as owned by the Issuer, the Co-Issuer or a Subsidiary Guarantor on the Issue Date or any fee interest in Real Property acquired by the Issuer, the Co-Issuer or a Subsidiary Guarantor after the Issue Date or otherwise that secures the Notes and Note Guarantees, but exclusive of Excluded Property (individually and collectively, the “Mortgaged Property”) in each instance:
     (1) with respect to each Mortgaged Property, the Issuer, the Co-Issuer and the Subsidiary Guarantors, as applicable, will cause to be delivered to the Note Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date or, if later, the date such property is encumbered to secure the Notes and the Note Guarantees, in accordance with the requirements of the Indenture and/or the Security Documents, duly executed by the Issuer, the Co-Issuer or the applicable Subsidiary Guarantor, as the case may be;
     (2) within forty-five (45) days following the recording of any Mortgage with respect to any Mortgaged Property in accordance with the foregoing, if available at commercially reasonable rates, the Note Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Note Collateral Agent, as mortgagee for the benefit of itself and the Trustee and the Holders of the Notes, in a commercially reasonable form, with respect to the property purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid and Note First-Priority Liens on such Mortgaged Property free and clear of all Liens, defects and encumbrances (other than Permitted Liens), each such title insurance policy to have a policy limit, not to exceed one hundred ten percent (110%) of the then fair market value of the Mortgaged Property, and such policies shall also include, to the extent available and at a commercially reasonable premium, the endorsements, as applicable, equivalent to those delivered in connection with the Indenture and shall be accompanied by evidence of the payment in full of all premiums thereon; and
     (3) within forty-five (45) days following the recording of any Mortgage with respect to any Mortgaged Property, the Issuer, the Co-Issuer or any Subsidiary Guarantor shall deliver to the Note Collateral Agent, such filings (or any updates or affidavits that the title company may reasonably require as necessary to issue the title insurance policies), surveys and fixture filings, along with such other documents, opinions, instruments, certificates and agreements, as reasonably required to create, evidence or perfect a valid and Note First-Priority Lien on the Mortgaged Property subject to each such Mortgage (subject to Permitted Liens).
Foreclosure
     In the event of foreclosure on the Note Collateral, the proceeds from the sale of the same may not be sufficient to satisfy the Issuer’s and the Co-Issuer’s obligations under the Notes, either in whole or in part. The amount to be received upon such a sale would be dependent on numerous factors (including those described in “— Sufficiency of collateral in the event of foreclosure”). By its nature, portions of the Note Collateral may be illiquid and may have no readily ascertainable market value or may require consents that cannot be obtained. In particular, Note Collateral consisting of contracts and intellectual property is generally more illiquid than the Revolving Facility First-Priority Collateral consisting of receivables and inventory. Accordingly, there can be no assurance that the Note Collateral can be sold in a short period of time in an orderly manner. If the Revolving Credit Facility has been entered into, the Revolving Lenders may receive payment prior to payment of the Notes.
Certain bankruptcy limitations
     The right of the Agents to repossess and dispose of the Note Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuer, the Co-Issuer or any Subsidiary Guarantor prior to the Agents having repossessed and disposed of the Note Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, secured creditors such as the Agents are prohibited from repossessing security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor or any other Collateral, without bankruptcy court approval.
     In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes or any Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Agents could repossess or dispose of the Note Collateral, the value of the Note Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Note Collateral. The Bankruptcy Code only permits the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Note Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Note Collateral.
     Furthermore, in the event a bankruptcy court determines that the value of the Note Collateral is not sufficient to repay all amounts due on the Notes after payment of any priority claims, the Holders of the Notes would hold secured claims only to the extent of the value of the Note Collateral to which the Holders of the Notes are entitled (and subject to the rights in the Revolving Facility First-Priority Lien Collateral of holders of the Revolving Credit Facility Obligations), and unsecured claims with respect to such shortfall.
Release
     The Liens on the Note Collateral will be released with respect to the Notes and the Note Guarantees, as applicable:
     (1) in whole, upon payment in full of the principal of, accrued and unpaid interest, and premium, if any, on the Notes;
     (2) in whole, upon satisfaction and discharge of the Indenture;
     (3) in whole, upon a legal defeasance or a covenant defeasance as set forth under “— Legal Defeasance and Covenant Defeasance” below;
     (4) as to any asset constituting Note Collateral (A) that is sold or otherwise disposed of by the Issuer, the Co-Issuer, any of the Subsidiary Guarantors or Absaloka (to a person that is not an Issuer, Co-Issuer, a Subsidiary Guarantor or Absaloka) in a transaction permitted by “— Certain Covenants —Limitations on Asset Sales” and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Security Documents, if all Liens on that asset then securing the Notes and the Note Guarantees then secured by that asset (including all commitments thereunder) are released or (B) that is otherwise released in accordance with, and as expressly provided for in accordance with, the Indenture, the Intercreditor Agreement and the Security Documents;
     (5) as set forth under “— Amendment, Supplement, Waiver and Entry into Intercreditor Agreement,” as to property that constitutes less than all or substantially all of the Note Collateral, with the consent of holders of at least a majority in aggregate principal amount of the Notes, voting as one class (or, in the case of a release of all or substantially all of the Note Collateral, with the consent of the holders of at least sixty-six and two-thirds percent (662/3%) in aggregate principal amount of the Notes, voting as one class), including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; or

     (6) with respect to assets of a Guarantor upon release of such Guarantor from its Note Guarantee as set forth under “— Note Guarantees,” above.
     Upon compliance by the Issuer, the Co-Issuer, any Subsidiary Guarantor or Absaloka, as the case may be, with the conditions precedent required by the Indenture, the Trustee and the Agents shall promptly cause to be released and reconveyed to the Issuer, the Co-Issuer, the Subsidiary Guarantor or Absaloka, as the case may be, the released Collateral. Prior to each proposed release, the Issuer, the Co-Issuer, each Subsidiary Guarantor and Absaloka will furnish to the Trustee and the Agents all documents required by the Indenture, the Security Documents and the Trust Indenture Act.
Change of Control
     Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase (a “Change of Control Offer”) pursuant to the procedure required by the Indenture, all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon and Additional Interest, if any, to the date of purchase, on a date specified in the notice specified below (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) (a “Change of Control Payment Date”). A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
     Within 30 days following any Change of Control, or at an earlier date if the Issuer makes a Change of Control Offer in advance of, or conditioned on the occurrence of, a Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice which notice shall state:
     (1) the circumstances and relevant facts regarding such Change of Control;
     (2) that the Change of Control Offer is being made pursuant to the relevant section of the Indenture and that all Notes properly tendered and not withdrawn shall be accepted for payment;
     (3) the Change of Control Purchase Price (including the amount of accrued interest and any Additional Interest) and the Change of Control Payment Date;
     (4) that any Note not tendered shall continue to accrue interest;
     (5) that, unless the Issuer defaults in making payment therefore, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
     (6) that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;
     (7) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Change of Control Payment Date, an email, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing such Holder’s election to have such Note purchased; and
     (8) that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered.
     The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law. The Issuer and the Co-Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

     If a Change of Control Offer is made, there can be no assurance that the Issuer and the Co-Issuer will have available funds sufficient to pay for all or any of the Notes of Holders seeking to accept the Change of Control Offer. In addition, we cannot assure you that in the event of a Change of Control the Issuer and the Co-Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the parties to agreements governing other outstanding Indebtedness which may prohibit the offer.
     The definition of “Change of Control” under the Indenture includes certain events defined as “Prepayment Events” in the WML Credit Agreements. Those agreements require WML to offer to prepay indebtedness under the agreements in specified circumstances, including events relating to a change of control of the Issuer, WML or WML’s Subsidiaries. The offer price for the indebtedness would be the principal amount of such indebtedness plus, in the case of the WML Notes, a make-whole amount determined in accordance with the terms of the agreement governing the WML Notes. To the extent accepted, such an offer would reduce the amount of assets available to the Issuer to satisfy its obligations with respect to a Change of Control Offer or its other obligations under the Indenture.
     Any future credit agreement or other agreement to which the Issuer becomes a party may prohibit us from purchasing any Notes, subject to certain exceptions, and may also provide that some change of control events with respect to us would constitute a default thereunder. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent from the lenders under such other agreement to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If the Issuer is unsuccessful in obtaining a consent or refinancing the borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under such other agreement.
     The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
     The obligation of the Issuer to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer (an “Alternate Offer”) in the manner and at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer. The Alternate Offer must comply with all the other provisions applicable to the Change of Control Offer, shall remain, if commenced prior to the Change of Control, open for acceptance until at least the consummation of the Change of Control (and otherwise in accordance with the time specified as set forth above) and must permit Holders to withdraw any tenders of Notes made into the Alternate Offer until the final expiration or consummation thereof. An Alternate Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change in Control, if a definitive agreement is in place for the Change of Control at the time the Alternate Offer is made.
     With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under the definition of “Change of Control” and “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes. In addition, it may be unclear whether certain transactions constitute a Change of Control. Under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a Board of Directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit the Issuer’s Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger a Holder’s right to require the Issuer to make an Change of Control Offer as described above.

     The Issuer shall when making a Change of Control Offer comply, and shall use commercially reasonable efforts to cause any third party making an Alternate Offer to comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or an Alternate Offer, as applicable. To the extent that the provisions of any applicable securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.
Certain Covenants
     The Indenture will contain, among others, the following covenants:
Limitations on Additional Indebtedness and Preferred Stock
     The Issuer and the Co-Issuer will not, and the Issuer will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness), and the Issuer and the Co-Issuer will not issue any Disqualified Equity Interests or Preferred Stock and the Issuer shall not permit any Restricted Subsidiaries to issue any Disqualified Equity Interests or Preferred Stock (other than Preferred Stock of a Restricted Subsidiary held by the Issuer, the Co-Issuer or any Guarantor, so long as it is so held); provided, that the Issuer, the Co-Issuer or any Guarantor may incur additional Indebtedness or issue Disqualified Equity Interests and the Issuer may issue Designated Preferred Stock if, in each case, after giving effect thereto, the Fixed Charge Coverage Ratio would have been at least 2.00 to 1.00 (the “Coverage Ratio Exception”) provided, further, that the Issuer may issue Preferred Stock under the Issuer’s Rights Plan.
     Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):
     (1) (a) Indebtedness of the Issuer, the Co-Issuer, any Guarantor and Absaloka under the Revolving Credit Facility together with the incurrence by any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $20.0 million outstanding at any one time, less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under such Revolving Credit Facility in accordance with the covenant described under “— Limitations on Asset Sales” and (b) Indebtedness of WML and its Subsidiaries under the Amended and Restated WML Credit Agreement and the incurrence and creation of letters of credit and bankers’ acceptances thereunder (to the extent permitted and with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $25.0 million outstanding at any time, reduced, to the extent a permanent repayment and/or commitment reduction is required thereunder;
     (2) (x) the Notes issued on the Issue Date (excluding any Additional Notes) and the Note Guarantees thereof and (y) any Exchange Notes issued in exchange for the Notes (excluding any Additional Notes) and any Note Guarantees thereof pursuant to the Registration Rights Agreement;
     (3) Indebtedness of the Issuer, the Co-Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above), after giving effect to the intended use of proceeds of the Notes, including the WML Notes;
     (4) Indebtedness under Hedging Obligations in the ordinary course of business that are designed to protect against fluctuations in interest rates, foreign currency exchange rates and commodity prices; provided, that if such Hedging Obligations are of the type described in clause (1) of the definition thereof, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;
     (5) Indebtedness of the Issuer or the Co-Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer, the Co-Issuer or any other Restricted Subsidiary; provided, however, that (A) if the Issuer, the Co-Issuer or any Guarantor is the obligor with respect to such Indebtedness and the payee is not the Issuer, the Co-Issuer or a Guarantor, such Indebtedness must be subordinated to the prior payment in full in cash of all obligations of the Issuer, the Co-Issuer or such Guarantor with respect to the Notes and (B) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer, the Co-Issuer or a Restricted Subsidiary, the Issuer, the Co-Issuer or such Restricted Subsidiary, as applicable, in each case, shall be deemed to have incurred Indebtedness not permitted by this clause (5);
     (6) (x) any guarantee by the Issuer, the Co-Issuer or a Guarantor of Indebtedness of the Issuer, the Co-Issuer or any Guarantor so long as the incurrence of such Indebtedness by the Issuer, the Co-Issuer and such Guarantor is permitted under the terms of the Indenture and (y) any guarantee by a Restricted Subsidiary that is not a Guarantor of Indebtedness of the Issuer, the Co-Issuer or a Restricted Subsidiary so long as the incurrence of such Indebtedness is permitted under the terms of the Indenture;
     (7) (a) Indebtedness incurred by the Issuer, the Co-Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to any letters of credit, bankers’ acceptance warehouse receipt or similar facility issued in the ordinary course of business, including without limitation letters of credit or Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims and (b) Obligations in respect of performance, surety, reclamation and similar bonds and performance and completion guarantees provided by the Issuer, the Co-Issuer or any Restricted Subsidiary or Obligations in respect of letters of credit related thereto, in each case incurred in the ordinary course of business or consistent with past practice, and any guarantees or letters of credit functioning as so supporting any of the foregoing bonds or obligations (in the case of clauses (a) and (b), other than for an obligation for money borrowed);
     (8) Purchase Money Indebtedness (a) incurred by the Issuer, the Co-Issuer or any Restricted Subsidiary, in an aggregate amount not to exceed at any time outstanding $40.0 million and (b) incurred by WML or any of its Subsidiaries in an aggregate amount not to exceed at any time outstanding $35.0 million;
     (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
     (10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
     (11) Refinancing Indebtedness with respect to Indebtedness incurred or outstanding pursuant to the Coverage Ratio Exception or clause (1)(b), (2), (3), (8), this clause (11), (15) or (18); provided, that for the purposes of clause 1(b) and 3 (for the purpose of clause 3, with respect to the WML Notes only), such Refinancing Indebtedness may be represented by Additional Notes and Note Guarantees;
     (12) Indebtedness supported by one or more letters of credit issued under the Revolving Credit Facility and the Amended and Restated WML Credit Agreement in accordance with clause (1)(a) and (1)(b), respectively; provided, that the amount of Indebtedness permitted to be incurred under this clause (12) supported by any such letter(s) of credit shall not exceed the amount of such letter(s) of credit; provided, further, that upon any reduction, cancellation or termination of such letter(s) of credit, there shall be deemed to be an incurrence of Indebtedness under the Indenture that must be otherwise permitted to be incurred under the Indenture equal to the excess of the amount of such Indebtedness outstanding immediately after such reduction, cancellation or termination over the remaining stated amount, if any, of such letter(s) of credit or the stated amount of any letter(s) of credit issued in a contemporaneous replacement of such letter(s) of credit;
     (13) Attributable Indebtedness incurred by the Issuer, the Co-Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $10.0 million at any one time outstanding;
     (14) Indebtedness incurred by the Issuer, the Co-Issuer or any Guarantor in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding, including all Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $20.0 million;

     (15) Indebtedness of the Issuer, the Co-Issuer or any Restricted Subsidiary of Acquired Indebtedness (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition); provided, that after giving effect to such incurrence of Indebtedness either (A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception immediately following such transaction or (B) such Fixed Charge Coverage Ratio would have been greater than immediately prior to such acquisition;
     (16) Indebtedness of the Issuer, the Co-Issuer or any Restricted Subsidiary under any Cash Management Obligations;
     (17) Customary indemnification, adjustment of purchase price or similar obligations, including title insurance, of the Issuer, the Co-Issuer or any Restricted Subsidiary, in each case, incurred in connection with the disposition of any assets of the Issuer, the Co-Issuer or any such Restricted Subsidiary (other than guarantees incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition); and
     (18) Indebtedness represented by Additional Notes and Note Guarantees thereof in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Issuer, the Co-Issuer or any Guarantor of assets used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of capital stock of, or merger or consolidation with, any Person owning such assets); provided, that the Issuer would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, have had a Total Leverage Ratio for the Four-Quarter Period immediately preceding the date of such transaction, of no more than 4.0 to 1.0.
     The Issuer and the Co-Issuer will not incur, and will not permit any Restricted Subsidiary to incur, any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer, the Co-Issuer or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or the Co-Issuer solely by virtue of being unsecured or by virtue of being secured on a junior priority basis; and provided, further, that this provision shall not apply to subordinated debt incurred by WML or its Subsidiaries at any time when the WML Notes are outstanding.
     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall classify and may reclassify, in each case in its sole discretion, such item of Indebtedness and may divide, classify and reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Revolving Credit Facility after the Issue Date must be incurred under clause (1) above. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer, the Co-Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
Limitations on Restricted Payments
     The Issuer and the Co-Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to such Restricted Payment:
     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;
     (2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four-Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or
     (3) such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made by the Issuer, the Co-Issuer and the Restricted Subsidiaries after the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (8) or (9) of the next paragraph), is less than the sum (the “Restricted Payments Basket”) of (without duplication):
     (a) 50% of Consolidated Net Income of the Issuer for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus
     (b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of property and marketable securities, received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Disqualified Equity Interests, (iii) Designated Preferred Stock and (iv) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, in each case, other than any such proceeds which are used (x) to redeem Notes in accordance with “— Optional Redemption — Redemption with Proceeds from Qualified Equity Offerings” or (y) to make Restricted Payments in reliance on clause (3) or clause (4) of the next succeeding paragraph, plus
     (c) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) of the Issuer, the Co-Issuer or any Restricted Subsidiary is reduced on the Issuer’s balance sheet upon the conversion or exchange subsequent to the Issue Date (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer, the Co-Issuer or any Restricted Subsidiary upon such conversion or exchange), plus
     (d) without duplication of any amounts included in clause (4) of the next succeeding paragraph, (x) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the aggregate amount received in cash and the fair market value, as determined by the Board of Directors of the Issuer in good faith, of property and marketable securities received after the Issue Date and representing the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes or (y) the sale (other than to the Issuer, the Co-Issuer or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, plus
     (e) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.
     The foregoing provisions will not prohibit:
     (1) the payment by the Issuer, the Co-Issuer or any Restricted Subsidiary of any dividend or other distribution within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;
     (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer, the Co-Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

     (3) the redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of the Issuer, the Co-Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness and Preferred Stock” covenant and the other terms of the Indenture; provided, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualified Equity Interests for purposes of clause (3)(b) of the preceding paragraph and will not be considered to be net cash proceeds from a Qualified Equity Offering for purposes of the provisions described above under the caption “— Optional Redemption —Redemption with Proceeds from Qualified Equity Offerings”;
     (4) payments to redeem Equity Interests of the Issuer, held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) thereof, upon their death, disability, retirement, severance or termination of employment or service pursuant to any employee benefit plan or agreement or awarded to an employee to pay for the taxes payable by such employee upon such grant or award or the vesting thereof; provided, that the aggregate amount of Restricted Payments under this clause (4) shall not exceed (A) $2.0 million during any calendar year plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale since the Issue Date of Qualified Equity Interests of the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to the terms of clause 3(b) of the preceding paragraph or this clause (4), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to Restricted Payments pursuant to this clause (4), less (D) the amount of any Restricted Payments previously made from cash proceeds received pursuant to clauses (B) and (C) of this clause (4); provided, further, that the cancellation of Indebtedness owing to the Issuer, the Co-Issuer or any Restricted Subsidiary in connection with the repurchase of Qualified Equity Interests will not be deemed to constitute a Restricted Payment;
     (5) (a) the declaration and payment of regularly scheduled or accrued dividends to holders of the Series A Preferred Stock to the extent such dividends are included in the definition of Consolidated Interest Expense, (b) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Equity Interests of the Issuer, the Co-Issuer or any Restricted Subsidiary outstanding on the Issue Date or issued on or after the Issue Date in accordance with the Coverage Ratio Exception described above under the caption “— Limitations on Additional Indebtedness and Preferred Stock” to the extent such dividends are included in the definition of Consolidated Interest Expense and (c) the declaration and payment of accrued and unpaid dividends to holders of the Series A Preferred Stock outstanding as of the Issue Date with the proceeds of this offering as described under “Use of Proceeds”;
     (6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by the Issuer after the Issue Date in accordance with the Coverage Ratio Exception described under the caption “— Limitations on Additional Indebtedness and Preferred Stock” to the extent such dividends are included in the definition of Consolidated Interest Expense; provided, however, that (A) for the most recently ended four full fiscal quarters for which consolidated financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Equity Interests) issued after the Issue Date;
     (7) repurchases of Equity Interests deemed to occur upon the exercise or conversion of stock options or other Equity Interests, if such repurchased or converted Equity Interests represent a portion of the exercise price thereof;
     (8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions in documentation governing such Subordinated Indebtedness similar to those described under “— Change of Control,” “— Certain Covenants— Limitations on Asset Sales” and “— Certain Covenants —Event of Loss”; provided, that prior to such repurchase, redemption or another acquisition, the Issuer and the Co-Issuer (or a third party to the extent permitted by the Indenture) shall have made any required Change of Control Offer, Net Proceeds Offer or Loss Proceeds Offer, as the case may be, with respect to the Notes and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer, Net Proceeds Offer or Loss Proceeds Offer; or
     (9) additional Restricted Payments of $10.0 million.
provided, that (a) in the case of any Restricted Payment pursuant to clause (3), (4), (5)(b), (6), (8) or (9) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clause (2), (3) or (4) above shall increase the Restricted Payments Basket.
     In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (9) above or is entitled to be made pursuant to the first paragraph above, the Issuer shall, in its sole discretion, classify or reclassify such Restricted Payment into one or more exceptions.
Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries
     The Issuer and the Co-Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
     (a) pay dividends or make any other distributions on or in respect of its Equity Interests to the Issuer, the Co-Issuer or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer, the Co-Issuer or any Restricted Subsidiary;
     (b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer, the Co-Issuer or any other Restricted Subsidiary; or
     (c) sell, lease or transfer any of its assets to the Issuer, the Co-Issuer or any other Restricted Subsidiary;
     except for:
     (1) encumbrances or restrictions existing under or by reason of applicable law or any applicable rule, regulation or order;
     (2) encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees (including any Exchange Notes and guarantees thereof), an Intercreditor Agreement and the Security Documents;
     (3) customary non-assignment provisions of any contract or any lease or license entered into in the ordinary course of business;
     (4) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the WML Credit Agreements and agreements relating to Absaloka) as in effect on that date;
     (5) restrictions on transfers of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;
     (6) restrictions on transfers of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;
     (7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, so long as such Acquired Indebtedness or encumbrance or restriction was not incurred in connection with, or in contemplation of, such acquisition;

     (8) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;
     (9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;
     (10) Purchase Money Indebtedness and Attributable Indebtedness incurred in compliance with the covenant described under “— Limitations on Additional Indebtedness and Preferred Stock” that impose restrictions of the nature described in clause (c) above on the assets acquired;
     (11) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts and bonding requirements entered into in the ordinary course of business;
     (12) any encumbrances or restrictions pursuant to waivers or consents provided by lenders under the WML Credit Agreements to permit sales of assets of WML or its Subsidiaries that would be otherwise prohibited by the terms of those agreements, provided, that such encumbrances or restrictions may exist only until all Indebtedness outstanding under the WML Credit Agreements is repaid and the agreements are terminated, or until such earlier date as specified in any such waivers or consents; and
     (13) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, that such amendments or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.
Limitations on Transactions with Affiliates
     The Issuer and the Co-Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:
     (1) such Affiliate Transaction is on terms that are no less favorable to the Issuer, the Co-Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer, the Co-Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer, the Co-Issuer or that Restricted Subsidiary; and
     (2) the Issuer delivers to the Trustee:
     (a) with respect to any Affiliate Transaction involving aggregate value in excess of $10.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the disinterested members of the Board of Directors of the Issuer approving such Affiliate Transaction and affirming the determination set forth in clause (1) above; and
     (b) with respect to any Affiliate Transaction involving aggregate value of $20.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer, the Co-Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.
     The foregoing restrictions shall not apply to:
     (1) transactions exclusively between or among (a) the Issuer, the Co-Issuer and one or more Guarantors, (b) Guarantors or (c) Restricted Subsidiaries that are not Guarantors;

     (2) the payment of reasonable and customary director, officer, employee and consultant compensation (including bonuses), reimbursement of expenses and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;
     (3) the issuance of Equity Interests (other than Disqualified Equity Interests) of the Issuer to any director, officer, employee or consultant of the Issuer, the Co-Issuer or its Subsidiaries in the ordinary course of business;
     (4) Restricted Payments which are made in accordance with the covenant described under “— Limitations on Restricted Payments”;
     (5) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Indenture that are fair to the Issuer, the Co-Issuer or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Issuer or the senior management of the Issuer, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;
     (6) (x) any agreement in effect on the Issue Date and disclosed in this offering memorandum, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Issuer in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);
     (7) the existence of, and the performance by the Issuer, the Co-Issuer or any Restricted Subsidiary of its obligations under the terms of, any limited liability company, limited partnership or other organizational document or security holders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Issue Date and which is described in this offering memorandum, as in effect on the Issue Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer, the Co-Issuer or any of its Restricted Subsidiaries of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the date of the Indenture shall only be permitted by this clause (7) to the extent not more disadvantageous to the Holders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Issue Date;
     (8) the Transactions and the payment of all transaction, underwriting commitment and other fees and expenses incurred in connection with the Transactions;
     (9) sales of Qualified Equity Interests to Affiliates of the Issuer not otherwise prohibited by the Indenture and the granting of registration and other customary rights in connection therewith;
     (10) loans or advances to employees in the ordinary course of business consistent with past practice; or
     (11) any transaction between or among WML or any of its Subsidiaries, on the one hand, and the Issuer or any of its Subsidiaries other than WML and its Subsidiaries, on the other hand, that qualifies as a “Permitted Affiliate Transaction” under the WML Credit Agreements; provided, that, except with respect to the services to be provided and fees payable under the management agreement between WML and the Issuer, no such affiliate transaction shall constitute a “Permitted Affiliate Transaction” unless it is consummated on terms and conditions that are at fair market value and generally similar to the terms and conditions that would apply in a comparable arm’s length transaction with an unrelated third party and the Issuer delivers to the Trustee the certificates referred to in clause 2(a) above, to the extent required by such provision. A “Permitted Affiliate Transaction” under the WML Credit Agreements generally refers to sales of coal and other transactions effected between such parties in limited circumstances (e.g., sales of coal from WRI to a WML Subsidiary when, due to a force majeure event, the WML Subsidiary is unable to provide sufficient coal to meet a customer’s needs) at fair market value and on arms’ length terms.
Limitations on Liens
     The Issuer and the Co-Issuer shall not, and shall not permit any Restricted Subsidiary other than WML or WML’s subsidiaries in accordance with the WML Credit Agreements to, directly or indirectly,

create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any properties or assets of the Issuer, the Co-Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than Permitted Liens and liens on the collateral securing the Revolving Credit Facility Obligations). Notwithstanding anything herein to the contrary, neither the Issuer nor any of its Restricted Subsidiaries shall permit any Refinancing Indebtedness incurred to refinance Indebtedness under the WML Notes to be secured by any Lien other than as permitted under clause (12) in the definition of Permitted Liens.
Limitations on Asset Sales
     The Issuer and the Co-Issuer will not, and will not permit any Restricted Subsidiary, other than WML or WML’s subsidiaries in accordance with the WML Credit Agreements, to, directly or indirectly, consummate any Asset Sale unless:
     (1) the Issuer, the Co-Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and
     (2) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents. For purposes of clause (2), the following shall be deemed to be cash:
     (a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer, the Co-Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer, the Co-Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,
     (b) the amount of any securities, Notes or other obligations received from such transferee that are within 90 days converted by the Issuer, the Co-Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and
     (c) the Fair Market Value of (i) any assets (other than securities) received by the Issuer, the Co-Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or the Co-Issuer or (iii) a combination of (i) and (ii).
     If at any time any non-cash consideration received by the Issuer, the Co-Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.
     If the Issuer, the Co-Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer, the Co-Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply amounts equal to all or any of the Net Available Proceeds therefrom to:
     (1) If such Net Available Proceeds are proceeds of an Asset Sale of any asset, prepay permanently or repay permanently any Indebtedness which was secured by the Collateral sold in such Asset Sale; provided, that if such Net Available Proceeds are proceeds of an Asset Sale of the Revolving Facility First-Priority Collateral, such Net Available Proceeds shall be applied as required under the Revolving Credit Facility;
     (2) If such Net Available Proceeds are proceeds of an Asset Sale of any assets or properties of WML or any of its Subsidiaries, apply such Net Available Proceeds as and to the extent required under the WML Credit Agreements or in connection with any consent, waiver or amendment thereto provided by the WML lenders thereunder; provided, that Net Available Proceeds that are proceeds of an Asset Sale of any properties or assets of WML or any of its Subsidiaries shall constitute “Excess Proceeds” (as defined below) only if and to the extent permitted to be distributed to the Issuer by WML or any of its Subsidiaries under the WML Credit Agreements and the WML Security Agreements;

     (3) If such Net Available Proceeds are proceeds of any Asset Sale (other than an Asset Sale of any asset that constitutes WML Collateral), to permanently reduce any Pari Passu Indebtedness; provided, however, that if any Pari Passu Indebtedness is so reduced, the Issuer and the Co-Issuer will equally and ratably reduce Indebtedness under the Notes by making an offer to all Holders of the Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of the Notes; or
     (4) invest all or any part of the Net Available Proceeds thereof in (A) the purchase of assets (other than securities) to be used by the Issuer, the Co-Issuer or any Restricted Subsidiary in a Permitted Business, (B) capital expenditures to be used by the Issuer, the Co-Issuer or any Restricted Subsidiary in a Permitted Business, (C) acquisition of Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (D) a combination of (A), (B) and (C).
     The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”
     When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:
     (1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;
     (2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;
     (3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis or as nearly a pro rata basis as is practicable (subject to the procedures of the Depository Trust Company); and
     (4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.
     To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.
     In the event of the transfer of substantially all (but not all) of the assets of the Issuer, the Co-Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “— Limitations on Mergers, Consolidations, Etc.,” the successor Person shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer, the Co-Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and the successor Person shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).
     The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of

Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.
Excess Cash Flow
     Within 120 days after the end of each fiscal year of the Issuer (commencing with the fiscal year ending December 31, 2011), when the aggregate Excess Cash Flow Amount equals or exceeds $1.0 million, the Issuer will be required to make an offer to purchase from all Holders Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture but without duplication with respect to Exchange Notes) in an aggregate principal amount equal to the Excess Cash Flow Amount as follows:
     (1) the Issuer will make an offer to purchase (an “Excess Cash Flow Offer”) to all Holders in accordance with the procedures set forth in the Indenture, pro rata in proportion to the respective principal amounts of the Notes to be purchased, the maximum principal amount that may be purchased out of the Excess Cash Flow Amount (the “Excess Cash Flow Payment Amount”);
     (2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to an Excess Cash Flow Offer, plus accrued and unpaid interest thereon, if any, to the date such Excess Cash Flow Offer is consummated (the “Excess Cash Flow Offered Price”), in accordance with the procedures set forth in the Indenture;
     (3) if the aggregate Excess Cash Flow Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Excess Cash Flow Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and
     (4) upon completion of such Excess Cash Flow Offer in accordance with the foregoing provisions, the Excess Cash Flow Amount with respect to which such Excess Cash Flow Offer was made shall be deemed to be zero. To the extent that the sum of the aggregate Excess Cash Flow Offered Price of Notes tendered pursuant to an Excess Cash Flow Offer is less than the Excess Cash Flow Payment Amount relating thereto (such shortfall constituting an “Excess Cash Flow Offer Deficiency”), the Issuer may use the Excess Cash Flow Offer Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.
     The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to an Excess Cash Flow Offer.
Rights Offering
     At the end of each of the Issuer’s fiscal quarters beginning with the fiscal quarter ended June 30, 2015, if the Total Leverage Ratio equals or exceeds 3.50 to 1.0, the Issuer shall be required within 90 days (subject to requirements of applicable securities laws) of the end of the first such fiscal quarter to provide holders of the Notes with the right to purchase, on a pro rata basis with respect to Notes held as of such date, an amount of Additional Notes equal to the amount necessary to repurchase and/or redeem all WML Notes that remain outstanding as of such date, including any make-whole payment, at an issue price of 100% (the “Rights Offering”); provided, that the Issuer shall not be required to undertake more than one Rights Offering during the term of the Notes; provided, further, that a condition to the consummation of the Rights Offering shall be the subscription by existing Holders to purchase Additional Notes equal to the amount necessary to repurchase all of the outstanding WML Notes, including any make-whole payment. The proceeds from the sale of such Additional Notes shall be used to repurchase and/or redeem all outstanding WML Notes. The Indenture will include provisions necessary to cause the Issuer and Co-Issuer to effectuate the foregoing and will be modified to permit the Issuer and Co-Issuer to comply with its foregoing obligations without a resulting breach thereof.
     The Issuer will be required to pay a make whole-amount with respect to the WML Notes to the extent such Notes are repurchased or redeemed.

Limitations on Designation of Unrestricted Subsidiaries
     The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer (other than the Co-Issuer) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:
     (1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and
     (2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “— Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.
     No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:
     (1) has no Indebtedness other than Non-Recourse Debt;
     (2) is not party to any agreement, contract, arrangement or understanding with the Issuer, the Co-Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer, the Co-Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;
     (3) is a Person with respect to which none of the Issuer, the Co-Issuer or any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and
     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer, the Co-Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer, the Co-Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer, the Co-Issuer or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under “— Limitations on Restricted Payments”; provided, further, that an Unrestricted Subsidiary may have previously been a Guarantor and have provided a Note Guarantee of the Notes.
     If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “— Limitations on Additional Indebtedness and Preferred Stock” or the Lien is not permitted under the covenant described under “— Limitations on Liens,” the Issuer shall be in default of the applicable covenant. The Issuer may not designate the Co-Issuer as an Unrestricted Subsidiary.
     The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:
     (1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and
     (2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, be permitted to be incurred or made for all purposes of the Indenture.
     All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on Sale and Leaseback Transactions
     The Issuer and the Co-Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided, that the Issuer, the Co-Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:
     (1) the Issuer, the Co-Issuer or such Restricted Subsidiary could have (a) incurred the Indebtedness in an amount equal to the Attributable Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under “— Limitations on Additional Indebtedness and Preferred Stock” and (b) incurred a Lien to secure such Attributable Indebtedness pursuant to the covenant described under “— Limitations on Liens”;
     (2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and
     (3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer, the Co-Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under “— Limitations on Asset Sales.”
Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries
     The Issuer and the Co-Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) to the Issuer, the Co-Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis or (2) to the extent such shares represent directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer, the Co-Issuer or a Wholly Owned Restricted Subsidiary or (3) pursuant to the Absaloka operating agreement or membership interest purchase agreement relating to the Indian coal tax credit transaction. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this covenant but is subject to the covenant described under “— Limitations on Asset Sales.”
Limitations on Mergers, Consolidations, Etc.
     The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer, the Co-Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:
(1)	either:
     (a) the Issuer will be the surviving or continuing Person; or
     (b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by a supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer and the Co-Issuer under the Notes, the Indenture, the Security Documents, the Registration Rights Agreement and, if the Revolving Credit Facility is then outstanding, any Intercreditor Agreement, and shall cause (i) such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by the Issuer, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions and (ii) the property and assets of the Person which is merged or consolidated with or into the Successor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents (other than assets that would qualify as Excluded Property or assets that otherwise may not be made subject to a Lien), to be treated as after-acquired property and the Successor shall take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent provided in the Indenture, in each case in a form reasonably satisfactory to the Trustee;
     (2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;
     (3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Issuer or the Successor, as the case may be, (a) could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (b) shall have an Fixed Charge Coverage Ratio greater than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction and assumption; and
     (4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indentures, if any, comply with the Indenture.
     Notwithstanding the foregoing, clauses (3) and (4) of the first paragraph of this covenant shall not be applicable to (a) the Issuer consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to a Restricted Subsidiary and (b) the Issuer merging with an Affiliate solely for the purpose and with the sole effect of reincorporating the Issuer, as the case may be, in another jurisdiction so long as the amount of Indebtedness of the Issuer, the Co-Issuer and the Restricted Subsidiaries is not increased thereby.
     For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.
     Except as provided in the fourth paragraph under the caption “— Note Guarantees,” no Guarantor or the Co-Issuer may consolidate with or merge with or into (whether or not such Guarantor or the Co-Issuer is the surviving Person) another Person, other than the Issuer, the Co-Issuer or another Guarantor, unless:
     (1) either:
     (a) such Guarantor will be the surviving or continuing Person; or
     (b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture, the Security Documents, the Registration Rights Agreement and, if the Revolving Credit Facility is then outstanding, any Intercreditor Agreement and shall cause (i) such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions and (ii) the property and assets of the Person which is merged or consolidated with or into the Successor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents (other than assets that would qualify as Excluded Property or assets that otherwise may not be made subject to a Lien), to be treated as after acquired property and the Successor shall take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent provided in the Indenture, in each case in a form reasonably satisfactory to the Trustee; and
     (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of the Co-Issuer or one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.
     Upon any consolidation, combination or merger of the Issuer, the Co-Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer, the Co-Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer, the Co-Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer, the Co-Issuer or such Guarantor under the Indenture, the Notes, the Note Guarantees, the Security Documents, the Registration Rights Agreement and, if the Revolving Credit Facility is then outstanding, any Intercreditor Agreement with the same effect as if such surviving entity had been named therein as the Issuer, the Co-Issuer or such Guarantor and, except in the case of a lease, the Issuer, the Co-Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s, the Co-Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture, its Note Guarantee, the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement, if applicable.
     Notwithstanding the foregoing, any Guarantor may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer, the Co-Issuer or another Guarantor; provided, that the Issuer, the Co-Issuer and such Guarantors shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by such entity, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions.
Additional Note Guarantees
     If, after the Issue Date, (a) the Issuer, the Co-Issuer or any Restricted Subsidiary (other than WML and its Subsidiaries) shall acquire or create another Subsidiary (other than in any case a Subsidiary that has been designated an Unrestricted Subsidiary), (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary or, (c) the Issuer otherwise elects or is required to have any Restricted Subsidiary become a Guarantor, including on the WML Repayment Date, at which time the Issuer shall cause WML and its Subsidiaries to become Guarantors under the Indenture, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:
     (1) execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s and the Co-Issuer’s obligations under the Notes, the Indenture, the Security Documents, the Registration Rights Agreement and, if the Revolving Credit Facility is then outstanding, any Intercreditor Agreement, (b) a notation of guarantee in respect of its Note Guarantee, and (c) a joinder to the Security Documents or new Security Documents;
     (2) deliver to the Trustee one or more Opinions of Counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms; and
     (3) shall take such actions as may be reasonably necessary to cause the property and assets of such Restricted Subsidiary, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, to be treated as after-acquired property and to be made subject to the Lien of the Security Documents in the manner and to the extent provided in the Indenture, in a manner reasonably satisfactory to the Trustee.

Conduct of Business
     The Issuer and the Co-Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.
Limitation on Activities of Certain Subsidiaries
     The Issuer will not permit Basin Resources Inc. to engage in any activities other than in relation to providing benefits to former mining operation employees and activities incidental to its organization and existence and shall not incur any Indebtedness, grant Liens over its assets or enter into any transactions other than in the ordinary course. The Issuer will not permit Westmoreland Terminal Company, Eastern Coal & Coke Company, and Criterion Coal Company to engage in any activities other than activities incidental to their organization and existence and activities incidental to their respective dissolution and shall not incur any Indebtedness, grant Liens over their assets or enter into any transactions.
Payments for Consent
     The Indenture provides that neither the Issuer, the Co-Issuer nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders or all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports and Other Information
     (a) Whether or not the Issuer is subject to Section 13(a) or 15(d) of the Exchange Act, the Issuer, the Co-Issuer and any Guarantor will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which the Issuer, the Co-Issuer and such Guarantor would have been required to file with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Issuer, the Co-Issuer or such Guarantor were so subject, such documents to be filed with the SEC on or prior to the date (the “Required Filing Date”) by which the Issuer, the Co-Issuer and such Guarantor would have been required so to file such documents if the Issuer, the Co-Issuer and such Guarantor were so subject.
     If at any time the Notes are guaranteed by a direct or indirect parent of the Issuer and such company has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the SEC’s Next-Generation EDGAR System (or any successor system), the reports described herein with respect to such company, as applicable (including any financial information required by Regulation S-X under the Securities Act relating to the Issuer, the Co-Issuer and the Guarantors), the Issuer, the Co-Issuer and the Guarantors shall be deemed to be in compliance with the provisions of this covenant.
     The Issuer, the Co-Issuer and any Guarantor will also in any event (a) within 15 days after each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Issuer, the Co-Issuer and such Guarantor would have been required to file with the SEC pursuant to Section 13(a) or Section 15(d) of the Exchange Act if the Issuer, the Co-Issuer and such Guarantor were subject to either of such Sections and (b) if filing such documents by the Issuer, the Co-Issuer and such Guarantor with the SEC is not permitted under the Exchange Act or prior to the exchange offer or the effectiveness of a shelf registration statement contemplated by the Registration Rights Agreement, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Issuer’s cost. The Issuer, the Co-Issuer and each Guarantor shall be deemed to have satisfied the foregoing requirements if the relevant documents have been filed with the SEC.
     If the Co-Issuer’s, any Guarantor’s or secured party’s financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Issuer were subject to Section 13(a) or 15(d) of the Exchange Act, the Issuer shall include such financial statements in any filing or delivery pursuant to the Indenture.

     The Indenture also provides that, so long as any of the Notes remain outstanding, the Issuer will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until the earlier of (x) such time as the Issuer has exchanged the Notes for the Exchange Notes and (y) such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.
     (b) The Issuer will also hold quarterly conference calls for the Holders of the Notes to discuss financial information for the previous quarter. The conference call will be following the last day of each fiscal quarter of the Issuer and not later than ten Business Days after the time that the Issuer distributes the financial information as set forth in clause (a) above. No fewer than two days prior to the conference call, the Issuer shall issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call. For the avoidance of doubt, the Issuer may satisfy the requirements of this paragraph by holding the conference calls required above within the time period required as part of any earnings calls of the Issuer in accordance with past practice.
Events of Loss
     Subject to any intercreditor agreement and the Security Documents, in the event of an Event of Loss with respect to any Collateral, the Issuer, the Co-Issuer or the affected Guarantor, as the case may be, will apply the Net Loss Proceeds from such Event of Loss, within 365 days after receipt, at its option to:
     (1) repay obligations under any revolving credit facility with the Net Loss Proceeds of borrowing base assets, and effect a permanent reduction in the availability under such revolving credit facility;
     (2) repay any Indebtedness which was secured by the assets to which Event of Loss related; and/or
     (3) (A) invest all or any part of the Net Loss Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer, the Co-Issuer or any Restricted Subsidiary in a Permitted Business, (B) capital expenditures to be used by the Issuer, the Co-Issuer or any Restricted Subsidiary in a Permitted Business, (C) acquisition of Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (D) a combination of (A), (B) and (C).
     Pending the final application of any Net Loss Proceeds, the Issuer, the Co-Issuer or the affected Guarantor shall deposit such Net Loss Proceeds in accordance with the Security Documents and any applicable Intercreditor Agreement.
     Any Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the prior paragraph will be deemed to constitute “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $10.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the Net Loss Proceeds (or offer to do so) (a “Loss Proceeds Offer”) in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Loss Proceeds at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest to the date of purchase or redemption, as applicable. If the aggregate principal amount of Notes surrendered by Holders exceeds the Excess Loss Proceeds to be used to purchase the Notes, the Trustee shall select the Notes to be purchased pursuant to the Loss Proceeds Offer on a pro rata basis or on a pro rata basis as is practicable, subject to the procedures of the Depository Trust Company.
     The Indenture provides that the Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Loss Proceeds Offer, and the relevant provisions of the Indenture will be deemed modified as necessary to permit such compliance.

Events of Default
     Each of the following is an “Event of Default”:
     (1) failure by the Issuer and the Co-Issuer to pay interest or Additional Interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;
     (2) failure by the Issuer and the Co-Issuer to pay the principal of or premium, if any, on any of the Notes when due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;
     (3) failure by the Issuer and the Co-Issuer to comply with any of its agreements or covenants described above under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described above under “— Change of Control”;
     (4) failure by the Issuer and the Co-Issuer to comply with any of its agreements or covenants described above under “— Certain Covenants — Limitations on Additional Indebtedness and Preferred Stock” or “— Certain Covenants— Limitations on Restricted Payments” and continuance of this failure for 30 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;
     (5) failure by the Issuer and the Co-Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;
     (6) (a) default with respect to any payment when due under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer, the Co-Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date; provided, that the principal amount of such Indebtedness aggregates to $15.0 million or more or such Indebtedness is incurred under the Revolving Credit Facility or any of the WML Credit Agreements or (b) any default under any of the WML Credit Agreements that results in the prohibition, or reduction of the amount, of any payments, dividends or distributions permitted to be made by WML or any of its Subsidiaries, directly or indirectly, to the Issuer;
     (7) one or more judgments or orders that exceed $15.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer, the Co-Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;
     (8) the Issuer, the Co-Issuer or any Significant Subsidiary pursuant to or within the meaning of any applicable bankruptcy law:
     (a) commences a voluntary case,
     (b) consents to the entry of an order for relief against it in an involuntary case,
     (c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or
     (d) makes a general assignment for the benefit of its creditors;
     (9) a court of competent jurisdiction enters an order or decree under any applicable bankruptcy law that:
     (a) is for relief against the Issuer, the Co-Issuer or any Significant Subsidiary as debtor in an involuntary case,
     (b) appoints a Custodian of the Issuer, the Co-Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer, the Co-Issuer or any Significant Subsidiary, or

     (c) orders the liquidation of the Issuer, the Co-Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days;
     (10) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared in a judicial proceeding null and void and unenforceable or found in a judicial proceeding to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee); or
     (11) so long as the Security Documents have not been otherwise terminated in accordance with their terms and the Note Collateral as a whole has not been released from the Lien of the Security Documents securing the Notes in accordance with the terms thereof, with respect to Collateral having a Fair Market Value in excess of $15.0 million, (a) any default by the Issuer, the Co-Issuer or any Guarantor in the performance of its obligations under the Security Documents (after the lapse of any applicable grace periods) or the Indenture which adversely affects the condition or value of such Collateral, in any material respect, (b) repudiation or disaffirmation of the Issuer, the Co-Issuer or any Guarantor of its respective obligations under the Security Documents and (c) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer, the Co-Issuer or any Guarantor for any reason.
     If an Event of Default (other than an Event of Default specified in clause (8) or (9) above with respect to the Issuer or the Co-Issuer) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. If an Event of Default specified in clause (8) or (9) with respect to the Issuer or the Co-Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.
     The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “— Certain Covenants —Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.
     No Holder will have any right to institute any proceeding with respect to the Indenture, the Notes, the Security Documents or, if applicable, an Intercreditor Agreement, or for any remedy thereunder, unless the Trustee:
     (1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;
     (2) has been offered indemnity, security or prefunding reasonably satisfactory to it; and
     (3) has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.
     However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefore (after giving effect to the grace period specified in clause (1) of the first paragraph of this “— Events of Default” section).
     The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance
     The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Co-Issuer and the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer, the Co-Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to:
     (1) rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,
     (2) the obligations of the Issuer and the Co-Issuer with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and to hold money for payments held in trust,
     (3) the rights, powers, trust, duties, and immunities of the Trustee and Note Collateral Agent, and the Issuer’s obligation in connection therewith, and
     (4) the Legal Defeasance provisions of the Indenture.
     In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Co-Issuer and the Guarantors released with respect to most of the covenants under the Indenture and the Security Documents, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) will no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.
     In order to exercise either Legal Defeasance or Covenant Defeasance:
     (1) the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes and the Holders must have a valid, perfected exclusive security interest in such trust,
     (2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:
     (a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or
     (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,
     (3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,
     (4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

     (5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture (other than a Default resulting solely from the borrowing of funds to be applied to such deposit and the grant of any Lien on such deposit in favor of the Trustee and/or the Holders), the Revolving Credit Facility or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,
     (6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and
     (7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the Opinion of Counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.
     If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Issuer’s and the Co-Issuer’s obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.
Satisfaction and Discharge
     The Indenture and the Security Documents will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either
     (1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or
     (2) (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “— Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,
     (b) the Issuer and the Co-Issuer have paid all sums payable by it under the Indenture,
     (c) the Issuer and the Co-Issuer have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and
     (d) the Holders have a valid, perfected, exclusive security interest in this trust.
     In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.
Transfer and Exchange
     A Holder will be able to register the transfer of or Exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.
     The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver and Entry into Intercreditor Agreement
     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (voting as one class) (including consents obtained in connection with a tender offer for, exchange for or purchase of, the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. An intercreditor agreement containing terms that differ from those set forth under “— Security — Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility” in any material respect may be entered into and, subject to certain exceptions, the Intercreditor Agreement and the Security Documents may be amended, in each case with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer for, exchange for or purchase of, the Notes) and any past default or compliance with any provisions in an Intercreditor Agreement and the Security Documents may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer for, exchange for or purchase of, the Notes); and such amendments may not, without the consent of the Holders of 75% in principal amount of the Notes then outstanding, release all or substantially all of the Collateral other than in accordance with the Indenture, an Intercreditor Agreement and the Security Documents; provided, that without the consent of each Holder affected, no amendment or waiver may:
     (1) change the maturity of any Note;
     (2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;
     (3) reduce any premium payable upon optional redemption of the Notes, change the date on, or the circumstances under which, any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions relating to the repurchase of Notes described above under “— Change of Control,” “— Certain Covenants — Limitations on Asset Sales”, “— Events of Loss” and — “Excess Cash Flow”, except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer and the Co-Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);
     (4) make any Note payable in money or currency other than that stated in the Notes;
     (5) make any change in the ranking or priority of any Note that would adversely affect the Holders of the Notes;
     (6) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;
     (7) impair the rights of Holders to receive payments of principal of or interest on the Notes;
     (8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or
     (9) make any change in these amendment and waiver provisions.
     Notwithstanding the foregoing, the Issuer, the Co-Issuer, the Trustee and the Note Collateral Agent, as applicable, may (i) enter into an Intercreditor Agreement on the same terms set forth in “ —Security—Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility” in all material respects, without the consent of any Holder and (ii) amend the Indenture, the Note Guarantees, the Notes, the Security Documents or if applicable, an Intercreditor Agreement, without the consent of any Holder:
     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

     (3) to provide for the assumption of the obligations of the Issuer and the Co-Issuer to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “— Certain Covenants —Limitations on Mergers, Consolidations, etc.”;
     (4) to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture);
     (5) to provide for the accession or succession of any parties to any Intercreditor Agreement or the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with the execution or amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of a Revolving Credit Facility, the WML Credit Agreements, the Notes or any other agreement or action that is not prohibited by the Indenture;
     (6) to provide for the release of Collateral in accordance with the terms of the Indenture, an Intercreditor Agreement, if applicable, and the Security Documents (it being understood that the Liens on the Collateral with respect to the Notes and the Note Guarantees will be released to the extent the corresponding Revolving Facility First-Priority Liens securing Revolving Credit Facility Obligations are released);
     (7) to provide security for additional borrowings under the Revolving Credit Facility or any additional Indebtedness which Liens are permitted to be incurred in accordance with the Indenture;
     (8) to expand the Collateral securing the Notes or the Note Guarantees;
     (9) to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture or successor Note Collateral Agent;
     (10) to provide for the issuance of Exchange Notes pursuant to the terms of the Indenture and the Registration Rights Agreement; or
     (11) to make any change that does not materially adversely affect the rights of any Holder, or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.
     In the case of execution of an Intercreditor Agreement without the consent of the Holders, the Issuer shall have delivered to the Trustee an Officers’ Certificate, signed by the Chief Executive Officer and Chief Financial Officer of the Issuer, confirming that the Intercreditor Agreement shall have been entered into on terms that are the same as the terms set forth under “— Security — Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility” in all material respects and any additional terms are not inconsistent with the terms set forth herein and not materially adverse to the Holders.
No Personal Liability of Directors, Officers, Employees, Stockholders and Members
     No director, officer, employee, incorporator, stockholder, member or manager of the Issuer, the Co-Issuer or any Restricted Subsidiary will have any liability for any obligations of the Issuer or the Co-Issuer under the Notes, the Indenture, the Security Documents or the Intercreditor Agreement or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.
Concerning the Trustee and the Note Collateral Agent
     Wells Fargo Bank, National Association will be the Trustee and the Note Collateral Agent under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee indemnity, security or prefunding reasonably satisfactory to the Trustee.
     References in this section to the “Trustee” include the Trustee in its capacity as Note Collateral Agent
Governing Law
     The Indenture, the Notes, the Note Guarantees, the Security Documents (except as to real estate and certain other security documents required to be governed by local law) and any Intercreditor Agreement will be governed by, and construed in accordance with, the laws of the State of New York
Certain Definitions
     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.
     “Absaloka” means Absaloka Coal LLC.
     “Absaloka Collateral” has the meaning assigned to that term in clause (iv) of the first paragraph under the subheading “— Security — General.”
     “Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and (2) with respect to the Issuer, the Co-Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer, the Co-Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer, the Co-Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer, the Co-Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person.
     “Additional Interest” has the meaning set forth in the Registration Rights Agreement and the Issuer shall promptly notify the Trustee of such Additional Interest as set forth in the Registration Rights Agreement and any other registration rights agreement.
     “Additional Notes” has the meaning assigned to that term in the third paragraph under the heading “— Principal, Maturity And Interest.”
     “Administrative Agent” has the meaning assigned to that term in the ninth paragraph under the subheading “— Security —Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility.”
     “Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referenced Person. For purposes of the covenant described under “— Certain Covenants —Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referenced Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliate Transaction” has the meaning assigned to that term in the first paragraph under the subheading “— Certain Covenants —Limitations on Transactions with Affiliates.”
     “Agents” means, collectively, the Note Collateral Agent and the Revolving Collateral Agent.

     “Alternate Offer” has the meaning assigned to that term in the eighth paragraph under the heading “— Change of Control.”
     “amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.
     “Amended and Restated WMLCredit Agreement” means the Amended and Restated Credit Agreement by and among Westmoreland Mining LLC, the guarantors party thereto, the banks party thereto and PNC Bank, National Association, as agent, dated as of June 26, 2008.
     “asset” means any asset or property.
     “Asset Acquisition” means
     (1) an Investment by the Issuer, the Co-Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer, the Co-Issuer or any Restricted Subsidiary of the Issuer, or
     (2) the acquisition by the Issuer, the Co-Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.
     “Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer, the Co-Issuer or any Restricted Subsidiary to any Person (including by means of a Sale and Leaseback Transaction or a merger or consolidation or similar transaction and including any sale or issuance of the Equity Interest of any Restricted Subsidiary) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer, the Co-Issuer or any of the Restricted Subsidiaries of the Issuer; provided, that for purposes of this definition, the term “Asset Sale” shall not include:
     (1) transfers of cash or Cash Equivalents;
     (2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.” and under “— Change of Control”;
     (3) Permitted Investments and Restricted Payments permitted under the covenant described under “ — Certain Covenants —Limitations on Restricted Payments”;
     (4) the creation of or realization on any Permitted Lien;
     (5) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.5 million;
     (6) a transfer of assets between or among any of the Issuer, the Co-Issuer and any of the Guarantors, a transfer of assets between any Restricted Subsidiaries that are not Guarantors and a transfer of assets by a Restricted Subsidiary that is not a guarantor to the Issuer, the Co-Issuer or any Guarantor;
     (7) an issuance or sale of Equity Interests by a Guarantor to the Issuer, the Co-Issuer or to another Guarantor or an issuance or sale of Equity Interests by a Restricted Subsidiary that is not a Guarantor to the Issuer, the Co-Issuer or any Restricted Subsidiary;
     (8) a disposition of inventory in the ordinary course of business;
     (9) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Issuer, the Co-Issuer and the Restricted Subsidiaries of the Issuer and that is disposed of in each case in the ordinary course of business;

     (10) dispositions of past due accounts and Notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;
     (11) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Issuer, the Co-Issuer and its Restricted Subsidiaries;
     (12) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and
     (13) trades of coal properties of equivalent value in the ordinary course of business.
     “Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
     “Bankruptcy Code” means Title 11 of the United States Code, as amended.
     “bankruptcy law” means the Bankruptcy Code or any similar federal, foreign or state law for the relief of debtors.
     “Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.
     “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.
     “Capital Lease” means, with respect to any Person, a lease required to be capitalized for financial reporting purposes on the balance sheet of such Person in conformity with GAAP.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capital Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Equivalents” means:
     (1) obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof) or obligations of state or local governments rated not lower than AAA/Aaa by S&P or Moody’s maturing no later than twelve months from the date of acquisition;
     (2) time deposits and certificates of deposit or acceptances with a maturity of 360 days or less of any financial institution having combined capital and surplus and undivided profits of not less than $500.0 million whose obligations are rated A- or the equivalent or better by S&P or A3 or better by Moody’s on the date of acquisition;
     (3) commercial paper maturing no more than 180 days (or 270 days in the case of WML or its Subsidiaries) from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;
     (4) repurchase obligations for underlying securities of the types described in clause (1) above entered into with any financial institution meeting the specifications of clause (2) above; provided, that for any Person other than WML and its Subsidiaries, such obligations may not have a term of more than seven days;
     (5) demand deposit accounts maintained in the ordinary course of business; and

     (6) investments in money market or other mutual funds 95% of whose assets comprise securities of the types described in clauses (1) through (5) above.
     “Cash Management Obligations” means, with respect to any Person, the obligations of such Person in connection with (a) credit cards or stored value cards or (b) treasury, depository or cash management or related services, including (i) the automated clearinghouse transfer of funds or overdrafts or (ii) controlled disbursement services.
     “Change of Control” means:
     (1) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer or the merger of any Person with or into a Subsidiary of the Issuer if Equity Interests of the Issuer are issued in connection therewith, or the sale of all or substantially all the assets of the Issuer and Guarantors, taken as a whole, to another Person, unless holders of a majority of the aggregate voting power of the Voting Stock of the Issuer, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person;
     (2) any person or group of persons (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC) of capital stock or other securities of the Issuer which are entitled to cast more than 40% of the total votes which may be cast in an election of directors of the Issuer;
     (3) a majority of the board of directors of the Issuer shall be comprised of persons other than individuals who were directors of the Issuer one year prior to such time together with any individuals who were nominated for election as directors of the Issuer by individuals who were directors of the Issuer who, at the time of such individuals’ nominations, had been directors of the Issuer for at least one year;
     (4) there is any change in the persons (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) who are direct owners of an equity interest in WML or certain of its Subsidiaries identified in the WML Credit Agreements;
     (5) the execution by the Issuer, Co-Issuer or any of its Subsidiaries or Affiliates, or WML or any of its Subsidiaries or Affiliates, of any agreement with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in an event described in clauses (2), (3) or (4) above; or the execution of any written agreement which, when fully performed by the parties thereto, would result in an event described in such clauses; or
     (6) the adoption of a plan relating to the liquidation or dissolution of the Issuer.
     “Change of Control Offer” has the meaning assigned to that term in the first paragraph under the heading “— Change of Control.”
     “Change of Control Payment Date” has the meaning assigned to that term in the first paragraph under the heading “— Change of Control.”
     “Change of Control Purchase Price” has the meaning assigned to that term in the first paragraph under the heading “— Change of Control.”
     “Collateral” means collectively Note Collateral and Revolving Facility First-Priority Collateral.
     “Consolidated Adjusted Working Capital” means at any date the excess of (i) Consolidated Current Assets (excluding (A) cash and Cash Equivalents classified as such in accordance with GAAP and (B) deferred taxes calculated in accordance with GAAP) over (ii) Consolidated Current Liabilities (excluding deferred taxes calculated in accordance with GAAP).
     “Consolidated Amortization Expense” for any period means the amortization expense of the Issuer, the Co-Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     “Consolidated Asset Reclamation Accretion Expense” for any period means the accretion expense associated with asset reclamation obligations of the Issuer, the Co-Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Capital Expenditures” means for any period the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability) that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures of the Issuer and its consolidated Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of the Issuer and its consolidated Subsidiaries for such period (including the amount of assets leased under any capital lease and any mine reserve acquisitions), but excluding (to the extent that they would otherwise be included) (i) any such expenditures made for the replacement or restoration of assets in amounts not exceeding the aggregate amount of insurance proceeds or casualty or condemnation proceeds with respect to the asset or assets being replaced or restored, (ii) any such expenditures financed with the proceeds of Indebtedness, equity issuances or other proceeds that would not be included in Consolidated EBITDA and (iii) capitalized interest.
     “Consolidated Current Assets” means at any date the consolidated current assets of the Issuer and its consolidated Subsidiaries determined as of such date in accordance with GAAP, including accounts receivable, inventory and for purposes of this definition whether or not treated as a current asset in accordance with GAAP, restricted investments and bond collateral, reclamation deposits and advanced coal royalties.
     “Consolidated Current Liabilities” means at any date the consolidated current liabilities of the Issuer and its consolidated Subsidiaries determined as of such date in accordance with GAAP, including the amount of any accounts payable, accrued expenses and any Investments made during such period to purchase performance and surety bonds for permitting purposes or reclamation.
     “Consolidated Depreciation and Depletion Expense” for any period means the depreciation and depletion expense of the Issuer, the Co-Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated EBITDA” for any period means, without duplication, the sum of the amounts for such period of
     (1) Consolidated Net Income, plus
     (2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to the Co-Issuer or any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by the Co-Issuer or such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to the Co-Issuer or such Restricted Subsidiary or its stockholders,
     (a) Consolidated Income Tax Expense (other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary gains or losses and, without duplication, permitted tax distributions,
     (b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),
     (c) Consolidated Asset Reclamation Accretion Expense,
     (d) Consolidated Depreciation and Depletion Expense (but only to the extent not included in Consolidated Interest Expense),
     (e) Consolidated Interest Expense,
     (f) all other non-cash items reducing Consolidated Net Income (including without limitation noncash write-offs of goodwill, intangibles and long-lived assets, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

     (g) costs and expenses incurred in connection with the Transactions, in each case determined on a consolidated basis in accordance with GAAP, minus
     (3) the aggregate amount of all non-cash items, determined on a consolidated basis in accordance with GAAP, to the extent such items increased Consolidated Net Income (other than the accrual of revenue, recording of receivables or the reversal of reserves in the ordinary course of business) for such period.
     “Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer, the Co-Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer, the Co-Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,
     (1) imputed interest on Capital Lease Obligations and Attributable Indebtedness,
     (2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,
     (3) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses but excluding amortization of deferred financing charges incurred in respect of the Notes,
     (4) the interest portion of any deferred payment obligations,
     (5) all other non-cash interest expense,
     (6) consolidated capitalized interest,
     (7) the product of (a) all cash and non-cash dividends paid, declared, accrued or accumulated on any series of Disqualified Equity Interests or any Preferred Stock of the Issuer, the Co-Issuer or any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer, the Co-Issuer or a Wholly Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of the Issuer, the Co-Issuer and the Restricted Subsidiaries, expressed as a decimal,
     (8) all interest payable with respect to discontinued operations, and
     (9) all interest on any Indebtedness of any other Person guaranteed by the Issuer, the Co-Issuer or any Restricted Subsidiary; provided, that to the extent directly related to the issuance of the Notes, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded. Consolidated Interest Expense shall be calculated after giving effect to Hedging Obligations (including associated costs) described in clause (1) of the definition of “Hedging Obligations,” but excluding unrealized gains and losses with respect to Hedging Obligations.
     “Consolidated Net Income” for any period means the net income (or loss) of the Issuer, the Co-Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from the calculation of Consolidated Net Income (to the extent otherwise included therein), without duplication:
     (1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer, the Co-Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer, the Co-Issuer or any of its Restricted Subsidiaries during such period;
     (2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer, the Co-Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer, the Co-Issuer or any Restricted Subsidiary;

     (3) the net income of any Restricted Subsidiary and Co-Issuer during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary and Co-Issuer of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income; provided, that the net income of WML and its Subsidiaries shall not be excluded pursuant to this clause (3) to the extent that the declaration or payment of dividends or similar distributions or payments is not permitted pursuant to provisions in the WML Credit Agreements that limit dividends, distributions or fee payments from WML to the Issuer (it being understood that this proviso shall apply only to such provisions of the WML Credit Agreements and not to any other limitations or restrictions otherwise applicable).
     (4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;
     (5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer, the Co-Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, or the sale or disposition of any Equity Interests of the Issuer, the Co-Issuer or any Restricted Subsidiary or (b) any Asset Sale (without regard to the $2.50 million limitation set forth in clause (5) of the definition thereof) by the Issuer, the Co-Issuer or any Restricted Subsidiary;
     (6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;
     (7) unrealized gains and losses with respect to Hedging Obligations;
     (8) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), realized by the Issuer, the Co-Issuer or any Restricted Subsidiary during such period;
     (9) any impairment charge or asset write-off or write-down, including impairment charges or asset writeoffs or write-downs related to goodwill, intangible assets, deferred financing costs, inventory, long-lived assets, investments in debt and equity securities in connection with any past or future acquisition, merger, consolidation or similar transaction (excluding any non-cash items to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reserved or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;
     (10) effects of adjustments (including the effects of such adjustments pushed down to the Issuer, the Co- Issuer and Restricted Subsidiaries) in Issuer’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of purchase accounting, as the case may be, in relation to any consummated transaction or the amortization or write-off of any amounts thereof, net of taxes; provided, that this clause (10) shall not include the recognition of ROVA deferred revenue for any period subsequent to the Issue Date; and
     (11) cumulative effect of a change in accounting principle(s) during such period.
     For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided, that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.
     Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitations on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Issuer, the Co-Issuer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof or decrease the amount of Investments outstanding pursuant to the paragraph following clause (18) of the definition of “Permitted Investments.”
     “Consolidated Total Indebtedness” means, at any date of determination, an amount equal to the sum, without duplication, of the aggregate amount of all outstanding Indebtedness of the Issuer, the Co-Issuer and its Restricted Subsidiaries.
     “Covenant Defeasance” has the meaning assigned to that term in the second paragraph under the heading “— Legal Defeasance and Covenant Defeasance.”
     “Coverage Ratio Exception” has the meaning assigned to that term in the first paragraph under the subheading “— Certain Covenants — Limitations on Additional Indebtedness and Preferred Stock.”
     “Co-Issuer” has the meaning assigned to that term in the first paragraph of the preamble of the Description of the Notes section.
     “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any applicable bankruptcy law.
     “Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.
     “Designated Preferred Stock” means Preferred Stock of the Issuer (other than in the form of Disqualified Equity Interests) that is issued for cash (other than to the Co-Issuer or a Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate on the issuance date thereof.
     “Designation” has the meaning assigned to that term in the first paragraph under the subheading “— Certain Covenants —Limitations on Designation of Unrestricted Subsidiaries.”
     “Designation Amount” has the meaning assigned to that term in clause (2) of the first paragraph under the subheading “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”
     “DIP Financing” has the meaning assigned to that term in the eleventh paragraph under the subheading “— Security —Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility.”
     “Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or asset sale occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “— Change of Control” and “— Certain Covenants —Limitations on Asset Sales,” respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “— Change of Control” and “— Certain Covenants —Limitations on Asset Sales,” respectively.

     “Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person (but excluding any debt security that is convertible into, or exchangeable for, common stock).
     “Event of Default” has the meaning assigned to that term in the first paragraph under the heading “— Events of Default.”
     “Event of Loss” means, with respect to any Collateral, whether in respect of a single event or a series of related events, any (1) loss, destruction or damage of such Collateral, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such Collateral, or confiscation of such Collateral or the requisition of the use of such Collateral or (3) settlement in lieu of clause (2) above.
     “Excess Cash Flow” means for any period an amount equal to the excess of (i) the sum, without duplication, of
     (A) Consolidated EBITDA for such period plus
     (B) the decrease, if any, in Consolidated Adjusted Working Capital from the first day to the last day of such period, plus
     (C) the increase, if any, in deferred revenue liabilities (including both the current and non-current portion of such liabilities) from the first day to the last day of such period, plus
     (D) the increase, if any, in amounts drawn by the Issuer or any of its consolidated Subsidiaries under any revolving credit facility from the first day to the last day of such period, over
     (ii) the sum, without duplication, of
     (A) Consolidated Interest Expense for such period paid in cash,
     (B) Consolidated Income Tax Expense actually paid by the Issuer on a consolidated basis during such period in respect of any period ending on or after the Issue Date,
     (C) the increase, if any, in Consolidated Adjusted Working Capital from the first day to the last day of such period,
     (D) the decrease, if any, in deferred revenue liabilities (including both the current and non-current portion of such liabilities) from the first day to the last day of such period,
     (E) the aggregate amount of any permitted optional redemptions of Notes during such period under “— Optional Redemption,”
     (F) cash payments made during such period in respect of Consolidated Capital Expenditures,
     (G) consolidated cash payments (or repayments) in respect of outstanding Indebtedness (excluding any Indebtedness outstanding under any revolving credit facility) of the Issuer or any of its consolidated Subsidiaries, including principal payments in respect of capital leases and payments of any make-whole amounts, actually paid by the Issuer or any of its consolidated Subsidiaries during such period,
     (H) consolidated cash payments or repayments (whether or not resulting in a permanent commitment reduction) made in respect of outstanding Indebtedness of the Issuer or any of its consolidated Subsidiaries under any revolving credit facility, actually paid by the Issuer or any of its consolidated Subsidiaries during such period,
     (I) consolidated cash payments made by the Issuer or any of its consolidated Subsidiaries during such period related to post-retirement medical and heritage costs, in excess of amounts included in Consolidated EBITDA,

     (J) consolidated cash payments made by the Issuer or any of its consolidated Subsidiaries during such period related to pension plans, in excess of amounts included in Consolidated EBITDA,
     (K) consolidated cash payments made by the Issuer or any of its consolidated Subsidiaries during such period related to asset reclamation,
     (L) cash amounts contributed by the Issuer or any of its consolidated Subsidiaries to fund the WML debt service reserve account during such period; provided, that such amounts shall not exceed the minimum amounts required to fund such reserve account and
     (M) cash payments made by the Issuer or any of its consolidated Subsidiaries to fund the WML working capital reserve account during such period; provided, that such amounts shall not exceed the minimum amounts required to fund such reserve account.
     “Excess Cash Flow Amount” means, as of the date of determination, an aggregate amount equal to 75% of the Excess Cash Flow for such prior fiscal year. For example, if the date of determination is April 30, 2012, Excess Cash Flow shall be calculated for the fiscal year ended December 31, 2011.
     “Excess Cash Flow Offer” has the meaning assigned to that term in clause (1) of the first paragraph under the subheading “— Certain Covenants — Excess Cash Flow.”
     “Excess Cash Flow Offer Deficiency” has the meaning assigned to that term in the second paragraph under the subheading “— Certain Covenants — Excess Cash Flow.”
     “Excess Cash Flow Offered Price” has the meaning assigned to that term in clause (2) of the first paragraph under the subheading “— Certain Covenants — Excess Cash Flow.”
     “Excess Cash Flow Payment Amount” has the meaning assigned to that term in clause (1) of the first paragraph under the subheading “— Certain Covenants — Excess Cash Flow.”
     “Excess Loss Proceeds” has the meaning assigned to that term in the third paragraph under the subheading “— Certain Covenants —Events of Loss.”
     “Excess Proceeds” has the meaning assigned to that term in the fifth paragraph under the subheading “— Certain Covenants —Limitations on Asset Sales.”
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Exchange Notes” means any Notes issued pursuant to the Registration Rights Agreement in exchange for the Notes issued on the Issue Date or in exchange for any Additional Notes.
     “Excluded Property” means (A) shares of any first-tier Subsidiary of the Issuer that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code) in excess of 66% of all of the issued and outstanding Equity Interests in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) and (B) any right, title or interest in any permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment held by the Issuer, the Co-Issuer or any Subsidiary Guarantor or to which any of the Issuer, the Co-Issuer or any Subsidiary Guarantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that the creation of a security interest would, under the terms of such permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment, or as a matter of law, result in a breach of the terms of, or constitute a default under, any permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment held by the Issuer, the Co-Issuer or any Subsidiary Guarantor or to which any of the Issuer, the Co-Issuer or any Subsidiary Guarantor is a party or render void the security interest therein (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision or upon obtaining a required consent to cure any potential breach, such right, title or interest in such permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment shall cease to be an “Excluded Property.” For the avoidance of doubt, “Excluded Property” shall not include any right to receive any payment of money or the proceeds, substitutions or replacements of any

Excluded Property (unless such proceeds, substitutions or replacements would constitute an Excluded Property).
     Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.
     “First Lien Collateral” has the meaning assigned to that term in clause (i) of the first paragraph under the subheading “— Security — General.”
     “First Lien Security Documents” means any security document granting or evidencing a first-priority security interest in or Liens on any assets of any Person to secure the Obligations under the Indenture, the Notes and the Note Guarantees, as each may be amended, restated, supplemented or otherwise modified from time to time.
     “Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA during the Four-Quarter Period ending on or prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated EBITDA and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:
     (1) the incurrence of any Indebtedness or the issuance of any Preferred Stock or Disqualified Equity Interests of the Issuer, the Co-Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock or Disqualified Equity Interests (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and
     (2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer, the Co-Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated EBITDA associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption of liability for, any such Indebtedness or Acquired debtedness) occurred on the first day of the Four-Quarter Period; provided, that with respect to any Asset Sale, in the case of Consolidated Interest Expense, only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the Issuer, the Co-Issuer or any Restricted Subsidiary following the Transaction Date.
     If the Issuer, the Co-Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer, the Co-Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.
     In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Fixed Charge Coverage Ratio:
     (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;
     (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a euro currency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and
     (3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.
     For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act and shall include, for the avoidance of doubt, synergies, operating expense reductions and other cost savings to the extent allowable, calculated in accordance with Article 11 of Regulation S-X under the Securities Act.
     “Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof.
     “Four-Quarter Period” with respect to any Person means the most recent four consecutive full fiscal quarters for which internal financial statements are available at such Person.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date (without giving effect to Accounting Standards Codification Topic 825-10-25, “The Fair Value Option”).
     “guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.
     “Guarantors” means the Issuer, the Co-Issuer and Subsidiary Guarantors, and each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.
     “Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement, (2) agreements or arrangements relating to, or designed to protect such Person against, fluctuations in foreign currency exchange rates, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.
     “Holder” means any registered holder, from time to time, of the Notes.
     “Holder Buy-out Right” has the meaning assigned to that term in the eighth paragraph under the subheading “— Security —Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility.”
     “incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided, that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

     “Indebtedness” means, with respect to any specified Person:
     (1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);
     (2) all obligations of such Person evidenced by bonds, debentures, Notes or other similar instruments other than obligations in respect of asset reclamation obligations;
     (3) all letters of credit or reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;
     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables, pension and other retirement related benefits and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;
     (5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;
     (6) all Capital Lease Obligations of such Person;
     (7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;
     (8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided, that Indebtedness of the Issuer, the Co-Issuer or its Subsidiaries that is guaranteed by the Issuer, the Co-Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer, the Co-Issuer and its Subsidiaries on a consolidated basis;
     (9) all Attributable Indebtedness;
     (10) all Preferred Stock of such Person;
     (11) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and
     (12) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person;
if and to the extent any of the preceding items (other than letters of credit, Attributable Indebtedness and Hedging Obligations) would appear as a liability on a balance sheet of the specified Person prepared in accordance with GAAP.
     The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.
     “Indenture” has the meaning assigned to that term in the first paragraph of the preamble of the Description of the Notes section.
     “Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.
     “Initial Purchaser” means Gleacher & Company, Inc. and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the Notes issued on the Issue Date.
     “Intercreditor Agreement” has the meaning assigned to that term in the first paragraph under “ — Security — Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility.”
     “interest” means, with respect to the Notes, interest on the Notes.
     “Investments” of any Person means:
     (1) all direct or indirect investments by such Person in any other Person in the form of joint ventures, loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;
     (2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);
     (3) all other items that would be classified as investments (including purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP; and
     (4) the Designation of any Subsidiary as an Unrestricted Subsidiary.
     Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the FairMarket Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “— Certain Covenants —Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer, the Co-Issuer or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined in good faith by the Board of Directors. The acquisition by the Issuer, the Co-Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer, the Co-Issuer or such Restricted Subsidiary in the third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in the third Person.
     “Issue Date” means the date on which the Notes are originally issued.
     “Issuer” has the meaning assigned to that term in the first paragraph of the preamble of the Description of the Notes section.
     “Legal Defeasance” has the meaning assigned to that term in the first paragraph under the heading “— Legal Defeasance and Covenant Defeasance.”
     “Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).
     “Loss Proceeds Offer” has the meaning assigned to that term in the third paragraph under the subheading “— Certain Covenants —Events of Loss.”

     “Moody’s” means Moody’s Investors Service, Inc., and its successors.
     “Mortgage” means any mortgage or deed of trust with respect to Real Property owned in fee simple by the Issuer, the Co-Issuer or any Guarantor, including any assignment of leases and rents, security agreement and fixture filing relating thereto, entered into by the Issuer, the Co-Issuer or any Guarantor in favor of the Note Collateral Agent for its benefit and the benefit of the Trustee and the Holders of Notes.
     “Mortgaged Property” has the meaning assigned to that term in the first paragraph under the subheading “— Security —Certain Covenants with Respect to the Note Collateral —Real estate mortgages and filings.”
     “Net Available Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, net of:
     (1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;
     (2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);
     (3) amounts required to be paid to any Person (other than the Issuer, the Co-Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or to repay Indebtedness outstanding at the time of the Asset Sale that is secured by a Lien on the property or assets sold; and
     (4) appropriate amounts to be provided by the Issuer, the Co-Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer, the Co-Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.
     “Net Loss Proceeds” means, with respect to any Event of Loss, the aggregate proceeds in the form of cash or Cash Equivalents including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, in each case received by the Issuer, the Co-Issuer or any of its Restricted Subsidiaries from such Event of Loss, net of:
     (1) reasonable out-of-pocket expenses and fees relating to such Event of Loss (including without limitation legal, accounting, appraisal or insurance adjuster fees);
     (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;
     (3) any repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss;
     (4) amounts required to be paid to any Person (other than the Issuer, the Co-Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Event of Loss; and
     (5) appropriate amounts to be provided by the Issuer, the Co-Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Issuer, the Co-Issuer or any Restricted Subsidiary, as the case may be, after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss.
     “Net Proceeds Deficiency” has the meaning assigned to that term in the seventh paragraph under the subheading “— Certain Covenants — Limitations on Asset Sales.”

     “Net Proceeds Offer” has the meaning assigned to that term in clause (1) of the sixth paragraph under the subheading “— Certain Covenants — Limitations on Asset Sales.”
     “Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:
     (1) as to which none of the Issuer, the Co-Issuer or any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer, the Co-Issuer or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
     (3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Issuer, the Co-Issuer or any Restricted Subsidiary.
     “Note Collateral” has the meaning assigned to that term in the first paragraph under the subheading “— Security —General.”
     “Note Collateral Agent” has the meaning assigned to that term in the first paragraph of the preamble of the Description of the Notes section.
     “Note First-Priority Liens” means the liens on the Note Collateral created in favor of the Note Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, subject solely to Permitted Liens.
     “Note Guarantees” has the meaning assigned to that term under the first paragraph of the heading “— Note Guarantees.”
     “Note Liens” means, collectively, the Note First-Priority Liens and the Note Second-Priority Liens.
     “Note Second-Priority Liens” means the Liens on the Revolving Facility First-Priority Collateral created in favor of the Note Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, subject solely to Permitted Liens and Revolving Facility First-Priority Liens.
     “Notes” has the meaning assigned to that term in the first paragraph of the preamble of the Description of the Notes section.
     “Obligations” means any principal, premium, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Offered Price” has the meaning assigned to that term in clause (2) of the sixth paragraph under the subheading “— Certain Covenants — Limitations on Asset Sales.”
     “Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.
     “Officers’ Certificate” means a certificate signed in the name of the Issuer (i) by the chairman of the Board of Directors, the president or chief executive officer or a vice president and (ii) by the chief financial officer, the treasurer or any assistant treasurer or the secretary or any assistant secretary.
     “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

     “Pari Passu Indebtedness” means any Indebtedness of the Issuer, the Co-Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable, and is secured by a Lien on the Note Collateral that has the same priority as the Lien securing the Notes and the Note Guarantees.
     “Pari Passu Indebtedness Price” has the meaning assigned to that term in clause (2) of the sixth paragraph under the subheading “— Certain Covenants — Limitations on Asset Sales.”
     “Paying Agent” has the meaning assigned to that term under the heading “— Methods of Receiving Payments on the Notes.”
     “Payment Amount” has the meaning assigned to that term in clause (1) of the sixth paragraph under the subheading “— Certain Covenants — Limitations on Asset Sales.”
     “Permitted Business” means the businesses engaged in by the Issuer, the Co-Issuer and its Subsidiaries on the Issue Date as described in this offering memorandum and businesses that are reasonably related thereto or reasonable extensions thereof.
     “Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property and any pledged securities, Permitted Liens, (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (1), (2), (3), (5), (6), (10), (13), (14), (16), (18), (19), (20), (21) (insofar as it relates to Liens to secure Obligations in respect of Refinancing Indebtedness of Indebtedness secured by Liens referred to in clause (12), (15), (18), (19), (20), (27), (30) or (33) of the definition of “Permitted Liens”) and (22), (27), (29), (30), (32) and (33) of the definition of “Permitted Liens” and (c) in the case of Collateral consisting of pledged securities, shall mean the Liens described in clause (1), (3), (5), (8), (16), (17), (20), (21), (30), (32) and (33) of the definition of “Permitted Liens.”
     “Permitted Indebtedness” has the meaning assigned to that term in the second paragraph under the subheading “— Certain Covenants — Limitations on Additional Indebtedness and Preferred Stock.”
     “Permitted Investment” means:
     (1) (a) Investments by the Issuer, the Co-Issuer or any Restricted Subsidiary in (i) the Issuer, any Guarantor or the Co-Issuer or (ii) in any Person that is or will become immediately after such Investment a Restricted Subsidiary and a Guarantor or that will merge or consolidate into the Issuer, the Co-Issuer or a Guarantor, including any Investment of such Person not made in contemplation of such transaction and (b) Investments by any Restricted Subsidiary that is not a Guarantor in (i) any Restricted Subsidiary or (ii) any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer, the Co-Issuer or a Restricted Subsidiary, including any Investment of such Person not made in contemplation of such transaction;
     (2) Investments in the Issuer by any Restricted Subsidiary or the Co-Issuer;
     (3) Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “— Certain Covenants —Limitations on Additional Indebtedness and Preferred Stock”;
     (4) cash and Cash Equivalents;
     (5) receivables owing to the Issuer, the Co-Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer, the Co-Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;
     (6) ordinary course trade credit, advances to customers, commissions, tranche and other similar advances to officers, directors and employees made in each case in the ordinary course of business.
     (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

     (8) Investments made by the Issuer, the Co-Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made (to the extent applicable) in compliance with clauses (1) and (2) of the first paragraph of the covenant described under “— Certain Covenants —Limitations on Asset Sales”;
     (9) prepaid expenses, surety, reclamation and performance bonds and lease, tax, utilities, workers’ compensation, performance and similar deposits made in the ordinary course of business;
     (10) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer, the Co-Issuer or any Restricted Subsidiary or in satisfaction of judgments;
     (11) Investments, to the extent Qualified Equity Interests are used to make the Investment;
     (12) Investments existing on the Issue Date and any modification, replacement, renewal or extension thereof; provided, that the amount of any such Investment may be increased (1) (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture, or (2) with respect to Absaloka, as required to meet the requirements of the Internal Revenue Code;
     (13) Investments represented by guarantees otherwise permitted to be made by the Indenture;
     (14) Investments not to exceed the greater of (a) $1.0 million per any calendar year at WRM and (b) contributions required to maintain statutorily-defined minimum capitalization at WRM; provided, that such Investments are in the ordinary course of business, consistent with past practice and made on an arm’s length basis;
     (15) Investments from the Issuer up to $1.0 million per any calendar year to Basin Resources Inc. and Westmoreland Power Inc. and Investments from the Issuer in an aggregate amount not to exceed $5,000 to Westmoreland Terminal Company, Eastern Coal & Coke Company, and Criterion Coal Company, in each case in connection with their respective dissolution;
     (16) Investments made after the date hereof in Restricted Subsidiaries that are not Guarantors in an aggregate amount not to exceed $10.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value);
     (17) any Investment by Issuer, the Co-Issuer or a Restricted Subsidiary in a Permitted Business having an aggregative fair market value, taken together with all other Investments made pursuant to this clause (17) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed $5.0 million;
     (18) other Investments in an aggregate amount not to exceed $10.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided, that no Investment made in reliance on clauses (17) and (18) shall be made in any Person that is the direct or indirect holder of a majority of the outstanding Equity Interests of the Issuer; and
     (19) An investment made by the Issuers in WML and its Subsidiaries with the proceeds of the issuance and sale of Additional Notes as permitted to be incurred under the “Limitations on Additional Indebtedness and Preferred Stock” covenant and the other terms of the Indenture for the purpose of the concurrent refinancing of the WML Notes.
     The amount of Investments outstanding at any time pursuant to clauses (16), (17) and (18) above shall be deemed to be reduced:
     (a) upon the disposition or repayment of or return on any Investment made pursuant to clauses (16), (17) and (18) above, by an amount equal to the return of capital with respect to such Investment to the Issuer, the Co-Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes); and

     (b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (16), (17) and (18) above.
     “Permitted Liens” means the following types of Liens:
     (1) Liens for taxes, assessments or governmental charges or claims, Liens otherwise existing under applicable law, or Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral or the WML Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits, in each case, that are either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer, Co-Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP and such proceedings have the effect of preventing forfeiture or sale of the property or assets subject to any such Lien;
     (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings, if adequate reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof and such proceedings have the effect of preventing forfeiture or sale of the property or assets subject to any such Lien;
     (3) pledges incurred, deposits made or bonds given in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, reclamation, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other ordinary course obligations (exclusive of obligations for the payment of borrowed money);
     (4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;
     (6) survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title that were not incurred in connection with Indebtedness and which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer, the Co-Issuer and the Restricted Subsidiaries taken as a whole, including without limitation, encumbrances and exceptions to title expressly set forth as an exception to the policies of title insurance obtained to insure the lien of each Mortgage granted in connection with the Notes or the Revolving Credit Facility or the mortgages granted in connection with the WML Credit Agreements;
     (7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;
     (8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer, the Co-Issuer or any Restricted Subsidiary, including rights of offset and setoff;
     (9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer, the Co-Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

     (10) Liens on leases or subleases arising from the provisions of such lease and subleases and granted to others in the ordinary course of business that do not materially interfere with the ordinary course of business of the Issuer, Co-Issuer or any Restricted Subsidiary, and Liens on property leased under operating leases existing under the WML Credit Agreements;
     (11) Liens arising from filing Uniform Commercial Code (or equivalent statutes) financing statements regarding operating leases entered into in the ordinary course of business;
     (12) (a) Liens securing the Notes (other than any Additional Notes, except as otherwise provided in this clause (12)) and any Note Guarantee and (b) Liens securing Additional Notes to the extent such Liens secure Refinancing Indebtedness represented by Additional Notes and Note Guarantees of Indebtedness incurred under clause 1(b) and, with respect to WML Notes only, clause 3 in the covenant described under “— Limitations on Additional Indebtedness and Preferred Stock”;
     (13) Liens in respect of royalty, production payment and other obligations under coal leases and similar agreements entered into in the ordinary course of business and to the extent such Liens do not secure any obligation for borrowed money;
     (14) Liens in respect of supply, sales, surface use and other operational agreements entered into consistent with normal practices in the mining industry, in each case to the extent such agreements are entered into in the ordinary course of business and such Liens do not secure any obligation for borrowed money;
     (15) (a) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date and (b) Liens with respect to the assets and common stock, and the products and proceeds thereof, of WML’s Subsidiary Texas Westmoreland Coal Co. in favor of NRG Texas Power LLC as contemplated by the WML Credit Agreements;
     (16) Liens in favor of the Issuer, the Co-Issuer or a Guarantor;
     (17) Liens securing Obligations in respect of Indebtedness under the Revolving Credit Facility, but only to the extent such Indebtedness is incurred in reliance on and outstanding under clause (1)(a) in the covenant described under “— Limitations on Additional Indebtedness and Preferred Stock” and only for so long as the Liens securing such Obligations are subject to the Intercreditor Agreement;
     (18) Liens securing Obligations in respect of Indebtedness under the Amended and Restated WML Credit Agreement, but only to the extent such Indebtedness is incurred in reliance on and outstanding under clause 1(b) in the covenant described under “— Limitations on Additional Indebtedness and Preferred Stock”;
     (19) Liens securing Purchase Money Indebtedness;
     (20) Liens on assets or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time the Issuer, the Co-Issuer or the Restricted Subsidiary acquires the asset or shares including by merger or consolidation or otherwise; provided, that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Issuer or such acquisition and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Issuer, or is merged with or into or consolidated with the Issuer, the Co-Issuer or any Restricted Subsidiary of the Issuer or otherwise acquired;
     (21) Liens to secure Obligations in respect of Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12) (with respect to Notes and Additional Notes), (15) (other than with respect to the WML Notes), (17), (18), (20), (30) and (33) (but only to the extent any such Indebtedness secured by such Lien is permitted to be refinanced pursuant to the covenant entitled “— Certain Covenants — Limitations on Additional Indebtedness and Preferred Stock”); provided, that in each case:
     (a) such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof); and
     (b) the Indebtedness secured by such Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount plus accrued and unpaid interest, or, if greater, the committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
     (22) Liens to secure Attributable Indebtedness incurred pursuant to the covenant described under “— Limitations on Sale and Leaseback Transactions”; provided, that any such Lien shall not extend to or cover any assets of the Issuer, the Co-Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;
     (23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (24) Liens incurred in the ordinary course of business of the Issuer, the Co-Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $5.0 million at any one time outstanding; provided, that such Lien shall in no event extend to any Mortgaged Property;
     (25) Liens securing Hedging Obligations permitted to be incurred by clause (4) in the covenant described under “— Limitations on Additional Indebtedness and Preferred Stock” so long as to the extent such Liens relate to Collateral they are subject to the Intercreditor Agreement;
     (26) Liens to secure Obligations in respect of Cash Management Obligations permitted to be incurred by clause (16) in the covenant described under “— Limitations on Additional Indebtedness and Preferred Stock” so long as to the extent such Liens relate to Collateral, they are subject to the Intercreditor Agreement;
     (27) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness or other Obligations in compliance with the Indenture;
     (28) licenses of intellectual property granted by the Issuer, the Co-Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Issuer, the Co-Issuer or the Restricted Subsidiaries;
     (29) encumbrances or exceptions expressly permitted pursuant to the Mortgages;
     (30) Liens securing Indebtedness permitted to be incurred by clause (18) in the covenant described under “— Limitations on Additional Indebtedness and Preferred Stock”
     (31) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, solely to the extent such Investment would have been permitted on the date of the creation of such Lien;
     (32) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder; and
     (33) Liens on Collateral in favor of an Agent for the benefit of the Holders or the Revolving Lenders relating to such Agent’s administrative expenses with respect to the Collateral;
provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Collateral, other than Permitted Collateral Liens and Liens granted pursuant to the Security Documents (including Mortgages), any First Lien Security Document or any Second Lien Security Document.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.
     “Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.
     “Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.
     “principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.
     “Purchase Money Indebtedness” means Indebtedness, including Capital Lease Obligations, of the Issuer, the Co-Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer, the Co-Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or assets securing any letter of credit supporting the Issuer, the Co-Issuer or Restricted Subsidiary’s ability to pay such purchase price or, in the case of real property or fixtures, including additions and improvements, the real property (other than any Mortgaged Property) to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Issuer, the Co-Issuer or such Restricted Subsidiary or such installation, construction or improvement.
     “Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided, that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.
     “Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than any Person who is, prior to such issuance and sale, an Affiliate of the Issuer; provided, however, that cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by the Issuer as a capital contribution immediately prior to such redemption.
     “Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and rights incidental to the ownership, lease or operation thereof.
     “redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided, that this definition shall not apply for purposes of “— Optional Redemption.”
     “Redesignation” has the meaning assigned to that term in the fourth paragraph under the subheading “— Certain Covenants —Limitations on Designation of Unrestricted Subsidiaries.”
     “refinance” means to refinance, repay, prepay, replace, renew or refund.
     “Refinancing Indebtedness” means Indebtedness of the Issuer, the Co-Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem, extend, refinance, renew, replace, defease or refund in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer, the Co-Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount (plus premium, if any) of the Refinanced Indebtedness so repaid or amended (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment plus costs and fees not to exceed the maximum commitment under such revolving credit facility or other agreement, less the amount of any permanent repayment and/or commitment reduction that was required thereunder at any time); provided, that:

     (1) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;
     (2) if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;
     (3) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) at least 91 days after the maturity date of the Notes;
     (4) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and
     (5) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured, and such security interest encumbering such assets is of the same priority as, or a lower priority than, the security interest that secured the Refinanced Indebtedness being repaid or amended.
     “Registrar” has the meaning assigned to that term under the heading “— Methods of Receiving Payments on the Notes.”
     “Registration Rights Agreement” means the Registration Rights Agreement related to the Notes, to be executed on the Issue Date, among the Issuer, the Co-Issuer, the Guarantors and the Initial Purchasers set forth therein.
     “Required Filing Date” has the meaning assigned to that term in the first paragraph under the subheading “— Certain Covenants —Reports and Other Information.”
     “Restricted Payment” means any of the following:
     (1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer, the Co-Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer, the Co-Issuer or any Restricted Subsidiary, including, without limitation, any payment of any dividend or other distribution in connection with any merger or consolidation involving the Issuer (but not included in or part of merger consideration) but excluding (a) dividends or distributions payable solely in Qualified Equity Interests, (b) in the case of the Co-Issuer and Restricted Subsidiaries, dividends or distributions payable to the Issuer, the Co-Issuer or to a Guarantor, (c) in the case of Restricted Subsidiaries that are not Guarantors, dividends or distributions payable to the Issuer or to a Restricted Subsidiary that is not a Guarantor and (d) in the case of any dividend or distribution payable on or in respect of any class of series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation in accordance with the organizational documents of such entities); provided, that the Issuer, the Co-Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities or in accordance with the organizational documents of such entities;
     (2) the purchase, redemption or other acquisition or retirement of any Equity Interests of the Issuer, the Co-Issuer, any Restricted Subsidiary or any equity holder of the Issuer, including, without limitation, any purchase, redemption or other acquisition or retirement in connection with any merger or consolidation involving the Issuer (other than an exchange of stock as part of merger consideration in connection with a merger or consolidation) but excluding any such Equity Interests held by the Issuer, the Co-Issuer or any Restricted Subsidiary;
     (3) any Investment other than a Permitted Investment; or

     (4) any payment or redemption, repurchase, defeasance or other acquisition or retirement in each case prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, on or in respect of Subordinated Indebtedness.
     “Restricted Payments Basket” has the meaning assigned to that term in clause (3) of the first paragraph under the subheading “— Certain Covenants — Limitations on Restricted Payments.”
     “Restricted Subsidiary” means any current or future Subsidiary of the Issuer other than an Unrestricted Subsidiary, including Absaloka. For the avoidance of doubt, on the date of the Indenture, WELLC and each Subsidiary of WELLC, WRI and each Subsidiary of WRI, Westmoreland Mining Services, Inc., WML, WRM, Westmoreland Coal Sales Co., WCC Land Holding Company, Inc. and Westmoreland Power Inc. will be Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries.
     “Revolving Buy-out Price” has the meaning assigned to that term in the eighth paragraph under the subheading “— Security — Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility.”
     “Revolving Collateral Agent” has the meaning assigned to that term in the first paragraph under the subheading “— Security — Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility.”
     “Revolving Credit Facility” means a revolving credit facility that may be entered into after the date of the Indenture and under which the Issuer, the Co-Issuer, the Subsidiary Guarantors and Absaloka would be a borrower or guarantor, including any Notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part, from time to time.
     “Revolving Credit Facility Obligations” means the indebtedness outstanding under the Revolving Credit Facility that is secured by a Permitted Lien described in clause (17) of the definition thereof, and all other obligations of the Issuer, the Co-Issuer, any Guarantor or Absaloka under the Revolving Credit Facility, all Cash Management Obligations permitted by the Indenture and secured by the collateral securing any Obligations under the Revolving Credit Facility, and all Hedging Obligations permitted by the Indenture and secured by the collateral securing any Obligations under the Revolving Credit Facility.
     “Revolving Facility First-Priority Collateral” means substantially all of the accounts receivable and inventory of the Issuer, the Co-Issuer, the Subsidiary Guarantors (whether now owned or hereinafter arising or acquired) and Absaloka (if it is a guarantor under the Revolving Credit Facility) and the proceeds and products thereof.
     “Revolving Facility First-Priority Liens” means Liens on the Revolving Facility First-Priority Collateral securing any Revolving Credit Facility Obligations on a first-priority basis.
     “Revolving Lenders” has the meaning assigned to that term in the seventh paragraph under the subheading “— Security —Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility.”
     “Rights Plan” means that certain amended and restated rights agreement entered into by the Issuer on February 7, 2003, as subsequently amended, and any successor plan. “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.
     “Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Second Lien Collateral” has the meaning assigned to that term in the first paragraph under the subheading “— Security —General.”

     “Second Lien Security Document” means any security document granting or evidencing a second-priority security interest in or Liens on any assets of any Person to secure the Obligations under the Indenture, the Notes and the Note Guarantees, as each may be amended, restated, supplemented or otherwise modified from time to time.
     “Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “Security Documents” means collectively, the First Lien Security Documents and the Second Lien Security Documents.
     “Senior Indebtedness” means
     (1) all Indebtedness of the Issuer, the Co-Issuer or any of the Restricted Subsidiaries outstanding under the Revolving Credit Facility and all Hedging Obligations with respect thereto;
     (2) any other Indebtedness of the Issuer, the Co-Issuer or any of the Restricted Subsidiaries permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Note Guarantee; and
     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).
     Notwithstanding anything to the contrary in the preceding sentence, Senior Indebtedness will not include:
     (a) any intercompany Indebtedness of the Issuer, the Co-Issuer or any of the Restricted Subsidiaries to the Issuer or any of its Restricted Subsidiaries; or
     (b) any Indebtedness that is incurred in violation of the Indenture. For the avoidance of doubt, “Senior Indebtedness” will not include any trade payables or taxes owed or owing by the Issuer, the Co-Issuer or any Restricted Subsidiary.
     “Series A Preferred Stock” means the Series A Convertible Exchangeable Preferred Stock, par value $1.00 per share, of the Issuer.
     “Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02(w)(1) or (2) of Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (8) or (9) under “— Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.
     “Standstill Period” has the meaning assigned to that term in the seventh paragraph under the subheading “— Security— Intercreditor Agreement to be Entered into in Connection with a Future Revolving Credit Facility.”
     “Subordinated Indebtedness” means (a) with respect to the Issuer or the Co-Issuer, any Indebtedness of the Issuer or the Co-Issuer that is by its terms subordinated in right of payment to the Notes pursuant to a written agreement and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to the Note Guarantee of such Guarantor pursuant to a written agreement. For the purposes of the foregoing, for the avoidance of doubt, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

     “Subsidiary” means, with respect to any Person:
     (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and
     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof);
provided, that Absaloka shall be considered a Subsidiary of the Issuer. Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.
     “Subsidiary Guarantors” means (i) WELLC, Westmoreland North Carolina Power LLC, WEI-Roanoke Valley, Inc., Westmoreland-Roanoke Valley, LP, WRI, WRI Partners, Westmoreland Mining Services, Inc., Westmoreland Coal Sales Co., WCC Land Holding Company, Inc. and Westmoreland Power Inc., (ii) each other domestic Subsidiary of WELLC and WRI as may be formed after the Issue Date and (iii) each other domestic Subsidiary of the Issuer, the Co-Issuer or a Guarantor that becomes a Restricted Subsidiary after the Issue Date.
     “Successor” has the meaning assigned to that term in clause (1)(b) of the first paragraph under the subheading “— Certain Covenants —Limitations on Mergers, Consolidations, Etc.”
     “Total Assets” means the total amount of all assets of the Issuer, the Co-Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent internal balance sheet of the Issuer.
     “Total Leverage Ratio” means the ratio, as of any date of determination, of (i) Consolidated Total Indebtedness of the Issuer, the Co-Issuer and the Restricted Subsidiaries as of such date to (ii) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal consolidated financial statements are available immediately preceding such date.
     “Transactions” means (a) the entering into and initial borrowing, if any, under the Revolving Credit Facility,(b) the issuance of the Notes offered by this offering memorandum (including the grant of the security interests and Liens pursuant to the Security Documents) and issuance of Exchange Notes, (c) the repayment of the Issuer’s existing PIK senior secured convertible Notes, (d) the repayment of WRI’s existing revolving credit facility and term loan, (e) the repayment of WELLC’s existing term loan, (f) redemption or repayment of the outstanding accrued dividends on the Issuer’s Series A Convertible Preferred Stock and (f) all transactions (including the payment of fees and expenses) related to any of the foregoing.
     “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
     “Trustee” has the meaning assigned to that term in the first paragraph of the preamble of the Description of the Notes section.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Note Collateral Agent may otherwise determine).
     “Unrestricted Subsidiary” means (1) Basin Resources Inc.; (2) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries”; and (3) any Subsidiary of an Unrestricted Subsidiary.

     “U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.
     “Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person (in the case of a partnership, the sole general partner or managing general partner of such Person) entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.
     “WELLC” means Westmoreland Energy LLC.
     “Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares) are owned directly by the Issuer or through one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).
     “WML” means Westmoreland Mining LLC.
     “WML Collateral” means all assets that secure Indebtedness under the WML Credit Agreements.
     “WML Credit Agreements” means (A) the Amended and Restated WML Credit Agreement and (B) the WML Notes.
     “WML Lien” has the meaning assigned to that term in under the subheading “— Security — General.”
     “WML Notes” means the Note Purchase Agreement regarding $125,000,000 8.02% Senior Guaranteed Secured Notes due March 31, 2018 among Westmoreland Mining LLC and each of the purchasers named in Schedule A thereto, dated as of June 26, 2008.
     “WML Payments Collateral” has the meaning assigned to that term in clause (ii) of the first paragraph under the subheading “— Security — General.”
     “WML Repayment Date” has the meaning assigned to that term in under the heading “— Note Guarantees.”
     “WML Security Agreements” means that certain Security Agreement dated as of June 26, 2008, entered into between WML and certain of its Subsidiaries and U.S. Bank National Association, the Amended and Restated Security Agreement dated June 26, 2008 among WML and certain of its Subsidiaries and US Bank National Association, the Pledge Agreement dated June 26, 2008 among the Issuer, WML and US Bank National Association, and the Amended and Restated Pledge Agreement dated June 26, 2008 among Issuer, WML and US Bank National Association.
     “WRI” means Westmoreland Resources Inc.
     “WRM” means Westmoreland Risk Management Ltd.
     “WRM Collateral” has the meaning assigned to that term in clause (iii) of the first paragraph under the subheading “— Security — General.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of material U.S. federal income tax considerations relating to the exchange of Restricted Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Restricted Notes that hold the Restricted Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:
•	tax consequences to holders that may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or foreign currencies, brokers, certain financial institutions or “financial services entities,” insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, retirement plans, real estate investment trusts, controlled foreign corporations and shareholders of such corporations, passive foreign investment companies and shareholders of such companies, former citizens or long-term residents of the United States, certain U.S. expatriates or corporations that accumulate earnings to avoid U.S. federal income tax;
•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;
•	tax consequences to holders whose “functional currency” is not the U.S. Dollar;
•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;
•	alternative minimum tax, gift tax or estate tax consequences, if any; or
•	any state, local or foreign tax consequences.
     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.
Consequences of Tendering Notes
     The exchange of the Restricted Notes for the Exchange Notes in the exchange offer will not constitute a taxable exchange. As a result, you will not recognize taxable gain or loss as a result of such exchange, the holding period of the Exchange Notes you receive will include the holding period of the Restricted Notes you exchange and the adjusted tax basis of the Exchange Notes you receive will be the same as the adjusted tax basis of the Restricted Notes you exchange.
     The preceding discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor is urged to consult its own tax advisor as to the particular tax consequences to it of exchanging Restricted Notes for Exchange Notes, including the applicability and effect of any U.S. federal, state, local or foreign tax laws, and of any proposed changes in applicable laws.
PLAN OF DISTRIBUTION
     Each broker-dealer that receives Exchange Notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. Broker-dealers who acquired the Restricted Notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resales of the Exchange Notes and cannot rely on the position of the staff of the Commission enunciated in the Exxon Capital no-action letter. In addition, broker-dealers who acquired Restricted Notes directly from us in the initial offering cannot use this prospectus in connection with resales of the Exchange Notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer Exchange Notes for, any Restricted Notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of Exchange Notes received in the exchange offer, where such Exchange Notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any Restricted Notes outstanding after expiration of the exchange offer. We have agreed that, for a period of up to 180 days from the date on which the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale if such broker-dealer indicates in the letter of transmittal that it will do so. In addition, until October 27, 2011, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.
     We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     For a period of up to 180 days from the date on which the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
     The validity of the exchange Notes and the related guarantees will be passed upon for us by Davis Graham & Stubbs LLP, our outside legal counsel.
EXPERTS
      The consolidated financial statements of the Company as of December 31, 2010 and 2009 and for the years then ended included in this Form S-4 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing herein dated March 11, 2011, except for Note 19 as to which the date is June 3, 2011. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of Westmoreland Energy LLC as of December 31, 2010 and 2009 and for the years then ended included in this Form S-4 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing herein dated June 3, 2011. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of Westmoreland Resources Inc. as of December 31, 2010 and 2009 and for the years then ended included in this Form S-4 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing herein dated June 3, 2011. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
     The consolidated statements of operations, shareholders’ deficit and comprehensive loss, cash flows and the related financial statement schedule of Westmoreland Coal Company for the year ended December 31, 2008, the consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows of Westmoreland Resources, Inc for the year ended December 31, 2008, and the consolidated statements of operations, member’s equity and comprehensive income(loss) and cash flows of Westmoreland Energy LLC for the year ended December 31, 2008, have been included herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering these consolidated financial statements contain an explanatory paragraph that states that during the year ended December 31, 2008, Westmoreland Coal Company had suffered recurring losses from operations, had a working capital deficit, and had a net capital deficiency, which raised substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
     Estimates of our coal reserves included in this prospectus were prepared by Norwest Corporation. The estimates have been included in this prospectus in reliance upon the authority of Norwest Corporation as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete.
     We have historically filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we have or will file with the SEC at the SEC’s public website (www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.
     So long as we are subject to the reporting requirements of the Exchange Act, we and the guarantors are required to make available to the trustee and the holders of the Notes the information required to be filed with the SEC. Regardless of whether we are subject to the reporting requirements of the Exchange Act, we have agreed that for as long as any of the Notes remain outstanding, we will furnish to the trustee and holders of the Notes certain information that would otherwise be required to be filed with the SEC under Sections 13 or 15(d) of the Exchange Act.
     This prospectus contains summaries of certain agreements that we have entered into in connection with the exchange offer, such as the Indenture and related agreements. The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.

INDEX TO FINANCIAL STATEMENTS

Page
Westmoreland Coal Company and Subsidiaries
Consolidated Balance Sheets (Unaudited) as of March 31, 2011 and December 31, 2010	136
Consolidated Statements of Operations (Unaudited) for the Three Months Ended March 31, 2011 and 2010	138
Consolidated Statement of Shareholders’ Deficit (Unaudited) for the Three Months Ended March 31, 2011	139
Consolidated Statements of Cash Flows (Unaudited) for the Three Months Ended March 31, 2011 and 2010	140
Notes to Consolidated Financial Statements (Unaudited) for the Three Months Ended March 31, 2011 and 2010	141
Reports of Independent Registered Public Accounting Firms	162
Consolidated Balance Sheets as of December 31, 2010 and 2009	164
Consolidated Statements of Operations for the Years Ended December 31, 2010, 2009 and 2008	166
Consolidated Statements of Shareholders’ Deficit and Comprehensive Loss for the Years Ended December 31, 2010, 2009 and 2008	167
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010, 2009 and 2008	168
Notes to Consolidated Financial Statements for the Years Ended December 31, 2010, 2009 and 2008	169
Other Financial Statements of Certain Westmoreland Coal Company Subsidiaries
The following financial statements for certain of Westmoreland Coal Company’s wholly owned subsidiaries are included pursuant to Regulation S-X, Rule 3-16, “Financial Statements of Affiliates Whose Securities Collateralize an Issue Registered of Being Registered.”

Westmoreland Resources, Inc. and subsidiary
Reports of Independent Registered Public Accounting Firms	216
Consolidated Balance Sheets as of December 31, 2010 and 2009	218
Consolidated Statements of Operations for the Years Ended December 31, 2010, 2009 and 2008	219
Consolidated Statements of Shareholder’s Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2010, 2009 and 2008	220
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010, 2009 and 2008	221
Notes to Consolidated Financial Statements for the Years Ended December 31, 2010, 2009 and 2008	222

WESTMORELAND COAL COMPANY AND SUBSIDIARIES
Westmoreland Coal Company and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$44,984	$5,775
Receivables:
Trade	49,776	50,578
Contractual third-party reclamation receivables	7,638	7,743
Other	3,620	4,545

	61,034	62,866

Inventories	26,180	23,571
Other current assets	5,461	5,335

Total current assets	137,659	97,547

Property, plant and equipment:
Land and mineral rights	83,893	83,824
Capitalized asset retirement cost	114,856	114,856
Plant and equipment	509,013	506,661

	707,762	705,341
Less accumulated depreciation, depletion and amortization	(299,381)	(288,386)

Net property, plant and equipment	408,381	416,955

Advanced coal royalties	3,532	3,695
Reclamation deposits	73,007	72,274
Restricted investments and bond collateral	55,701	55,384
Contractual third-party reclamation receivables, less current portion	88,514	87,739
Deferred income taxes	2,900	2,458
Intangible assets, net of accumulated amortization of $9.5 million and $9.1 million at March 31, 2011, and December 31, 2010, respectively	6,137	6,555
Other assets	12,156	7,699

Total Assets	$787,987	$750,306

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
	(In thousands)
Liabilities and Shareholders’ Deficit
Current liabilities:
Current installments of long-term debt	$17,673	$14,973
Accounts payable and accrued expenses:
Trade	44,354	46,247
Production taxes	28,467	26,317
Workers’ compensation	951	954
Postretirement medical benefits	13,581	13,581
SERP	304	304
Deferred revenue	10,594	10,209
Asset retirement obligations	15,235	14,514
Other current liabilities	7,524	6,241

Total current liabilities	138,683	133,340

Long-term debt, less current installments	276,689	208,731
Revolving lines of credit	—	18,400
Workers’ compensation, less current portion	9,360	9,424
Excess of pneumoconiosis benefit obligation over trust assets	2,726	2,246
Postretirement medical benefits, less current portion	196,726	197,279
Pension and SERP obligations, less current portion	19,683	20,462
Deferred revenue, less current portion	73,025	75,395
Asset retirement obligations, less current portion	227,117	227,129
Intangible liabilities, net of accumulated amortization $9.6 million at March 31, 2011, and $9.4 million at December 31, 2010, respectively	8,409	8,663
Other liabilities	9,496	11,592

Total liabilities	961,914	912,661

Shareholders’ deficit:
Preferred stock of $1.00 par value Authorized 5,000,000 shares; Issued and outstanding 160,129 shares at March 31, 2011, and December 31, 2010	160	160
Common stock of $2.50 par value Authorized 30,000,000 shares; Issued and outstanding 13,155,263 shares at March 31, 2011, and 11,160,798 shares at December 31, 2010	32,887	27,901
Other paid-in capital	120,748	98,466
Accumulated other comprehensive loss	(57,507)	(57,680)
Accumulated deficit	(264,632)	(226,740)

Total Westmoreland Coal Company shareholders’ deficit	(168,344)	(157,893)
Noncontrolling interest	(5,583)	(4,462)

Total deficit	(173,927)	(162,355)

Total Liabilities and Shareholders’ Deficit	$787,987	$750,306

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In thousands, except
	per share data)
Revenues	$127,764	$126,439

Cost, expenses and other:
Cost of sales	97,510	97,677
Depreciation, depletion and amortization	11,245	11,392
Selling and administrative	9,305	9,976
Heritage health benefit expenses	3,778	3,915
Loss on sales of assets	83	71
Other operating income	(1,597)	(1,906)

	120,324	121,125

Operating income	7,440	5,314

Other income (expense):
Interest expense	(6,967)	(5,723)
Loss on extinguishment of debt	(17,030)	—
Interest income	382	410
Other loss	(3,017)	(3,836)

	(26,632)	(9,149)

Loss before income taxes	(19,192)	(3,835)
Income tax benefit from operations	(460)	(90)

Net loss	(18,732)	(3,745)
Less net loss attributable to noncontrolling interest	(1,121)	(890)

Net loss attributable to the Parent company	(17,611)	(2,855)
Less preferred stock dividend requirements	340	340

Net loss applicable to common shareholders	$(17,951)	$(3,195)

Net loss per share applicable to common shareholders:
Basic and diluted	$(1.45)	$(0.30)

Weighted average number of common shares outstanding:
Basic and diluted	12,369	10,521

Net loss (from above)	$(18,732)	$(3,745)
Other comprehensive loss:
Tax effect of other comprehensive income gains	(110)	—
Amortization of accumulated actuarial gains or losses and transition obligations, pension	385	228
Amortization of accumulated actuarial gains or losses transition obligations and prior service costs, postretirement medical benefits	(72)	(68)
Unrealized and realized gain on available-for-sale securities	(30)	(499)
Comprehensive loss	$(18,559)	$(4,084)

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Statement of Shareholders’ Deficit
Three Months Ended March 31, 2011
(Unaudited)

	Class A
	Convertible
	Exchangeable		Other Paid-In	Accumulated Other		Non-	Total Shareholders’
	Preferred Stock	Common Stock	Capital	Compre-hensive Loss	Accumulated Deficit	controlling Interest	Equity (Deficit)
				(In thousands)
Balance at December 31, 2010 (160,129 preferred shares and 11,160,798 common shares outstanding)	$160	$27,901	$98,466	$(57,680)	$(226,740)	$(4,462)	$(162,355)
Preferred dividends paid	—	—	—	—	(20,281)	—	(20,281)
Common stock issued as compensation (104,019 shares)	—	260	1,393	—	—	—	1,653
Common stock options exercised (12,500 shares)	—	31	100	—	—	—	131
Conversion of convertible notes (1,877,946 shares)	—	4,695	20,789	—	—	—	25,484
Net loss	—	—	—	—	(17,611)	(1,121)	(18,732)
Tax effect of other comprehensive income gains	—	—	—	(110)	—	—	(110)
Amortization of accumulated actuarial gains or losses and transition obligations, pension	—	—	—	385	—	—	385
Amortization of accumulated actuarial gains or losses, transition obligations and prior service costs, postretirement medical benefits	—	—	—	(72)	—	—	(72)
Unrealized losses on available-for-sale securities	—	—	—	(30)	—	—	(30)

Balance at March 31, 2011 (160,129 preferred shares and 13,155,263 common shares outstanding)	$160	$32,887	$120,748	$(57,507)	$(264,632)	$(5,583)	$(173,927)

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net loss	$(18,732)	$(3,745)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	11,245	11,392
Accretion of asset retirement obligation and receivable	2,700	3,003
Amortization of intangible assets and liabilities, net	163	85
Non-cash tax benefits	(110)	—
Share-based compensation	1,653	1,363
Loss on sales of assets	83	71
Non-cash interest expense	—	388
Amortization of deferred financing costs	635	523
Loss on extinguishment of debt	17,030	—
Gain on impairment and sales of investment securities	—	(659)
Loss on derivative instruments	3,079	4,515
Changes in operating assets and liabilities:
Receivables, net	3,630	(3,866)
Inventories	(2,609)	(1,502)
Excess of pneumoconiosis benefit obligation over trust assets	480	347
Accounts payable and accrued expenses	2,009	3,770
Deferred revenue	(1,985)	617
Accrual for workers’ compensation	(67)	(51)
Asset retirement obligation	(2,661)	(1,875)
Accrual for postretirement medical benefits	(625)	(361)
Pension and SERP obligations	(394)	(39)
Other assets and liabilities	658	(680)

Net cash provided by (used) in operating activities	16,182	13,296

Cash flows from investing activities:
Additions to property, plant and equipment	(2,923)	(4,337)
Change in restricted investments and bond collateral and reclamation deposits	(1,080)	(592)
Net proceeds from sales of assets	22	379
Proceeds from the sale of investments	—	1,119
Receivable from customer for property and equipment purchases	(1,903)	(510)

Net cash used in investing activities	(5,884)	(3,941)

Cash flows from financing activities:
Change in book overdrafts	108	890
Borrowings from long-term debt, net of debt discount	142,500	—
Repayments of long-term debt	(60,391)	(8,112)
Borrowings on revolving lines of credit	50,700	28,400
Repayments of revolving lines of credit	(69,100)	(23,300)
Debt issuance and other refinancing costs	(14,756)	—
Preferred dividends paid	(20,281)	—
Exercise of stock options	131	8

Net cash provided by (used in) financing activities	28,911	(2,114)

Net increase in cash and cash equivalents	39,209	7,241
Cash and cash equivalents, beginning of period	5,775	10,519

Cash and cash equivalents, end of period	$44,984	$17,760

Non-cash transactions:
Capital leases	$—	$866
See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
1. BASIS OF PRESENTATION
     The accompanying unaudited consolidated financial statements include accounts of Westmoreland Coal Company, or the Company, or Parent, and its subsidiaries and controlled entities. The Company’s current principal activities, all conducted within the United States, are the production and sale of coal from its mines in Montana, North Dakota and Texas, and the ownership of the Roanoke Valley power plants, or ROVA, in North Carolina. The Company’s activities are primarily conducted through wholly owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.
     The Company’s Absaloka Mine is owned by its subsidiary Westmoreland Resources, Inc., or WRI. The right to mine coal at the Absaloka Mine has been subleased to an affiliated entity whose operations the Company controls. The Beulah, Jewett, Rosebud, and Savage Mines are owned through the Company’s subsidiary Westmoreland Mining LLC, or WML.
     The Company is subject to two major debt arrangements: (1) $125.0 million senior secured notes at WML that are collaterized by all assets of WML, Westmoreland Savage Corporation, or WSC, Western Energy Company, or WECO, and Dakota Westmoreland Corporation, or DWC, and (2) $150.0 million senior secured notes (issued February 4, 2011) at the Parent level that are largely collaterized by the assets of the Parent, WRI and ROVA, referred to herein as the Parent Notes.
     These quarterly consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, or the 2010 Form 10-K. The accounting principles followed by the Company are set forth in the Notes to the Company’s consolidated financial statements in its 2010 Form 10-K. Most of the descriptions of the accounting principles and other footnote disclosures previously made have been omitted in this report so long as the interim information presented is not misleading.
     The consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles and require use of management’s estimates. The financial information contained in this Form 10-Q is unaudited, but reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial information for the periods shown. Such adjustments are of a normal recurring nature. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of results to be expected for the year ending December 31, 2011.
2. ACCOUNTING POLICIES
     Newly Adopted Accounting Pronouncements
     In January 2010, accounting guidance was issued regarding fair value measurements and disclosures and improvement in the disclosure about fair value measurements. This guidance requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers. This guidance also requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. This guidance is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. See Note 10 for applicable disclosures.

3. INVENTORIES
     Inventories consisted of the following:

	March 31,	December 31,
	2011	2010
	(In thousands)
Coal stockpiles	$694	$678
Coal fuel inventories	3,808	1,936
Materials and supplies	22,258	21,538
Reserve for obsolete inventory	(580)	(581)

Total	$26,180	$23,571

4. RESTRICTED INVESTMENTS AND BOND COLLATERAL
     The Company’s restricted investments and bond collateral consists of the following:

	March 31,	December 31,
	2011	2010
	(In thousands)
Coal Segment:
Westmoreland Mining — debt reserve account	$9,964	$7,514
Reclamation bond collateral:
Rosebud Mine	12,264	12,263
Absaloka Mine	10,974	10,956
Jewett Mine	3,001	3,001
Beulah Mine	1,270	1,270

Power Segment:
Letter of credit account	5,976	5,990
Debt protection account	—	905
Repairs and maintenance account	—	1,067
Ash reserve account	—	602

Corporate Segment:
Workers’ compensation bonds	6,390	6,350
Postretirement medical benefit bonds	5,862	5,466

Total restricted investments and bond collateral	$55,701	$55,384

For all of its restricted investments and bond collateral accounts, the Company can select from limited fixed-income investment options for the funds and receive the investment returns on these investments. Funds in the restricted investment and bond collateral accounts are not available to meet the Company’s cash needs.
These accounts include held-to-maturity and available-for-sale securities. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts calculated on the effective interest method. Interest income is recognized when earned. Available-for-sale securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in Accumulated other comprehensive loss.

The Company’s carrying value and estimated fair value of its restricted investments and bond collateral at March 31, 2011 are as follows:

	Carrying Value	Fair Value
	(In thousands)
Cash and cash equivalents	$42,606	$42,606
Time deposits	7,679	7,679
Held-to-maturity securities	2,544	2,853
Available-for-sale securities	2,872	2,872

	$55,701	$56,010

Following the Parent Notes offering in February 2011, discussed in Note 5, ROVA is no longer required to maintain its debt protection accounts, ash reserve account or the repairs and maintenance account.
     Held-to-Maturity and Available-for-Sale Restricted Investments and Bond Collateral
     The amortized cost, gross unrealized holding gains and fair value of held-to-maturity securities at March 31, 2011, is as follows (in thousands):

Amortized cost	$2,544
Gross unrealized holding gains	309

Fair value	$2,853

     Maturities of held-to-maturity securities are as follows at March 31, 2011:

	Amortized Cost	Fair Value
	(In thousands)
Due in five years or less	$659	$730
Due after five years to ten years	772	857
Due in more than ten years	1,113	1,266

	$2,544	$2,853

     The cost basis, gross unrealized holding gains and fair value of available-for-sale securities at March 31, 2011, is as follows (in thousands):

Cost basis	$2,566
Gross unrealized holding gains	306
Fair value	$2,872

5. LINES OF CREDIT AND LONG-TERM DEBT
     The amounts outstanding under the Company’s lines of credit and long-term debt consist of the following:

	Total Debt Outstanding
	March 31,	December 31,
	2011	2010
	(In thousands)
Corporate:
Senior secured notes	$150,000	$—
Convertible notes	—	18,495
Debt discount	(7,383)	(4,823)
Westmoreland Mining, LLC:
Revolving line of credit	—	1,500
Term debt	125,000	125,000
Capital lease obligations	17,184	18,407
Other term debt	2,368	2,556
Westmoreland Resources, Inc.:
Revolving line of credit	—	16,900
Term debt	—	9,600
Capital lease obligations	7,193	7,821
ROVA:
Term debt	—	46,220
Debt premiums	—	428

Total debt outstanding	294,362	242,104
Less current portion	(17,673)	(14,973)

Total debt outstanding, less current portion	$276,689	$227,131

     The following table presents aggregate contractual debt maturities of all long-term debt and the lines of credit at March 31, 2011 (in thousands):

Remainder of 2011	$12,934
2012	21,512
2013	24,815
2014	22,565
2015	21,910
Thereafter	198,009

Total	301,745
Less: debt discount	(7,383)

Total debt	$294,362

     Corporate
     On February 4, 2011 through a private placement offering, the Company issued $150.0 million of Parent Notes, which are senior secured notes. The Company’s subsidiary, Westmoreland Partners, was a co-issuer of the notes. The Parent Notes were issued at a 5% discount, mature February 18, 2018, and bear a fixed interest rate of 10.750%, payable semi-annually, in arrears, on February 1 and August 1 of each year beginning August 1, 2011. Substantially all of the assets of the Parent, ROVA and WRI constitute collateral for the Parent Notes as to which the holders of these notes have a first priority lien. Under the indenture governing the Parent Notes, the Company is required to offer a portion of its Excess Cash Flow (as defined by the indenture) for each fiscal year to purchase some of these notes at 100% of the principal amount.
     As a result of this offering, the Company recorded a $17.0 million loss on extinguishment of debt in the three months ended March 31, 2011. The loss included a $9.1 million make-whole payment for ROVA’s debt and $7.9 million of non-cash write-offs of unamortized discount on debt and related capitalized debt costs and convertible debt conversion expense.

     The indenture governing the Parent Notes contains, among other provisions, events of default and various affirmative and negative covenants. As of March 31, 2011, the Company was in compliance with all covenants.
     Westmoreland Mining LLC
     WML has outstanding $125.0 million in term debt as of March 31, 2011 and is party to a revolving credit facility with a maximum availability of $25.0 million. In the three months ended March 31, 2011, WML repaid $1.4 million of its capital lease obligations and other term debt. The weighted average interest rate for WML’s capital leases and other term debt was 7.99% and 6.19%, respectively, at March 31, 2011.
     The available balance on the $25.0 million revolving line of credit at March 31, 2011 was $23.1 million. The revolving line of credit supports a $1.9 million letter of credit, which reduces the available balance. The interest rate on the revolving line of credit was 3.75% at March 31, 2011.
     WML’s lending arrangements contain, among other provisions, events of default and various affirmative and negative covenants. As of March 31, 2011, WML was in compliance with all covenants.
     Westmoreland Resources, Inc.
     In February 2011, proceeds from the Parent Note offering were used to pay off the outstanding balance of WRI’s term debt and revolving line of credit. In addition, WRI’s revolving line of credit was terminated in February 2011.
     In the three months ended March 31, 2011, WRI repaid $0.6 million of its capital lease obligations. WRI did not enter into any capital lease or other debt agreements during the three months ended March 31, 2011. The weighted average interest rate for WRI’s capital leases was 6.68% at March 31, 2011.
     ROVA
     In February 2011, proceeds from the Parent Note offering were used to repay all of ROVA’s outstanding fixed rate term debt. In addition, ROVA’s revolving line of credit was terminated in February 2011.
     Convertible Debt
     In February 2011, the outstanding balance of the Company’s convertible notes was eliminated, with $2.5 million paid to retire a portion of the convertible notes and the remainder of the notes being converted into 1,877,946 shares of Company common stock at a conversion price of $8.50 per share.
6. PENSION AND POSTRETIREMENT MEDICAL BENEFITS
     Pension
     The Company provides pension benefits to qualified full-time employees pursuant to collective bargaining agreements. The Company froze its pension plan for non-union employees in 2009.

     The Company incurred net periodic benefit costs of providing these pension benefits as follows:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Components of net periodic benefit cost:
Service cost	$153	$196
Interest cost	1,120	1,606
Expected return on plan assets	(1,106)	(1,299)
Amortization of deferred items	385	228

Total net periodic benefit cost	$552	$731

     The Company is required by a WML loan covenant to ensure that by 8.5 months after the end of the plan year, the value of its pension assets are at least 90% of the plan’s year end actuarially determined pension liability.
     The Company contributed $0.9 million in cash to its retirement plans in the three months ended March 31, 2011. The Company expects to make approximately $9.3 million of pension plan contributions during the remainder of 2011.
     Postretirement Medical Benefits
     The Company provides postretirement medical benefits to retired employees and their dependents as mandated by the Coal Industry Retiree Health Benefit Act of 1992 and pursuant to collective bargaining agreements. The Company also provides these benefits to qualified full-time employees pursuant to collective bargaining agreements.
     The Company incurred net periodic benefit costs of providing postretirement medical benefits as follows:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Components of net periodic benefit cost:
Service cost	$123	$141
Interest cost	2,627	2,752
Amortization of deferred items	(72)	(68)

Total net periodic benefit cost	$2,678	$2,825

     The following table shows the net periodic medical benefit costs that relate to current operations and former mining operations:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Former mining operations	$2,314	$2,518
Current operations	364	307

Total net periodic benefit cost	$2,678	$2,825

     The costs for the former mining operations are included in Heritage health benefit expenses and the costs for current operations are included as operating expenses.

     The Company expects to pay approximately $10.3 million for postretirement medical benefits during the remainder of 2011, net of Medicare Part D reimbursements. A total of $3.3 million was paid in the three months ended March 31, 2011, net of Medicare Part D reimbursements.
7. HERITAGE HEALTH BENEFIT EXPENSES
     The caption Heritage health benefit expenses used in the Consolidated Statements of Operations refers to costs of benefits the Company provides to its former mining operation employees. The components of these expenses are as follows:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Health care benefits	$2,454	$2,676
Combined benefit fund payments	686	756
Workers’ compensation benefits	158	136
Black lung benefits	480	347

Total	$3,778	$3,915

8. ASSET RETIREMENT OBLIGATIONS, CONTRACTUAL THIRD-PARTY RECLAMATION RECEIVABLES, AND RECLAMATION DEPOSITS
     The asset retirement obligations, contractual third-party reclamation receivables, and reclamation deposits for each of the Company’s mines and ROVA at March 31, 2011 are summarized below:

		Contractual
	Asset	Third-Party
	Retirement	Reclamation	Reclamation
	Obligations	Receivables	Deposits
	(In thousands)
Rosebud	$107,247	$14,797	$73,007
Jewett	80,816	80,816	—
Absaloka	32,437	539	—
Beulah	18,390	—	—
Savage	2,733	—	—
ROVA	729	—	—

Total	$242,352	$96,152	$73,007

     Asset Retirement Obligations
     Changes in the Company’s asset retirement obligations were as follows:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Asset retirement obligations, beginning of period	$241,643	$244,615
Accretion	5,019	4,792
Liabilities settled	(4,310)	(3,906)

Asset retirement obligations, end of period	242,352	245,501
Less current portion	(15,235)	(16,675)

Asset retirement obligations, less current portion	$227,117	$228,826

     Contractual Third-Party Reclamation Receivables
     The Company has recognized an asset of $96.2 million as contractual third-party reclamation receivables, representing the present value of customer obligations to reimburse the Company for reclamation expenditures at the Company’s Rosebud, Jewett and Absaloka Mines.
     Reclamation Deposits
     The Company’s reclamation deposits will be used to fund final reclamation activities. The Company’s carrying value and estimated fair value of its reclamation deposits at March 31, 2011 are as follows:

	Carrying Value	Fair Value
	(In thousands)
Cash and cash equivalents	$36,146	$36,146
Held-to-maturity securities	18,767	20,036
Time deposits	15,903	15,903
Available-for-sale securities	2,191	2,191

	$73,007	$74,276

     Held-to-maturity and Available-for-sale Reclamation Deposits
     The amortized cost, gross unrealized holding gains and losses and fair value of held-to-maturity securities at March 31, 2011 are as follows (in thousands):

Amortized cost	$18,767
Gross unrealized holding gains	1,341
Gross unrealized holding losses	(72)

Fair value	$20,036

     Maturities of held-to-maturity securities at March 31, 2011 are as follows:

	Amortized Cost	Fair Value
	(In thousands)
Due in five years or less	$7,529	$7,854
Due after five years to ten years	4,067	4,177
Due in more than ten years	7,171	8,005

	$18,767	$20,036

     The cost basis, gross unrealized holding gains and fair value of available-for-sale securities at March 31, 2011 are as follows (in thousands):

Cost basis	$2,000
Gross unrealized holding gains	191

Fair value	$2,191

9. DERIVATIVE INSTRUMENTS
     Derivative Liabilities
     The Company evaluates all of its financial instruments to determine if such instruments are derivatives, derivatives that qualify for the normal purchase normal sale exception, or contain features that qualify as embedded derivatives. All derivative financial instruments, except for derivatives that qualify for the normal purchase normal sale exception, are recognized on the balance sheet at fair value. Changes in fair value are recognized in earnings if they are not eligible for hedge accounting or in other comprehensive income if they qualify for cash flow hedge accounting.
     The Company’s convertible notes were retired on February 4, 2011. The fair value of the conversion feature in the Company’s convertible debt instrument was determined using the following assumptions at February 4, 2011:

Stock Price	Bond Yield

$13.57	4.55%
     The fair value of outstanding derivative instruments not designated as hedging instruments on the accompanying Consolidated Balance Sheet was as follows:

	Balance Sheet	March 31,	December 31,
Derivative Instruments	Location	2011	2010
		(In thousands)
Convertible debt — conversion feature	Other liabilities	$—	$3,588
     The effect of derivative instruments not designated as hedging instruments on the accompanying Consolidated Statements of Operations was as follows:

		Three Months Ended
	Statement of	March 31,
Derivative Instruments	Operations Location	2011	2010
		(In thousands)
Convertible debt — conversion feature	Other income (loss)	$(3,079)	$(4,521)
Warrant	Other income (loss)	—	6
10. FAIR VALUE MEASUREMENTS
     Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Notes 4, 8 and 9 for additional disclosures related to fair value measurements.
     Fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.
•	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets.

•	Level 2, defined as observable inputs other than Level 1 prices. These include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

     The table below sets forth, by level, the Company’s financial assets that are accounted for at fair value:

Fair Value at
March 31, 2011
Level 1
(In thousands)
Assets:
Available-for-sale investments included in Restricted investments and bond collateral	$2,872
Available-for-sale investments included in Reclamation deposits	2,191

Total assets	$5,063

     The following table summarizes the change in the fair values of the derivative instrument liabilities categorized as Level 3:

Three Months Ended
March 31, 2011
(In thousands)
Beginning balance	$3,588
Change in fair value	3,079
Settlements	(6,667)

Ending balance	$—

     The Company calculates the fair value of its debt by using discount rate estimates based on interest rates as of March 31, 2011. The estimated fair values of the Company’s debt with fixed interest rates, excluding conversion feature values, are as follows:

	Carrying Value	Fair Value
	(In thousands)
December 31, 2010	$185,320	$196,483
March 31, 2011	$267,617	$278,465
11. SHAREHOLDERS’ EQUITY
     Preferred Stock
     The Company has outstanding Series A Convertible Exchangeable Preferred Stock on which cumulative dividends of $2.125 per share are payable quarterly. In February 2011, the Company paid $19.9 million of dividends that had accumulated as of January 1, 2011.
12. RESTRICTED STOCK UNITS, STOCK OPTIONS, AND STOCK APPRECIATION RIGHTS (SARs)
     The Company recognized compensation expense from share-based arrangements shown in the following table:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Recognition of fair value of restricted stock units, stock options, and stock appreciation rights over vesting period; and issuance of common stock	$569	$225
Contributions of stock to the Company’s 401(k) plan	1,084	1,138

Total share-based compensation expense	$1,653	$1,363

Restricted Stock Units
     A summary of restricted stock unit activity for the three months ended March 31, 2011 is as follows:

		Weighted Average	Unamortized
		Grant-Date Fair	Compensation Expense
	Units	Value	(In thousands)
Non-vested at December 31, 2010	192,697	$8.13
Non-vested at March 31, 2011	192,697	$8.13	$1,118	(1)

[1]	Expected to be recognized over the next two years.
     In April 2011, 172,081 restricted stock units were granted, of which 86,052 units will vest ratably over a three-year period. The remaining 86,029 units are performance-based, which will vest and pay out at the end of a three-year period if performance goals are met.
     Stock Options
     Information with respect to stock option activity for the three months ended March 31, 2011 is as follows:

			Weighted		Unamortized
			Average Remaining	Aggregate Intrinsic	Compensation
		Weighted Average	Contractual Life	Value	Expense
	Stock Options	Exercise Price	(in years)	(In thousands)	(In thousands)
Outstanding at December 31, 2010	318,590	$18.99
Exercised	(12,500)	$10.48		$49
Expired or forfeited	(20,000)	$12.04

Outstanding at March 31, 2011	286,090	$19.86	4.5	$17

Options exercisable at March 31, 2011	241,334	$19.57	4.0	$17	$131	(1)

[1]	Expected to be recognized over the next three months.
     Stock Appreciation Rights
     Information with respect to stock appreciation rights, or SARs, activity for the three months ended March 31, 2011 is as follows:

			Weighted Average		Unamortized
			Remaining Contractual	Aggregate Intrinsic	Compensation
		Weighted Average	Life	Value	Expense
	SARs	Base Price	(in years)	(In thousands)	(In thousands)
Outstanding at December 31, 2010	118,934	$22.13
Outstanding and exercisable at March 31, 2011	118,934	$22.13	4.2	$—	$—

13. EARNINGS PER SHARE
     Basic earnings (loss) per share has been computed by dividing the net income (loss) applicable to common shareholders by the weighted average number of shares of common stock outstanding during each period. Net income (loss) applicable to common shareholders includes the adjustment for net income or loss attributable to noncontrolling interest. Diluted earnings (loss) per share is computed by including the dilutive effect of common stock that would be issued assuming conversion or exercise of outstanding convertible notes and securities, stock options, stock appreciation rights, restricted stock units and warrants. No such items were included in the computation of diluted loss per share in the three months ended March 31, 2011 and March 31, 2010 because the Company incurred a loss from operations in each of these periods and the effect of inclusion would have been anti-dilutive.
     The table below shows the number of shares that were excluded from the calculation of diluted income (loss) per share because their inclusion would be anti-dilutive to the calculation:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Convertible notes and securities	1,094	2,859
Restricted stock units, stock options, SARs, and warrant shares	598	776

Total shares excluded from diluted shares calculation	1,692	3,635

14. BUSINESS SEGMENT INFORMATION
     Segment information is based on a management approach, which requires segmentation based upon the Company’s internal organization and reporting of revenue and operating income.
     The Company’s operations are classified into four segments: coal, power, heritage and corporate.
     Summarized financial information by segment is as follows:

	Coal	Power	Heritage	Corporate	Consolidated
	(In thousands)
Three Months Ended March 31, 2011
Revenues	$104,136	$23,628	$—	$—	$127,764
Depreciation, depletion, and amortization	8,613	2,553	—	79	11,245
Operating income (loss)	8,819	4,619	(4,170)	(1,828)	7,440
Total assets	516,725	206,894	12,541	51,827	787,987
Capital expenditures	2,688	227	—	8	2,923
Three Months Ended March 31, 2010
Revenues	$103,550	$22,889	$—	$—	$126,439
Depreciation, depletion, and amortization	8,757	2,536	—	99	11,392
Operating income (loss)	7,352	4,172	(4,255)	(1,955)	5,314
Total assets	538,886	220,127	11,247	8,258	778,518
Capital expenditures	3,829	68	—	440	4,337
     A reconciliation of segment operating income to loss before income taxes follows:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Operating income	$7,440	$5,314
Interest expense	(6,967)	(5,723)
Loss on extinguishment of debt	(17,030)	—
Interest income	382	410
Other loss	(3,017)	(3,836)

Loss before income taxes	$(19,192)	$(3,835)

15. CONTINGENCIES
     The Company is a party to claims and lawsuits with respect to various matters. The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably estimable. After conferring with counsel, it is the opinion of management that the ultimate resolution of pending claims will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company.
16. SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION
     Pursuant to the indenture governing the Parent Notes, certain wholly owned subsidiaries of the Company have fully and unconditionally guaranteed the notes on a joint and several basis. The following tables present unaudited consolidating financial information for (i) the issuer of the notes (Westmoreland Coal Company), (ii) the co-issuer of the notes (Westmoreland Partners), (iii) the guarantors under the notes, and (iv) the entities which are not guarantors under the notes:

CONSOLIDATING BALANCE SHEETS
March 31, 2011
(In thousands)

	Parent/		Guarantor	Non-Guarantor	Consolidating
Assets	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total
Current assets:
Cash and cash equivalents	$36,770	$3,715	$161	$4,338	$—	$44,984
Receivables:
Trade	—	13,880	9	35,887	—	49,776
Contractual third-party reclamation receivables	—	—	127	7,511	—	7,638
Intercompany receivable/payable	(20,135)	—	10,050	(23,504)	33,589	—
Other	161	221	8,973	109	(5,844)	3,620

	(19,974)	14,101	19,159	20,003	27,745	61,034
Inventories	—	3,808	4,209	18,163	—	26,180
Other current assets	745	423	554	3,739	—	5,461

Total current assets	17,541	22,047	24,083	46,243	27,745	137,659

Property, plant and equipment:
Land and mineral rights	—	1,156	17,806	64,931	—	83,893
Capitalized asset retirement cost	—	239	20,463	94,154	—	114,856
Plant and equipment	2,619	216,391	117,447	172,556	—	509,013

	2,619	217,786	155,716	331,641	—	707,762
Less accumulated depreciation, depletion and amortization	(2,066)	(44,709)	(84,290)	(168,316)	—	(299,381)

Net property, plant and equipment	553	173,077	71,426	163,325	—	408,381
Advanced coal royalties	—	—	848	2,684	—	3,532
Reclamation deposits	—	—	—	73,007	—	73,007
Restricted investments and bond collateral	12,251	5,976	10,975	26,499	—	55,701
Contractual third-party reclamation receivables, less current portion	—	—	412	88,102	—	88,514
Deferred income taxes	—	—	—	—	2,900	2,900
Intangible assets	—	5,793	—	344	—	6,137
Investment in subsidiaries	157,792	—	(717)	3,770	(160,845)	—
Other assets	7,385	—	1,387	3,384	—	12,156

Total assets	$195,522	$206,893	$108,414	$407,358	$(130,200)	$787,987

CONSOLIDATING BALANCE SHEETS
March 31, 2011
(In thousands)

	Parent/		Guarantor	Non-Guarantor	Consolidating
Liabilities and Stockholders’ Deficit	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total
Current liabilities
Current installments of long-term debt	$(735)	$—	$2,296	$16,112	$—	$17,673
Accounts payable and accrued expenses:
Trade	2,688	9,733	3,067	35,015	(6,149)	44,354
Production taxes	—	334	1,354	26,779	—	28,467
Workers’ compensation	951	—	—	—	—	951
Postretirement medical benefits	12,198	—	—	1,383	—	13,581
SERP	304	—	—	—	—	304
Deferred revenue	—	8,689	37	1,868	—	10,594
Asset retirement obligations	—	—	3,184	12,051	—	15,235
Other current liabilities	2,571	—	2,000	2,925	28	7,524

Total current liabilities	17,977	18,756	11,938	96,133	(6,121)	138,683

Long-term debt, less current installments	143,352	—	4,897	128,440	—	276,689
Workers’ compensation, less current portion	9,360	—	—	—	—	9,360
Excess of pneumoconiosis benefit obligation over trust assets	2,726	—	—	—	—	2,726
Postretirement medical benefits, less current portion	168,953	—	—	27,773	—	196,726
Pension and SERP obligations, less current portion	15,709	150	—	3,824	—	19,683
Deferred revenue, less current portion	—	65,050	—	7,975	—	73,025
Asset retirement obligations, less current portion	—	728	29,253	197,136	—	227,117
Intangible liabilities	—	8,409	—	—	—	8,409
Other liabilities	473	—	4,518	1,435	3,070	9,496
Intercompany receivable/payable	10,899	—	6,878	28,507	(46,284)	—

Total liabilities	369,449	93,093	57,484	491,223	(49,335)	961,914

Shareholders’ Deficit
Preferred stock	160	—	—	—	—	160
Common stock	32,887	5	110	132	(247)	32,887
Other paid-in capital	120,748	52,699	16,583	52,717	(121,999)	120,748
Accumulated other comprehensive loss	(57,507)	(200)	94	(14,113)	14,219	(57,507)
Accumulated deficit	(264,632)	61,296	34,143	(122,601)	27,162	(264,632)

Total Westmoreland Coal Company shareholders’ deficit	(168,344)	113,800	50,930	(83,865)	(80,865)	(168,344)
Noncontrolling interest	(5,583)	—	—	—	—	(5,583)

Total deficit	(173,927)	113,800	50,930	(83,865)	(80,865)	(173,927)

Total liabilities and stockholders’ deficit	$195,522	$206,893	$108,414	$407,358	$(130,200)	$787,987

CONSOLIDATING BALANCE SHEETS
December 31, 2010
(In thousands)

	Parent/		Guarantor	Non-Guarantor	Consolidating
Assets	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total
Current assets:
Cash and cash equivalents	$271	$880	$—	$4,624	$—	$5,775
Receivables:
Trade	—	14,148	65	36,365	—	50,578
Contractual third-party reclamation receivables	—	—	135	7,608	—	7,743
Intercompany receivable/payable	—	—	10,193	(21,544)	11,351	—
Other	66	198	4,917	1,530	(2,166)	4,545

	66	14,346	15,310	23,959	9,185	62,866
Inventories	—	1,935	4,624	17,012	—	23,571
Other current assets	796	224	469	3,944	(98)	5,335

Total current assets	1,133	17,385	20,403	49,539	9,087	97,547

Property, plant and equipment:
Land and mineral rights	—	1,156	17,806	64,862	—	83,824
Capitalized asset retirement cost	—	239	20,463	94,154	—	114,856
Plant and equipment	2,611	215,851	117,360	170,839	—	506,661

	2,611	217,246	155,629	329,855	—	705,341
Less accumulated depreciation, depletion and amortization	(1,987)	(42,156)	(82,239)	(162,004)	—	(288,386)

Net property, plant and equipment	624	175,090	73,390	167,851	—	416,955
Advanced coal royalties	—	—	998	2,697	—	3,695
Reclamation deposits	—	—	—	72,274	—	72,274
Restricted investments and bond collateral	11,816	8,563	10,956	24,049	—	55,384
Contractual third-party reclamation receivables	—	—	390	87,349	—	87,739
Deferred income taxes	—	—	—	—	2,458	2,458
Intangible assets	—	6,203	—	352	—	6,555
Investment in subsidiaries	115,612	—	(717)	3,770	(118,665)	—
Other assets	2,060	401	1,683	3,555	—	7,699

Total assets	$131,245	$207,642	$107,103	$411,436	$(107,120)	$750,306

CONSOLIDATING BALANCE SHEETS
December 31, 2010
(In thousands)

	Parent/		Guarantor	Non-Guarantor	Consolidating
Liabilities and Stockholders’ Deficit	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total
Current liabilities
Current installments of long-term debt	$—	$—	$2,255	$12,718	$—	$14,973
Accounts payable and accrued expenses:
Trade	5,187	8,549	3,283	31,709	(2,481)	46,247
Production taxes	—	2	1,084	25,231	—	26,317
Workers’ compensation	954	—	—	—	—	954
Postretirement medical benefits	12,198	—	—	1,383	—	13,581
SERP	304	—	—	—	—	304
Deferred revenue	—	8,805	349	1,055	—	10,209
Asset retirement obligations	—	—	3,371	11,143	—	14,514
Other current liabilities	249	782	3,138	2,164	(92)	6,241

Total current liabilities	18,892	18,138	13,480	85,403	(2,573)	133,340

Long-term debt, less current installments	13,671	46,648	15,166	133,246	—	208,731
Revolving lines of credit, less current portion	—	—	16,900	1,500	—	18,400
Workers’ compensation, less current portion	9,424	—	—	—	—	9,424
Excess of pneumoconiosis benefit obligation over trust assets	2,246	—	—	—	—	2,246
Postretirement medical benefits, less current portion	169,677	—	—	27,602	—	197,279
Pension and SERP obligations, less current portion	16,105	154	—	4,203	—	20,462
Deferred revenue, less current portion	—	67,308	—	8,087	—	75,395
Asset retirement obligations, less current portion	—	715	28,967	197,447	—	227,129
Intangible liabilities	—	8,663	—	—	—	8,663
Other liabilities	4,153	—	3,149	1,409	2,881	11,592
Intercompany receivable/payable	59,432	—	(19,590)	26,424	(66,266)	—

Total liabilities	293,600	141,626	58,072	485,321	(65,958)	912,661

Shareholders’ Deficit
Preferred stock	160	—	—	—	—	160
Common stock	27,901	5	110	132	(247)	27,901
Other paid-in capital	98,466	30	16,036	53,264	(69,330)	98,466
Accumulated other comprehensive income	(57,680)	(203)	120	(14,353)	14,436	(57,680)
Accumulated earnings (deficit)	(226,740)	66,184	32,765	(112,928)	13,979	(226,740)

Total Westmoreland Coal Company shareholders’ deficit	(157,893)	66,016	49,031	(73,885)	(41,162)	(157,893)
Noncontrolling interest	(4,462)	—	—	—	—	(4,462)

Total equity (deficit)	(162,355)	66,016	49,031	(73,885)	(41,162)	(162,355)

Total liabilities and stockholders’ deficit	$131,245	$207,642	$107,103	$411,436	$(107,120)	$750,306

CONSOLIDATING STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2011
(In thousands)

	Parent/		Guarantor	Non-Guarantor	Consolidating
	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Revenues	$—	$23,628	$14,824	$103,197	$(13,885)	$127,764

Costs, expenses:
Cost of sales	—	15,559	11,152	84,684	(13,885)	97,510
Depreciation, depletion and amortization	79	2,553	2,051	6,562	—	11,245
Selling and administrative	2,379	897	1,008	5,021	—	9,305
Heritage health benefit expenses	3,576	—	—	202	—	3,778
Loss on sales of assets	—	—	—	83	—	83
Other operating income	—	—	(1,597)	—	—	(1,597)

	6,034	19,009	12,614	96,552	(13,885)	120,324

Operating income (loss)	(6,034)	4,619	2,210	6,645	—	7,440
Other income (expense):
Interest expense	(3,073)	(428)	(301)	(3,184)	19	(6,967)
Loss on extinguishment of debt	(7,873)	(9,073)	(84)	—	—	(17,030)
Interest income	60	6	68	267	(19)	382
Other income (loss)	(3,079)	—	33	29	—	(3,017)

	(13,965)	(9,495)	(284)	(2,888)	—	(26,632)

Income (loss) from operations before income taxes	(19,999)	(4,876)	1,926	3,757	—	(19,192)
Equity in income of subsidiaries	(1,104)	—	—	—	1,104	—

	(18,895)	(4,876)	1,926	3,757	(1,104)	(19,192)
Income tax (benefit) expense from operations	(163)	—	547	1,566	(2,410)	(460)

Net income (loss)	(18,732)	(4,876)	1,379	2,191	1,306	(18,732)
Less net income attributable to noncontrolling interest	(1,121)	—	—	—	—	(1,121)

Net income (loss) attributable to the Parent company	$(17,611)	$(4,876)	$1,379	$2,191	$1,306	$(17,611)

CONSOLIDATING STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2010
(In thousands)

				Non-
	Parent/		Guarantor	Guarantor	Consolidating
	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Revenues	$(33)	$22,889	$12,721	$103,253	$(12,391)	$126,439

Costs, expenses:
Cost of sales	—	15,045	11,637	83,419	(12,424)	97,677
Depreciation, depletion and amortization	99	2,537	1,921	6,835	—	11,392
Selling and administrative	2,356	1,136	1,115	5,369	—	9,976
Heritage health benefit expenses	3,681	—	—	234	—	3,915
Loss on sales of assets	—	—	—	71	—	71
Other operating income	—	—	(1,906)	—	—	(1,906)

	6,136	18,718	12,767	95,928	(12,424)	121,125

Operating income (loss)	(6,169)	4,171	(46)	7,325	33	5,314
Other income (expense):
Interest expense	(724)	(1,218)	(641)	(3,140)	—	(5,723)
Interest income	53	18	(133)	477	(5)	410
Other income (loss)	(4,424)	5	—	583	—	(3,836)

	(5,095)	(1,195)	(774)	(2,080)	(5)	(9,149)

Income (loss) from operations before income taxes	(11,264)	2,976	(820)	5,245	28	(3,835)
Equity in income of subsidiaries	(8,408)	—	—	—	8,408	—

	(2,856)	2,976	(820)	5,245	(8,380)	(3,835)
Income tax (benefit) expense from operations	—	32	(246)	2,737	(2,613)	(90)

Net income (loss)	(2,856)	2,944	(574)	2,508	(5,767)	(3,745)
Less net income attributable to noncontrolling interest	—	—	—	—	(890)	(890)

Net income (loss) attributable to the Parent company	$(2,856)	$2,944	$(574)	$2,508	$(4,877)	$(2,855)

CONSOLIDATING STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2011
(In thousands)

				Non-
	Parent/		Guarantor	Guarantor	Consolidating
Statements of Cash Flows	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Cash flows from operating activities:
Net income (loss)	$(18,732)	$(4,875)	$1,378	$2,192	$1,305	$(18,732)
Adjustments to reconcile net loss to net cash provided by operation activities:
Equity in income of subsidiaries	(1,104)	—	—	—	1,104	—
Depreciation, depletion, and amortization	79	2,553	2,051	6,562	—	11,245
Accretion of asset retirement obligation and receivable	—	14	758	1,928	—	2,700
Amortization of intangible assets and liabilities, net	—	155	—	8	—	163
Non-cash tax benefits	—	—	—	—	(110)	(110)
Share-based compensation	1,653	—	—	—	—	1,653
Loss on sale of assets	—	—	—	83	—	83
Amortization of deferred financing costs	377	(21)	109	170	—	635
Loss on extinguishment of debt	7,873	9,073	84	—	—	17,030
Gain (loss) on derivative	3,079	—	—	—	—	3,079
Changes in operating assets and liabilities:
Receivables, net	(95)	245	(4,001)	3,803	3,678	3,630
Inventories	—	(1,873)	415	(1,151)	—	(2,609)
Excess of pneumoconiosis benefit obligation over trust assets	480	—	—	—	—	480
Accounts payable and accrued expenses	(2,499)	533	(147)	7,791	(3,669)	2,009
Deferred revenue	—	(2,374)	(312)	701	—	(1,985)
Accrual for workers’ compensation	(67)	—	—	—	—	(67)
Asset retirement obligations	—	—	(673)	(1,988)	—	(2,661)
Accrual for postretirement medical benefits	(870)	—	—	245	—	(625)
Pension and SERP obligations	(193)	—	—	(201)	—	(394)
Other assets and liabilities	2,425	(314)	1,202	(2,425)	(230)	658

Net cash provided by (used in) operating activities	(7,594)	3,116	864	17,718	2,078	16,182

Cash flows from investing activities:
Distributions received by subsidiaries	11,700	—	—	—	(11,700)	—
Additions to property, plant and equipment	(8)	(227)	(112)	(2,576)	—	(2,923)
Change in restricted investments and bond collateral and reclamation deposits	(440)	2,587	(45)	(3,182)	—	(1,080)
Net proceeds from sales of assets	—	—	—	22	—	22
Receivable from customer for property and equipment purchases	—	—	—	(1,903)	—	(1,903)

Net cash provided by (used in) investing activities	11,252	2,360	(157)	(7,639)	(11,700)	(5,884)

Cash flows from financing activities:
Bank overdrafts	(146)	—	(674)	928	—	108
Borrowings of long-term debt, net of debt discount	142,500	—	—	—	—	142,500
Repayments of long-term debt	(2,532)	(46,220)	(10,230)	(1,409)	—	(60,391)
Borrowings on revolving lines of credit	—	1,500	12,200	37,000	—	50,700
Repayments on revolving lines of credit	—	(1,500)	(29,100)	(38,500)	—	(69,100)
Debt issuance and other refinancing costs	(5,779)	(9,077)	100	—	—	(14,756)
Dividends/distributions	(20,281)	—	—	(11,700)	11,700	(20,281)
Exercise of stock options	131	—	—	—	—	131
Transactions with Parent/affiliates	(81,051)	52,656	27,158	3,315	(2,078)	—

Net cash provided by (used in) financing activities	32,842	(2,641)	(546)	(10,366)	9,622	28,911

Net increase (decrease) in cash and cash equivalents	36,500	2,835	161	(287)	—	39,209
Cash and cash equivalents, beginning of year	271	880	—	4,624	—	5,775

Cash and cash equivalents, end of year	$36,771	$3,715	$161	$4,337	$—	44,984

CONSOLIDATING STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2010
(In thousands)

	Parent/		Guarantor	Non-Guarantor	Consolidating
Statements of Cash Flows	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Cash flows from operating activities:
Net income (loss)	$(11,264)	$2,943	$(573)	$2,507	$2,642	$(3,745)
Adjustments to reconcile net income (loss) to net cash provided by operation activities:
Equity in income of subsidiaries	(8,408)	—	—	—	8,408	—
Depreciation, depletion, and amortization	99	2,537	1,921	6,835	—	11,392
Accretion of asset retirement obligation and receivable	—	13	752	2,238	—	3,003
Amortization of intangible assets and liabilities, net	—	155	—	(70)	—	85
Share-based compensation	1,363	—	—	—	—	1,363
Loss on sale of assets	—	—	—	71	—	71
Non-cash interest expense	388	—	—	—	—	388
Amortization of deferred financing costs	335	(86)	125	149	—	523
Gain on impairments and sales of investment securities	(97)	—	—	(562)	—	(659)
Gain (loss) on derivative	4,521	(6)	—	—	—	4,515
Changes in operating assets and liabilities:
Receivables, net	359	(432)	(2,540)	(2,609)	1,356	(3,866)
Inventories	—	(1,363)	116	(255)	—	(1,502)
Excess of pneumoconiosis benefit obligation over trust assets	347	—	—	—	—	347
Accounts payable and accrued expenses	(322)	3,069	134	2,597	(1,708)	3,770
Deferred revenue	—	(572)	—	1,189	—	617
Accrual for workers’ compensation	(51)	—	—	—	—	(51)
Asset retirement obligations	—	—	(188)	(1,687)	—	(1,875)
Accrual for postretirement medical benefits	(522)	—	—	161	—	(361)
Pension and SERP obligations	280	1	—	(320)	—	(39)
Other assets and liabilities	(634)	(187)	680	(417)	(122)	(680)

Net cash provided by (used in) operating activities	(13,606)	6,072	427	9,827	10,576	13,296

Cash flows from investing activities:
Distributions received by subsidiaries	8,100	—	—	—	(8,100)	—
Additions to property, plant and equipment	(440)	(68)	(635)	(3,194)	—	(4,337)
Change in restricted investments and bond collateral and reclamation deposits	(579)	1,691	131	(1,835)	—	(592)
Net proceeds from sales of assets	—	—	—	379	—	379
Proceeds from the sale of investments	156	—	—	963	—	1,119
Receivable from customer for property and equipment purchases	—	—	—	(510)	—	(510)

Net cash provided by (used in) investing activities	7,237	1,623	(504)	(4,197)	(8,100)	(3,941)

Cash flows from financing activities:
Bank overdrafts	(76)	—	(14)	980	—	890
Borrowings of long-term debt	—	—	—	—	—	—
Repayments of long-term debt	—	(5,405)	(1,118)	(1,589)	—	(8,112)
Borrowings on revolving lines of credit	—	3,800	20,100	4,500	—	28,400
Repayments on revolving lines of credit	—	—	(18,800)	(4,500)	—	(23,300)
Debt issuance costs	—	—	—	—	—	—
Exercise of stock options	8	—	—	—	—	8
Dividends/distributions	—	—	—	(8,100)	8,100	—
Transactions with Parent/affiliates	6,186	(163)	(75)	4,628	(10,576)	—

Net cash provided by (used in) financing activities	6,118	(1,768)	93	(4,081)	(2,476)	(2,114)

Net increase (decrease) in cash and cash equivalents	(251)	5,927	16	1,549	—	7,241
Cash and cash equivalents, beginning of year	755	138	—	9,626	—	10,519

Cash and cash equivalents, end of year	$504	$6,065	$16	$11,175	$—	17,760

Report of Independent Registered Public Accounting Firm:
The Board of Directors and Shareholders of Westmoreland Coal Company
     We have audited the accompanying consolidated balance sheets of Westmoreland Coal Company and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westmoreland Coal Company and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 9 to the consolidated financial statements, the Company adopted Emerging Issues Task Force 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (codified in FASB ASC Topic 815,) effective as of January 1, 2009.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2011 expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
Denver, Colorado
March 11, 2011, except as to Note 19 as to which the date is June 3, 2011

Report of Independent Registered Public Accounting Firm:
The Board of Directors and Shareholders
Westmoreland Coal Company:
     We have audited the consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows of Westmoreland Coal Company and subsidiaries (the Company) for the year ended December 31, 2008. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement Schedule I. These consolidated financial statements, and the related financial statement schedule, are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of Westmoreland Coal Company and subsidiaries operations and their cash flows for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     The consolidated financial statements have been prepared assuming the Company will continue as a going concern. During the year ended December 31, 2008, the Company had suffered recurring losses from operations, had a working capital deficit, and had a net capital deficiency that raised substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Denver, Colorado
March 13, 2009, except as to Note 19 to the consolidated financial statements as to which the date is June 3, 2011

Westmoreland Coal Company and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
	2010	2009
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$5,775	$10,519
Receivables:
Trade	50,578	46,393
Contractual third-party reclamation receivables	7,743	7,257
Other	4,545	3,162

	62,866	56,812

Inventories	23,571	25,871
Other current assets	5,335	6,047

Total current assets	97,547	99,249

Property, plant and equipment:
Land and mineral rights	83,824	83,694
Capitalized asset retirement cost	114,856	134,821
Plant and equipment	506,661	486,238

	705,341	704,753
Less accumulated depreciation, depletion and amortization	(288,386)	(248,569)

Net property, plant and equipment	416,955	456,184

Advanced coal royalties	3,695	3,056
Reclamation deposits	72,274	73,067
Restricted investments and bond collateral	55,384	48,188
Contractual third-party reclamation receivables, less current portion	87,739	74,989
Deferred income taxes	2,458	2,341
Intangible assets, net of accumulated amortization of $9.1 million and $6.8 million at December 31, 2010 and December 31, 2009, respectively	6,555	8,781
Other assets	7,699	6,873

Total Assets	$750,306	$772,728

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
	2010	2009
	(In thousands)
Liabilities and Shareholders’ Deficit
Current liabilities:
Current installments of long-term debt	$14,973	$41,089
Revolving lines of credit	—	16,400
Accounts payable and accrued expenses:
Trade	46,247	39,264
Production taxes	26,317	24,510
Workers’ compensation	954	1,031
Postretirement medical benefits	13,581	14,501
SERP	304	306
Deferred revenue	10,209	8,760
Asset retirement obligations	14,514	15,513
Other current liabilities	6,241	12,851

Total current liabilities	133,340	174,225

Long-term debt, less current installments	208,731	197,206
Revolving lines of credit, less current portion	18,400	—
Workers’ compensation, less current portion	9,424	10,188
Excess of pneumoconiosis benefit obligation over trust assets	2,246	786
Postretirement medical benefits, less current portion	197,279	175,722
Pension and SERP obligations, less current portion	20,462	26,827
Deferred revenue, less current portion	75,395	84,243
Asset retirement obligations, less current portion	227,129	229,102
Intangible liabilities, net of accumulated amortization $9.4 million at December 31, 2010 and $7.7 million at December 31, 2009, respectively	8,663	10,300
Other liabilities	11,592	5,928

Total liabilities	912,661	914,527

Shareholders’ deficit:
Preferred stock of $1.00 par value Authorized 5,000,000 shares; Issued and outstanding 160,129 shares at December 31, 2010, and December 31, 2009	160	160
Common stock of $2.50 par value Authorized 30,000,000 shares; Issued and outstanding 11,160,798 shares at December 31, 2010 and 10,345,927 shares at December 31, 2009	27,901	25,864
Other paid-in capital	98,466	91,432
Accumulated other comprehensive loss	(57,680)	(31,223)
Accumulated deficit	(226,740)	(226,215)

Total Westmoreland Coal Company shareholders’ deficit	(157,893)	(139,982)
Noncontrolling interest	(4,462)	(1,817)

Total deficit	(162,355)	(141,799)

Total Liabilities and Shareholders’ Deficit	$750,306	$772,728

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009	2008
	(In thousands, except per share data)
Revenues	$506,057	$443,368	$509,696

Cost and expenses:
Cost of sales	394,827	373,070	409,795
Depreciation, depletion and amortization	44,690	44,254	41,387
Selling and administrative	39,481	40,612	40,513
Heritage health benefit expenses	14,421	28,074	33,452
Restructuring charges	—	—	2,009
Loss (gain) on sales of assets	226	191	(1,425)
Other operating income	(8,109)	(11,059)	—

	485,536	475,142	525,731

Operating income (loss)	20,521	(31,774)	(16,035)
Other income (expense):
Interest expense	(22,992)	(23,733)	(23,130)
Interest expense attributable to beneficial conversion feature	—	—	(8,146)
Loss on extinguishment of debt	—	—	(5,178)
Interest income	1,747	3,218	5,125
Other income (loss)	(2,587)	5,991	(284)

	(23,832)	(14,524)	(31,613)

Loss before income taxes	(3,311)	(46,298)	(47,648)
Income tax (benefit) expense	(141)	(17,136)	919

Net loss	(3,170)	(29,162)	(48,567)
Less net loss attributable to noncontrolling interest	(2,645)	(1,817)	—

Net loss attributable to the Parent company	(525)	(27,345)	(48,567)
Less preferred stock dividend requirements	1,360	1,360	1,360

Net loss applicable to common shareholders	$(1,885)	$(28,705)	$(49,927)

Net loss per share applicable to common shareholders:
Basic and diluted	$(0.17)	$(2.88)	$(5.25)

Weighted average number of common shares outstanding
Basic and diluted	10,791	9,967	9,512
See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Shareholders’ Deficit and Comprehensive Loss
Years Ended December 31, 2010, 2009 and 2008

	Class A
	Convertible			Accumulated			Total
	Exchangeable			Other		Non-	Shareholders'
	Preferred	Common	Other Paid-In	Comprehensive	Accumulated	controlling	Equity
	Stock	Stock	Capital	Loss	Deficit	Interest	(Deficit)
	(In thousands)
Balance at December 31, 2007 (160,129 preferred shares and 9,427,203 common shares outstanding)	$160	$23,567	$85,352	$(125,187)	$(161,149)	$—	$(177,257)
Common stock issued as compensation (221,933 shares)	—	554	2,242	—	—	—	2,796
Common stock options exercised (40,882 shares)	—	102	101	—	—	—	203
Warrant repriced in lieu of registration requirement	—	—	355	—	—	—	355
Beneficial conversion feature on convertible debt	—	—	8,146	—	—	—	8,146
Net loss	—	—	—	—	(48,567)	—	(48,567)
Adjustments to accumulated actuarial losses of pension plans	—	—	—	(17,589)	—	—	(17,589)
Amortization of accumulated actuarial losses of pension plans	—	—	—	351	—	—	351
Adjustments to accumulated actuarial losses, prior service costs and transition obligations of postretirement medical benefit plans	—	—	—	5,533	—	—	5,533
Amortization of accumulated actuarial losses, prior service costs and transition obligations of postretirement medical benefit plans	—	—	—	8,319	—	—	8,319
Unrealized loss on available-for-sale securities	—	—	—	(788)	—	—	(788)
Other than temporary impairment of available-for-sale securities recognized in earnings	—	—	—	900	—	—	900

Comprehensive loss							(51,841)

Balance at December 31, 2008 (160,129 preferred shares and 9,690,018 common shares outstanding)	160	24,223	96,196	(128,461)	(209,716)	—	(217,598)
Cumulative effect of adoption of ASC 815-40	—	—	(9,847)	—	10,846	—	999
Common stock issued as compensation (255,909 shares, less 100,000 shares forfeited)	—	391	2,180	—	—	—	2,571
Contributions of Company stock to pension plans assets (500,000 shares)	—	1,250	2,903	—	—	—	4,153
Net loss	—	—	—	—	(27,345)	(1,817)	(29,162)
Tax effect of other comprehensive income gains	—	—	—	(17,062)	—	—	(17,062)
Adjustments to accumulated actuarial losses and transition obligations, pension	—	—	—	(1,459)	—	—	(1,459)
Amortization of accumulated actuarial losses and transition obligations, pension	—	—	—	1,845	—	—	1,845
Amortization of accumulated actuarial losses and transition obligations, postretirement medical benefit	—	—	—	7,079	—	—	7,079
Effect of pension plan freeze	—	—	—	10,670	—	—	10,670
Effect of postretirement medical benefit plan amendments	—	—	—	95,313	—	—	95,313
Unrealized gain on available-for-sale securities	—	—	—	852	—	—	852

Comprehensive income							68,076

Balance at December 31, 2009 (160,129 preferred shares and 10,345,927 common shares outstanding)	160	25,864	91,432	(31,223)	(226,215)	(1,817)	(141,799)
Common stock issued as compensation (337,371 shares)	—	843	3,206	—	—	—	4,049
Common stock options exercised (2,500 shares)	—	6	2	—	—	—	8
Contributions of Company stock to pension plan assets (475,000 shares)	—	1,188	3,826	—	—	—	5,014
Net loss	—	—	—	—	(525)	(2,645)	(3,170)
Amortization of accumulated actuarial losses and transition obligations, pension	—	—	—	1,312	—	—	1,312
Adjustments to accumulated actuarial losses and transition obligations, pension	—	—	—	(3,860)	—	—	(3,860)
Amortization of accumulated actuarial gains and transition obligations, postretirement medical benefits	—	—	—	(275)	—	—	(275)
Adjustments to accumulated actuarial gains and transition obligations, postretirement medical benefits	—	—	—	(23,195)	—	—	(23,195)
Unrealized and realized gains on available-for-sale securities	—	—	—	(439)	—	—	(439)

Comprehensive loss							(29,627)

Balance at December 31, 2010 (160,129 preferred shares and 11,160,798 common shares outstanding)	$160	$27,901	$98,466	$(57,680)	$(226,740)	$(4,462)	$(162,355)

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008
	(In thousands)
Cash flows from operating activities:
Net loss	$(3,170)	$(29,162)	$(48,567)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	44,690	44,254	41,387
Accretion of asset retirement obligation and receivable	11,540	9,974	9,528
Non-cash tax benefits	—	(17,062)	—
Amortization of intangible assets and liabilities, net	590	279	598
Restructuring charges	—	—	2,009
Share-based compensation	4,049	2,552	2,733
Loss (gain) on sales of assets	226	191	(1,425)
Non-cash interest expense	1,236	1,470	8,934
Amortization of deferred financing costs	2,304	1,975	839
Loss on extinguishment of debt	—	—	2,292
Loss (gain) on impairment and sales of investment securities	(604)	412	900
Loss (gain) on derivative instruments	3,456	(6,122)	—
Changes in operating assets and liabilities:
Receivables, net	(4,728)	15,503	(6,240)
Inventories	2,300	(1,217)	4,144
Excess of pneumoconiosis benefit obligation over trust assets	1,460	3,025	(23)
Accounts payable and accrued expenses	9,041	(13,802)	2,001
Deferred revenue	(7,399)	10,486	29,177
Accrual for workers’ compensation	(841)	(1,619)	3,316
Asset retirement obligations	(7,783)	(2,219)	(889)
Accrual for postretirement medical benefits	(2,832)	7,762	10,021
Pension and SERP obligations	(3,902)	3,173	(2,116)
Other assets and liabilities	(4,280)	(405)	(3,374)

Net cash provided by operating activities	45,353	29,448	55,245

Cash flows from investing activities:
Additions to property, plant and equipment	(22,814)	(34,546)	(31,320)
Change in restricted investments and bond collateral and reclamation deposits	(8,545)	(4,601)	24,319
Net proceeds from sales of assets	712	937	2,641
Proceeds from the sale of investments	2,307	796	—
Receivable from customer for property and equipment purchases	(840)	(1,183)	(2,228)

Net cash used in investing activities	(29,180)	(38,597)	(6,588)

Cash flows from financing activities:
Change in book overdrafts	(595)	596	(5,043)
Borrowings from long-term debt	—	8,562	205,377
Repayments of long-term debt	(20,405)	(35,275)	(219,785)
Borrowings on revolving lines of credit	170,900	94,116	169,600
Repayments on revolving lines of credit	(168,900)	(88,016)	(173,500)
Debt issuance costs	(1,925)	(256)	(5,304)
Exercise of stock options	8	—	203

Net cash used in financing activities	(20,917)	(20,273)	(28,452)

Net increase (decrease) in cash and cash equivalents	(4,744)	(29,422)	20,205
Cash and cash equivalents, beginning of year	10,519	39,941	19,736

Cash and cash equivalents, end of year	$5,775	$10,519	$39,941

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$19,744	$20,418	$22,226
Income taxes (refunds)	(236)	2,263	2,227
Non-cash transactions:
Accrued purchases of property and equipment	628	949	2,715
Capital leases and other financing sources	3,748	11,286	14,859
See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Nature of Operations
     Westmoreland Coal Company, or the Company, Westmoreland, WCC, or the Parent, is an energy company. The Company’s current principal activities, all conducted within the United States, are the production and sale of coal from its mines in Montana, North Dakota and Texas; and the ownership of power plants in North Carolina. The Company’s activities are primarily conducted through wholly owned subsidiaries.
     The Company’s Absaloka Mine is owned by its wholly owned subsidiary Westmoreland Resources, Inc., or WRI. The right to mine coal at the Absaloka Mine has been subleased to an affiliated entity whose operations the Company controls. The Rosebud, Jewett, Beulah and Savage Mines are owned through the Company’s wholly owned subsidiary Westmoreland Mining LLC, or WML.
     Liquidity
     Following the February 4, 2011 Parent Notes offering described below, the Company has cash on hand in excess of $45 million. The Company also expects increases in coal operating profits and the Company’s heritage health benefit expenditures to continue at their reduced 2010 rates. As a result, the Company anticipates that its cash flows from operations, cash on hand and available borrowing capacity will be sufficient to meet its investing, financing, and working capital requirements for the next several years.
     On February 4, 2011 through a private placement offering, the Company issued $150.0 million of Senior Secured Notes due in 2018 together with Westmoreland Partners as co-issuer. The Parent Notes mature February 18, 2018 and they bear a fixed interest rate of 10.750%, payable semi-annually, in arrears, on February 1 and August 1 of each year beginning August 1, 2011. Substantially all of the assets of ROVA and WRI constitute collateral for the Parent Notes as to which the holders of these notes have a first priority lien. Under the indenture governing the Parent Notes, the Company is required to offer a portion of its Excess Cash Flow (as defined by the Indenture) for each fiscal year to purchase some of these notes at 100% of the principal amount.
     The Company received approximately $135.2 million in proceeds from the Parent Notes offering after deducting the Initial Purchaser’s discount of $7.5 million and offering costs of $7.3 million. The proceeds were used to pay the outstanding balance on WRI and ROVA’s term and revolving lines of credit. The credit facilities at both WRI and ROVA were terminated in February 2011, as result of the Parent Notes offering. The Company is still able to enter into a revolving credit facility without the consent of the holders of the notes, subject to certain conditions. The outstanding balance for the convertible notes was also eliminated with $2.5 million being paid to retire a portion of the corporate convertible notes with the remainder of the notes being converted into 1,877,946 shares of Westmoreland common stock at a conversion price of $8.50 per share. In February 2011, the Company used $19.9 million of the proceeds to pay all dividend arrearages on its preferred stock.
     As a result of the Parent Notes offering, the Company recorded the current portion of its convertible notes, current portions of WRI’s term and revolving line of credit and ROVA’s term debt as non-current liabilities in its consolidated balance sheet at December 31, 2010. The Company will also record a loss on extinguishment of debt in the first quarter of 201l because of the offering.
     The Company’s liquidity continues to be affected by its heritage health, pension, capital expenditures and bond collateral obligations. The cash at WML is available to the Company through quarterly distributions. The WML credit agreement requires a debt service account and imposes timing and other restrictions on the ability of WML to distribute funds to WCC. Cash available from WML is affected beginning in 2011 by payments due in respect of principal on the WML term debt. Following the February 4, 2011 note offering described above, the Company expects that distributions from ROVA and WRI will comprise a significant source of liquidity. The cash at WRM is also available to the Company through dividends.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Consolidation Policy
     The Consolidated Financial Statements of Westmoreland Coal Company include the accounts of the Company and its controlled subsidiaries. The Company consolidates any variable interest entity, or VIE, for which the Company is considered the primary beneficiary. The Company provides for non-controlling interests in consolidated subsidiaries, in which the Company’s ownership is less than 100 percent. All intercompany accounts and transactions have been eliminated.
     A VIE is an entity that is unable to make significant decisions about its activities or does not have the obligation to absorb losses or the right to receive returns generated by its operations. If the entity meets one of these characteristics, then the Company must determine if it is the primary beneficiary of the VIE. The party exposed to the majority of the risks and rewards with the VIE is the primary beneficiary and must consolidate the entity.
     The Company has determined that at December 31, 2010, it was the primary beneficiary in Absaloka Coal LLC, a VIE, in which it holds less than a 50% ownership. As a result, the Company has consolidated this entity within the coal segment.
     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Cash and Cash Equivalents
     Cash and cash equivalents are stated at cost, which approximate fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.
     Trade Receivables
     Trade receivables are recorded at the invoiced amount and do not bear interest. The Company evaluates the need for an allowance for doubtful accounts based on a review of collectability. The Company has determined that no allowance is necessary for trade receivables as of December 31, 2010 and 2009.
     Inventories
     Inventories, which include materials and supplies as well as raw coal, are stated at the lower of cost or market. Cost is determined using the average cost method. Coal inventory costs include labor, supplies, equipment, operating overhead and other related costs.
     Restricted Investments and Bond Collateral
     The Company has requirements to maintain restricted cash and investments for bonding and debt requirements. Amounts held are recorded as Restricted Investments and Bond Collateral. Funds in the restricted investment and bond collateral accounts are not available to meet the Company’s operating cash needs.
     Mine Development
     At existing surface operations, additional pits may be added to increase production capacity in order to meet customer requirements. These expansions may require significant capital to purchase additional equipment, relocate equipment, expand the workforce, build or improve existing haul roads and create the initial pre-production box cut to remove overburden for new pits at existing operations. If these pits operate in a separate and distinct area of the mine, the costs associated with initially uncovering coal for production are capitalized and amortized over the life of the developed pit consistent with coal industry practices. Once production has begun, mining costs are then expensed as incurred.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Where new pits are routinely developed as part of a contiguous mining sequence, the Company expenses such costs as incurred. The development of a contiguous pit typically reflects the planned progression of an existing pit, thus maintaining production levels from the same mining area utilizing the same employee group and equipment.
     Property, Plant and Equipment
     Property, plant and equipment are recorded at cost and includes long-term spare parts inventory. Expenditures that extend the useful lives of existing plant and equipment or increase productivity of the assets are capitalized. Maintenance and repair costs that do not extend the useful life or increase productivity of the asset are expensed as incurred. Coal reserves are recorded at cost, or at fair value in the case of acquired businesses.
     Coal reserves, mineral rights and mine development costs are depleted based upon estimated recoverable proven and probable reserves. Plant and equipment are depreciated on a straight-line basis over the assets’ estimated useful lives as follows:

Years
Buildings and improvements	15 to 30
Machinery and equipment	3 to 36
     Long-term spare parts inventory begins depreciation when placed in service.
     The Company assesses the carrying value of its property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing estimated undiscounted cash flows expected to be generated from such assets to their net book value. If net book value exceeds estimated cash flows, the asset is written down to fair value. When an asset is retired or sold, its cost and related accumulated depreciation and depletion are removed from the accounts. The difference between the net book value of the asset and proceeds on disposition is recorded as a gain or loss. Fully depreciated plant and equipment still in use is not eliminated from the accounts.
     Reclamation Deposits and Contractual Third-Party Reclamation Receivables
     Certain of the Company’s customers have either agreed to reimburse the Company for reclamation expenditures as they are incurred or have pre-funded a portion of the expected reclamation costs. Amounts received from customers and held on deposit are recorded as reclamation deposits. Amounts that are reimbursable by customers are recorded as third-party reclamation receivables when the related reclamation obligation is recorded.
     Financial Instruments
     The Company evaluates all of its financial instruments to determine if such instruments are derivatives, derivatives that qualify for the normal purchase normal sale exception or instruments which contain features that qualify them as embedded derivatives. Except for derivatives that qualify for the normal purchase normal sale exception, all financial instruments are recognized in the balance sheet at fair value. Changes in fair value are recognized in earnings if they are not eligible for hedge accounting or Accumulated other comprehensive income (loss) if they qualify for cash flow hedge accounting.
     Held-to-maturity financial instruments consist of non-derivative financial assets with fixed or determinable payments and a fixed term, which the Company has the ability and intent to hold until maturity, and, therefore, accounts for them as held-to-maturity securities. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts calculated on the effective interest method. Interest income is recognized when earned.
     The Company has securities classified as available-for-sale, which are recorded at fair value. The changes in fair values are recorded as unrealized gains (losses) as a component of Accumulated other comprehensive loss in shareholder’s deficit.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The Company reviews its securities routinely for other-than-temporary impairment. The primary factors used to determine if an impairment charge must be recorded because a decline in value of the security is other than temporary include (i) whether the fair value of the investment is significantly below its cost basis, (ii) the financial condition of the issuer of the security, (iii) the length of time that the cost of the security has exceeded its fair value and (iv) the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. Other-than-temporary impairments are recorded as a component of Other income (expense).
     Intangible Assets and Liabilities
     Identifiable intangible assets or liabilities acquired in a business combination must be recognized and reported separately from goodwill. The Company has determined that its most significant acquired identifiable intangible assets and liabilities are related to sales and purchase agreements. Intangible assets result from more favorable market prices than contracted prices in sales and purchase agreements as measured during a business combination. Intangible liabilities result from less favorable market prices than contracted prices in sales and purchase agreements as measured during a business combination. The majority of these intangible assets and liabilities are amortized on a straight-line basis over the respective period of the sales and purchase agreements, while the remainder are amortized on a unit-of-production basis.
     Amortization of intangible assets recognized in Cost of sales was $1.7 million in 2010, $1.7 million in 2009, and $1.7 million in 2008. Amortization of intangible liabilities recognized in Revenues was $1.1 million in 2010, $1.4 million in 2009, and $1.1 million in 2008.
     The estimated aggregate amortization amounts from intangibles assets and liabilities for each of the next five years as of December 31, 2010 are as follows:

Amortization
Expense (Revenue)
(In thousands)
2011	$657
2012	657
2013	657
2014	10
2015	(798)
     Workers’ Compensation Benefits
     The Company is self-insured for workers’ compensation claims incurred prior to 1996. The liabilities for workers’ compensation claims are actuarially determined estimates of the ultimate losses incurred based on the Company’s experience. Adjustments to the probable ultimate liabilities are made annually based on subsequent developments and experience and are included in operations at the time of the revised estimate.
     The Company insures its current employees through third-party insurance providers and state arrangements.
     Black Lung Benefits
     The Company is self-insured for federal and state pneumoconiosis (black lung) benefits for former employees and has established an independent trust to pay these benefits. The Company accounts for these benefits on the accrual basis. An independent actuary annually calculates the present value of the accumulated black lung obligation. The underfunded status in 2010 of the Company’s obligation is included as Excess of pneumoconiosis benefit obligation over trust assets in the accompanying Consolidated Balance Sheets. Actuarial gains and losses are recognized in the period in which they arise.
     The Company insures its current represented employees through arrangements with its unions and its current non-represented employees are insured through third-party insurance providers.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Postretirement Health Care Benefits
     The Company accrues the cost to provide the benefits over the employees’ period of active service for postretirement benefits other than pensions. These costs are determined on an actuarial basis. The Company’s consolidated balance sheet reflects the unfunded status of postretirement benefit obligations.
     Pension and SERP Plans
     The Company accrues the cost to provide the benefits over the employees’ period of active service for the non-contributory defined benefit pension and SERP plans it sponsors. These costs are determined on an actuarial basis. The Company’s consolidated balance sheet reflects the unfunded status of the defined benefit pension and SERP plans.
     Deferred Revenue
     Deferred revenues represent funding received upon the negotiation of long-term contracts. The deferred revenues for coal will be recognized as deliveries of the reserved coal are made in accordance with the long-term coal contracts. Deferred power revenues are recognized on a pro rata basis, based on the payments estimated to be received over the remaining term of the power sales agreements.
     Asset Retirement Obligations
     The Company’s asset retirement obligation, or ARO, liabilities primarily consist of estimated costs to reclaim surface land and support facilities at its mines in accordance with federal and state reclamation laws as established by each mining permit.
     The Company estimates its ARO liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the future costs for a third party to perform the required work. These estimates are based on projected pit configurations at the end of mining and are escalated for inflation, and then discounted at a credit-adjusted risk-free rate. The Company records an ARO asset associated with the initial recorded liability. The ARO asset is amortized based on the units of production method over the estimated recoverable, proven and probable reserves at the related mine, and the ARO liability is accreted to the projected settlement date. Changes in estimates could occur due to revisions of mine plans, changes in estimated costs, and changes in timing of the performance of reclamation activities.
     Income Taxes
     Deferred income taxes are provided for temporary differences arising from differences between the financial statement amount and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates anticipated to be in effect when the related taxes are expected to be paid or recovered. A valuation allowance is established if it is more likely than not that a deferred tax asset will not be realized. In determining the need for a valuation allowance, the Company considers projected realization of tax benefits based on expected levels of future taxable income, available tax planning strategies and its overall deferred tax position.
     Accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Guidance is also provided on the derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
     The Company includes interest and penalties related to income tax matters in Income tax expense.
     The tax effect of pretax income or loss from continuing operations is generally determined by a computation that does not consider the tax effects of items that are not included in continuing operations. The exception to that incremental approach is that all items (for example, items recorded in other comprehensive income, extraordinary items, and discontinued operations) be considered in determining the amount of tax benefit that results from a loss from continuing operations and that shall be allocated to continuing operations.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Deferred Financing Costs
     The Company capitalizes costs incurred in connection with borrowings or establishment of credit facilities and issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the effective interest method. These amounts are recorded in Other assets in the accompanying Consolidated Balance Sheets.
     Coal Revenues
     The Company recognizes coal sales revenue at the time title passes to the customer in accordance with the terms of the underlying sales agreements and after any contingent performance obligations have been satisfied. Coal sales revenue is recognized based on the pricing contained in the contracts in place at the time that title passes. Retroactive pricing adjustments to those contracts are recognized as revised agreements are reached with the customers and any performance obligations included in the revised agreements are satisfied.
     Power Revenues
     ROVA supplies power under long-term power sales agreements. Under these agreements, ROVA invoices and collects capacity payments based on kilowatt-hours produced if the units are dispatched or for the kilowatt-hours of available capacity if the units are not fully dispatched.
     A portion of the capacity payments under the agreements is considered to be an operating lease. The Company is recognizing amounts invoiced under the power sales agreements as revenue on a pro rata basis, based on the weighted average per kilowatt hour capacity payments estimated to be received over the remaining term of the power sales agreements. Under this method of recognizing revenue, $6.0 million of prior deferred revenue was recognized during 2010 while $11.2 million of amounts invoiced during 2009, were deferred from recognition. The Company began to recognize prior deferred revenue during 2010 at its smaller ROVA plant, and during 2009 at its larger ROVA plant.
     Other Operating Income (Loss)
     Other operating income in the accompanying Consolidated Results of Operations reflects income from sources other than coal or power revenues. Income from the Company’s Indian Coal Tax Credit monetization transaction is recorded as Other operating income.
     Exploration and Drilling Costs
     Exploration expenditures are charged to Cost of sales as incurred, including costs related to drilling and study costs incurred to convert or upgrade mineral resources to reserves.
     Share-Based Compensation
     Share-based compensation expense is generally measured at the grant date and recognized as expense over the vesting period of the entire award.
     Earnings (Loss) per Share
     Basic earnings (loss) per share have been computed by dividing the net income (loss) applicable to common shareholders by the weighted average number of shares of common stock outstanding during each period. Net income (loss) applicable to common shareholders includes the adjustment for net income or loss attributable to noncontrolling interest. Diluted earnings (loss) per share is computed by including the dilutive effect of common stock that would be issued assuming conversion or exercise of outstanding convertible notes, stock options, stock appreciation rights, restricted stock and warrants. No such items were included in the computation of diluted loss per share for the years ended 2010, 2009 or 2008 because the Company incurred a loss from operations in each of these periods and the effect of inclusion would have been anti-dilutive.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The table below shows the number of shares that were excluded from the calculation of diluted loss per share because their inclusion would be anti-dilutive to the calculation:

	Years Ended December 31,
	2010	2009	2008
	(In thousands)
Convertible notes and securities	2,943	2,820	2,673
Restricted stock units, stock options, SARs, and warrant shares	630	779	870

Total shares excluded from diluted shares calculation	3,573	3,599	3,543

     Accounting Pronouncements Adopted
     In January 2010, the FASB issued authoritative guidance, which requires additional disclosures and clarifies certain existing disclosure requirements regarding fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009. The Company adopted this guidance effective January 1, 2010. However, none of the specific additional disclosures were applicable at December 31, 2010.
     On January 1, 2009, the Company adopted accounting guidance that clarifies how to determine whether certain instruments or features are indexed to an entity’s own stock. This guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company recorded a cumulative effect of change in accounting principles upon adoption of this guidance. See Note 9 for additional information.
     On January 1, 2009, the Company adopted accounting guidance that establishes accounting and reporting standards for (1) noncontrolling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. This guidance requires noncontrolling interests (minority interests) to be reported as a separate component of equity. The amount of net income or loss attributable to the noncontrolling interests will be included in consolidated net income or loss on the face of the income statement. In addition, this guidance requires that a parent recognize a gain or loss in net income or loss when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. This guidance also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The Company recorded $2.6 million and $1.8 million, respectively, of net loss attributable to noncontrolling interest for the years ended December 31, 2010 and December 31, 2009, which is reflected in the Company’s consolidated financial statements.
2. INVENTORIES
     Inventories consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Coal	$678	$1,158
Materials and supplies	23,474	25,713
Reserve for obsolete inventory	(581)	(1,000)

Total	$23,571	$25,871

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
3. RESTRICTED INVESTMENTS AND BOND COLLATERAL
     The Company’s restricted investments and bond collateral consist of the following:

	December 31,
	2010	2009
	(In thousands)
Coal Segment:
Westmoreland Mining — debt reserve account	$7,514	$5,064
Reclamation bond collateral:
Rosebud Mine	12,263	12,462
Absaloka Mine	10,956	9,228
Jewett Mine	3,001	1,502
Beulah Mine	1,270	1,270

Power Segment:
Letter of credit account	5,990	6,037
Debt protection account	905	2,067
Repairs and maintenance account	1,067	—
Ash reserve account	602	600

Corporate Segment:
Workers’ compensation bonds	6,350	6,118
Postretirement medical benefit bonds	5,466	3,840

Total restricted investments and bond collateral	$55,384	$48,188

     For all of its restricted investments and bond collateral accounts, the Company can select investment options for the funds and receives the investment returns on these investments. Funds in the restricted investment and bond collateral accounts are not available to meet the Company’s cash needs. These restricted investments include holds held-to-maturity and available-for-sale securities.
     The Company’s carrying value and estimated fair value of its restricted investments and bond collateral at December 31, 2010 are as follows:

	Carrying Value	Fair Value
	(In thousands)
Cash and cash equivalents	$39,557	$39,557
Time deposits	10,266	10,266
Held-to-maturity securities	2,672	3,012
Available-for-sale securities	2,889	2,889

	$55,384	$55,724

     In 2010, the Company recorded a gain of $0.1 million on the sale of available-for-sale securities held as restricted investments and bond collateral. In 2009, an impairment of $0.2 million was recorded as a result of other-than-temporary declines in the value of marketable securities included in restricted investments and bond collateral.
     Coal Segment
     Pursuant to the terms of the Note Purchase Agreement dated June 26, 2008, WML must maintain a debt service reserve account. The debt service reserve account is required to contain funds sufficient to pay the principal, interest, and collateral agent’s fees scheduled to be paid in the following six months. The debt service reserve account was fully funded at December 31, 2010.
     As of December 31, 2010, the Company had reclamation bond collateral in place for its Absaloka, Rosebud, Jewett and Beulah Mines. These government-required bonds assure that coal-mining operations comply with applicable federal and state regulations relating to the performance and completion of final reclamation activities. The amounts deposited in the bond collateral account secure the bonds issued by the bonding company.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Power Segment
     Pursuant to the terms of its loan agreement with Prudential, ROVA was required to maintain either three or six months debt service reserves in its debt protection accounts, which was based on the calculation of its current debt service coverage ratio. Following the Parent Notes offering in February 2011, this is no longer required.
     The loan agreement required ROVA to fund an ash reserve account to $0.6 million. The ash reserve account was fully funded at December 31, 2010.
     The loan agreement also required ROVA to fund a repairs and maintenance account up to a maximum amount of $2.6 million. The funds for the repairs and maintenance account were required to be deposited every three months based on a formula contained in the agreement.
     Following the Parent Notes offering in February 2011, the debt protection, ash reserve, and repairs and maintenance accounts are no longer required and will be available for current operating needs.
     Corporate Segment
     The Company is required to obtain surety bonds in connection with its self-insured workers’ compensation plan and certain health care plans. The Company’s surety bond underwriters require collateral to issue these bonds.
     Held-to-Maturity and Available-for-Sale Restricted Investments and Bond Collateral
     The amortized cost, gross unrealized holding gains and losses and fair value of held-to-maturity securities are as follows:

	December 31,
	2010	2009
	(In thousands)
Amortized cost	$2,672	$3,479
Gross unrealized holding gains	340	113
Gross unrealized holding losses	—	(2)

Fair value	$3,012	$3,590

     Maturities of held-to-maturity securities are as follows at December 31, 2010:

	Amortized Cost	Fair Value
	(In thousands)
Due in five years or less	$652	$730
Due after five years to ten years	762	859
Due in more than ten years	1,258	1,423

	$2,672	$3,012

     The cost basis, gross unrealized holding gains and losses and fair value of available-for-sale securities are as follows:

	December 31,
	2010	2009
	(In thousands)
Cost basis	$2,566	$2,625
Gross unrealized holding gains	323	281
Gross unrealized holding losses	—	(27)

Fair value	$2,889	$2,879

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
4. LINES OF CREDIT AND LONG-TERM DEBT
     The amounts outstanding under the Company’s lines of credit and long-term debt consisted of the following as of the dates indicated:

	Total Debt Outstanding
	December 31,
	2010	2009
	(In thousands)
Westmoreland Mining, LLC:
Revolving line of credit	$1,500	$—
Term debt	125,000	125,000
Capital lease obligations	18,407	22,360
Other term debt	2,556	1,463
Westmoreland Resources, Inc.:
Revolving line of credit	16,900	16,400
Term debt	9,600	12,000
Capital lease obligations	7,821	9,864
ROVA:
Term debt	46,220	55,575
Debt premiums	428	880
Corporate:
Convertible notes	18,495	17,258
Debt discount	(4,823)	(6,105)

Total debt outstanding	242,104	254,695
Less current portion	(14,973)	(57,489)

Total debt outstanding, less current portion	$227,131	$197,206

     The following table presents aggregate contractual debt maturities of all long-term debt and the lines of credit:

		Subsequent
	As of	to Parent
	December 31,	Notes
	2010	Offering
	(In thousands)
2011	$42,298	$14,973
2012	32,732	21,512
2013	56,855	26,315
2014	34,435	22,565
2015	32,170	21,910
Thereafter	48,009	198,009

Total	246,499	305,284
Less: debt discount	(4,395)	(7,500)

Total debt	$242,104	$297,784

     Westmoreland Mining LLC
     WML has $125.0 million of fixed rate term debt outstanding at December 31, 2010. The term debt bears interest at 8.02% per annum, payable quarterly. The principal payments required for the term debt are $7.5 million in 2011, $14.0 million in 2012, $18.0 million in 2013, $18.0 million in 2014, $20.0 million in 2015, and $47.5 million thereafter. The term debt is payable in full on March 31, 2018.
     At December 31, 2010, WML has the 2001 Revolving Credit Agreement, or the Revolver, with a borrowing limit of $25.0 million and a maturity date of June 26, 2013. WML has two interest rate options to choose from on the Revolver. The Base Rate option bears interest at a base rate plus 0.50% and is payable monthly (3.75% per annum at December 31, 2010). The LIBOR Rate option bears interest at the London Interbank Offering Rate, or LIBOR, rate plus 3.0% (3.30% per annum at December 31, 2010). In addition, a commitment fee of 0.50% of the average unused portion of the available Revolver is

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
payable quarterly. At December 31, 2010, the Revolver had an outstanding balance of $1.5 million and also supported a $1.9 million letter of credit. The Company had $21.6 million of unused borrowings under the Revolver.
     The term debt and Revolver are secured by substantially all assets of WML, Westmoreland Savage Corporation, or WSC, Western Energy Company, or WECO, and Dakota Westmoreland Corporation, or DWC; the Company’s membership interest in WML; and the stock of WSC, WECO and DWC. WECO, DWC, and WSC have guaranteed WML’s obligations with respect to the term debt and the Revolver. The credit agreement requires a debt service account and imposes timing and other restrictions on the ability of WML to distribute funds to the Parent.
     WML’s lending arrangements contain, among other conditions, events of default and various affirmative and negative covenants. As of December 31, 2010, WML was in compliance with all covenants. The Company expects to meet all WML covenant requirements in 2011.
     WML engages in leasing transactions for equipment utilized in its mining operations. At December 31, 2010 and 2009, the capital leases outstanding had a weighted average interest rate of 7.96% and 7.74%, respectively. WML also had other term debt outstanding at December 31, 2010 and 2009, with weighted average interest rate of 6.14% for both years.
     Westmoreland Resources, Inc.
     In December 2010, WRI’s Business Loan Agreement was amended and the $20.0 million revolving line of credit was extended through December 18, 2011. The interest rate for the term debt and the revolver were payable at the prime rate. The term debt and the revolver were both subject to a per annum 8.0% and 7.0% floor, respectively. As described in Note 1, the outstanding balance of the term debt and the revolving line of credit were repaid and the revolving line of credit was terminated in February 2011.
     At December 31, 2010, the Company had $3.1 million of unused borrowings under the revolver. The revolver did not have commitment fees for the unused portion of the available revolving loan.
     The two debt instruments were collateralized by a first lien in WRI’s inventory, chattel paper, accounts and notes receivable, and equipment. WCC was the guarantor of the debt under the Agreement and its guaranty was secured by a pledge of WCC’s interest in WRI.
     WRI’s Business Loan Agreement required it to comply with numerous covenants and minimum financial ratio requirements primarily related to debt coverage, tangible net worth, capital expenditures, and its operations. Primarily as a result of unfavorable market conditions driving decreases in tonnages sold, WRI was not in compliance with a net worth requirement contained in its Business Loan Agreement at April 30, 2010. As a result of this non-compliance, the interest rates on WRI’s term debt and revolving line of credit were increased 1% (to 8% and 7%, respectively at December 31, 2010). As of December 31, 2010, WRI was in compliance with all covenants, with the exception of the net worth requirement.
     WRI leases equipment utilized in its operations at the Absaloka Mine. The weighted average interest rate for these capital leases outstanding at December 31, 2010 and 2009 was 6.65% and 7.60%, respectively.
     ROVA
     At December 31, 2010, ROVA’s outstanding fixed rate term debt had interest rates varying from 6.0% to 11.42%. The weighted average interest rate on the fixed rate term debt at December 31, 2010 and 2009 was 9.93% and 10.0%, respectively. As described in Note 1, the outstanding balance of the fixed rate term debt was repaid in February 2011.
     ROVA had a $6.0 million revolving loan with interest payable quarterly at the three-month LIBOR rate plus 1.375% (1.68% per annum at December 31, 2010). In addition, a commitment fee of 1.375% of the unused portion of the available revolving loan was payable quarterly. At December 31, 2010, the Company had $6.0 million of unused borrowings under the revolver. ROVA’s revolving line of credit was terminated as part of the Parent Notes offering described in Note 1.
     The term debt as well as the revolving loan were secured by a pledge of the quarterly cash distributions from ROVA. ROVA was required to comply with certain loan covenants related to interest and fixed charge coverage. As of December 31, 2010, ROVA was in compliance with such covenants.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Convertible Debt
     On March 4, 2008, the Company completed the sale of $15.0 million in senior secured convertible notes to an existing shareholder pursuant to a Note Purchase Agreement. The notes had an interest rate of 10.0% per annum. Interest on the notes was payable monthly in cash or in kind by increasing the principal amount of each note at the Company’s option. The number of shares of common stock into which the notes could be converted increased in the circumstances specified in the Note Purchase Agreement, including the Company’s payment of interest on the notes in kind and the issuance of additional securities at a price less than the conversion price of the notes then in effect. The Company paid interest in kind through the issuance of $1.2 million of additional notes during 2010. This resulted in an additional 123,644 shares of common stock being issuable on conversion of the convertible notes at a conversion price of $10.00 per share, bringing the total to 1,849,453 shares at December 31, 2010. As described in Note 1, the convertible notes were retired in February 2011.
     The convertible notes were secured by a second lien on the assets of WRI.
     The note purchase agreement contained affirmative and negative covenants. WRI’s non-compliance with the net worth requirement in its Business Loan Agreement triggered a cross default in the Company’s convertible notes. On August 2, 2010, the Company obtained a waiver from its lenders regarding this cross default. In consideration of this waiver, the interest rate on the convertible notes increased 1% on July 1, 2010 to 10%. As of December 31, 2010, the Company was in compliance with all covenants, with the exception of the cross default that had been waived.
5. POSTRETIREMENT MEDICAL BENEFITS
     The Company provides postretirement medical benefits to retired employees and their dependents, mandated by the Coal Industry Retiree Health Act of 1992 and pursuant to collective bargaining agreements. The Company also provides these benefits to qualified full-time employees pursuant to collective bargaining agreements. These benefits are provided through self-insured programs.
     In 2009, plan amendments, which modernized how the Company provides prescription drug benefits to retirees, favorable claims experience, favorable interest rates, and reductions in administrative fees resulted in a $95.3 million reduction in the Company’s postretirement medical obligation with a corresponding decrease in Accumulated other comprehensive loss.
     In March 2010, the Patient Protection and Affordable Care Act, or PPACA was enacted, potentially impacting the Company’s costs to provide healthcare benefits to its retired employees. The PPACA has both short-term and long-term implications on healthcare benefit plan standards. Implementation of this legislation is planned to occur in phases, with plan standard changes taking effect beginning in 2010, but to a greater extent with the 2011 benefit plan year and extending through 2018. Beginning in 2018, the PPACA will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds. As a result, the Company has increased its postretirement medical benefit obligation at December 31, 2010 by $6.9 million with a corresponding increase in Accumulated other comprehensive loss. The Company will continue to evaluate the impact of the PPACA in future periods as additional information, interpretations and guidance becomes available.
     In addition to the $6.9 million increase in the Company’s postretirement medical obligation at December 31, 2010 due to the PPACA, an additional increase of $16.3 million occurred as a result of changes in discount rates and claims experience. As a result, the Company had a corresponding increase in Accumulated other comprehensive loss.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The following table sets forth the actuarial present value of postretirement medical benefit obligations and amounts recognized in the Company’s financial statements:

	December 31,
	2010	2009
	(In thousands)
Change in benefit obligations:
Net benefit obligation at beginning of year	$190,223	$284,851
Service cost	539	735
Interest cost	10,498	16,233
Plan participant contributions	153	140
Actuarial (gain) loss	23,195	(60,155)
Gross benefits paid	(14,797)	(17,816)
Federal subsidy on benefits paid	1,049	1,315
Plan amendments	—	(35,080)

Net benefit obligation at end of year	210,860	190,223

Change in plan assets:
Employer contributions	14,644	17,676
Plan participant contributions	153	140
Gross benefits paid	(14,797)	(17,816)

Fair value of plan assets at end of year	—	—

Unfunded status at end of year	$(210,860)	$(190,223)

Amounts recognized in the balance sheet consist of:
Current liabilities	$(13,581)	$(14,501)
Noncurrent liabilities	(197,279)	(175,722)
Accumulated other comprehensive loss (gain)	8,336	(15,134)

Net amount recognized	$(202,524)	$(205,357)

Amounts recognized in accumulated other comprehensive loss consists of:
Net actuarial loss (gain)	$15,777	$(7,151)
Prior service credit	(7,627)	(8,262)
Transition obligation	186	279

	$8,336	$(15,134)

     The Company has elected to amortize its unrecognized, unfunded accumulated postretirement medical benefit obligation over a 20-year period. Transition obligations, prior service costs and credits, and actuarial gains and losses are amortized over the average life expectancy of the plan’s participants. The transition obligation, actuarial loss and prior service credit that will be amortized from accumulated other comprehensive loss into net periodic pension cost in 2011 are less than $0.1 million, $0.3 million, and $0.6 million, respectively.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The components of net periodic postretirement medical benefit cost are as follows:

	Years Ended December 31,
	2010	2009	2008
	(In thousands)
Components of net periodic benefit cost:
Service cost	$539	$735	$677
Interest cost	10,498	16,233	17,107
Amortization of:
Transition obligation	93	3,381	3,613
Prior service cost (credit)	(636)	924	1,325
Actuarial loss	268	2,774	3,381

Total net periodic benefit cost	$10,762	$24,047	$26,103

     The following table shows the net periodic postretirement medical benefit costs that relate to current and former mining operations:

	Years Ended December 31,
	2010	2009	2008
	(In thousands)
Former mining operations	$9,225	$22,186	$24,553
Current operations	1,537	1,861	1,550

Total net periodic benefit cost	$10,762	$24,047	$26,103

     The costs for the former mining operations are included in Heritage health benefit expenses and the costs for current operations are included as operating expenses.
     Assumptions
     The weighted-average assumptions used to determine the benefit obligations as of the end of each year were as follows:

	December 31,
	2010	2009
Discount rate	5.15%	5.71%
Measurement date	December 31, 2010	December 31, 2009
     The discount rate is adjusted annually based on an Aa corporate bond index adjusted for the difference in the duration of the bond index and the duration of the benefit obligations. This rate is calculated using a yield curve, which is developed using the average yield for bonds in the tenth to ninetieth percentiles, which excludes bonds with outlier yields.
     The weighted-average assumptions used to determine net periodic benefit cost were as follows:

		December 31,
	2010	2009	2008
Discount rate	5.71%	5.45% - 6.05%	6.10%
Measurement date	December 31, 2009	December 31, 2008	December 31, 2007

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The following presents information about the assumed health care trend rate:

	Year Ended December 31,
	2010	2009
Health care cost trend rate assumed for next year	7.50%	8.00%
Rate to which the cost trend is assumed to decline (ultimate trend rate)	5.00%	5.00%
Year that the trend rate reaches the ultimate trend rate	2016	2016
     The effect of a one percent change on the health care cost trend rate used to calculate periodic postretirement medical benefit costs and the related benefit obligation are summarized in the table below:

	Postretirement Medical Benefits
	1 % Increase	1 % Decrease
	(In thousands)
Effect on service and interest cost components	$1,282	$(1,079)
Effect on postretirement medical benefit obligation	$22,565	$(19,116)
     Cash Flows
     The following benefit payments and Medicare D subsidy (which the Company receives as a benefit partially offsetting its prescription drug costs for retirees and their dependents) are expected by the Company:

	Postretirement	Medicare D	Net Postretirement
	Medical Benefits	Subsidy	Medical Benefits
	(In thousands)
2011	$14,734	$(1,153)	$13,581
2012	15,088	(1,215)	13,873
2013	15,428	(1,270)	14,158
2014	15,617	(1,318)	14,299
2015	15,903	(1,350)	14,553
Years 2016 — 2020	78,962	(7,201)	71,761
     Combined Benefit Fund
     Additionally, the Company makes payments to the UMWA Combined Benefit Fund, or CBF, which is a multiemployer health plan neither controlled by nor administered by the Company. The CBF is designed to pay health care benefits to UMWA workers (and dependents) who retired prior to 1976. The Company is required by the Coal Act to make monthly premium payments into the CBF. These payments are based on the number of the Company’s UMWA employees who retired prior to 1976, and the Company’s pro-rata assigned share of UMWA retirees whose companies are no longer in business. The Company expenses payments to the CBF when they are due. Payments in 2010, 2009 and 2008 were $3.0 million, $3.1 million and $3.5 million, respectively.
     Workers’ Compensation Benefits
     The Company was self-insured for workers’ compensation benefits prior to January 1, 1996. Since 1996, the Company has purchased third-party insurance for workers’ compensation claims.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The following table shows the changes in the Company’s workers’ compensation obligation:

	December 31,
	2010	2009
	(In thousands)
Workers’ compensation , beginning of year (including current portion)	$11,219	$12,838
Accretion	429	300
Claims paid	(633)	(806)
Actuarial changes	(637)	(1,113)

Workers’ compensation, end of year	10,378	11,219
Less current portion	(954)	(1,031)

Workers’ compensation, less current portion	$9,424	$10,188

     The discount rates used in determining the workers’ compensation benefit accruals are adjusted annually based on ten-year Treasury bond rates. At December 31, 2010 and 2009, the rates were 3.60% and 4.10%, respectively.
     Pneumoconiosis (Black Lung) Benefits
     The Company is self-insured for federal and state pneumoconiosis benefits for former employees and has established an independent trust to pay these benefits.
     The PPACA amended previous legislation related to black lung disease, providing automatic extension of awarded lifetime benefits to surviving spouses and providing changes to the legal criteria used to assess and award claims. Since the legislation passed in March 2010, the Company has experienced a significant increase in claims filed compared to the corresponding period in prior years. However, the Company has not been able to determine what, if any, additional impact may result from these claims due to lack of claims experience under the new legislation and court rulings interpreting the new provisions. The Company will continue to evaluate the impact of the PPACA in future periods as additional information, interpretations, guidance and claims experience becomes available.
     The following table sets forth the funded status of the Company’s black lung obligation:

	December 31,
	2010	2009
	(In thousands)
Actuarial present value of benefit obligation:
Expected claims from terminated employees	$949	$937
Amounts owed to existing claimants	13,108	13,723

Total present value of benefit obligation	14,057	14,660
Plan assets at fair value, primarily government-backed securities	11,811	13,874

Excess of the pneumoconiosis benefit obligation over trust assets	$(2,246)	$(786)

     The underfunded status of the Company’s 2010 and 2009 obligation is included as Excess of pneumoconiosis benefit obligation over trust assets in the accompanying Consolidated Balance Sheets.
     The discount rates used in determining the actuarial present value of the pneumoconiosis benefit obligation are based on corporate bond yields and are adjusted annually. At December 31, 2010 and 2009, the rates used were 4.60% and 5.20%, respectively.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Plan Assets
     The fair value of the Company’s Black Lung trust assets by asset category is as follows:

	Year Ended December 31, 2010
		Quoted Prices	Significant
		in Active	Other
		Markets for	Observable
		Identical Assets	Inputs
	Fair Value	Level 1	Level 2
		(In thousands)
U.S. treasury securities	$10,416	$—	$10,416
Mortgage-backed securities	682	—	682
Cash and cash equivalents	713	713	—

	$11,811	$713	$11,098

	Year Ended December 31, 2009
		Quoted Prices	Significant
		in Active	Other
		Markets for	Observable
		Identical Assets	Inputs
	Fair Value	Level 1	Level 2
	(In thousands)
U.S. treasury securities	$12,860	$—	$12,860
Mortgage-backed securities	839	—	839
Cash and cash equivalents	175	175	—

	$13,874	$175	$13,699

     The Black Lung Level 1 trust assets include cash and cash equivalents.
     The Black Lung Level 2 trust assets include U.S. treasury bonds and notes where evaluators gather information from market sources and integrate relative credit information, observed market movements, and sector news into the evaluated pricing applications and models to value these assets. Level 2 trust assets also include mortgage-backed securities which are valued via model using various inputs such as daily cash flow, snapshots of US Treasury market, floating rate indices as a benchmark yield, spread over index, periodic and life caps, next coupon adjustment date, and convertibility of the bond.
6. PENSION AND OTHER SAVING PLANS
     Defined Benefit Pension Plans
     The Company provides defined benefit pension plans to qualified full-time employees pursuant to collective bargaining agreements. Benefits are generally based on years of service and the employee’s average annual compensation for the highest five continuous years of employment as specified in the plan agreement. The Company’s funding policy is to contribute annually the minimum amount prescribed, as specified by applicable regulations or loan covenants.
     Effective July 1, 2009, the Company froze its pension plan for non-represented employees and, as a result, future benefits will no longer accrue under this plan. The Company recorded a $10.7 million decrease in its pension liability with a corresponding decrease in Accumulated other comprehensive loss.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Supplemental Executive Retirement Plan
     The Company maintains a Supplemental Executive Retirement Plan or SERP for former executives as a result of employment or severance agreements. The SERP is an unfunded non-qualified deferred compensation plan, which provides benefits to certain employees beyond the maximum limits imposed by the Employee Retirement Income Security Act and the Internal Revenue Code. The Company does not expect to add new participants to its SERP plan.
     The following table provides a reconciliation of the changes in the benefit obligations of the plans and the fair value of assets of the qualified plans and the amounts recognized in the Company’s financial statements for both the defined benefit pension and SERP plans:

	Defined Benefit Pension		SERP
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
Change in benefit obligation:
Net benefit obligation at beginning of year	$76,084	$76,672	$3,200	$3,279
Service cost	610	1,577	—	—
Interest cost	4,490	4,650	183	191
Actuarial loss	7,025	3,171	175	36
Benefits paid	(2,762)	(1,610)	(306)	(306)
Plan amendments	—	204	—	—
Curtailments	—	(8,580)	—	—

Net benefit obligation at end of year	85,447	76,084	3,252	3,200

Change in plan assets:
Fair value of plan assets at the beginning of year	52,152	40,783	—	—
Actual return on plan assets	7,732	7,196	—	—
Employer contributions	10,811	5,782	306	306
Benefits paid	(2,762)	(1,610)	(306)	(306)

Fair value of plan assets at end of year	67,933	52,151	—	—

Funded status at end of year	$(17,514)	$(23,933)	$(3,252)	$(3,200)

Amounts recognized in the accompanying balance sheet consist of:
Current liability	$—	$—	$(304)	$(306)
Noncurrent liability	(17,514)	(23,933)	(2,948)	(2,894)
Accumulated other comprehensive loss	22,946	20,542	770	625

Net amount recognized at end of year	$5,432	$(3,391)	$(2,482)	$(2,575)

Amounts recognized in accumulated other comprehensive loss consist of:
Net actuarial loss	$22,946	$20,542	$765	$610
Prior service costs	—	—	5	15

	$22,946	$20,542	$770	$625

     The accumulated benefit obligation for all plans was $88.7 million and $79.3 million at December 31, 2010 and 2009, respectively. There is no difference between the accumulated benefit obligation and the benefit obligation in 2010 or 2009 due to the pension plan freeze mentioned above.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Prior service costs and actuarial gains and losses are amortized over the expected future period of service of the plan’s participants using the corridor method. The net actuarial loss and prior service costs that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2011 is $1.5 million and less than $0.1 million, respectively.
     The components of net periodic benefit cost are as follows:

	Defined Benefit Pension				SERP
	Years Ended December 31,			Years Ended December 31,
	2010	2009	2008	2010	2009	2008
			(In thousands)
Components of net periodic benefit cost:
Service cost	$610	$1,577	$2,597	$—	$—	$—
Interest cost	4,490	4,650	4,390	183	191	198
Expected return on plan assets	(4,393)	(3,359)	(4,416)	—	—	—
Curtailment loss	—	204	—	—	—	—
Amortization of:
Prior service cost	—	—	—	10	10	10
Actuarial loss	1,282	1,817	340	20	18	11

Total net periodic pension cost	$1,989	$4,889	$2,911	$213	$219	$219

     These costs are included in the accompanying statement of operations in Cost of sales and Selling and administrative expenses.
     Assumptions
     The weighted-average assumptions used to determine the benefit obligations as of the end of each year were as follows:

	Defined Benefit Pension		SERP
	December 31,		December 31,
	2010	2009	2010	2009

Discount rate	5.15% - 5.40%	5.96%	5.40%	6.00%
Rate of compensation increase	N/A	N/A	N/A	N/A
Measurement date	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
     The discount rate is adjusted annually based on an Aa corporate bond index adjusted for the difference in the duration of the bond index and the duration of the benefit obligations. This rate is calculated using a yield curve, which is developed using the average yield for bonds in the tenth to ninetieth percentiles, which excludes bonds with outlier yields.
     The following table provides the assumptions used to determine net periodic benefit cost:

	Defined Benefit Pension			SERP
	Years Ended December 31,			Years Ended December 31,
	2010	2009	2008	2010	2009	2008

Discount rate	5.75%-6.00%	6.10%	6.20%-6.30%	6.00%	6.10%	6.30%
Expected return on plan assets	7.80%	7.96%	8.50%	N/A	N/A	N/A
Rate of compensation increase	N/A	4.00%-7.50%	4.00%-7.50%	N/A	4.00%-7.50%	4.00%-7.50%
Measurement date	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2009	December 31, 2008	December 31, 2007

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Plan Assets
     The Company’s investment goals are to maximize returns subject to specific risk management policies. The Company sets the expected return on plan assets based on historical trends and forecasts provided by its third-party fund managers. Its risk management policies permit investments in mutual funds, and prohibit direct investments in debt and equity securities and derivative financial instruments. The Company invested in its common stock in 2010 in order to meet plan funding requirements. The Company addresses diversification by the use of mutual fund investments whose underlying investments are in fixed income and equity securities, both domestic and international. These mutual funds are readily marketable and can be sold to fund benefit payment obligations as they become payable.
     The weighted-average target asset allocation of the Company’s pension trusts were as follows at December 31, 2010:

Target
Allocation
Asset category
Cash and equivalents	0% - 10%
Equity securities funds	40% - 70%
Debt securities funds	30% - 60%
Other	0% - 10%
Total
     The fair value of the Company’s pension plan assets by asset category is as follows:

	Year Ended December 31, 2010
		Quoted
		Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	Level 1	Level 2	Level 3
		(In thousands)
Equity securities funds:
U.S.	$29,233	$29,233	$—	$—
International	6,659	6,659	—	—
Debt securities funds:
U.S. bonds	22,736	—	22,736	—
Short-term securities	1,313	1,313	—	—
Limited partnerships and limited liability companies	1,359	—	—	1,359
Westmoreland Coal common stock	6,045	6,045	—	—
Cash and cash equivalents	588	588	—	—

	$67,933	$43,838	$22,736	$1,359

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)

	Year Ended December 31, 2009
		Quoted
		Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	Level 1	Level 2	Level 3
		(In thousands)
Equity securities funds:
U.S.	$24,850	$24,850	$—	$—
International	2,467	2,467	—	—
Debt securities funds:
U.S. bonds	15,065	—	15,065	—
Short-term securities	967	967	—	—
Limited partnerships and limited liability companies	1,697	—	—	1,697
Westmoreland Coal common stock	3,240	3,240	—	—
Cash and cash equivalents	3,865	3,865	—	—

	$52,151	$35,389	$15,065	$1,697

     The Company’s Level 1 assets include domestic and foreign equity securities funds and its common stock, which is typically valued using quoted market prices of a national exchange. Cash and cash equivalents and short-term investments are predominantly held in money market accounts.
     The Company’s Level 2 assets include U.S. bond funds, which contain primarily domestic fixed-income securities that are valued using inputs such as benchmark yields, reported trades, broker/dealer quotes and issuer spreads.
     The Company’s Level 3 assets include interest in limited partnerships and limited liability companies that invest in privately held companies or privately held real estate assets. Due to the private nature of the partnership investments, pricing inputs are not readily observable. Assets valuations are developed by the general partners that manage the partnerships. These valuations are based on property appraisals, application of public market multiples to private company cash flows, utilization of market transactions that provide valuation information for comparable companies and other methods.
     A summary of changes in the fair value of the Plan’s Level 3 assets is shown below:

	Limited partnerships and limited
	liability companies
	Year Ended December 31,
	2010	2009
	(In thousands)
Beginning balance	$1,697	$5,866
Realized loss	—	(283)
Unrealized (loss) gain	197	(234)
Settlements	(535)	(3,652)

Ending balance	$1,359	$1,697

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Contributions
     The Company is required by loan covenants to ensure that by 8.5 months after the end of the plan year, the value of its pension assets are at least 90% of each of the plan’s year end actuarially determined pension liability.
     The Company contributed $5.8 million in cash and $5.0 million in company stock to its retirement plans during 2010, in order to achieve the required 90% funding status. In 2011, the Company expects to make approximately $10.2 million of pension plan contributions in cash. The increase in expected contributions primarily resulted from the recent decline in the value of the Company’s pension investments.
     Cash Flows
     The following benefit payments are expected to be paid from its pension plan assets:

Pension Benefits
(In thousands)
2011	$2,674
2012	3,049
2013	3,476
2014	3,899
2015	4,277
Years 2016 - 2020	27,412
     The benefits expected to be paid are based on the same assumptions used to measure the Company’s pension benefit obligation at December 31, 2010 and include estimated future employee service.
     Multi-Employer Pension
     The Company contributes to a multiemployer defined benefit pension plan pursuant to collective bargaining agreements. The contributions are based on hours worked and totaled $4.5 million, $4.3 million and $4.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.
     Other Plans
     The Company sponsors 401(k) saving plans, which were established to assist eligible employees provide for their future retirement needs. The Company’s expense, representing its contributions of Company stock to the plans, was $2.7 million, $2.4 million and $1.5 million for the years ended December 31, 2010, 2009 and 2008, respectively.

7. HERITAGE HEALTH BENEFIT EXPENSES
     The caption Heritage health benefit expenses used in the Consolidated Statements of Operations refers to costs of benefits the Company provides to its former mining operation employees. The components of these expenses are as follows:

	Years Ended December 31,
	2010	2009	2008
	(In thousands)
Health care benefits	$9,927	$22,490	$25,588
Combined benefit fund payments	2,953	3,132	3,470
Workers’ compensation benefits (credit)	81	(485)	4,417
Black lung benefits (credit)	1,460	2,937	(23)

Total	$14,421	$28,074	$33,452

     The decrease in heritage health benefit expenses was primarily due to an agreement the Company entered into to modernize how it provides prescription drug benefits to retirees.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)

8.	ASSET RETIREMENT OBLIGATIONS, CONTRACTUAL THIRD-PARTY RECLAMATION RECEIVABLE, AND RECLAMATION DEPOSITS
     The asset retirement obligation, contractual third-party reclamation receivable, and reclamation deposits for each of the Company’s mines and ROVA at December 31, 2010 are summarized below:

		Contractual
	Asset	Third-Party
	Retirement	Reclamation	Reclamation
	Obligation	Receivable	Deposits
	(In thousands)
Rosebud	$106,990	$14,622	$72,274
Jewett	80,335	80,335	—
Absaloka	32,338	525	—
Beulah	18,588	—	—
Savage	2,676	—	—
ROVA	716	—	—

Total	$241,643	$95,482	$72,274

     Asset Retirement Obligations
     Changes in the Company’s asset retirement obligations were as follows:

	Years Ended December 31,
	2010	2009
	(In thousands)
Asset retirement obligations, beginning of year (including current portion)	$244,615	$222,708
Accretion	19,773	17,436
Liabilities settled	(15,351)	(9,434)
Changes due to amount and timing of reclamation	(7,394)	13,905

Asset retirement obligations, end of year	241,643	244,615
Less current portion	(14,514)	(15,513)

Asset retirement obligations, less current portion	$227,129	$229,102

     As permittee, the Company or its subsidiaries are responsible for the total amount of final reclamation costs for its mines and ROVA. The financial responsibility for a portion of final reclamation of the mines when they are closed has been transferred by contract to certain customers, while other customers have provided guarantees or funded escrow accounts to cover final reclamation costs. Costs of reclamation of mining pits prior to mine closure are recovered in the price of coal shipped.
     As of December 31, 2010, the Company had $230.4 million in surety bonds outstanding to secure reclamation obligations.
     Contractual Third-Party Reclamation Receivables
     The Company has recognized as an asset $95.5 million as contractual third-party reclamation receivables, representing the present value of customer obligations to reimburse the Company for reclamation expenditures at the Company’s Rosebud, Jewett and Absaloka Mines.
     During 2010, the Company increased its Contractual third-party reclamation receivables by $9.0 million due to a customer reclamation settlement. A corresponding decrease was recorded to Capitalized asset retirement cost.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Reclamation Deposits
     The Company’s reclamation deposits will be used to fund final reclamation activities. The Company’s carrying value and estimated fair value of its reclamation deposits at December 31, 2010, are as follows:

	Carrying Value	Fair Value
	(In thousands)
Cash and cash equivalents	$38,534	$38,534
Held-to-maturity securities	15,633	17,044
Time deposits	15,903	15,903
Available-for-sale securities	2,204	2,204

	$72,274	$73,685

     In 2010, the Company recorded a $0.6 million gain on the sale of available-for-sale securities held as reclamation deposits. In 2009, an impairment of $0.3 million was recorded as a result of other-than-temporary declines in the value of marketable securities included in reclamation deposits.
     Held-to-Maturity and Available-for-Sale Reclamation Deposits
     The amortized cost, gross unrealized holding gains and losses and fair value of held-to-maturity securities are as follows:

	Years Ended December 31,
	2010	2009
	(In thousands)
Amortized cost	$15,633	$21,099
Gross unrealized holding gains	1,453	1,418
Gross unrealized holding losses	(42)	(9)

Fair value	$17,044	$22,508

     Maturities of held-to-maturity securities are as follows at December 31, 2010:

	Amortized Cost	Fair Value
	(In thousands)
Due in five years or less	$3,350	$3,732
Due after five years to ten years	4,207	4,335
Due in more than ten years	8,076	8,977

	$15,633	$17,044

     The cost basis, gross unrealized holding gains and fair value of available-for-sale securities are as follows:

	December 31,
	2010	2009
	(In thousands)
Cost basis	$2,000	$2,402
Gross unrealized holding gains	204	712

Fair value	$2,204	$3,114

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)

9.	DERIVATIVE INSTRUMENTS
     Adoption of ASC 815-40
     On January 1, 2009, the Company adopted ASC 815-40, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock. As part of the adoption of ASC 815-40, the Company determined that its convertible debt instrument is not indexed to its stock, and therefore the value of the conversion feature was separated from the debt and reclassified as a liability. A corresponding debt discount was established which will be amortized over the life of the convertible notes. Prior to adopting ASC 815-40, the Company followed ASC 470-20, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. ASC 470-20 required the Company to record interest expense and corresponding paid-in-capital related to the beneficial conversion feature in its convertible debt and was superseded by ASC 815-40. In addition to the Company’s convertible debt, ASC 815-40 also applies to a warrant the Company issued and, therefore, the value of the warrant has been recorded as a liability. As a part of the Parent Notes offering in February 2011, the convertible notes were retired.
     The Company recorded the following cumulative effect of change in accounting principle pursuant to its adoption of ASC 815-40:

			Other
	Debt Discount	Derivative Liability	Paid-In-Capital	Accumulated Deficit
		(In thousands)
Record January 1, 2009, debt discount and derivative instrument liability related to convertible debt	$7,734	$5,605	$—	$(2,129)
Record January 1, 2009, derivative instrument liability related to warrant	—	477	—	477
Record amortization of debt discount from March 4, 2008, through December 31, 2008	(653)	—	—	653
Record the reversal of the beneficial conversion feature expensed in 2008 under ASC 470-20	—	—	(8,147)	(8,147)
Record the reversal of prior accounting related to the warrant	—	—	(1,700)	(1,700)

	$7,081	$6,082	$(9,847)	$(10,846)

     Convertible Debt
     A Binomial Lattice model was used to obtain the fair value of the conversion feature in the Company’s convertible debt instrument. The conversion feature of the convertible debt instruments had no value at December 31, 2009 and the following assumptions were used at December 31, 2010:

Stock Price	Bond Yield

$11.94	5.16%
     Warrant
     The Company’s warrant expired August 20, 2010 and therefore had no value at December 31, 2010. The following assumptions were used for the warrant at December 31, 2009:

Number of
Shares Included in				Expected Life
Warrant	Dividend Yield	Volatility	Risk Free Rate	(in years)

173,228	None	65%	0.20%	1.0

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The fair value of outstanding derivative instruments not designated as hedging instruments on the accompanying Consolidated Balance Sheet were as follows (in thousands):

		December 31,
Derivative Instruments	Balance Sheet Location	2010	2009

Convertible debt -conversion feature	Other liabilities	$3,588	$—
Warrant	Other liabilities	—	30
     The effect of derivative instruments not designated as hedging instruments on the accompanying Consolidated Statements of Operations was as follows (in thousands):

		Income (Expense)
		Recognized in Earnings on
		Derivatives
	Statement of	Year Ended December 31,
Derivative Instruments	Operations Location	2010	2009

Convertible debt -conversion feature	Other income (loss)	$(3,486)	$5,674
Warrant	Other income (loss)	30	448
10. FAIR VALUE MEASUREMENTS
     Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company is required to disclose the fair value of financial instruments where practicable. The carrying amounts of cash equivalents, accounts receivable and accounts payable reflected on the Consolidated Balance Sheet approximate the fair value of these instruments due to the short duration to their maturities. The Company calculates the fair value of its long-term debt by using discount rate estimates based on interest rates as of December 31, 2010. See Notes 3, 8 and 9 for additional disclosures related to fair value measurements on restricted cash and bond collateral, reclamation deposits and embedded derivatives, respectively.
     The estimated fair value of the Company’s debt with fixed interest rates, excluding conversion feature values are as follows:

	Carrying Value	Fair Value
	(In thousands)
December 31, 2009	$192,608	$201,352
December 31, 2010	$185,320	$196,483
     Fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.
•	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets. Level 1 assets include available-for-sale equity securities generally valued based on independent third-party market prices.

•	Level 2, defined as observable inputs other than Level 1 prices. These include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company had no Level 2 inputs at December 31, 2010.

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The Company’s convertible notes’ conversion feature and warrant were classified as Level 3. These items were valued using the Binomial Lattice model and the Black-Scholes model, respectively.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The table below sets forth, by level, the Company’s financial assets and liabilities that are accounted for at fair value:

	Year Ended December 31, 2010
	Level 1	Level 2	Level 3	Total
		(In thousands)
Assets:
Available-for-sale investments included in Restricted investments and bond collateral	$2,889	$—	$—	$2,889
Available-for-sale investments included in Reclamation deposits	2,204	—	—	2,204

Total assets	$5,093	$—	$—	$5,093

Liabilities:
Convertible debt — conversion feature	$—	$—	$3,588	$3,588
Total liabilities	$—	$—	$3,588	$3,588

	Year Ended December 31, 2009
	Level 1	Level 2	Level 3	Total
		(In thousands)
Assets:
Available-for-sale investments included in Restricted investments and bond collateral	$2,879	$—	$—	$2,879
Available-for-sale investments included in Reclamation deposits	3,114	—	—	3,114

Total assets	$5,993	$—	$—	$5,993

Liabilities:
Warrant	$—	$—	$30	$30

Total liabilities	$—	$—	$30	$30

     The following table summarizes the change in the fair values of the derivative instrument liabilities categorized as Level 3:

	Year Ended December 31,
	2010	2009
	(In thousands)
Beginning balance	$30	$—
January 1, 2010, beginning balance adjustment pursuant to adoption of ASC 815-40	—	6,082
Additional debt discount	102	70
Change in fair value	3,456	(6,122)

Ending balance	$3,588	$30

11. STOCKHOLDERS’ EQUITY
     Preferred and Common Stock
     The Company has two classes of capital stock outstanding, common stock, par value $2.50 per share, and Series A Convertible Exchangeable Preferred Stock on which cumulative dividends of $2.125 per share are payable quarterly. Each share of Series A Preferred Stock is represented by four Depositary Shares. Under the terms of the Series A Preferred Stock, the Company can redeem preferred shares at any time for the redemption value of $100.00 plus accumulated dividends paid in cash.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The amount of dividends accumulated through and including January 1, 2011 and the redemption value of preferred shares are shown below:

			Extended Total
	Shares	Per Share	(in thousands)

Dividends accumulated(1)	160,129	$124.53	$19,940
Redemption value	160,129	$100.00	16,013

Total			$35,953

(1)	In February 2011, the Company paid the $19.9 million of accumulated dividends as of January 1, 2011.
     The Company is permitted to pay preferred stock dividends to the extent that there is a surplus, as defined by Delaware law.
     Restricted Net Assets
     WCC has obligations to pay pension and postretirement medical benefits, to fund corporate expenditures, and to pay interest on the Parent Notes. However, WCC conducts no operations, has no source of revenue and is fully dependent on distributions from its subsidiaries to pay its costs. At December 31, 2010, the loan agreements of WML and ROVA required debt service accounts and imposed timing and other restrictions on the ability of WML and ROVA to distribute funds to WCC.
     At December 31, 2010, the subsidiaries of the Parent had approximately $108.1 million of net assets that were not available to be transferred to the Parent in the form of dividends, loans, or advances due to restrictions contained in the credit facilities of these subsidiaries. Subsequent to the Parent Notes offering, the Company will no longer have restricted net assets.
12.	RESTRICTED STOCK, STOCK OPTIONS, AND STOCK APPRECIATION RIGHTS
     As of December 31, 2010, the Company had restricted stock, stock options, and stock-settled stock appreciation rights, or SARs, outstanding from five stock incentive plans. Four of these plans were terminated in October 2009. Employees are now granted restricted stock units from the 2007 Incentive Stock Plan. The 2007 Incentive Stock Plan also provides that non-employee directors will receive equity awards with a value of $50,000 after each annual meeting.
     The maximum number of remaining shares that can be issued under the 2007 Incentive Stock Plan is 288,261.
     Compensation cost arising from share-based arrangements is shown in the following table:

	Years Ended December 31,
	2010	2009	2008
		(In thousands)
Recognition of fair value of restricted stock, stock options and SARs over vesting period	$1,058	$702	$1,227
Contributions of stock to the Company’s 401(k) plan	2,991	1,869	1,569
Compensation credit for performance units plan (1)	—	(19)	(63)

Total share-based compensation expense (2)	$4,049	$2,552	$2,733

(1)	The Company’s only active performance unit plan expired June 30, 2009.

(2)	These costs are recorded in Cost of sales and Selling and administrative expenses in the accompanying statement of operations.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The Company used the Black-Scholes option pricing model to determine the fair value of options and SARs on the date of grant. The Company utilized U.S. Treasury yields as of the grant date for its risk-free interest rate assumption and expected volatilities were based on historical stock price movement and other factors. The Company utilized historical data to develop its dividend yield and expected option life assumptions. The following assumptions were used for the year ended December 31, 2008; no options or SARs were granted in 2010 or 2009:

December 31, 2008
Assumptions (weighted average):
Risk-free interest rate	3.62%
Expected dividend yield	None
Expected volatility	50%
Expected life (in years)	7.0
     Restricted Stock
     The Company may issue restricted stock, which requires no payment from the employee. Restricted stock typically vests ratably over three years. Upon vesting, restricted stock will be redeemed and paid to employees with either cash or the Company’s common stock. Compensation expense is based on the fair value on the grant date and is recorded ratably over the vesting period.
     A summary of restricted stock award activity for the year ended December 31, 2010, is as follows:

			Unamortized
		Weighted Average	Compensation
	Common	Grant-Date Fair	Expense
	Shares	Value	(In thousands)

Non-vested at December 31, 2009	96,558	$8.36
Granted	157,833	$8.31
Vested	(47,656)	$9.21
Forfeited	(14,038)	$8.14

Non-vested at December 31, 2010	192,697	$8.13	$1,265	(1)

(1)	Expected to be recognized over the next three years.
     Weighted average grant-date fair value was $8.31, $8.24 and $15.99 for 2010, 2009 and 2008, respectively.
     The total grant-date fair value of restricted stock that vested was $0.4 million in 2010 and $0.2 million in both 2009 and 2008.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Stock Options
     Stock options generally vest over three years, expire ten years from the date of grant, and have an option price equal to the market value of the stock on the date of grant.
     Information with respect to stock option activity for the year ended December 31, 2010, is as follows:

			Weighted Average
			Remaining		Unamortized
		Weighted	Contractual	Aggregate	Compensation
		Average	Life	Intrinsic	Expense
	Stock Options	Exercise Price	(in years)	Value	(In thousands)

Outstanding at December 31, 2009	354,224	$18.73
Exercised	(2,500)	$3.38		$16,588
Expired	(28,466)	$17.40
Forfeited	(4,668)	$21.40

Outstanding at December 31, 2010	318,590	$18.99	4.4	$16,938

Exercisable at December 31, 2010	273,834	$18.60	3.9	$16,938	$259	(1)

(1)	Expected to be recognized over the next year.
     The weighted average grant-date fair value per stock option granted in 2008 was $11.84. No stock options were granted in 2010 or 2009.
     The intrinsic value of stock options exercised was less than $0.1 million in 2010 and $0.5 million in 2008. No stock options were exercised in 2009.
     The total grant-date fair value of stock options that vested was $0.1 million in both 2010 and 2009 and less than $0.1 million in 2008.
     SARs
     SARs generally vest over three years, expire ten years from the date of grant, and have a base price equal to the market value of the stock on the date of grant. Upon vesting, the holders may exercise the SARs and receive a number of shares of common stock having a value equal to the appreciation in the value of the common stock between the grant date and the exercise date.
     Information with respect to SARs granted and outstanding for the year ended December 31, 2010 is as follows:

			Weighted
			Average		Unamortized
		Weighted	Remaining		Compensation
		Average	Contractual Life	Aggregate Intrinsic	Expense
	SARs	Base Price	(in years)	Value	(In thousands)

Outstanding at December 31, 2009	155,334	$21.91
Expired	(36,400)	$21.18

Outstanding at December 31, 2010	118,934	$22.13	4.6	$—

Exercisable at December 31, 2010	118,934	$22.13	4.6	$—	$—

     No SARs were granted during 2010, 2009, or 2008.
     The intrinsic value of SARs exercised was less than $0.1 million in 2008. No SARs were exercised in 2010 or 2009.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The total grant-date fair value of SARs that vested was less than $0.1 million in both 2010 and 2009 and $0.3 million in 2008.
13.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
     The following is a summary of accumulated other comprehensive income (loss):

	Pension and		Tax Effect of Other
	Postretirement	Available for Sale	Comprehensive	Accumulated Other
	Medical Benefits	Securities	Income Gains	Comprehensive Loss
		(In thousands)
Balance at January 1, 2008	$(116,093)	$—	$(9,094)	$(125,187)
2008 activity	(3,386)	112	—	(3,274)

Balance at December 31, 2008	(119,479)	112	(9,094)	(128,461)
Postretirement medical benefit plan amendments and pension plan freeze adjustments	105,983	—	—	105,983
2009 activity	7,465	852	(17,062)	(8,745)

Balance at December 31, 2009	(6,031)	964	(26,156)	(31,223)
2010 activity	(26,018)	(439)	—	(26,457)

Balance at December 31, 2010	$(32,049)	$525	$(26,156)	$(57,680)

     Pension and postretirement medical benefit adjustments relate to changes in the funded status of various benefit plans, as discussed in Notes 5 and 6. The unrealized gains and losses associated with recognizing the Company’s “available-for-sale” securities at fair value are recorded through Accumulated other comprehensive loss. See Note 14 regarding the tax effect of other comprehensive income gains.
14.	INCOME TAX
     Income tax expense (benefit) attributable to net loss before income taxes consists of:

	Year Ended December 31,
	2010	2009	2008
		(In thousands)
Current:
Federal	$(10)	$(323)	$—
State	(14)	1,168	919

	(24)	845	919
Deferred:
Federal	—	(15,977)	—
State	(117)	(2,004)	—

	(117)	(17,981)	—

Income tax expense (benefit)	$(141)	$(17,136)	$919

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Income tax expense (benefit) attributable to net loss before income taxes differed from the amounts computed by applying the statutory Federal income tax rate of 34% to pre-tax income as a result of the following:

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Computed tax benefit at statutory rate	$(1,126)	$(15,619)	$(16,200)
Increase (decrease) in tax expense resulting from:
Tax depletion in excess of basis	(4,019)	(713)	(2,643)
Non-deductible interest expense and convertible debt valuation	2,076	(1,074)	3,156
Noncontrolling interest	899	618	—
State income taxes, net	(1,090)	(2,467)	(3,214)
Change in valuation allowance for net deferred tax assets	(3,312)	2,902	24,628
Medicare Part D subsidy law change	7,159	—	—
Indian Coal Tax Credits	(120)	(96)	(5,893)
Other, net	(608)	(687)	1,085

Income tax expense (benefit)	$(141)	$(17,136)	$919

     The PPACA reduces the tax benefits available to an employer that receives the Medicare Part D subsidy beginning in years ending after December 31, 2010. As a result of the PPACA, employers that receive the Medicare Part D subsidy will recognize the deferred tax effects of the reduced deductibility of the postretirement prescription drug coverage in the period the PPACA was enacted. On March 30, 2010, a companion bill, the Reconciliation Act, was signed into law. The Reconciliation Act reduces the effect of the PPACA on affected employers by deferring for two years (until years ending after December 31, 2012) the reduced deductibility of the postretirement prescription drug coverage. Accounting for income taxes requires that the effect of adjusting the deferred tax asset for the elimination of this deduction be included in income from continuing operations. However, entities that have a full valuation allowance for this deferred tax asset would recognize a related decrease in the valuation allowance. As the Company has a full valuation allowance against its related deferred tax asset, this change in tax law regarding the Medicare Part D subsidy will not have an effect on the Company’s income from continuing operations. The effect of this change in tax law is a reduction of $7.2 million of the Company’s deferred tax assets with a corresponding decrease in its valuation allowance. In addition, this change in the tax deduction does not affect the pre-tax expense or corresponding liability for postretirement prescription drug benefits.
     For the year ended December 31, 2009, the Company recorded a tax benefit of $17.1 million due to a non-cash income tax benefit related to gains recorded within other comprehensive income during 2009. Generally accepted accounting principles, or GAAP, require all items be considered, including items recorded in other comprehensive income, in determining the amount of tax benefit that results from a loss from continuing operations that should be allocated to continuing operations. In accordance with GAAP, the Company recorded a tax benefit on its loss from continuing operations, which was exactly offset by income tax expense on other comprehensive income as follows:

	Loss From
	Continuing	Other	Total
	Operations	Comprehensive Income	Comprehensive Income
	(In thousands)
Pre-allocation	$(46,224)	$114,300	$68,076
Tax allocation	17,062	$(17,062)	—

As presented	$(29,162)	$97,238	$68,076

     As the income tax expense on other comprehensive income is equal to the income tax benefit recognized in continuing operations, the Company’s total comprehensive income is unchanged. In addition, the Company’s net deferred tax position at December 31, 2009 was not impacted by this tax allocation.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2010	2009
	(In thousands)
Deferred tax assets:
Federal net operating loss carryforwards	$74,061	$67,133
State net operating loss carryforwards	24,627	14,983
Alternative minimum tax credit carryforwards	7,009	5,683
Charitable contribution carryforwards	169	179
Indian Coal Tax Credit carryforwards	25,552	26,654
Accruals for the following:
Workers’ compensation	4,013	4,338
Postretirement medical benefit and pension obligations	80,116	81,764
Incentive plans	1,843	900
Asset retirement obligations	68,561	66,839
Deferred revenues	29,430	31,757
Gain on sale of partnership interest	6,402	8,061
Other accruals	5,618	7,147

Total gross deferred assets	327,401	315,438
Less valuation allowance	(247,086)	(232,575)

Net deferred tax assets	80,315	82,863

Deferred tax liabilities:
Property, plant and equipment, differences due to depreciation and amortization	(76,656)	(77,562)
Change in accounting method	(354)	(2,137)
Other	(847)	(823)

Total gross deferred tax liabilities	(77,857)	(80,522)

Net deferred tax asset	$2,458	$2,341

     As of December 31, 2010, the Company had significant deferred tax assets. The deferred tax assets include federal and state regular net operating losses, or NOLs, alternative minimum tax, or AMT, credit carryforwards, Indian Coal Tax Credit, or ICTC, carryforwards, charitable contribution carryforwards, and net deductible reversing temporary differences related to on-going differences between book and taxable income.
     The Company believes it will be taxed under the AMT system for the foreseeable future due to the significant amount of statutory tax depletion in excess of book depletion expected to be generated by its mining operations. As a result, Westmoreland has determined that a valuation allowance is required for all of its regular federal net operating loss carryforwards and AMT credit carryforwards since they are only available to offset future regular taxes.
     The Company has recorded a full valuation allowance for all but $2.5 million of its state net operating losses, since it believes they will not be realized. No valuation allowance is being provided on $2.5 million of deferred tax assets because it is believed that these net operating losses will be used to offset the Company’s liabilities relating to its uncertain tax positions.
     The Company has determined that a full valuation allowance is required for all its ICTC carryforward. The ICTC can generally be used to offset AMT liability. The Company does not believe it has sufficient positive evidence of significant magnitude to substantiate that its deferred tax asset for the ICTC carryforward is realizable at a more-likely-than-not level of assurance. As a result, the Company will continue to record a full valuation allowance on its ICTC carryforward; reversing valuation allowance only if utilized in a future year.
     The Company has determined that since its net deductible temporary differences will not reverse for the foreseeable future, and it is unable to forecast when it will have regular taxable income when they do reverse, a full valuation allowance is required for these deferred tax assets, other than the deferred tax asset relating to the Company’s uncertain tax positions.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     As of December 31, 2010, the Company has available Federal net operating loss carryforwards to reduce future regular taxable income, which expires as follows:

Expiration Date	Regular Tax
(In thousands)
2011	$32,698
2012	449
2018	28
2019	88,429
2020	32
after 2020	96,165

Total	$217,801

     As of December 31, 2010, the Company has an estimated $25.6 million in ICTC carryforwards available to offset the Company’s regular tax and AMT liabilities. As of December 31, 2010, the Company also has an estimated $479.5 million in State net operating loss carryforwards to reduce future taxable income.
     For the year ended December 31, 2010, Westmoreland recorded a long-term liability related to uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2010	2009
	(In thousands)
Balance of unrecognized tax benefits at beginning of year	$2,861	$1,748
Additions for tax positions related to current year	18	1,113

Balance of unrecognized tax benefits at end of year	$2,879	$2,861

     As of December 31, 2010, the Company had $0.1 million of accrued interest and penalties included in the long-term tax liability, of which less than $0.1 million was recognized in 2010.
     The Company files tax returns in the U.S. federal jurisdiction and in various U.S. state jurisdictions, and is subject to examination by taxing authorities in all of these jurisdictions. From time to time, the Company’s tax returns are reviewed or audited by various U.S. state taxing authorities. The Company believes that adjustments, if any, resulting from these reviews or audits would not be material, individually or in the aggregate, to the Company’s financial position, results of operations or liquidity. It is reasonably possible that the amount of unrecognized tax benefits related to certain of the Company’s tax positions will increase or decrease in the next twelve months as audits or reviews are initiated and settled. At this time, an estimate of the range of a reasonably possible change cannot be made. With few exceptions, the Company is not subject to income tax examinations by U.S. federal or state jurisdictions for fiscal years prior to 2005.
15. COMMITMENTS
     Supply Agreements
     Westmoreland Partners, which owns ROVA, has two coal supply agreements with TECO Coal Corporation, or TECO. If Westmoreland Partners continues to purchase coal under these contracts at the current volume and pricing, then Westmoreland Partners would be obligated to pay TECO $28.6 million in each of the years of 2011, 2012, 2013, $17.1 million for 2014 and $2.8 million for 2015.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Leases
     The gross value of property, plant, equipment and mine development assets under capital leases was $37.5 million and $46.9 million as of December 31, 2010 and 2009, respectively, related primarily to the leasing of mining equipment. The accumulated amortization for these items was $11.0 million and $9.5 million at December 31, 2010 and 2009, respectively.
     Future minimum capital and operating lease payments as of December 31, 2010, are as follows:

	Year Ended December 31, 2010
	Capital Leases	Operating Leases
	(In thousands)
2011	$8,714	$6,665
2012	8,319	4,243
2013	7,077	2,827
2014	4,461	2,233
2015	1,617	1,625
Thereafter	105	718

Total minimum lease payments	$30,293	$18,311

Less imputed interest	(4,064)

Present value of minimum capital lease payments	$26,229

     Rental expense under operating leases during the years ended December 31, 2010, 2009 and 2008 totaled $6.0 million, $6.7 million and $4.9 million, respectively.
     The Company leases certain of its coal reserves from third parties and pays royalties based on either a per ton rate or as a percentage of revenues received. Royalties charged to expense under all such lease agreements amounted to $41.3 million, $29.7 million and $35.7 million in the years ended December 31, 2010, 2009 and 2008, respectively.
16. CONTINGENCIES
     The Company is a party to numerous claims and lawsuits with respect to various matters. The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably estimable. After conferring with counsel, it is the opinion of management that the ultimate resolution of pending claims will not have a material adverse effect on the consolidated financial condition, results of operations, or liquidity of the Company.
17. BUSINESS SEGMENT INFORMATION
     Segment information is based on a management approach, which requires segmentation based upon the Company’s internal organization and reporting of revenue and operating income.
     The Company’s operations are classified into four segments: coal, power, heritage and corporate. The coal segment includes the production and sale of coal from Montana, North Dakota and Texas. The power segment includes its ROVA operations located in North Carolina. The heritage segment costs primarily include benefits the Company provides to former mining operation employees as well as other administrative costs associated with providing those benefits and cost containment efforts. The corporate segment primarily consists of corporate administrative expenses.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
     Summarized financial information by segment is as follows:

	Coal	Power	Heritage	Corporate	Consolidated
	(In thousands)
December 31, 2010
Revenues	$418,058	$87,999	$—	$—	$506,057
Operating income (loss)	32,922	11,721	(15,968)	(8,154)	20,521
Total assets	520,722	207,643	12,283	9,658	750,306
Capital expenditures	20,056	2,207	—	551	22,814
December 31, 2009
Revenues	$361,206	$82,162	$—	$—	$443,368
Operating income (loss)	476	7,672	(31,770)	(8,152)	(31,774)
Total assets	537,924	216,685	4,634	13,485	772,728
Capital expenditures	30,078	4,251	—	217	34,546
December 31, 2008
Revenues	$419,806	$89,890	$—	$—	$509,696
Restructuring charges	155	—	—	1,854	2,009
Operating income (loss)	15,211	16,920	(35,472)	(12,694)	(16,035)
Total assets	557,245	239,083	5,301	11,338	812,967
Capital expenditures	29,534	1,711	—	75	31,320
     A reconciliation of segment income (loss) from operations to loss before income taxes follows:

		Year Ended
	2010	2009	2008
	(In thousands)
Income (loss) from operations	$20,521	$(31,774)	$(16,035)
Interest expense attributable to beneficial conversion feature	—	—	(8,146)
Loss on extinguishment of debt	—	—	(5,178)
Interest expense	(22,992)	(23,733)	(23,130)
Interest income	1,747	3,218	5,125
Other income (loss)	(2,587)	5,991	(284)

Loss before income taxes	$(3,311)	$(46,298)	$(47,648)

     The Company derives its revenues from a few key customers. The customers from which more than 10% of total revenue has been derived and the percentage of total revenue from those customers is summarized as follows:

	2010	2009	2008
	(In thousands)
Customer A — coal	$119,633	$79,502	$131,859
Customer B — coal	80,493	85,334	80,581
Customer C — power	86,926	81,037	88,651
Customer D — coal (1)	64,968	51,187	—
Customer E — coal (2)	—	49,670	—

Percentage of total revenue	70%	78%	60%

(1)	The revenue from Customer D did not exceed 10% in 2008.

(2)	The revenue from Customer E did not exceed 10% in 2010 and 2008.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
18. QUARTERLY FINANCIAL DATA (UNAUDITED)
     Summarized quarterly financial data is as follows:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands; except per share data)
2010:
Revenues	$126,439	$127,632	$124,080	$127,906
Operating income (loss)	5,314	1,333	7,839	6,035
Net income (loss) applicable to common shareholders	(3,195)	919	2,513	(2,122)
Basic income (loss) per common share	$(0.30)	$0.09	$0.23	$(0.19)

2009:
Revenues	$121,798	$104,780	$112,404	$104,386
Operating loss	(4,402)	(6,249)	(9,751)	(11,372)
Net loss applicable to common shareholders	(5,629)	(7,232)	(7,837)	(8,007)
Basic and diluted loss per common share	$(0.59)	$(0.75)	$(0.77)	$(0.78)

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
19. SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION
     Pursuant to the indenture governing the Parent Notes, certain wholly owned subsidiaries of the Company have fully and unconditionally guaranteed the notes on a joint and several basis. The following tables present unaudited consolidating financial information for (i) the issuer of the notes (Westmoreland Coal Company), (ii) the co-issuer of the notes (Westmoreland Partners), (iii) the guarantors under the notes, and (iv) the entities which are not guarantors under the notes:
CONSOLIDATING BALANCE SHEETS
December 31, 2009
(In thousands)

	Parent/		Guarantor	Non-Guarantor	Consolidating
Assets	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Current assets:
Cash and cash equivalents	$755	$138	$—	$9,626	$—	$10,519
Receivables:
Trade	—	13,737	29	32,824	(197)	46,393
Contractual third-party reclamation receivables	—	—	180	7,077	—	7,257
Intercompany receivable/payable	—	—	11,429	(16,592)	5,163	—
Other	424	—	2,686	672	(620)	3,162

	424	13,737	14,324	23,981	4,346	56,812
Inventories	—	2,571	4,415	18,885	—	25,871
Other current assets	454	176	540	4,877	—	6,047

Total current assets	1,633	16,622	19,279	57,369	4,346	99,249

Property, plant and equipment:
Land and mineral rights	—	1,156	17,764	64,774	—	83,694
Capitalized asset retirement cost	—	239	22,016	112,566	—	134,821
Plant and equipment	2,295	214,531	113,388	156,024	—	486,238

	2,295	215,926	153,168	333,364	—	704,753
Less accumulated depreciation, depletion and amortization	(1,830)	(32,953)	(74,566)	(139,220)	—	(248,569)

Net property, plant and equipment	465	182,973	78,602	194,144	—	456,184
Advanced coal royalties	—	—	—	3,056	—	3,056
Reclamation deposits	—	—	—	73,067	—	73,067
Restricted investments and bond collateral	9,958	8,705	9,226	20,299	—	48,188
Contractual third-party reclamation receivables, less current portion	—	—	120	74,869	—	74,989
Deferred income taxes	—	—	—	—	2,341	2,341
Intangible assets	—	7,842	—	939	—	8,781
Investment in subsidiaries	110,341	—	(664)	3,770	(113,447)	—
Other assets	451	543	1,926	3,953	—	6,873

Total assets	$122,848	$216,685	$108,489	$431,466	$(106,760)	$772,728

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
CONSOLIDATING BALANCE SHEETS
December 31, 2009
(In thousands)

				Non-
	Parent/		Guarantor	Guarantor	Consolidating
Liabilities and Stockholders’ Deficit	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Current liabilities
Current installments of long-term debt	$11,154	$9,806	$14,469	$5,660	$—	$41,089
Revolving lines of credit	—	—	16,400	—	—	16,400
Accounts payable and accrued expenses:
Trade	2,854	7,469	2,887	27,033	(979)	39,264
Production taxes	—	2	2,406	22,102	—	24,510
Workers’ compensation	1,031	—	—	—	—	1,031
Postretirement medical benefits	13,198	—	—	1,303	—	14,501
SERP	306	—	—	—	—	306
Deferred revenue	—	6,840	724	1,196	—	8,760
Asset retirement obligations	—	—	4,512	11,001	—	15,513
Other current liabilities	853	942	3,777	7,279	—	12,851

Total current liabilities	29,396	25,059	45,175	75,574	(979)	174,225

Long-term debt, less current installments	—	46,648	7,745	142,813	—	197,206
Workers’ compensation, less current portion	10,188	—	—	—	—	10,188
Excess of pneumoconiosis benefit obligation over trust assets	786	—	—	—	—	786
Postretirement medical benefits, less current portion	151,057	—	—	24,665	—	175,722
Pension and SERP obligations, less current portion	20,626	178	—	6,023	—	26,827
Deferred revenue, less current portion	—	75,283	—	8,960	—	84,243
Asset retirement obligations, less current portion	—	664	27,916	200,522	—	229,102
Intangible liabilities	—	9,682	—	618	—	10,300
Other liabilities	656	30	538	1,684	3,020	5,928
Intercompany receivable/payable	51,938	—	(20,896)	28,891	(59,933)	—

Total liabilities	264,647	157,544	60,478	489,750	(57,892)	914,527

Shareholders’ deficit:
Preferred stock	160	—	—	—	—	160
Common stock	25,864	5	110	132	(247)	25,864
Other paid-in capital	91,432	1	15,921	48,646	(64,568)	91,432
Accumulated other comprehensive income (loss)	(31,223)	(164)	106	(11,199)	11,257	(31,223)
Accumulated earnings (deficit)	(226,215)	59,299	31,874	(95,863)	4,690	(226,215)

Total Westmoreland Coal Company shareholders’ deficit	(139,982)	59,141	48,011	(58,284)	(48,868)	(139,982)
Noncontrolling interest	(1,817)	—	—	—	—	(1,817)

Total equity (deficit)	(141,799)	59,141	48,011	(58,284)	(48,868)	(141,799)

Total liabilities and shareholders’ deficit	$122,848	$216,685	$108,489	$431,466	$(106,760)	$772,728

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
CONSOLIDATING BALANCE SHEETS
December 31, 2010
(In thousands)

				Non-
	Parent/		Guarantor	Guarantor	Consolidating
Assets	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Current assets:
Cash and cash equivalents	$271	$880	$—	$4,624	$—	$5,775
Receivables:
Trade	—	14,148	65	36,365	—	50,578
Contractual third-party reclamation receivables	—	—	135	7,608	—	7,743
Intercompany receivable/payable	—	—	10,193	(21,544)	11,351	—
Other	66	198	4,917	1,530	(2,166)	4,545

	66	14,346	15,310	23,959	9,185	62,866

Inventories	—	1,935	4,624	17,012	—	23,571
Other current assets	796	224	469	3,944	(98)	5,335

Total current assets	1,133	17,385	20,403	49,539	9,087	97,547

Property, plant and equipment:
Land and mineral rights	—	1,156	17,806	64,862	—	83,824
Capitalized asset retirement cost	—	239	20,463	94,154	—	114,856
Plant and equipment	2,611	215,851	117,360	170,839	—	506,661

	2,611	217,246	155,629	329,855	—	705,341
Less accumulated depreciation, depletion and amortization	(1,987)	(42,156)	(82,239)	(162,004)	—	(288,386)

Net property, plant and equipment	624	175,090	73,390	167,851	—	416,955
Advanced coal royalties	—	—	998	2,697	—	3,695
Reclamation deposits	—	—	—	72,274	—	72,274
Restricted investments and bond collateral	11,816	8,563	10,956	24,049	—	55,384
Contractual third-party reclamation receivables, less current portion	—	—	390	87,349	—	87,739
Deferred income taxes	—	—	—	—	2,458	2,458
Intangible assets	—	6,203	—	352	—	6,555
Investment in subsidiaries	115,612	—	(717)	3,770	(118,665)	—
Other assets	2,060	401	1,683	3,555	—	7,699

Total assets	$131,245	$207,642	$107,103	$411,436	$(107,120)	$750,306

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
CONSOLIDATING BALANCE SHEETS
December 31, 2010
(In thousands)

				Non-
	Parent/		Guarantor	Guarantor	Consolidating
Liabilities and Stockholders’ Deficit	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Current liabilities
Current installments of long-term debt	$—	$—	$2,255	$12,718	$—	$14,973
Accounts payable and accrued expenses:
Trade	5,187	8,549	3,283	31,709	(2,481)	46,247
Production taxes	—	2	1,084	25,231	—	26,317
Workers’ compensation	954	—	—	—	—	954
Postretirement medical benefits	12,198	—	—	1,383	—	13,581
SERP	304	—	—	—	—	304
Deferred revenue	—	8,805	349	1,055	—	10,209
Asset retirement obligations	—	—	3,371	11,143	—	14,514
Other current liabilities	249	782	3,138	2,164	(92)	6,241

Total current liabilities	18,892	18,138	13,480	85,403	(2,573)	133,340

Long-term debt, less current installments	13,671	46,648	15,166	133,246	—	208,731
Revolving lines of credit, less current portion	—	—	16,900	1,500	—	18,400
Workers’ compensation, less current portion	9,424	—	—	—	—	9,424
Excess of pneumoconiosis benefit obligation over trust assets	2,246	—	—	—	—	2,246
Postretirement medical benefits, less current portion	169,677	—	—	27,602	—	197,279
Pension and SERP obligations, less current portion	16,105	154	—	4,203	—	20,462
Deferred revenue, less current portion	—	67,308	—	8,087	—	75,395
Asset retirement obligations, less current portion	—	715	28,967	197,447	—	227,129
Intangible liabilities	—	8,663	—	—	—	8,663
Other liabilities	4,153	—	3,149	1,409	2,881	11,592
Intercompany receivable/payable	59,432	—	(19,590)	26,424	(66,266)	—

Total liabilities	293,600	141,626	58,072	485,321	(65,958)	912,661

Shareholders’ deficit:
Preferred stock	160	—	—	—	—	160
Common stock	27,901	5	110	132	(247)	27,901
Other paid-in capital	98,466	30	16,036	53,264	(69,330)	98,466
Accumulated other comprehensive income (loss)	(57,680)	(203)	120	(14,353)	14,436	(57,680)
Accumulated earnings (deficit)	(226,740)	66,184	32,765	(112,928)	13,979	(226,740)

Total Westmoreland Coal Company shareholders’ deficit	(157,893)	66,016	49,031	(73,885)	(41,162)	(157,893)
Noncontrolling interest	(4,462)	—	—	—	—	(4,462)

Total equity (deficit)	(162,355)	66,016	49,031	(73,885)	(41,162)	(162,355)

Total liabilities and stockholders’ deficit	$131,245	$207,642	$107,103	$411,436	$(107,120)	$750,306

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
CONSOLIDATING STATEMENTS OF OPERATIONS
Year Ended December 31, 2008
(In thousands)

				Non-
	Parent/		Guarantor	Guarantor	Consolidating
	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Revenues	$—	$90,006	$76,367	$354,939	$(11,616)	$509,696

Costs and expenses:
Cost of sales	—	59,761	62,922	298,728	(11,616)	409,795
Depreciation, depletion and amortization	381	9,780	6,898	24,328	—	41,387
Selling and administrative	12,585	3,867	4,872	19,189	—	40,513
Heritage health benefit expenses	32,104	—	—	1,348	—	33,452
Restructuring charges	1,854	—	120	35	—	2,009
Gain (loss) on sales of assets	1	(876)	(6)	(544)	—	(1,425)

	46,925	72,532	74,806	343,084	(11,616)	525,731

Operating income (loss)	(46,925)	17,474	1,561	11,855	—	(16,035)
Other income (expense):					—	—
Interest expense	(9,385)	(1,351)	(1,542)	(10,852)	—	(23,130)
Interest expense attributable to beneficial conversion feature	—	(8,146)	—	—	—	(8,146)
Loss on extinguishment of debt	—	(1,345)	—	(3,833)	—	(5,178)
Interest income	532	511	265	4,017	(200)	5,125
Other income (loss)	66	—	—	(350)	—	(284)

	(8,787)	(10,331)	(1,277)	(11,018)	(200)	(31,613)

Loss before income taxes and income of consolidated subsidiaries	(55,712)	7,143	284	837	(200)	(47,648)
Equity in income of subsidiaries	(7,172)	—	—	—	7,172	—

Loss before income taxes	(48,540)	7,143	284	837	(7,372)	(47,648)
Income tax expense (benefit)	27	11,883	138	4,510	(15,639)	919

Net income (loss)	$(48,567)	$(4,740)	$146	$(3,673)	$8,267	$(48,567)

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
CONSOLIDATING STATEMENTS OF OPERATIONS
Year Ended December 31, 2009
(In thousands)

				Non-
	Parent/		Guarantor	Guarantor	Consolidating
	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Revenues	$—	$82,162	$52,643	$360,117	$(51,554)	$443,368

Costs and expenses:
Cost of sales	—	60,504	46,966	317,154	(51,554)	373,070
Depreciation, depletion and amortization	418	9,764	8,265	25,807	—	44,254
Selling and administrative	11,585	4,231	4,682	20,114	—	40,612
Heritage health benefit expenses	26,813	—	—	1,261	—	28,074
Gain (loss) on sales of assets	—	12	78	101	—	191
Other operating income	—	—	(11,059)	—	—	(11,059)

	38,816	74,511	48,932	364,437	(51,554)	475,142

Operating income (loss)	(38,816)	7,651	3,711	(4,320)	—	(31,774)
Other income (expense):
Interest expense	(2,618)	(5,946)	(2,195)	(12,977)	3	(23,733)
Interest income	376	120	446	2,344	(68)	3,218
Other income (loss)	5,691	448	28	(176)	—	5,991

	3,449	(5,378)	(1,721)	(10,809)	(65)	(14,524)

Loss before income taxes and income of consolidated subsidiaries	(35,367)	2,273	1,990	(15,129)	(65)	(46,298)
Equity in income of subsidiaries	10,869	—	—	—	(10,869)	—

Loss before income taxes	(46,236)	2,273	1,990	(15,129)	10,804	(46,298)
Income tax expense (benefit)	(17,074)	3,812	106	(4,224)	244	(17,136)

Net income (loss)	(29,162)	(1,539)	1,884	(10,905)	10,560	(29,162)
Less net loss attributable to noncontrolling interest	(1,817)	—	—	—	—	(1,817)

Net loss attributable to the Parent company	$(27,345)	$(1,539)	$1,884	$(10,905)	$10,560	$(27,345)

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
CONSOLIDATING STATEMENTS OF OPERATIONS
Year Ended December 31, 2010
(In thousands)

				Non-
	Parent/		Guarantor	Guarantor	Consolidating
	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Revenues	$—	$87,999	$52,201	$416,410	$(50,553)	$506,057

Costs and expenses:
Cost of sales	—	61,739	44,943	338,698	(50,553)	394,827
Depreciation, depletion and amortization	391	10,131	7,897	26,271	—	44,690
Selling and administrative	9,292	4,287	4,140	21,905	(143)	39,481
Heritage health benefit expenses	13,732	—	—	689	—	14,421
Gain (loss) on sales of assets	—	122	(5)	109	—	226
Other operating income	—	—	(8,109)	—	—	(8,109)

	23,415	76,279	48,866	387,672	(50,696)	485,536

Operating income (loss)	(23,415)	11,720	3,335	28,738	143	20,521
Other income (expense):
Interest expense	(3,195)	(4,659)	(2,534)	(12,723)	119	(22,992)
Interest income	246	36	141	1,448	(124)	1,747
Other income (loss)	(3,389)	30	48	724	—	(2,587)

	(6,338)	(4,593)	(2,345)	(10,551)	(5)	(23,832)

Loss before income taxes and income of consolidated subsidiaries	(29,753)	7,127	990	18,187	138	(3,311)
Equity in income of subsidiaries	(26,268)	—	—	—	26,268	—

Loss before income taxes	(3,485)	7,127	990	18,187	(26,130)	(3,311)
Income tax expense (benefit)	(315)	368	21	3,945	(4,160)	(141)

Net income (loss)	(3,170)	6,759	969	14,242	(21,970)	(3,170)
Less net loss attributable to noncontrolling interest	(2,645)	—	—	—	—	(2,645)

Net loss attributable to the Parent company	$(525)	$6,759	$969	$14,242	$(21,970)	$(525)

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
CONSOLIDATING STATEMENTS OF CASH FLOWS
Year Ended December 31, 2008
(In thousands)

				Non-
	Parent/		Guarantor	Guarantor	Consolidating
Statements of Cash Flows	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Cash flows from operating activities:
Net loss	$(48,567)	$(4,740)	$146	$(3,673)	$8,267	$(48,567)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in income of subsidiaries	(7,172)	—	—	—	7,172	—
Depreciation, depletion, and amortization	381	9,780	6,898	24,328	—	41,387
Accretion of asset retirement obligation and receivable	—	32	950	8,546	—	9,528
Amortization of intangible assets and liabilities, net	—	620	24	(46)	—	598
Share-based compensation	2,733	—	—	—	—	2,733
Restructuring charges	1,854	—	120	35	—	2,009
Loss (gain) on sale of assets	1	(876)	(6)	(544)	—	(1,425)
Loss on extinguishment of debt	—	1,102	—	1,190	—	2,292
Amortization of deferred financing costs	78	(105)	132	734	—	839
Non-cash interest expense	8,934	—	—	—	—	8,934
Loss on investments securities	271	—	—	629	—	900
Changes in operating assets and liabilities:
Receivables, net	(526)	(3,546)	4,510	(8,579)	1,901	(6,240)
Inventories	—	959	(787)	3,972	—	4,144
Excess of pneumoconiosis benefit obligation over trust assets	(23)	—	—	—	—	(23)
Accounts payable and accrued expenses	(1,010)	(406)	(6,105)	10,446	(924)	2,001
Deferred revenue	—	28,774	133	270	—	29,177
Accrual for workers’ compensation	3,316	—	—	—	—	3,316
Asset retirement obligations	—	—	—	(889)	—	(889)
Accrual for postretirement medical benefits	3,175	—	—	6,846	—	10,021
Pension and SERP obligations	(6,701)	—	—	4,822	(237)	(2,116)
Other assets and liabilities	(750)	(2,302)	2,892	(2,611)	(603)	(3,374)

Net cash provided by (used in) operating activities	(44,006)	29,292	8,907	45,476	15,576	55,245

Cash flows from investing activities:
Distributions received from subsidiaries	35,525	—	—	—	(35,525)	—
Additions to property, plant and equipment	(75)	(1,711)	(2,364)	(27,170)	—	(31,320)
Change in restricted investments and bond collateral and reclamation deposits	(1,274)	19,868	(2,252)	8,024	(47)	24,319
Net proceeds from sales of assets	—	876	672	1,093	—	2,641
Receivable from customer for property and equipment purchases	—	—	—	(2,228)	—	(2,228)

Net cash provided by (used in) investing activities	34,176	19,033	(3,944)	(20,281)	(35,572)	(6,588)

Cash flows from financing activities:
Change in book overdrafts	59	—	344	(5,446)	—	(5,043)
Borrowings from long-term debt	15,000	64,880	—	125,497	—	205,377
Repayments of long-term debt	—	(132,070)	(2,680)	(85,035)	—	(219,785)
Borrowings on revolving lines of credit	—	—	70,100	99,500	—	169,600
Repayments on revolving lines of credit	—	—	(71,500)	(102,000)	—	(173,500)
Debt issuance costs	(623)	(296)	(225)	(4,160)	—	(5,304)
Exercise of stock options	203	—	—	—	—	203
Dividends/distributions	—	(21,000)	—	(14,525)	35,525	—
Transactions with Parent/affiliates	(4,159)	30,151	(1,599)	(8,864)	(15,529)	—

Net cash provided by (used in) financing activities	10,480	(58,335)	(5,560)	4,967	19,996	(28,452)

Net increase (decrease) in cash and cash equivalents	650	(10,010)	(597)	30,162	—	20,205
Cash and cash equivalents, beginning of year	306	15,674	597	3,159	—	19,736

Cash and cash equivalents, end of year	$956	$5,664	$—	$33,321	$—	$39,941

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
CONSOLIDATING STATEMENTS OF CASH FLOWS
Year Ended December 31, 2009
(In thousands)

				Non-
	Parent/		Guarantor	Guarantor	Consolidating
Statements of Cash Flows	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Cash flows from operating activities:
Net loss	$(29,162)	$(1,539)	$1,884	$(10,905)	$10,560	$(29,162)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in income of subsidiaries	10,869	—	—	—	(10,869)	—
Gain on derivative instruments	(5,674)	(448)	—	—	—	(6,122)
Depreciation, depletion, and amortization	418	9,764	8,265	25,807	—	44,254
Accretion of asset retirement obligation and receivable	—	34	1,291	8,649	—	9,974
Amortization of intangible assets and liabilities, net	—	621	—	(342)	—	279
Non-cash tax benefits	(17,062)	—	—	—	—	(17,062)
Share-based compensation	2,552	—	—	—	—	2,552
Loss (gain) on sale of assets	—	12	78	101	—	191
Amortization of deferred financing costs	1,143	(313)	572	573	—	1,975
Non-cash interest expense	1,470	—	—	—	—	1,470
Gain (loss) on investments securities	(11)	—	—	423	—	412
Changes in operating assets and liabilities:
Receivables, net	102	8,341	661	7,910	(1,511)	15,503
Inventories	—	(730)	(617)	130	—	(1,217)
Excess of pneumoconiosis benefit obligation over trust assets	3,025	—	—	—	—	3,025
Accounts payable and accrued expenses	(123)	(61)	(3,990)	(9,577)	(51)	(13,802)
Deferred revenue	—	11,216	(139)	(591)	—	10,486
Accrual for workers’ compensation	(1,619)	—	—	—	—	(1,619)
Asset retirement obligations	—	—	(307)	(1,912)	—	(2,219)
Accrual for postretirement medical benefits	(3,362)	—	—	11,124	—	7,762
Pension and SERP obligations	2,682	—	—	491	—	3,173
Other assets and liabilities	(1,220)	(2,427)	(2,307)	5,879	(330)	(405)

Net cash provided by (used in) operating activities	(35,972)	24,470	5,391	37,760	(2,201)	29,448

Cash flows from investing activities:
Distributions received from subsidiaries	26,399	—	—	—	(26,399)	—
Additions to property, plant and equipment	(218)	(4,251)	(3,919)	(26,158)	—	(34,546)
Change in restricted investments and bond collateral and reclamation deposits	(2,239)	2,266	(1,399)	(3,229)	—	(4,601)
Net proceeds from sales of assets	—	—	105	832	—	937
Proceeds from the sale of investments	415	—	—	381	—	796
Receivable from customer for property and equipment purchases	—	—	—	(1,183)	—	(1,183)

Net cash provided by (used in) investing activities	24,357	(1,985)	(5,213)	(29,357)	(26,399)	(38,597)

Cash flows from financing activities:
Change in book overdrafts	(291)	—	244	643	—	596
Borrowings from long-term debt	—	—	7,764	798	—	8,562
Repayments of long-term debt	—	(25,845)	(3,719)	(5,711)	—	(35,275)
Borrowings on revolving lines of credit	—	—	79,116	15,000	—	94,116
Repayments on revolving lines of credit	—	—	(73,016)	(15,000)	—	(88,016)
Debt issuance costs	—	—	(256)	—	—	(256)
Dividends/distributions	—	(7,706)	—	(18,693)	26,399	—
Transactions with Parent/affiliates	11,705	5,540	(10,311)	(9,135)	2,201	—

Net cash provided by (used in) financing activities	11,414	(28,011)	(178)	(32,098)	28,600	(20,273)

Net increase (decrease) in cash and cash equivalents	(201)	(5,526)	—	(23,695)	—	(29,422)
Cash and cash equivalents, beginning of year	956	5,664	—	33,321	—	39,941

Cash and cash equivalents, end of year	$755	$138	$—	$9,626	$—	$10,519

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements (Cont.)
CONSOLIDATING STATEMENTS OF CASH FLOWS
Year Ended December 31, 2010
(In thousands)

				Non-
	Parent/		Guarantor	Guarantor	Consolidating
Statements of Cash Flows	Issuer	Co-Issuer	Subsidiaries	Subsidiaries	Adjustments	Total

Cash flows from operating activities:
Net loss	$(3,170)	$6,759	$969	$14,242	$(21,970)	$(3,170)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in income of subsidiaries	(26,268)	—	—	—	26,268	—
Gain on derivative instruments	3,486	(30)	—	—	—	3,456
Depreciation, depletion, and amortization	391	10,131	7,897	26,271	—	44,690
Accretion of asset retirement obligation and receivable	—	51	3,007	8,482	—	11,540
Amortization of intangible assets and liabilities, net	—	621	—	(31)	—	590
Share-based compensation	4,049	—	—	—	—	4,049
Loss (gain) on sale of assets	—	122	(5)	109	—	226
Amortization of deferred financing costs	1,489	(308)	450	673	—	2,304
Non-cash interest expense	1,236	—	—	—	—	1,236
Gain on investments securities	(97)	—	—	(507)	—	(604)
Changes in operating assets and liabilities:
Receivables, net	358	(609)	(2,266)	(3,367)	1,156	(4,728)
Inventories	—	635	(208)	1,873	—	2,300
Excess of pneumoconiosis benefit obligation over trust assets	1,460	—	—	—	—	1,460
Accounts payable and accrued expenses	2,333	884	(863)	8,189	(1,502)	9,041
Deferred revenue	—	(6,010)	(375)	(1,014)	—	(7,399)
Accrual for workers’ compensation	(841)	—	—	—	—	(841)
Asset retirement obligations	—	—	(1,769)	(6,014)	—	(7,783)
Accrual for postretirement medical benefits	(2,813)	—	—	(19)	—	(2,832)
Pension and SERP obligations	(6,828)	—	93	2,833	—	(3,902)
Other assets and liabilities	(923)	(211)	898	(3,986)	(58)	(4,280)

Net cash provided by (used in) operating activities	(26,138)	12,035	7,828	47,734	3,894	45,353

Cash flows from investing activities:
Distributions received from subsidiaries	31,300	—	—	—	(31,300)	—
Additions to property, plant and equipment	(550)	(2,207)	(4,275)	(15,782)	—	(22,814)
Change in restricted investments and bond collateral and reclamation deposits	(1,714)	142	(1,716)	(5,257)	—	(8,545)
Net proceeds from sales of assets	—	1	66	645	—	712
Proceeds from the sale of investments	156	—	—	2,151	—	2,307
Receivable from customer for property and equipment purchases	—	—	—	(840)	—	(840)

Net cash provided by (used in) investing activities	29,192	(2,064)	(5,925)	(19,083)	(31,300)	(29,180)

Cash flows from financing activities:
Change in book overdrafts	(111)	—	57	(541)	—	(595)
Repayments of long-term debt	—	(9,355)	(4,440)	(6,610)	—	(20,405)
Borrowings on revolving lines of credit	—	7,300	91,500	72,100	—	170,900
Repayments on revolving lines of credit	—	(7,300)	(91,000)	(70,600)	—	(168,900)
Debt issuance costs	(1,718)	—	(207)	—	—	(1,925)
Exercise of stock options	8	—	—	—	—	8
Dividends/distributions	—	—	—	(31,300)	31,300	—
Transactions with Parent/affiliates	(1,717)	126	2,187	3,298	(3,894)	—

Net cash provided by (used in) financing activities	(3,538)	(9,229)	(1,903)	(33,653)	27,406	(20,917)

Net increase (decrease) in cash and cash equivalents	(484)	742	—	(5,002)	—	(4,744)
Cash and cash equivalents, beginning of year	755	138	—	9,626	—	10,519

Cash and cash equivalents, end of year	$271	$880	$—	$4,624	$—	$5,775

WESTMORELAND RESOURCES, INC. AND SUBSIDIARY
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder of
Westmoreland Resources, Inc.
We have audited the accompanying consolidated balance sheets of Westmoreland Resources, Inc. and subsidiary (the Company) (a wholly owned subsidiary of Westmoreland Coal Company) as of December 31, 2010 and 2009 and the related consolidated statements of operations, shareholder’s equity and comprehensive income (loss) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westmoreland Resources, Inc. and subsidiary as of December 31, 2010 and 2009, and the result of their operations and their cash flow for the years then ended in conformity with U.S. generally accepted accounting principles.
/s/ ERNST & YOUNG LLP
Denver, Colorado
June 3, 2011

WESTMORELAND RESOURCES, INC. AND SUBSIDIARY
Independent Auditors’ Report
The Board of Directors
Westmoreland Resources, Inc:
We have audited the accompanying consolidated statements of operations, shareholder’s deficit and comprehensive loss, and cash flows of Westmoreland Resources, Inc. (the Company) ( a wholly owned subsidiary of Westmoreland Coal Company) for the year ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of Westmoreland Resources, Inc operations and their cash flows for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
The consolidated financial statements have been prepared assuming the Company will continue as a going concern. During the year ended December 31, 2008, Westmoreland Coal Company had suffered recurring losses from operations, had a working capital deficit, and had a net capital deficiency that raised substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
/s/ KPMG LLP
Denver, Colorado
April 24, 2009

Westmoreland Resources, Inc. and Subsidiary
Consolidated Balance Sheets
December 31, 2010 and 2009
(In thousands)

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$583	$923
Accounts receivable
Trade	3,712	3,427
Other	2,435	1,713

	6,147	5,140
Inventories	4,320	3,786
Other current assets	603	719

Total current assets	11,653	10,568

Property, plant and equipment, at cost:
Land and mineral rights	17,806	17,764
Plant and equipment	117,321	113,347
Asset retirement costs	20,463	22,016

	155,590	153,127
Less accumulated depreciation, depletion and amortization	(82,233)	(74,534)

Net property, plant and equipment	73,357	78,593
Restricted investments and bond collateral	10,956	9,226
Contractual third-party reclamation receivables	390	120
Advanced coal royalties	998	—
Intangible assets, net of accumulated amortization of $1.5 million at December 31, 2010 and $1.0 million at 2009	—	550
Other assets	1,683	1,927

Total assets	$99,037	$100,984

Liabilities and Shareholder’s Equity
Current liabilities:
Current installments of long-term debt	$2,255	$14,117
Revolving line of credit	—	16,400
Accounts payable	4,682	3,949
Book overdrafts	695	618
Payable to related parties	465	953
Accrued expenses	7,461	7,482
Asset retirement obligations	3,371	4,512
Other current liabilities	2,214	3,001

Total current liabilities	21,143	51,032

Long-term debt, less current installments	15,166	7,744
Revolving line of credit, less current installments	16,900	—
Asset retirement obligations, less current portion	28,967	27,916
Other liabilities	3,149	1,156

Total liabilities	85,325	87,848

Shareholder’s equity:
Common stock of $1 par value. Authorized 40,000 shares; issued and outstanding 10,000 shares at December 31, 2010 and December 31, 2009	10	10
Additional paid-in capital	15,526	15,412
Advances to Parent	(13,387)	(16,171)
Accumulated other comprehensive income	120	106
Retained earnings	15,905	15,596

Total Westmoreland Resources Inc. shareholder’s equity	18,174	14,953
Noncontrolling interest	(4,462)	(1,817)

Total shareholder’s equity	13,712	13,136

Total liabilities and shareholder’s equity	$99,037	$100,984

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Resources, Inc. and Subsidiary
Consolidated Statements of Operations
Years Ended December 31, 2010, 2009 and 2008
(In thousands, except per share data)

	2010	2009	2008
Revenues	$74,997	$78,360	$80,148
Costs and expenses:
Cost of coal and operating expenses	71,614	74,931	67,859
Depreciation, depletion, and amortization	7,886	8,252	6,885
Selling and administrative	3,437	3,797	4,074
Restructuring charge	—	—	120
Loss (gain) on sale of assets	19	78	(6)
Other operating income	(8,109)	(11,059)	—

	74,847	75,999	78,932

Operating income	150	2,361	1,216
Other income (expense):
Interest expense	(2,534)	(2,195)	(1,543)
Interest income	21	443	266
Other	48	28	—

	(2,465)	(1,724)	(1,277)

Income (loss) before income taxes	(2,315)	637	(61)
Income tax expense	21	106	138

Net income (loss)	(2,336)	531	(199)
Less: net loss attributable to noncontrolling interests	(2,645)	(1,817)	—

Net income (loss) attributable to Parent company	$309	$2,348	$(199)

Net income (loss) per share applicable to Parent company	$30.90	$234.80	$(19.90)

Weighted average number of common shares outstanding	10	10	10

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Resources, Inc. and Subsidiary
Consolidated Statements of Shareholder’s Equity and Comprehensive Income (Loss)
Years Ended December 31, 2010, 2009 and 2008
(In thousands)

				Accumulated Other
		Additional	Advances from (to)	Comprehensive		Noncontrolling	Total Shareholder’s
	Common stock	paid-in capital	Parent	Income (Loss)	Retained Earnings	Interest	Equity
Balance, December 31, 2007	$10	$15,167	$(3,164)	$—	$13,447	$—	$25,460
Adjustment for utilization of tax losses of Westmoreland Coal Company	—	138	—	—	—	—	138
Advances to Parent	—	—	(1,691)	—	—	—	(1,691)
Unrealized gain on available-for-sale securities	—	—	—	61	—	—	61
Net loss	—	—	—	—	(199)	—	(199)

Comprehensive loss							(138)

Balance, December 31, 2008	$10	$15,305	$(4,855)	$61	$13,248	$—	$23,769
Adjustment for utilization of tax losses of Westmoreland Coal Company	—	107	—	—	—	—	107
Advances to Parent	—	—	(11,316)	—	—	—	(11,316)
Unrealized gain on available-for-sale securities	—	—	—	45	—	—	45
Net income	—	—	—	—	2,348	(1,817)	531

Comprehensive income							576

Balance, December 31, 2009	$10	$15,412	$(16,171)	$106	$15,596	$(1,817)	$13,136
Contribution of Westmoreland Coal Company common stock to pension plan on the Company’s behalf	—	93	—	—	—	—	93
Adjustment for utilization of tax losses of Westmoreland Coal Company	—	21	—	—	—	—	21
Advances from Parent	—	—	2,784	—	—	—	2,784
Unrealized gain on available-for-sale securities	—	—	—	14	—	—	14
Net loss	—	—	—	—	309	(2,645)	(2,336)

Comprehensive loss							(2,322)

Balance, December 31, 2010	$10	$15,526	$(13,387)	$120	$15,905	$(4,462)	$13,712

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Resources, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended December 31, 2010, 2009 and 2008
(In thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$(2,336)	$531	$(199)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	7,886	8,252	6,885
Restructuring charge	—	—	120
Accretion of asset retirement obligation and receivable	3,007	1,346	980
Postretirement medical benefit costs allocated by Parent, net of payments	1	81	75
Pension contributions, net of pension costs allocated by Parent	(175)	(30)	28
Loss (gain) on sale of assets	19	78	(6)
Amortization of deferred financing costs	450	575	133
Amortization of intangible assets and liabilities, net	(67)	(385)	(79)
Utilization of tax losses of Westmoreland Coal Company	21	107	138
Change in:
Accounts receivable	(1,007)	1,105	1,002
Inventories	(534)	(507)	(854)
Accounts payable	687	(1,946)	(1,398)
Payable to related parties	(1,219)	802	(361)
Deferred revenues	—	(285)	(445)
Asset retirement obligation	(1,814)	(199)	(14)
Other assets and liabilities	1,941	(2,521)	3,445

Net cash provided by operating activities	6,860	7,004	9,450

Cash flows from investing activities:
Additions to property, plant and equipment	(4,240)	(3,920)	(2,377)
Increase in restricted investments and bond collateral	(1,716)	(1,399)	(2,252)
Proceeds from sales of assets	41	103	672

Net cash used in investing activities	(5,915)	(5,216)	(3,957)

Cash flows from financing activities:
Increase in book overdrafts	77	227	391
Borrowings from long-term debt	—	7,764	—
Repayments of long-term debt	(4,440)	(3,725)	(2,679)
Borrowings on revolving line of credit	91,500	79,116	70,100
Repayments on revolving line of credit	(91,000)	(73,016)	(71,500)
Deferred financing costs	(206)	(256)	(225)
Advances from (to) Parent	2,784	(11,316)	(1,794)

Net cash used in financing activities	(1,285)	(1,206)	(5,707)

Net increase (decrease) in cash and cash equivalents	(340)	582	(214)
Cash and cash equivalents, beginning of year	923	341	555

Cash and cash equivalents, end of year	$583	$923	$341

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,238	$1,801	$1,330

Noncash transactions:
Accrued purchases of property and equipment	$51	$26	$866
Capital leases	—	5,604	914
See accompanying Notes to Consolidated Financial Statements

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(1)	Summary of Significant Accounting Policies
(a)	Nature of Operations

Westmoreland Resources, Inc., or WRI, or the Company, a wholly owned subsidiary of Westmoreland Coal Company, or WCC, or the Parent, owns a surface coal mining operation located in eastern Montana. Coal produced from the Absaloka Mine is sold to electric utilities based in the north central region of the United States. Westmoreland Coal Company owns and operates the Company. All coal reserves are owned by the Crow Tribe of Indians and the mineral rights to the coal reserves are leased by the Company on a long-term basis.

In various transactions in October 2008, the Company formed a limited liability company, Absaloka Coal LLC, which it owns jointly with a newly formed subsidiary, WRI Partners, Inc., to mine and sell coal from the Absaloka Mine. Absaloka Coal LLC subleases the mineral rights from the Company entitling Absaloka Coal LLC to mine up to 40.0 million tons of coal at the Absaloka Mine through 2012. WRI also assigned to Absaloka Coal LLC all of its contracts to sell coal to third parties. The Company sold a 99% interest in Absaloka Coal LLC to a third-party but continues to consolidate Absaloka Coal LLC as the Company has effective control over its operations.

The Company’s financial statements reflect substantially all of its costs of doing business. Common expenses incurred by the Parent on behalf of the Company are charged to the Company based on proportional cost allocations. The Company believes the allocations used are reasonable. However, these financial statements may not necessarily be representative of a stand-alone company.

(b)	WCC Liquidity

On February 4, 2011 through a private placement offering, WCC issued $150.0 million of Senior Secured Notes due in 2018 together with Westmoreland Partners as co-issuer (hereafter, the Parent Notes). Substantially all of the assets of the Company constitute collateral for the Parent Notes as to which the holders of these notes have a first priority lien. WCC received approximately $135.2 million in proceeds from the Parent Notes offering. WCC used the proceeds to pay the outstanding balance on the Company’s term debt. Also, the Company’s credit facility was terminated in February 2011, as result of the Parent Notes offering.

Following the February 4, 2011 Parent Notes offering, WCC has cash on hand in excess of $45 million. WCC also expects increases in coal operating profits and its heritage health benefit expenditures to continue at their reduced 2010 rates. As a result, WCC anticipates that its cash flows from operations, cash on hand and available borrowing capacity will be sufficient to meet its investing, financing, and working capital requirements for the next several years.

As a result of the Parent Notes offering, the Company recorded the current portion of its term debt as non-current liabilities in its consolidated balance sheet at December 31, 2010.

WCC’s liquidity continues to be affected by its heritage health, pension, capital expenditures and bond collateral obligations. Following the February 4, 2011 Parent Notes offering, WCC expects that distributions from the Company and other subsidiaries will comprise a significant source of liquidity. In addition, the cash at WCC’s subsidiary Westmoreland Mining, LLC, or WML, is available to it through quarterly distributions, although it is subject to certain restrictions.

(c)	Consolidation Policy

The Company consolidates any variable interest entity, or VIE, for which the Company is considered the primary beneficiary. The Company provides for noncontrolling interests in consolidated subsidiaries, which the Company’s ownership is less than 100 percent. All intercompany accounts and transactions have been eliminated.

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
A VIE is an entity that is unable to make significant decisions about its activities or does not have the obligation to absorb losses or the right to receive returns generated by its operations. If the entity meets one of these characteristics, then the Company must determine if it is the primary beneficiary of the VIE. The party exposed to the majority of the risks and rewards with the VIE is the primary beneficiary and must consolidate the entity.
The Company has determined that at December 31, 2010, 2009 and 2008 it was the primary beneficiary in Absaloka Coal LLC, a VIE, in which it holds less than a 50% ownership. As a result, the Company has consolidated this entity within its operations.

(d)	Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e)	Cash and Cash Equivalents
Cash and cash equivalents are stated at cost, which approximate fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.

(f)	Accounts Receivable
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company evaluates the need for an allowance for doubtful accounts based on a review of collectability. The Company has determined that no allowance is necessary for accounts receivable as of December 31, 2010 and 2009.

(g)	Inventories
Inventories, which include materials and supplies as well as raw coal, are stated at the lower of cost or market. Cost is determined using the average cost method. Coal inventory costs include labor, supplies, equipment, operating overhead and other related costs.

(h)	Mine Development
At the existing mine, additional pits may be added to increase production capacity in order to meet customer requirements. These expansions may require significant capital to purchase additional equipment, relocate equipment, expand the workforce, build or improve existing haul roads and create the initial pre-production box cut to remove overburden for new pits at the existing operation. If these pits operate in a separate and distinct area of the mine, the costs associated with initially uncovering coal for production are capitalized and amortized over the life of the developed pit consistent with coal industry practices. Once production has begun, mining costs are then expensed as incurred.
Where new pits are routinely developed as part of a contiguous mining sequence, the Company expenses such costs as incurred. The development of a contiguous pit typically reflects the planned progression of an existing pit, thus maintaining production levels from the same mining area utilizing the same employee group and equipment.

(i)	Property, Plant, and Equipment
Property, plant and equipment are recorded at cost. Expenditures that extend the useful lives of existing plant and equipment or increase productivity of the assets are capitalized. Maintenance and repair costs that do not extend the useful life or increase productivity of the asset are expensed as incurred. Coal reserves are recorded at cost, or at fair value in the case of acquired businesses.

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
Coal reserves, mineral rights and mine development costs are depleted based upon estimated recoverable proven and probable reserves. Plant and equipment are depreciated on a straight-line basis over the assets’ estimated useful lives as follows:

Years
Buildings and improvements	15 to 30
Machinery and equipment	3 to 30
The Company assesses the carrying value of its property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing estimated undiscounted cash flows expected to be generated from such assets to their net book value. If net book value exceeds estimated cash flows, the asset is written down to fair value. When an asset is retired or sold, its cost and related accumulated depreciation and depletion are removed from the accounts. The difference between the net book value of the asset and proceeds on disposition is recorded as a gain or loss. Fully depreciated plant and equipment still in use is not eliminated from the accounts.

(j)	Restricted Investments and Bond Collateral
The Company has requirements to maintain restricted cash and investments for bonding requirements. Amounts held are recorded as Restricted investments and bond collateral. Funds in the restricted investment and bond collateral accounts are not available to meet the Company’s operating cash needs.

(k)	Contractual Third-Party Reclamation Receivables
Certain of the Company’s customers have agreed to reimburse the Company for reclamation expenditures as they are incurred. Amounts that are reimbursable by customers are recorded as Contractual third-party reclamation receivables when the related reclamation obligation is recorded.

(l)	Fair Value Measurements
The Company is required to disclose the fair value of financial instruments where practicable. The carrying amounts of cash equivalents, accounts receivable and accounts payable reflected on the balance sheet approximates the fair value of these instruments due to the short duration to maturities. The fair value of the Company’s Level 1 available-for-sale equity securities is generally based on independent third-party market prices.

(m)	Financial Instruments
The Company evaluates all of its financial instruments to determine if such instruments are derivatives, derivatives that qualify for the normal purchase normal sale exception, or instruments, which contain features that qualify them as embedded derivatives. Except for derivatives that qualify for the normal purchase normal sale exception, all financial instruments are recognized in the balance sheet at fair value. Changes in fair value are recognized in earnings if they are not eligible for hedge accounting or Accumulated other comprehensive income (loss) if they qualify for cash flow hedge accounting.
Held-to-maturity financial instruments consist of non-derivative financial assets with fixed or determinable payments and a fixed term, which the Company has the ability and intent to hold until maturity, and, therefore, accounts for them as held-to-maturity securities. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts calculated on the effective interest method. Interest income is recognized when earned.
The Company has securities classified as available-for-sale, which are recorded at fair value. The changes in fair values are recorded as unrealized gains (losses) as a component of Accumulated other comprehensive loss in stockholder’s deficit.

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
The Company reviews its securities routinely for other-than-temporary impairment. The primary factors used to determine if an impairment charge must be recorded because a decline in value of the security is other than temporary include (i) whether the fair value of the investment is significantly below its cost basis, (ii) the financial condition of the issuer of the security, (iii) the length of time that the cost of the security has exceeded its fair value and (iv) the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. Other-than-temporary impairments are recorded as a component of Other income (expense).

(n)	Intangible Assets and Liabilities
Identifiable intangible assets or liabilities acquired in a business combination must be recognized and reported separately from goodwill. The Company has determined that its most significant acquired identifiable intangible assets and liabilities are related to sales and purchase agreements. Intangible assets result from more favorable market prices than contracted prices in sales and purchase agreements as measured during a business combination. Intangible liabilities result from less favorable market prices than contracted prices in sales and purchase agreements as measured during a business combination. The majority of these intangible assets and liabilities are amortized on a straight-line basis over the respective period of the sales and purchase agreements, while the remainder are amortized on a unit-of-production basis. The intangible liabilities are recorded as Other liabilities in the accompanying consolidated balance sheet.
Amortization of intangible assets and liabilities recognized as an increase in Revenues was $0.1 million, $0.4 million and $0.1 million in 2010, 2009 and 2008, respectively.

(o)	Postretirement Medical Benefits and Pension Plans
The Company, through a plan sponsored by WCC, provides certain medical benefits for retired employees and their dependents. Effective September 1, 2009, WCC eliminated these benefits for non-represented employees and retirees. These benefits are provided through an unfunded self-insured program.
WCC requires the costs of postretirement medical benefits other than pensions to be accrued over the employees’ period of active service. These costs are determined on an actuarial basis and are allocated by the Parent to the Company based on its share of the plan participants. These costs are recorded in Cost of sales with a corresponding decrease in Advances to Parent. The Parent’s consolidated balance sheet reflects the unfunded status of these postretirement medical benefit obligations.
The Company also participates in the Parent’s noncontributory defined benefit pension plan, which was frozen effective July 1, 2009. The costs to provide the benefits are accrued over the employees’ period of active service and are determined on an actuarial basis. The Company records an allocation of net periodic retirement benefit costs from the Parent in Cost of sales with a corresponding decrease in Advances to Parent. The Parent’s consolidated balance sheet reflects the unfunded status of these defined benefit pension plan obligations.

(p)	Income Taxes
The Company files consolidated federal and state tax returns with its Parent. As the Company itself is not a taxable entity, the Parent’s tax expense for its income tax return group included on the Parent’s consolidated income tax return is allocated among the members of that group. This allocation is calculated as if each member were a separate taxpayer. This allocation is reflected by the Company in Income tax expense with the offset in Additional paid-in capital. There is no formal tax sharing agreement with the Parent.
The Company accounts for deferred income taxes using the asset and liability method. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Company’s financial statements based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities, as well as net operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company establishes a valuation allowance against its net deferred tax assets to the extent the

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
Company believes that it is more likely than not that it will not realize the net deferred tax assets.
Accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. This standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

(q)	Deferred Financing Costs
The Company capitalizes costs incurred in connection with borrowings or establishment of credit facilities and issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the effective interest method. These amounts are recorded in Other assets in the accompanying Consolidated Balance Sheet.

(r)	Asset Retirement Obligations
The Company’s asset retirement obligation, or ARO, liabilities primarily consist of estimated costs related to reclaiming surface land and support facilities at its mines in accordance with federal and state reclamation laws as established by each mining permit.
The Company estimates its ARO liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the estimated future costs for a third party to perform the required work. Cost estimates are escalated for inflation, and then discounted at the credit-adjusted risk-free rate. The Company records an ARO asset associated with the initial recorded liability. The ARO asset is amortized based on the units-of-production method over the estimated recoverable, proven and probable reserves at the related mine, and the ARO liability is accreted to the projected settlement date. Changes in estimates could occur due to revisions of mine plans, changes in estimated costs, and changes in the timing of the performance of reclamation activities.

(s)	Coal Revenues
The Company recognizes coal sales revenue at the time title passes to the customer in accordance with the terms of the underlying sales agreements and after any contingent performance obligations have been satisfied. Coal sales revenue is recognized based on the pricing contained in the coal contracts in place at the time that title passes and any retroactive pricing adjustments to those contracts are recognized as revised agreements are reached with the customers and any performance obligations included in the agreements are satisfied.
(t)	Other Operating Income (Loss)
Other operating income in the accompanying Consolidated Results of Operations reflects income from sources other than coal revenues. Income from the Company’s Indian Coal Tax Credit monetization transaction is recorded as Other operating income.

(u)	Exploration and Drilling Costs
Exploration expenditures are charged to Cost of sales as incurred, including costs related to drilling and study costs incurred to convert or upgrade mineral resources to reserves.

(v)	Earnings (Loss) per Share
Basic earnings (loss) per share have been computed by dividing the net income (loss) applicable to common shareholders by the weighted average number of shares of common stock outstanding during each period. Net income (loss) applicable to common shareholders includes the adjustment for net income or loss attributable to noncontrolling interest.

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
(w) Accounting Pronouncements Adopted
In January 2010, the FASB issued authoritative guidance, which requires additional disclosures and clarifies certain existing disclosure requirements regarding fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009. The Company adopted this guidance effective January 1, 2010. However, none of the specific additional disclosures were applicable at December 31, 2010.
On January 1, 2009, the Company adopted accounting guidance that establishes accounting and reporting standards for (1) noncontrolling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. This guidance requires noncontrolling interests (minority interests) to be reported as a separate component of equity. The amount of net income or loss attributable to the noncontrolling interests will be included in consolidated net income or loss on the face of the income statement. In addition, this guidance requires that a parent recognize a gain or loss in net income or loss when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. This guidance also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The Company recorded $2.6 million and $1.8 million, respectively, of net loss attributable to noncontrolling interest for the years ended December 31, 2010 and December 31, 2009, which is reflected in the Company’s consolidated financial statements.
(2)	Indian Coal Production Tax Credits (ICTC’s)

In August 2005, the Energy Policy Act of 2005 was enacted. Among other provisions, it contains a tax credit for the production of coal owned by Indian tribes. The tax credit is equal to $2.20 per ton in 2010 and increases annually based on an inflation—adjustment factor. The credit may be used against regular corporate income tax for all years and against alternative minimum taxes for the initial four-year period after the placed in service date of the facility. The Absaloka Mine produces coal that qualifies for this credit.

In July 2008, the Company finalized an agreement with the Crow Tribe covering the treatment of the tax credit in determining royalties payable to the Tribe under its lease agreement with the Tribe.

On October 16, 2008, the Company entered into a series of transactions with a financial institution, or Investor, designed to enable the Company to take advantage of ICTC’s generated by its mining operations.

In these transactions, the Company formed a limited liability company, Absaloka Coal LLC, which it owned jointly with a newly formed subsidiary, WRI Partners, Inc., to mine and sell coal from the Absaloka Mine. Absaloka Coal LLC then entered into a sublease from the Company for the coal leases with the Crow Tribe, entitling Absaloka Coal LLC to mine up to 40.0 million tons of coal at the Absaloka Mine through 2012. WRI also assigned to Absaloka Coal LLC all of its contracts to sell coal to third parties.

On October 16, 2008, the Company sold its interest in Absaloka Coal LLC to the Investor for consideration consisting of an initial payment of $4.0 million, $34.0 million of fixed principal and interest payments, and contingent payments based on 90% of the credits allocated to the Investor in excess of the fixed payments. Based on current forecasts of the Absaloka Mine’s coal sales, the total consideration to be paid by the Investor to the Company is projected to be approximately $55.8 million through December 31, 2012. The Company expects to share approximately $17.1 million of this consideration with the Crow Tribe as royalties.

The Investor will be entitled to 99% of Absaloka Coal LLC’s earnings and related distributions until it has received a 10% return on its initial $4.0 million cash investment, after which it will be entitled to 5% of earnings and distributions.

On October 3, 2008, the Company requested a private letter ruling, or PLR, request with the IRS concerning various issues relating to the validity of the ICTC’s. In March 2009, the Company received a PLR confirming the availability of the ICTC’s under the specific scenario described whereby WRI subleased the right to mine a fixed amount of coal from the Company’s Absaloka Mine to the LLC. The Company recognizes the fixed and contingent payments from the Investor as they are received as income in its consolidated financial statements.

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
As part of the purchase agreement, the Company has an option to purchase the Investor’s entire membership interest after October 16, 2013, and Investor is entitled to withdraw at any time from Absaloka Coal LLC. In these events, or on dissolution of the LLC, the Company would be required to pay the Investor the appraised value of its capital account balance.

The Company is the sole manager of Absaloka Coal LLC has entered into a contract mining agreement with Absaloka Coal LLC under which it receives an amount equal to all of its mining costs plus a fee per ton of coal mined. Westmoreland Coal Sales Company acts as the exclusive sales agent on behalf of Absaloka Coal LLC under a sales agency agreement and receives a fee for its services based on the tons of coal sold.

(3)	Inventories

Inventory consisted of the following at December 31, 2010 and 2009 (in thousands):

	2010	2009
Coal	$210	$194
Materials and supplies	4,155	3,712
Reserve for obsolete inventory	(45)	(120)

Total	$4,320	$3,786

(4)	Restricted Investments and Bond Collateral

The Company’s restricted investments and bond collateral consisted of the following (in thousands):

	December 31,
	2010	2009
Reclamation bond collateral	$10,956	$9,226
The Company’s carrying value and estimated fair value of its restricted investments and bond collateral at December 31, 2010, are as follows (in thousands):

	Carrying Value	Fair Value
Cash and cash equivalents	$8,402	$8,402
Held-to-maturity securities	1,259	1,423
Available-for-sale securities	1,295	1,295

	$10,956	$11,120

Funds in the restricted investment and bond collateral accounts are not available to meet the Company’s operating cash needs. For all of its restricted investments and bond collateral accounts, the Company can select from several investment options for the funds and receives the investment returns on these investments.

As of December 31, 2010, the Company had reclamation bond collateral in place for its active Absaloka Mine. These government-required bonds assure that coal-mining operations comply with applicable federal and state regulations relating to the performance and completion of final reclamation activities. The amounts deposited in the bond collateral account secure the bonds issued by the bonding company.

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
a)	Held-to-Maturity and Available-for-Sale Restricted Investments and Bond Collateral
The amortized cost, gross unrealized holding gains and losses and fair value of held-to-maturity securities at December 31, 2010 and 2009, are as follows (in thousands):

	2010	2009
Amortized cost	$1,259	$2,139
Gross unrealized holding gains (losses)	164	(2)

Fair value	$1,423	$2,137

Maturities of held-to-maturity securities are as follows at December 31, 2010 (in thousands):

	Amortized Cost	Fair Value
Due in more than ten years	$1,259	$1,423
The cost basis, gross unrealized holding gains and fair value of available-for-sale securities at December 31, 2010 and 2009, are as follows (in thousands):

	2010	2009
Cost basis	$1,175	$1,175
Gross unrealized holding gains	120	106

Fair value	$1,295	$1,281

(5)	Line of Credit, Long-Term Debt and Capital Leases

The amount outstanding at December 31, 2010 and 2009, under the Company’s line of credit, long-term debt and capital leases consisted of the following (in thousands):

	Total Debt Outstanding
	2010	2009
Revolving line of credit	$16,900	$16,400
Term debt	9,600	12,000
Capital lease obligations	7,821	9,861

Total debt outstanding	34,321	38,261
Less current portion	(2,255)	(30,517)

Total debt outstanding, less current portion	$32,066	$7,744

The following table presents aggregate contractual debt maturities of all long-term debt and the revolving credit facilities at December 31, 2010 (in thousands):

		Subsequent to Parent Note
	As of December 31, 2010	Offering
2011	$21,555	$2,255
2012	4,781	2,381
2013	3,993	1,593
2014	3,330	930
2015	662	662
Thereafter	—	—

	$34,321	$7,821

In December 2010, WRI’s Business Loan Agreement was amended and the $20.0 million revolving line of credit was extended through December 18, 2011. The interest rate for the term debt and the revolver were payable at the prime rate. The term debt and the revolver were both subject to a per annum 8.0% and 7.0% floor, respectively. As described in Note 1, the outstanding balance of the term debt and the revolving line of credit were repaid and the revolving line of credit was terminated in February 2011.

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
At December 31, 2010, the Company had $3.1 million of unused borrowings under the revolver. The revolver did not have commitment fees for the unused portion of the available revolving loan.

The two debt instruments were collateralized by a first lien in WRI’s inventory, chattel paper, accounts and notes receivable, and equipment. WCC was the guarantor of the debt under the Agreement and its guaranty was secured by a pledge of WCC’s interest in WRI.

WRI’s Business Loan Agreement required it to comply with numerous covenants and minimum financial ratio requirements primarily related to debt coverage, tangible net worth, capital expenditures, and its operations. Primarily as a result of unfavorable market conditions driving decreases in tonnages sold, WRI was not in compliance with a net worth requirement contained in its Business Loan Agreement at April 30, 2010. As a result of this non-compliance, the interest rates on WRI’s term debt and revolving line of credit were increased 1% (to 8% and 7%, respectively at December 31, 2010). As of December 31, 2010, WRI was in compliance with all covenants, with the exception of the net worth requirement.

WRI leases equipment utilized in its operations at the Absaloka Mine. The weighted average interest rate for these capital leases outstanding at December 31, 2010 and 2009 was 6.65% and 7.60%, respectively.

(6)	Postretirement Medical Benefits

The Company participates in a postretirement medical benefit plan sponsored by the Parent. The plan provided medical benefits for retired employees and their dependents. Effective September 1, 2009, WCC eliminated these benefits for non-represented employees and retirees.

The Company records an allocation of the net periodic postretirement medical benefit cost from the Parent as a component of Cost of sales with a corresponding decrease in Advances to Parent. In 2010 and 2009, the Company did not make medical benefit payments for its retirees who participate in the Parent’s postretirement medical benefit plan. The Company recorded postretirement medical benefit costs of less than $0.1 million in both 2010 and 2009. The benefit obligation attributable to the plan participants that are employees or retirees of the Company was less than $0.1 million at December 31, 2010 and 2009.

(7)	Pension Plan

The Company participates in a noncontributory defined benefit pension plan sponsored by the Parent, which was frozen effective July 1, 2009. This plan covered nearly all of the Company’s full-time employees. Benefits are generally based on years of service, the employee’s average annual compensation for the highest five continuous years of employment as specified in the plan agreement and social security integration levels.

The Company records an allocation of the net periodic pension benefit cost from the Parent as Cost of sales with a corresponding decrease in Advances to Parent. The Company recorded $0.1 million in 2009 and less than $0.1 million was allocated in net periodic pension benefit cost in 2010 and 2008. In 2010 and 2009, the Company contributed $0.2 million and $0.1 million, respectively, for its allocated share of contributions to the pension plan sponsored by the Parent. The accumulated pension benefit obligation attributable to the plan participants that are employees or retirees of the Company was $1.8 million and $1.4 million at December 31, 2010 and December 31, 2009, respectively. This obligation is funded with $1.4 million and $0.9 million of plan assets held by the Parent at December 31, 2010 and 2009, respectively, resulting in a $0.4 million and $0.5 million unfunded liability recorded on the Parent’s consolidated balance sheet at December 31, 2010 and 2009, respectively.

The Company expects to contribute $0.2 million to WCC’s pension plan during 2011.
a) Multi-Employer Pension
The Company contributes to a multiemployer defined benefit pension plan pursuant to collective bargaining agreements. The contributions are based on hours worked and totaled $0.9 million for the years ended December 31, 2010 and 2009 and $0.8 million for year ended December 31, 2008.

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
(8) Asset Retirement Obligations and Contractual Third Party Reclamation Receivables
     a) Asset Retirement Obligations
          Changes in the Company’s asset retirement obligations during the year ended December 31, 2010 and 2009 were (in thousands):

	2010	2009
Asset retirement obligations — beginning of year	$32,428	$15,487
Accretion	3,035	1,346
Liabilities settled	(1,842)	(318)
Changes due to amount and timing of reclamation	(1,283)	15,913

Asset retirement obligations — end of year	32,338	32,428
Less current portion	(3,371)	(4,512)

Asset retirement obligations — less current portion	$28,967	$27,916

As permittee, the Company is responsible for the total amount. The financial responsibility for a portion of final reclamation of the mine when it is closed has been transferred by contract to one of the Company’s customers.
b) Contractual Third-Party Reclamation Receivables
The Company has recognized an asset of $0.5 million at December 31, 2010, as a contractual third-party reclamation receivable, representing the present value of the obligation of one of its customers to reimburse the Company for a portion of the asset retirement costs.
(9)	Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company is required to disclose the fair value of financial instruments where practicable. The carrying amounts of cash equivalents, accounts receivable and accounts payable reflected on the Consolidated Balance Sheet approximate the fair value of these instruments due to the short duration to their maturities. See Note 4 for additional disclosures related to fair value measurements.

Fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.
•	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets. Level 1 assets include available-for-sale equity securities generally valued based on independent third-party market prices.
•	Level 2, defined as observable inputs other than Level 1 prices. These include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company had no Level 2 inputs at December 31, 2010 and 2009.
•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The Company had no Level 3 inputs at December 31, 2010 and 2009.

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
The table below sets forth, by level, the Company’s financial assets that are accounted for at fair value (in thousands):

	Fair Value at December 31, 2010
	Level 1	Level 2	Level 3
Assets:
Available-for-sale investments included in Reclamation investments and bond collateral	$1,295	$—	$—

	Fair Value at December 31, 2009
	Level 1	Level 2	Level 3
Assets:
Available-for-sale investments included in Reclamation investments and bond collateral	$1,281	$—	$—
(10)	Income Taxes

Income tax expense attributable to net income before income taxes consists of (in thousands):

	2010	2009	2008
Current:
Federal	$—	$—	$—
State	21	106	138

Income tax expense	$21	$106	$138

Income tax expense attributable to net income before income taxes differed from the amounts computed by applying the statutory federal income tax rate of 34% to pre-tax income as a result of the following (in thousands):

	2010	2009	2008
Computed tax expense (benefit) at statutory rate	$(787)	$216	$(21)
Increase in income tax expense resulting from:
Noncontrolling interest	899	618	—
State income taxes, net of federal tax benefit	10	70	25
State income taxes, return to provision adjustment	5	—	—
Minority interest	—	—	288
Prior year permanent items tax adjustments	41	—	—
Change in valuation allowance for net deferred tax assets	(167)	(803)	8,000
Domestic production activities deduction	—	—	(57)
Indian Coal Tax credit	—	—	(8,104)
Other, net	20	5	7

Actual income tax expense	$21	$106	$138

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	2010	2009
Deferred tax assets:
Indian coal tax credit carryforward	$15,848	$15,727
Accruals for following:
Asset retirement obligations	5,548	5,114
NOL carryforward	2,414	1,981
Other accruals	264	245
Pension and postretirement medical obligation	89	—
Gain on sale of partnership interest	5,819	7,331

Total gross deferred tax assets	29,982	30,398
Less valuation allowance	(17,923)	(17,365)

Net deferred tax asset	12,059	13,033

Deferred tax liabilities:
Pension and postretirement medical benefit obligations	—	(174)
Property, plant and equipment, due to differences in basis and depreciation, depletion and amortization	(12,046)	(12,840)
Change in accounting method	(13)	(19)

Total gross deferred tax liabilities	(12,059)	(13,033)

Net deferred taxes	$—	$—

As of December 31, 2010, the Company has available Federal net operating loss carryforwards to reduce future regular taxable income, which expires as follows:

Expiration Date	Regular Tax
(In thousands)
2029	$3,196
2030	3,394

Total	$6,590

As of December 31, 2010, the Company also has an estimated $6.5 million in State net operating loss carryforwards to reduce future taxable income.
(11)	Commitments
a) Leases
The gross value of property, plant, equipment and mine development assets under capital leases was $4.6 million and $13.1 million as of December 31, 2010 and December 31, 2009, respectively, related primarily to the leasing of mining equipment. The accumulated amortization for these items was $1.1 million and $2.2 million at December 31, 2010 and December 31, 2009, respectively.

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
Future minimum capital and operating lease payments as of December 31, 2010, are as follows (in thousands):

	Year Ended December 31, 2010
	Capital Leases	Operating Leases
2011	$2,705	$588
2012	2,678	245
2013	1,751	123
2014	1,008	—
2015	681	—
Thereafter	—	—

Total minimum lease payments	$8,824	$956

Less imputed interest	(1,003)

Present value of minimum capital lease payments	$7,821

Rental expense under operating leases during the year ending December 31, 2010, 2009 and 2008 totaled $1.0 million, $1.3 million and less than $0.1 million, respectively.
The Company leases certain of its coal reserves from third parties and pays royalties based on either a per ton rate or as a percentage of revenues received. Royalties charged to expense under all such lease agreements amounted to $9.2 million, $9.6 million and $8.2 million in 2010, 2009 and 2008, respectively.
(12) Coal Sales and Major Customers
Coal sales to major customers during the year ended December 31, 2010, 2009 and 2008 was as follows (in thousands):

	2010	2009	2008
Customer A	$45,211	$49,670	$49,482
Customer B	15,171	15,889	18,753
Customer C	7,491	6,156	5,895

	$67,873	$71,715	$74,130

(13) Related Party Transactions

The Company engages in certain transactions with its Parent and other subsidiaries of the Parent.

During 2010, 2009 and 2008, Western Energy Company, or WECO, a wholly owned subsidiary of WML, sold 0.2 million, 0.3 million and less than 0.1 million tons of coal, respectively, to the Company for approximately $2.1 million, $3.8 million and $0.4 million, respectively.

The Company was allocated audit and tax fees and information technology costs incurred by its Parent. In 2010, 2009 and 2008, these fees were $0.4 million, $0.5 million and $0.4 million, respectively, and are included in Selling and administrative expenses.

Advances to Parent primarily represent the Company’s obligations for long-term loans from the Parent and accruals for postretirement medical benefit costs and pension costs allocated by the Parent, net of payments.

Westmoreland Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Cont.)
(14)	Quarterly Financial Data (unaudited)

Summarized quarterly financial data is as follows:

		Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands; except per share data)

2010:
Revenues	$18,801	$20,958	$18,936	$16,302
Operating income (loss)	(936)	1,655	770	(1,339)
Net income (loss) applicable to Parent company	(574)	1,635	(165)	(587)
Basic income (loss) per common share	$(57.40)	$163.50	$(16.50)	$(58.70)

2009:
Revenues	$19,657	$20,210	$20,287	$18,206
Operating income (loss)	(591)	5,334	(595)	(1,787)
Net income (loss) applicable to Parent company	(925)	5,551	257	(2,535)
Basic income (loss) per common share	$(92.50)	$555.10	$25.70	$(253.50)

WESTMORELAND ENERGY LLC
Report of Independent Registered Public Accounting Firm
The Board of Directors of
Westmoreland Energy LLC
We have audited the accompanying consolidated balance sheets of Westmoreland Energy LLC and subsidiaries (the Company) (a wholly owned subsidiary of Westmoreland Coal Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, member’s equity and comprehensive income (loss), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westmoreland Energy LLC and subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
/s/ ERNST & YOUNG LLP
Denver, Colorado
June 3, 2011

WESTMORELAND ENERGY LLC
Independent Auditors’ Report
The Board of Directors
Westmoreland Energy LLC:
We have audited the accompanying consolidated statements of operations, member’s equity and comprehensive loss, and cash flows of Westmoreland Energy LLC (the Company) ( a wholly owned subsidiary of Westmoreland Coal Company) for the year ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of Westmoreland Energy LLC operations and their cash flows for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
The consolidated financial statements have been prepared assuming the Company will continue as a going concern. During the year ended December 31, 2008, Westmoreland Coal Company had suffered recurring losses from operations, had a working capital deficit, and had a net capital deficiency that raised substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
/s/ KPMG LLP
Denver, Colorado
June 3, 2011

Westmoreland Energy LLC
Consolidated Balance Sheets
December 31, 2010 and 2009

	2010	2009
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$880	$138
Accounts receivable	14,346	13,737
Inventories	1,936	2,571
Other current assets	224	176

Total current assets	17,386	16,622

Property, plant, and equipment:
Land	1,156	1,156
Capitalized asset retirement costs	239	239
Plant, equipment, and other	215,851	214,531

	217,246	215,926
Less accumulated depreciation and amortization	(42,156)	(32,953)

	175,090	182,973
Restricted investments	8,563	8,705
Intangible assets, net of accumulated amortization $7.4 million at December 31, 2010 and $5.7 million at December 31, 2009	6,203	7,842
Other assets	400	543

Total assets	$207,642	$216,685

Liabilities and Member’s Equity

Current liabilities:
Current portion of long-term debt	—	9,806
Accounts payable	8,549	7,469
Accrued expenses	783	944
Deferred revenue	8,805	6,840

Total current liabilities	18,137	25,059

Long-term debt, less current installments	46,648	46,648
Deferred revenue, less current portion	67,308	75,283
Pension	154	178
Asset retirement obligation	715	664
Intangible liabilities, net of accumulated amortization of $4.6 million at December 31, 2010 and $3.6 million at December 31, 2009	8,664	9,682
Other liabilities	—	30

Total liabilities	141,626	157,544

Member’s equity:
Contributed capital	35	6
Accumulated other comprehensive income	(203)	(164)
Retained earnings	66,184	59,299

Total member’s equity	66,016	59,141

Total liabilities and member’s equity	$207,642	$216,685

See accompanying Notes to Consolidated Financial Statements

Westmoreland Energy LLC
Consolidated Statements of Operations
Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(In thousands)
Revenues	$87,999	$82,162	$90,006
Costs and expenses:
Cost of sales	61,739	60,504	59,761
Depreciation	10,131	9,764	9,780
Selling and administrative	4,287	4,231	3,867
Loss (gain) on sale of assets	122	12	(876)

	76,279	74,511	72,532

Operating income	11,720	7,651	17,474
Other income (expense):
Interest expense	(4,659)	(5,946)	(9,497)
Loss on extinguishment of debt	—	—	(1,345)
Interest income	36	120	511
Other income	30	448	—

	(4,593)	(5,378)	(10,331)

Income before income taxes	7,127	2,273	7,143
Income tax expense	368	3,812	11,883

Net income (loss)	$6,759	$(1,539)	$(4,740)

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Energy LLC
Consolidated Statements of Member’s Equity and Comprehensive Income (Loss)
Years Ended December 31, 2010, 2009 and 2008

		Accumulated Other		Total Member’s
	Contributed Capital	Comprehensive Loss	Retained Earnings	Equity
		(In thousands)
Balance at December 31, 2007	$1,351	$(295)	$57,371	$58,427
Distributions	—	—	(21,000)	(21,000)
Warrant repriced in lieu of registration requirement	355	—	—	355
Sale of Ft. Lupton interest	(1)	—	—	(1)
Transactions with Parent/affiliates	—	—	30,151	30,151
Amortization and adjustment of accumulated actuarial loss of pension plans	—	189	—	189
Net loss	—	—	(4,740)	(4,740)

Comprehensive loss				(4,551)

Balance at December 31, 2008	$1,705	$(106)	$61,782	$63,381
Distributions	—	—	(7,706)	(7,706)
Cumulative effect of adoption of ASC 815-40	(1,699)	—	1,222	(477)
Transactions with Parent/affiliates	—	—	5,540	5,540
Amortization and adjustment of accumulated actuarial loss of pension plans	—	(58)	—	(58)
Net loss	—	—	(1,539)	(1,539)

Comprehensive loss				(1,597)

Balance at December 31, 2009	$6	$(164)	$59,299	$59,141
Transactions with Parent/affiliates	—	—	126	126
Contributions of Westmoreland Coal Company common stock to pension plan on the Company’s behalf	29	—	—	29
Amortization and adjustment of accumulated actuarial loss of pension plans	—	(39)	—	(39)
Net income	—	—	6,759	6,759

Comprehensive income				6,720

Balance at December 31, 2010	$35	$(203)	$66,184	$66,016

See accompanying Notes to Consolidated Financial Statements

Westmoreland Energy LLC
Consolidated Statements of Cash Flows
Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$6,759	$(1,539)	$(4,740)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	10,131	9,764	9,780
Accretion of asset retirement obligation	51	34	32
Loss (gain) on the sale of assets	122	12	(876)
Amortization of deferred financing costs	(308)	(313)	(105)
Amortization of intangible assets and liabilities, net	621	621	620
Loss on extinguishment of debt	—	—	1,102
Gain on derivative	(30)	(448)	—
Income tax allocation	—	—	11,883
Change in:
Accounts receivable	(609)	8,341	(3,546)
Inventories	635	(730)	959
Accounts payable and accrued expenses	884	(61)	(406)
Deferred revenues	(6,010)	11,216	28,774
Other assets and liabilities	(211)	(2,427)	(2,302)

Net cash provided by operating activities	12,035	24,470	41,175

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,207)	(4,251)	(1,711)
Change in restricted investments	142	2,266	19,868
Proceeds from sale of assets	1	—	876

Net cash provided by (used in) investing activities	(2,064)	(1,985)	19,033

Cash flows from financing activities:
Borrowings of long-term debt	—	—	64,880
Repayments of long-term debt	(9,355)	(25,845)	(132,070)
Borrowings on revolving lines of credit	7,300	—	—
Repayments on revolving lines of credit	(7,300)	—	—
Deferred financing costs	—	—	(296)
Transactions with Parent/affiliates	126	5,540	18,268
Distributions	—	(7,706)	(21,000)

Net cash used in financing activities	(9,229)	(28,011)	(70,218)

Net increase (decrease) in cash and cash equivalents	742	(5,526)	(10,010)
Cash and cash equivalents, beginning of year	138	5,664	15,674

Cash and cash equivalents, end of year	$880	$138	$5,664

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$5,159	$6,531	$9,364
Income taxes	$10	$1,910	$2,714
Noncash transactions:
Accrued purchases of property and equipment	$86	$51	$408
See accompanying Notes to Consolidated Financial Statements

Westmoreland Energy LLC
Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies
(a)	Nature of Operations

Westmoreland Energy LLC, or WELLC, or the Company, a wholly owned subsidiary of Westmoreland Coal Company, or WCC, or the Parent, is a special purpose Delaware Limited Liability Company formed on December 4, 2000. Through its subsidiaries, the Company owns and operates two cogeneration facilities also known as Roanoke Valley Power Plant, or ROVA, located in Weldon, North Carolina. The first facility, ROVA I, is a 180 MW facility and the second facility, ROVA II, is a 50 MW facility adjacent to ROVA I. ROVA I and ROVA II operate as exempt wholesale generators as determined by the Federal Energy Regulatory Commission, or FERC. ROVA I commenced commercial operation on May 29, 1994. ROVA II commenced commercial operation on June 1, 1995. The Parent provides management and administrative support to WELLC and its subsidiaries, including legal, environmental, sales, and accounting services.

The Company’s financial statements reflect substantially all of its costs of doing business. Common expenses incurred by the Parent on behalf of the Company are charged to the Company based on proportional cost allocations. The Company believes the allocations used are reasonable. However, these financial statements may not necessarily be representative of a stand-alone company.

(b)	WCC’s Liquidity

On February 4, 2011 through a private placement offering, WCC issued $150.0 million of Senior Secured Notes due in 2018 together with Westmoreland Partners, an indirect wholly owned subsidiary of WELLC, as co-issuer (hereafter, the Parent Notes). WCC received approximately $135.2 million in proceeds from the Parent Notes offering. WCC used the proceeds to pay the outstanding balance on the Company’s term debt, which the Company recorded as contributed capital.

Following the February 4, 2011 Parent Notes offering, WCC has cash on hand in excess of $45 million. WCC also expects increases in coal operating profits and heritage health benefit expenditures to continue at their reduced 2010 rates. As a result, WCC anticipates that its cash flows from operations, cash on hand and available borrowing capacity will be sufficient to meet its investing, financing, and working capital requirements for the next several years.

Also, the Company’s credit facility was terminated in February 2011 as a result of the Parent Notes offering. As a result of the Parent Notes offering, the Company recorded the current portion of its term debt as non-current liabilities in its consolidated balance sheet at December 31, 2010.

Westmoreland Energy LLC
Notes to Consolidated Financial Statements (Cont.)
(c)	Consolidation Policy

The consolidated financial statements of WELLC includes the accounts of the Company and its wholly owned subsidiaries, after elimination of intercompany balances and transactions.

(d)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e)	Cash and Cash Equivalents

Cash and cash equivalents are stated at cost, which approximate fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.

(f)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company evaluates the need for an allowance for doubtful accounts based on a review of collectability. The Company has determined that no allowance is necessary for accounts receivable as of December 31, 2010 and 2009.

(g)	Inventories

Inventories, which consist primarily of coal, are stated at the lower of cost or market. Cost is determined using the average cost method.

(h)	Restricted Investments

The Company has requirements to maintain restricted cash and investments for letter of credit requirements. Funds in the restricted investment accounts are not available to meet the Company’s operating cash needs. For all of its restricted investments, the Company can select from several investment options for the funds and receives the investment returns on these investments.

(i)	Property, Plant, and Equipment

Property, plant and equipment are carried at cost and include expenditures for new facilities, those expenditures that substantially increase the productive lives of existing plant and equipment and long-term spare parts inventory. Maintenance and repair costs that do not extend the useful life or increase the productivity of the asset are expensed as incurred. Plant and equipment are depreciated on a straight-line basis over the assets’ estimated useful lives as follows:

Years
Buildings and improvements	15 to 30
Machinery and equipment	3 to 36
Ash monofills are amortized on a cost per ton basis multiplied by tons sent to each monofill. The ash monofills were built as disposal sites for the ash generated during operations. Long-term spare parts inventory begins depreciation when placed in service.

Westmoreland Energy LLC
Notes to Consolidated Financial Statements (Cont.)
The Company assesses the carrying value of its property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing estimated undiscounted cash flows expected to be generated from such assets to their net book value. If net book value exceeds estimated cash flows, the asset is written down to fair value.

When an asset is retired or sold, its cost and related accumulated depreciation and depletion are removed from the accounts. The difference between the net book value of the asset and proceeds on disposition is recorded as a gain or loss. Fully depreciated plant and equipment still in use is not eliminated from the accounts.

(j)	Intangible Assets & Liabilities

Identifiable intangible assets or liabilities acquired in a business combination must be recognized and reported separately from goodwill. The Company has determined that its acquired identifiable intangible assets and liabilities are related to sales and purchase agreements. Intangible assets result from more favorable market prices than contracted prices in sales and purchase agreements as measured during a business combination. Intangible liabilities result from less favorable market prices than contracted prices in sales and purchase agreements as measured during a business combination. These intangible assets and liabilities are amortized on a straight-line basis over the respective period of the sales and purchase agreements.

Amortization of intangible assets recognized in Cost of sales was $1.6 million in 2010, 2009 and 2008. Amortization of intangible assets and liabilities recognized in Revenues was $1.0 million in 2010, 2009 and 2008.

The estimated aggregate amortization amounts from intangibles assets and liabilities for each of the next five years as of December 31, 2010 are as follows:

Amortization Expense (Revenue)
(In thousands)
2011	$621
2012	621
2013	621
2014	(26)
2015	(834)
(k)	Fair Value Measurements

The Company is required to disclose the fair value of financial instruments where practicable. The carrying amounts of cash equivalents, accounts receivable and accounts payable reflected on the balance sheet approximates the fair value of these instruments due to the short duration to maturities. The fair value of long-term debt is based on the interest rates available to the Company for debt with similar terms and maturities.

(l)	Financial Instruments

The Company evaluates all of its financial instruments to determine if such instruments are derivatives, derivatives that qualify for the normal purchase normal sale exception, or instruments, which contain features that qualify them as embedded derivatives. Except for derivatives that qualify for the normal purchase normal sale exception, all financial instruments are recognized in the balance sheet at fair value. Changes in fair value are recognized in earnings if they are not eligible for hedge accounting or Accumulated other comprehensive income (loss) if they qualify for cash flow hedge accounting.

Westmoreland Energy LLC
Notes to Consolidated Financial Statements (Cont.)
(m)	Pension Plan

The Company participates in the Parent’s noncontributory defined benefit pension plan, which was frozen effective July 1, 2009. The costs to provide the benefits are accrued over the employees’ period of active service and are determined on an actuarial basis. The liability recorded for this obligation was $0.2 million at year ended December 31, 2010 and 2009.

(n)	Deferred Financing Costs

The Company capitalizes costs incurred in connection with borrowings or establishment of credit facilities and issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the effective interest method. Accumulated amortization as of December 31, 2010 and 2009 was $1.7 million and $1.6 million, respectively.

(o)	Deferred Revenue

Deferred revenues represent funding received upon the negotiation of long-term contracts. The deferred power revenues are recognized as power is delivered on a pro rata basis, based on the payments estimated to be received and recognized over the remaining term of the power sales agreements.

(p)	Asset Retirement Obligation

The Company’s asset retirement obligation, or ARO, liabilities primarily consist of estimated costs related to reclaiming land at its facilities in accordance with federal and state reclamation laws.

The Company estimates its ARO liabilities based upon detailed engineering calculations of the amount and timing of the future costs for a third party to perform the required work. Cost estimates are escalated for inflation, and then discounted at the credit-adjusted risk-free rate. The Company records an ARO asset associated with the initial recorded liability. The ARO asset is amortized on a straight-line basis and the ARO liability is accreted to the projected settlement date. Changes in estimates could occur due to revisions of plant operating plans, changes in estimated costs, and changes in timing of the performance of reclamation activities.

As of December 31, 2010 and 2009, the Company’s obligation recorded in Asset retirement obligation was $0.7 million. Changes in the Company’s asset retirement obligations for the years ended December 31, 2010 and 2009 were as follows:

	2010	2009
	(In thousands)
Asset retirement obligation — beginning of period	$664	$490
Accretion	51	34
Changes due to amount and timing of reclamation	—	140

Asset retirement obligation — end of period	$715	$664

(q)	Income Taxes

The Company is an LLC which is treated as a disregarded entity for U.S. Federal and State income tax purposes and as a result is included in the determination of taxable income or loss of WCC. In preparing these separate financial statements, income taxes have been provided like any other tax-paying enterprise based upon the requirement that single-member LLCs are subsidiaries of the member for financial reporting purposes, and income taxes generally are allocated under ASC paragraphs 740-10-30-27 and 30-28.

The Company files consolidated federal and state tax returns with its Parent. As the Company itself is not a taxable entity, the Parent’s tax expense for its income tax return group included on the Parent’s consolidated income tax return is allocated among the members of that group. This allocation is calculated

Westmoreland Energy LLC
Notes to Consolidated Financial Statements (Cont.)
as if each member were a separate taxpayer. This allocation is reflected by the Company in Income tax expense with a corresponding amount in Member’s Equity. There is no formal tax sharing agreement with the Parent.

The Company accounts for deferred income taxes using the asset and liability method. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Company’s consolidated financial statements based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities, as well as net operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company establishes a valuation allowance against its net deferred tax assets to the extent the Company believes that it is more likely than not that it will not realize the net deferred tax assets.

Accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. This accounting standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

(r)	Power Revenues

ROVA supplies power under long-term power sales agreements. Under these agreements, ROVA invoices and collects capacity payments based on kilowatt-hours produced if the units are dispatched or for the kilowatt-hours of available capacity if the units are not fully dispatched.

A portion of the capacity payments under the agreements is considered to be an operating lease. The Company is recognizing amounts invoiced under the power sales agreements as revenue on a pro rata basis, based on the weighted average per kilowatt hour capacity payments estimated to be received over the remaining term of the power sales agreements. Under this method of recognizing revenue, $6.0 million of prior deferred revenue was recognized during 2010 while $11.2 million and $28.8 million of amounts invoiced during 2009 and 2008, respectively, were deferred from recognition. The Company began to recognize prior deferred revenue during 2010 at ROVA II and during 2009 at ROVA I.

(s)	Accounting Pronouncements Adopted

In January 2010, the FASB issued authoritative guidance, which requires additional disclosures and clarifies certain existing disclosure requirements regarding fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009. The Company adopted this guidance effective January 1, 2010. However, none of the specific additional disclosures were applicable at December 31, 2010.

On January 1, 2009, the Company adopted accounting guidance that clarifies how to determine whether certain instruments or features are indexed to an entity’s own stock. This guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company recorded a cumulative effect of change in accounting principles upon adoption of this guidance. See Note 4 for additional information.

Westmoreland Energy LLC
Notes to Consolidated Financial Statements (Cont.)
2. Restricted Investments
The Company’s restricted investments consist of the following at December 31, 2010 and 2009:

	2010	2009
	(In thousands)
Letter of credit	$5,989	$6,038
Repairs and maintenance account	1,067	—
Debt protection account	905	2,067
Ash reserve account	602	600

Total restricted investments	$8,563	$8,705

All restricted investments at December 31, 2010, consisted of cash and cash equivalents.

All underlying financial instruments included in the restricted investment accounts have Level I inputs available regarding fair value measurements. Level I inputs are quoted prices in active markets for identical financial instruments that the Company has the ability to access at the fair value measurement date.

Pursuant to the terms of its loan agreement, ROVA was required to maintain either three or six months debt service reserves in its debt protection accounts, which was based on the calculation of its current debt service coverage ratio.

The loan agreement required ROVA to fund an ash reserve account to $0.6 million. The ash reserve account was fully funded at December 31, 2010.

The loan agreement also required ROVA to fund a repairs and maintenance account up to a maximum amount of $2.6 million. The funds for the repairs and maintenance account were required to be deposited every three months based on a formula contained in the agreement.

Following the Parent Notes offering in February 2011, the debt protection, ash reserve, and repairs and maintenance accounts are no longer required and will be available for current operating needs.
3.	Lines of Credit and Long-Term Debt
     Long-term debt at December 31, 2010 and 2009 consisted of the following:

	2010	2009
	(In thousands)
Term debt	$46,220	$55,575
Debt premiums	428	879

Total debt outstanding	46,648	56,454
Less current portion	—	(9,806)

Total long-term debt	$46,648	$46,648

Westmoreland Energy LLC
Notes to Consolidated Financial Statements (Cont.)
Future principal payments on long-term debt at December 31, 2010 are as follows:

As of
December 31, 2010
(In thousands)
2011	$8,025
2012	8,820
2013	9,645
2014	9,470
2015	10,260
Thereafter	—

Total	46,220
Plus: debt premium	428

Total debt	$46,648

Following the Parent Notes Offering in February 2011, all of the Company’s outstanding debt was paid off.
At December 31, 2010, ROVA’s outstanding fixed rate term debt had interest rates varying from 6.0% to 11.42%. The weighted average interest rate on the fixed rate term debt at December 31, 2010 and 2009 was 9.93% and 10.0%, respectively. As described in Note 1, the outstanding balance of the fixed rate term debt was repaid in February 2011.
ROVA had a $6.0 million revolving loan with interest payable quarterly at the three-month LIBOR rate plus 1.375% (1.68% per annum at December 31, 2010). In addition, a commitment fee of 1.375% of the unused portion of the available revolving loan was payable quarterly. At December 31, 2010, the Company had $6.0 million of unused borrowings under the revolver. ROVA’s revolving line of credit was terminated as part of the Parent Notes offering described in Note 1.
The term debt as well as the revolving loan were secured by a pledge of the quarterly cash distributions from ROVA. ROVA was required to comply with certain loan covenants related to interest and fixed charge coverage. As of December 31, 2010, ROVA was in compliance with such covenants.
The Company calculates the fair value of its long-term debt by using discount rate estimates based on interest rates as of December 31, 2010 and 2009. The carrying value and estimated fair value of the Company’s long-term debt instruments as of December 31, 2010 and 2009 are as follows:

	Carrying Value	Fair Value
	(In thousands)
December 31, 2010	$46,648	$50,583
December 31, 2009	$56,455	$60,330
4.	Derivative Instruments
Adoption of ASC 815-40

On January 1, 2009, the Company adopted ASC 815-40, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock. As part of the adoption of ASC 815-40, the value of the Company’s warrant was recorded as a liability.

Westmoreland Energy LLC
Notes to Consolidated Financial Statements (Cont.)
The Company recorded the following cumulative effect of change in accounting principle pursuant to its adoption of ASC 815-40:

	Derivative	Other
	Liability	Paid-In-Capital	Accumulated Deficit
		(In thousands)
Record January 1, 2009, derivative instrument liability related to warrant	477	—	477
Record the reversal of prior accounting related to the warrant	—	(1,699)	(1,699)

	$477	$(1,699)	$(1,222)

Warrant
The Company’s warrant expired August 20, 2010 and therefore had no value at December 31, 2010. The following assumptions were used for the warrant at December 31, 2009:

Number of
Shares Included in				Expected Life
Warrant	Dividend Yield	Volatility	Risk Free Rate	(in years)
173,228	None	65%	0.20%	1.0
The fair value of outstanding derivative instruments not designated as hedging instruments on the accompanying Consolidated Balance Sheets were as follows (in thousands):

		December 31,
Derivative Instruments	Balance Sheet Location	2010	2009
Warrant	Other liabilities	—	30
The effect of derivative instruments not designated as hedging instruments on the accompanying Consolidated Statements of Operations was as follows (in thousands):

		Income Recognized in
		Earnings on Derivatives
		Year Ended December 31,
Derivative	Statement of
Instruments	Operations Location	2010	2009
Warrant	Other income	30	448
5.	Income Taxes

Income tax expense consists of:

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Current:
Federal	$296	$3,128	$9,891
State	72	684	1,992

Income tax expense	$368	$3,812	$11,883

Westmoreland Energy LLC
Notes to Consolidated Financial Statements (Cont.)
Income tax expense attributable to net income before income taxes differed from the amounts computed by applying the statutory federal income tax rate of 35% to pre-tax income as a result of the following:

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Computed tax expense at statutory rate	$2,495	$829	$2,500
Increase (decrease) in income tax expense resulting from:
State tax, net of federal benefit	47	445	1,295
Prior year permanent items tax return true-up	(34)	—	—
Adjustments to deferred tax assets attributable to prior years	38	—	27
Change in valuation allowance for net deferred tax assets	(2,170)	2,693	8,690
Domestic production and activities deduction	—	—	(631)
Other, net	(8)	(155)	2

Income tax expense	$368	$3,812	$11,883

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2010	2009
	(In thousands)
Deferred tax assets:
Accruals for the following:
Pension and postretirement medical benefit obligation	$61	$71
Deferred revenue	30,157	32,538
Reclamation	228	208
MBO bonus	284	191
Other accruals	59	9

Total gross deferred tax assets:	30,789	33,017
Less valuation allowance	(11,816)	(14,176)

Net deferred tax assets	18,973	18,841
Deferred tax liabilities:
Debt issuance costs	(200)	(252)
Other	(868)	(774)
Property, plant, and equipment, principally due to differences in depreciation, depletion, and amortization	(17,905)	(17,815)

Total gross deferred tax liabilities:	(18,973)	(18,841)

Net deferred tax asset	$—	$—

6.	Commitments
Coal Supply Agreement
Westmoreland Partners, which owns ROVA, has two coal supply agreements with contracts expiring in 2014 and 2015. If Westmoreland Partners continues to purchase coal under these contracts at the current volume and pricing, then Westmoreland Partners would be obligated to pay $28.6 million in each of the years of 2011, 2012, 2013, $17.1 million for 2014 and $2.8 million for 2015.
7.	Power Sales and Major Customers
Substantially all of the Company’s power sales during the years ended December 31, 2010, 2009 and 2008 were made to one customer. ROVA supplies power to Dominion Virginia Power under long-term contracts, which expire in 2019 and 2020. The Company can extend, by mutual consent, the contracts with Dominion Virginia Power for five-year terms at mutually agreeable pricing.

Westmoreland Energy LLC
Notes to Consolidated Financial Statements (Cont.)
8.	Related-Party Transactions
The Company incurred various costs which were paid to WCC relating to accounting services and are included in Selling and administrative expenses. Fees paid totaled $0.3 million in the years ended December 31, 2010, 2009 and 2008.
In addition, WCC allocated $0.2 million in 2010 and 2008 and $0.1 million in 2009, of audit and tax fees to the Company, which are included in Selling and administrative expenses.
9.	Quarterly Financial Data (unaudited)
Summarized quarterly financial data is as follows:

	Three Months Ended
	March 31	June 30	September 30	December 31
		(In thousands)
2010:
Revenues	$22,889	$21,174	$23,598	$20,338
Operating income	4,170	1,307	5,058	1,185
Net income	2,943	117	3,890	266

2009:
Revenues	$21,845	$23,551	$20,696	$16,070
Operating income (loss)	2,961	5,189	680	(1,179)
Net income (loss)	1,557	3,434	(448)	(2,332)

WESTMORELAND COAL COMPANY
WESTMORELAND PARTNERS
Offer to Exchange
$150,000,000 10.75% Senior Secured Notes due 2018
for $150,000,000 10.75% Senior Secured Notes due 2018
that have been registered under the Securities Act of 1933
Until October 27, 2011, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.